UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

COREL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Shares, no par value, of Corel Corporation (“Shares”)

(2)	Aggregate number of securities to which transaction applies: 1,060,432

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$4.00.  The filing fee is calculated by multiplying (i) the sum of (A) 767,807, which is the difference between 26,043,888, the number of Shares outstanding as of December 4, 2009, and 25,276,081, the number of Shares beneficially owned by Corel Holdings, L.P. and (B) 292,625, which is the number of Shares issuable upon the exercise of outstanding options that are vested and exercisable as of December 4, 2009 with an exercise price less than $4.00 (“in-the-money” options) by (ii) $4.00, which is the per Share consideration to be provided to holders other than Corel Holdings, L.P. upon consummation of the transaction.  The amount of the filing fee is calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory # 2 for Fiscal Year 2010 issued by the Securities and Exchange Commission on September 28, 2009, by multiplying the transaction valuation by 0.0000558.

(4)	Proposed maximum aggregate value of transaction: $4,241,728.00

(5)	Total fee paid: $236.69

☐	Fee paid previously with preliminary materials.

☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

$1,666.31

Form, Schedule or Registration Statement No.:

SC TO-T

Filing Party:

Corel Holdings, L.P.

Date Filed:

October 28, 2009

Amount Previously Paid:

$271.33

Form, Schedule or Registration Statement No.:

SC TO-T/A

Filing Party:

Corel Holdings, L.P.

Date Filed:

November 12, 2009

Corel Corporation
1600 Carling Avenue
Ottawa, Ontario
Canada
K1Z 8R7

December 29, 2009

Dear Shareholder,

You are cordially invited to attend a special meeting (the “Special Meeting”) of Corel Corporation (the “Company”) shareholders to be held on Tuesday, January 26, 2010, starting at 10:00 a.m. Eastern time at Osler, Hoskin & Harcourt LLP, 1 First Canadian Place, 63rd Floor, Toronto, Ontario Canada.

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the special resolution, substantially in the form set forth in Appendix A to the proxy statement (the “Special Resolution”), authorizing the consolidation on the basis of one (1) new common share for 871,589 existing shares as a “second-step” transaction following the tender offer commenced by Corel Holdings, L.P. (the “Purchaser”) on October 28, 2009 (the “Consolidation”).  Fractional new common shares will not be issued in the Consolidation.  Accordingly, shareholders who do not hold sufficient shares to qualify for the issuance of new common shares pursuant to the Consolidation will receive cash consideration equal to the consideration paid under the tender offer, or U.S.$4.00, in respect of each pre-Consolidation share held.  The Purchaser is the only shareholder that holds a sufficient number of shares to receive new common shares pursuant to the Consolidation.

The Consolidation is the second and final step in the acquisition of the Company by the Purchaser, a limited partnership controlled by an affiliate of VCP II International, L.L.C., a manager of private equity funds (“Vector”).  The first step was a tender offer by the Purchaser for all of the Company’s outstanding common shares not already owned by the Purchaser and its affiliates, no par value (“Shares”), at a price of U.S.$4.00 per Share (the “Tender Offer”).  Immediately following the purchase of Shares pursuant to the Tender Offer, the Purchaser owned 25,276,081 Shares, representing approximately 97% of the outstanding Shares.

In order to be effective, the Special Resolution must be approved by at least two-thirds of the votes cast by holders of the Shares present in person or by proxy at the Special Meeting and entitled to vote on the Special Resolution.  The Purchaser owns and has the right to vote a sufficient number of outstanding Shares to approve the Consolidation at the Special Meeting and has indicated that it intends to do so.  Following the Consolidation, the Purchaser will be, directly or indirectly, the sole shareholder of the Company.

The record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting is December 21, 2009.  Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

Because the Purchaser and its designees to the Board of Directors of the Company (the “Board”) had a conflict of interest with the Company and its shareholders with respect to the proposed acquisition of the Company by the Purchaser, the Board designated Barry Tissenbaum, Steven Cohen and Dan Ciporin as the “Designated Directors” of the Board, pursuant to a mandate adopted by the Board, which authorized the Designated Directors to exercise all of the power and authority of the Board with respect to the proposed acquisition, including the Tender Offer and the Consolidation.

Based on the determination of the Designated Directors relating to the Tender Offer and other considerations listed in this proxy statement, the Designated Directors have unanimously determined, on behalf of the Company, that the U.S.$4.00 per Share consideration to be paid in the Consolidation is fair to the unaffiliated shareholders and unanimously recommend that you vote “FOR” the approval of the Special Resolution authorizing the Consolidation.

The attached proxy statement provides you with detailed information about the Special Meeting and the Consolidation.  We encourage you to read this document carefully and in its entirety.  You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission and the Canadian securities regulatory authorities.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

/s/ Kris Hagerman
Kris Hagerman
Chief Executive Officer
Mountain View, California

Neither the Securities and Exchange Commission nor any state, provincial or territorial securities regulatory agency has approved or disapproved the Consolidation, passed upon the merits or fairness of the Consolidation or upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

The attached proxy statement is dated December 29, 2009, and is first being mailed to shareholders on or about December 29, 2009.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Corel Corporation
1600 Carling Avenue
Ottawa, Ontario
Canada
K1Z 8R7

NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Special Meeting”) of Corel Corporation, a Canadian corporation (the “Company”), will be held on Tuesday, January 26, 2010, starting at 10:00 a.m. Eastern time at Osler, Hoskin & Harcourt LLP, 1 First Canadian Place, 63rd Floor, Toronto, Ontario Canada, for the following purposes:

1.
to consider and, if deemed appropriate, adopt, with or without variation, a special resolution (the full text of which is reproduced as Appendix A to the accompanying proxy statement) (the “Special Resolution”) approving an amendment to the Company’s articles of incorporation to consolidate its issued and outstanding common shares on the basis of one (1) new common share for every 871,589 existing common shares; and

2.	to transact such other business as may properly be brought before the Special Meeting and any adjournments or postponements of the Special Meeting, as necessary.

Our board of directors (the “Board”) has specified the close of business on December 21, 2009 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the Special Meeting.  Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.  Each shareholder is entitled to one vote for each common share of the Company held on the record date.

Pursuant to Section 190 of the Canada Business Corporations Act ( the “CBCA”), a registered shareholder may dissent in respect of the Special Resolution.  If the Special Resolution is approved and the consolidation is completed, dissenting shareholders who have complied with the procedures set forth in the CBCA will be entitled to be paid the fair value of their common shares.  This right is summarized under the heading “Summary of Procedure to Exercise Dissent Right” in the accompanying proxy statement, and the text of Section 190 of the CBCA is set forth in Appendix B to the accompanying proxy statement.  Failure to comply strictly with the requirements of Section 190 of the CBCA may result in the loss or unavailability of any right to dissent.

Regardless of whether or not you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy 48 hours (excluding Saturdays, Sundays and holidays) prior to the convening of the Special Meeting to ensure that your shares will be represented at the Special Meeting.  Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” approval of the consolidation.  If you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted your proxy card.  Your prompt attention is greatly appreciated.

BASED ON THE DETERMINATION OF THE DESIGNATED DIRECTORS RELATING TO THE TENDER OFFER AND OTHER CONSIDERATIONS LISTED IN THIS PROXY STATEMENT, THE DESIGNATED DIRECTORS HAVE UNANIMOUSLY DETERMINED, ON BEHALF OF THE COMPANY, THAT THE U.S.$4.00 PER SHARE CONSIDERATION TO BE PAID IN THE CONSOLIDATION IS FAIR TO THE UNAFFILIATED SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL OF THE SPECIAL RESOLUTION AUTHORIZING THE CONSOLIDATION.

DATED at Mountain View, California this 29th day of December, 2009
By Order of the Board of Directors,
/s/ Eleanor Lacey
Eleanor Lacey
Vice President & General Counsel
Vice President, Business Development
Mountain View, California

ADDITIONAL INFORMATION

For additional questions about the Consolidation, assistance in submitting proxies or voting your common shares, or additional copies of the proxy statement or the enclosed proxy card, please contact the Company at:

Corel Corporation
1600 Carling Avenue
Ottawa, Ontario
Canada
K1Z 8R7
Attn: Vice President & General Counsel
Vice President, Business Development

TABLE OF CONTENTS
_________________

Page

SUMMARY TERM SHEET	1
The Companies	1
The Consolidation	1
Procedure for Receipt of Consideration	2
The Special Meeting	2
Recommendation of Corel Board of Directors	4
Opinion of Corel’s Financial Advisor	4
The Purchaser Group’s Reasons for the Tender Offer and the Consolidation	5
Position of the Purchaser Group Regarding Fairness of the Consolidation	5
Financing	5
Interests of the Company’s Directors and Executive Officers in the Consolidation	5
Certain U.S. Federal Income Tax Considerations for U.S. Holders	5
Certain Canadian Federal Income Tax Considerations	5
Regulatory Approvals	5
Right of Dissent	6
Information about Corel Corporation	6
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	7
THE SPECIAL MEETING	8
Date, Time, Place and Purpose of the Special Meeting	8
Record Date and Quorum	8
The Special Resolution	8
Vote Required for Approval	9
Approval Assured	9
Proxies and Revocation	9
Solicitation of Proxies	10
Questions and Additional Information	10
THE COMPANIES	11
Corel Corporation	11
Corel Holdings, L.P. and Vector Capital	11
EXPLANATORY NOTE	11
SPECIAL FACTORS	11
Background	11
Recommendation of Corel Board of Directors	18
The Company’s Reasons for the Consolidation	19
Position of the Company Regarding Fairness of the Consolidation	19
Opinion of Financial Advisor to the Designated Directors of the Board of Directors of Corel	23
Rule 13e-3	30
The Purchaser Group’s Reasons for the Tender Offer and the Consolidation	30
Position of the Purchaser Group Regarding Fairness of the Consolidation	32
Plans for the Company after the Consolidation	34
Effects of the Consolidation on the Market for the Shares; Nasdaq and TSX Listing; Registration under the Exchange Act.	34
Interests of the Company’s Directors and Executive Officers in the Consolidation	35
Certain U.S. Federal Income Tax Considerations for U.S. Holders	39
Certain Canadian Federal Income Tax Considerations	40
Regulatory Approvals	42
Consolidation Financing	42
THE CONSOLIDATION	43
Background and Purpose of the Special Meeting	43
Shareholder Approvals	43
Effect of the Consolidation on the Purchaser	43

i

Legal Aspects	43
Terms of the Consolidation	44
Procedure for Receipt of Consideration—Registered Shareholders	45
Procedure for Receipt of Consideration—Non-Registered Shareholders	46
Backup U.S. Federal Income Tax Withholding	46
Right of Dissent	46
INFORMATION ABOUT COREL CORPORATION	47
Business	47
Properties	56
Legal Proceedings	57
Selected Consolidated Financial Data	58
Supplementary Financial Information	60
Management’s Discussion and Analysis of Financial Condition and Financial Results	61
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	92
Quantitative and Qualitative Disclosures About Market Risk	93
Company Financial Projections	95
Price Range of Shares; Dividends	97
Security Ownership of Certain Beneficial Owners and Management	98
SUBMISSION OF SHAREHOLDER PROPOSALS	100
SUMMARY OF PROCEDURE TO EXERCISE DISSENT RIGHT	101
WHERE YOU CAN FIND MORE INFORMATION	103

Appendixes

Appendix A	-	Text of the Special Resolution
Appendix B	-	Text of Section 190 of the Canada Business Corporations Act
Appendix C	-	Opinion of Genuity Capital Markets
Appendix D	-	Options Held by Members of the Board of Directors and Executive Officers of Corel Corporation
Appendix E	-	Audited Consolidated Financial Statements of Corel Corporation for the Fiscal Year Ended November 30, 2008
Appendix F	-	Unaudited Consolidated Financial Statements of Corel Corporation for the Three and Nine Months Ended August 31, 2009

ii

SUMMARY TERM SHEET

The following summary highlights certain information in this proxy statement and may not contain all of the information that is important to you.  Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement.  We sometimes make reference to Corel Corporation and its subsidiaries in this proxy statement by using the terms “Corel”, the “Company”, “we”, “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Companies (Page 11)

Corel Corporation

This solicitation is being made by the Company, a leading global packaged software company with an estimated installed base of over 100 million current users in over 75 countries.

Corel Holdings, L.P. and Vector Capital

Corel Holdings, L.P. (the “Purchaser”) is a Cayman Islands limited partnership formed for the purpose of holding shares of Corel Corporation.  The sole general partner of the Purchaser is Vector Capital Partners II International, Ltd., which is wholly-owned by VCP II International, L.L.C., a manager of private equity funds (together with its affiliates, including the Purchaser, “Vector”).  Vector is a leading private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses.  The Purchaser, Vector Capital Partners II International, Ltd. and each of Amish Mehta and Alexander R. Slusky, who serve as Vector’s representatives on the Board of Directors of Corel, are collectively referred to herein as the “Purchaser Group”.

The Consolidation (Page 43)

The consolidation described herein (the “Consolidation”) is the second and final step in the Purchaser’s acquisition of the Company (the “Acquisition”).  The first step was a tender offer pursuant to the Tender Offer Statement and Rule 13E-3 Transaction Statement filed by the Purchaser under cover of Schedule TO on October 28, 2009, as amended and/or supplemented, offering to purchase all outstanding common shares, no par value (the “Shares”), of the Company (the “Tender Offer”).  Immediately following the consummation of the Tender Offer, the Purchaser owned approximately 97% of the outstanding Shares.

In order to effect the change in ownership of the Shares, the Company has proposed a consolidation ratio of one new common share of the Company for each 871,589 Shares.  Fractional new common shares will not be issued.  Accordingly, shareholders other than the Purchaser will only receive cash consideration equal to the consideration paid under the Tender Offer, or U.S.$4.00, in respect of each pre-Consolidation Share held (the “Consideration”), as such shareholders do not hold sufficient Shares to qualify for the issuance of new common shares.

The Consolidation, which is being carried out pursuant to Section 173 of the Canada Business Corporations Act, as amended, will be effected in accordance with the terms of the special resolution, in the form set forth in Appendix A to this proxy statement (the “Special Resolution”).  If the Special Resolution is passed, it is expected that the Consolidation will become effective as soon as practicable after the approval of the Special Resolution, upon filing of the articles of amendment and the issuance of a certificate of amendment giving effect thereto.

Since the Purchaser holds sufficient Shares to qualify for the issuance of new common shares, it will not receive the Consideration pursuant to the Consolidation. If, for any reason, the Consolidation would have the effect of entitling the Purchaser to receive the Consideration in respect of any pre-Consolidation Shares held by it and/or its affiliates, the articles will be amended with the effect that the Purchaser will not receive any Consideration.

Following the Consolidation, the Purchaser will become, directly or indirectly, the sole shareholder of the Company.

Procedure for Receipt of Consideration  (Page 45)

If the Special Resolution is passed, each shareholder (other than the shareholders exercising their rights of dissent as described herein) will be entitled to receive payment of the Consideration as soon as practicable after the effective date of the Consolidation.  In order for registered shareholders to receive the Consideration, they must first complete and sign the enclosed Letter of Transmittal (printed on green paper) and return it, together with the certificates representing the Shares held, to CIBC Mellon Trust Company, the Depositary for the Consolidation, in accordance with the procedure specified in the enclosed Letter of Transmittal.

As soon as practicable following the effective date and receipt of all required documents, the Depositary will send or cause to be sent payment of the Consideration to each shareholder (other than the shareholders exercising their rights of dissent as described herein) who has submitted a letter of transmittal in accordance with the foregoing.

Non-registered shareholders (shareholders whose Shares are registered in the name of an intermediary, such as a securities broker, investment dealer, bank, financial institution, trustee or custodian, or in the name of a clearing agency (such as CDS Clearing and Depository Services Limited or the Depository Trust & Clearing Corporation) of which the intermediary is a participant) must contact their nominee holder to arrange for the surrender of their Shares.

The Special Meeting (Page 8)

Date, Time and Place.  The special meeting will be held on Tuesday, January 26, 2010, starting at 10:00 a.m. Eastern time at Osler, Hoskin & Harcourt LLP, 1 First Canadian Place, 63rd Floor, Toronto, Ontario Canada (the “Special Meeting”).

Purpose.  The Special Meeting will be held for the following purposes:

1.
to consider and, if deemed appropriate, adopt, with or without variation, the Special Resolution approving an amendment to the Company’s articles of incorporation to consolidate its issued and outstanding Shares on the basis of one (1) new common share for every 871,589 existing Shares; and

2.	to transact such other business as may properly be brought before the Special Meeting and any adjournments or postponements of the Special Meeting, as necessary.

At the Special Meeting, the Company’s shareholders will consider and vote on approval of the Consolidation.  The Company’s shareholders must approve the Special Resolution in order for the Consolidation to occur.

The Purchaser collectively owns and has the right to vote a sufficient number of outstanding Shares, such that approval of the Special Resolution at the Special Meeting is assured without the affirmative vote of any other shareholder.

Record Date and Quorum.  You are entitled to vote at the Special Meeting or any adjournment or postponement thereof, in person or by proxy, if you owned Shares at the close of business on December 21, 2009, the record date for the Special Meeting.  You will have one vote for each Share that you owned on the record date.  As of the record date, there were 26,047,023 Shares issued and outstanding and entitled to vote.  Quorum for the Special Meeting shall be one person present and being, or representing by proxy, shareholders holding in the aggregate not less than 20% of the issued Shares entitled to vote at the Special Meeting.

Vote Required.  In order to be effective, the Special Resolution must be approved by at least two-thirds of the votes cast by holders of the Corel Shares present in person or by proxy at the Special Meeting and entitled to vote on the Special Resolution.

Approval Assured.  Immediately following the purchase of Shares pursuant to the Tender Offer, the Purchaser owned 25,276,081 Shares, representing approximately 97% of the outstanding Shares.  Consequently, the Purchaser has the right to vote a sufficient number of Shares at the Special Meeting to approve the Special Resolution without the affirmative vote of any other shareholder, thereby assuring such approval.  The Purchaser has indicated to us that it intends to vote all its Shares in favor of the Special Resolution.

Voting and Proxies.  The individuals named in the form of proxy are representatives of management of the Company and are directors and officers of the Company or its affiliates.  You have the right to appoint someone else to represent you at the Special Meeting.  If you wish to appoint someone else to represent you at the Special Meeting, insert that other person’s name in the blank space in the form of proxy.  The person you appoint to represent you at the Special Meeting need not be a shareholder of the Company.

In connection with any ballot that may be called for, the proxies will be voted "FOR", "AGAINST" or “ABSTAIN” from voting for the Special Resolution in accordance with the instructions of the shareholder as indicated on the proxy (provided that it is properly completed and signed).  If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” approval of the Special Resolution.

To be valid, proxies must be deposited with, by mail, CIBC Mellon Trust Company P.O. Box 721, Agincourt, Ontario M1S 0A1 or by hand or overnight mail, CIBC Mellon Trust Company 320 Bay St, Banking Hall Level, Toronto, Ontario M5H 4A6, so as to arrive not later than the close of business on or before 48 hours (excluding Saturdays, Sundays and holidays) prior to the convening of the Special Meeting or the commencement of any reconvened meeting.

In connection with any ballot that may be called for, the management representatives designated in the enclosed form of proxy will vote or withhold from voting your Shares in accordance with the instructions you have indicated on the proxy and, if you specify a choice with respect to any matter to be acted upon, the Shares will be voted accordingly.  If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” approval of the Special Resolution.

The management representatives designated in the enclosed form of proxy have discretionary authority with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Special Meeting.  At the date of this proxy statement, the management of the Company knew of no such amendments, variations or other matters.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” approval of the Special Resolution.

If your Shares are held in “street name,” you should instruct your broker, bank, trust or other nominee on how to vote such Shares using the instructions provided by your broker, bank, trust or other nominee.  If your Shares are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the Special Meeting.  If you fail to provide your nominee with instructions on how to vote your Shares, your nominee will not be able to vote such Shares at the Special Meeting.  In order to be effective, the Special Resolution must be approved by at least two-thirds of the votes cast by holders of the Shares present in person or by proxy at the Special Meeting and entitled to vote on the Special Resolution.

Revocation of Proxies.  If you have submitted a proxy and later wish to revoke it, you can do so by:

•	completing and signing a form of proxy bearing a later date and depositing it with CIBC Mellon Trust Company as described above;

•
depositing a document that is signed by you (or by someone you have properly authorized to act on your behalf) (i) at the registered office of the Company at any time up to the last business day preceding the day of the Special Meeting, or any reconvened meeting following an adjournment, at which the proxy is to be used, or (ii) with the Vice President & General Counsel, Vice President, Business Development of the Company, prior to the commencement of the Special Meeting, on the day of the Special Meeting or any reconvened meeting following an adjournment;

•
electronically transmitting your revocation in a manner permitted by law, provided that the revocation is received (i) at the registered office of the Company at any time up to and including the last business day preceding the day of the Special Meeting, or any reconvened meeting following an adjournment, at which the proxy is to be used, or (ii) by the Vice President & General Counsel, Vice President,

Business Development of the Company, prior to the commencement of the Special Meeting, on the day of the Special Meeting or any reconvened meeting following an adjournment; or

•	following any other procedure that is permitted by law.

Written notices of revocation and other communications with respect to the changing of any proxy votes should be addressed to the Company at:

Corel Corporation
1600 Carling Avenue
Ottawa, Ontario
Canada
K1Z 8R7
Attn: Vice President & General Counsel
Vice President, Business Development

Recommendation of Corel Board of Directors (Page 18)

Because the Purchaser and its designees to the Board of Directors of the Company (the “Board”) had a conflict of interest with the Company and its shareholders with respect to the proposed acquisition of the Company by the Purchaser, the Board designated Barry Tissenbaum, Steven Cohen and Dan Ciporin as the “Designated Directors” of the Board, pursuant to a mandate adopted by the Board, which authorized the Designated Directors to exercise all of the power and authority of the Board with respect to the proposed acquisition, including the Tender Offer and the Consolidation.  In connection with the Tender Offer, the Designated Directors unanimously determined, on behalf of the Company, that the U.S.$4.00 per Share Tender Offer price was fair to the unaffiliated shareholders.

Based on the determination of the Designated Directors relating to the Tender Offer and other considerations listed in this proxy statement, the Designated Directors have unanimously determined, on behalf of the Company, that the U.S.$4.00 per Share Consideration to be paid in the Consolidation is fair to the unaffiliated shareholders and unanimously recommend that you vote “FOR” the approval of the Special Resolution authorizing the Consolidation.

Opinion of Corel’s Financial Advisor (Page 23)

The Designated Directors formally retained Genuity Capital Markets (“Genuity”) as their financial advisor in connection with the Tender Offer on October 19, 2009.  In connection with this engagement, at a November 15, 2009 meeting of the Designated Directors, Genuity rendered its written opinion that, as of November 15, 2009 and based upon and subject to the factors and assumptions set forth in the written opinion, that the Tender Offer price to be paid to the holders of Shares (other than Vector and its affiliates) pursuant to the Tender Offer is fair, from a financial point of view, to such holders.

The full text of the written opinion of Genuity, dated November 15, 2009, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix C to this proxy statement.  Genuity’s opinion, which is addressed to the Designated Directors, is directed only to the fairness, from a financial point of view, to the holders of Shares (other than Vector and its affiliates) of the Tender Offer price to be received by such holders.  Genuity’s opinion did not constitute a recommendation to our Designated Directors or any holder of Shares as to whether to tender into the Tender Offer.  Genuity expressed no opinion as to the price at which the Shares or any other securities would trade at any future time.  In addition, Genuity did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by the officers, directors, or employees of Corel, or any class of such persons, in connection with or as a result of the Tender Offer.  Genuity’s opinion was authorized for issuance by a Fairness Opinion Committee of Genuity.  The summary of the opinion of Genuity set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion, attached as Appendix C to this proxy statement.  Holders of Shares (other than Vector and its affiliates) are urged to read this opinion in its entirety.  Genuity has consented to the reproduction of its opinion in this proxy statement.  Genuity has not rendered an opinion to the Designated

Directors regarding the fairness of the Consideration to be received by holders of Shares in the Consolidation.

The opinion of Genuity does not constitute a recommendation as to how any shareholder of Corel should vote with respect to the Special Resolution or any other matter.

The Purchaser Group’s Reasons for the Tender Offer and the Consolidation (Page 30)

The purpose of the Tender Offer and the Consolidation is for the Purchaser to increase its ownership of the Shares from the pre-Tender Offer level of approximately 68.3% to 100% of the outstanding Shares.

Position of the Purchaser Group Regarding Fairness of the Consolidation (Page 32)

The Purchaser Group believes that the consideration per Share to be received by the Company’s unaffiliated shareholders pursuant to the Tender Offer and the Consolidation is fair to such shareholders.

Financing (Page 42)

We estimate that we will need approximately $7.4 million to consummate the Consolidation and to pay related fees and expenses.  One or more affiliates of Vector, each of which is controlled by Alexander R. Slusky, will provide all of such funds.  The transactions are not subject to any alternative financing arrangements or alternative financing plans in the event the primary financing plans fall through.

Interests of the Company’s Directors and Executive Officers in the Consolidation (Page 35)

The shareholders should be aware that the executive officers and certain directors of the Company, including certain members of the Purchaser Group, have interests in connection with the Consolidation that present them with actual or potential conflicts of interest.

Certain U.S. Federal Income Tax Considerations for U.S. Holders (Page 39)

In general, the consolidation of Shares of the Company pursuant to the Consolidation will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws.  You should consult your tax advisor about the tax consequences to you of the Consolidation in light of your particular circumstances.

Certain Canadian Federal Income Tax Considerations (Page 40)

Shareholders resident in Canada for purposes of the Tax Act will generally realize a capital gain or capital loss on the Consolidation.  Shareholders who are not resident in Canada, who do not use or hold (and are not deemed to use or hold) their Shares in a business carried on in Canada, and whose Shares are not taxable Canadian property for purposes of the Tax Act will generally not be subject to Canadian capital gains tax or Canadian withholding tax on the proceeds received on the Consolidation.

You should consult your tax advisor about the tax consequences to you of participating in the Consolidation.

Regulatory Approvals (Page 42)

We are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Consolidation or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required pursuant to the Consolidation.  Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought.  There is no current intent to delay the Consolidation pending the outcome of any such matter.  There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Consolidation.

Right of Dissent (Page 46)

The Consolidation will result in shareholders having the right to dissent under Section 190 of the Canada Business Corporations Act in respect thereof and demand payment of the fair value of their Shares.  The exercise of such right of dissent, if certain strict procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such dissenting shareholder for its Shares.  The fair value so determined could be more or less than the amount paid per Share pursuant to the Consolidation or pursuant to the Tender Offer.

Information about Corel Corporation (Page 47)

Additional information regarding the Company, including certain financial information, has been included in this proxy statement.  We encourage you to carefully review this information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents referred to in this proxy statement include forward-looking statements which are based on estimates and assumptions made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances including but not limited to general economic conditions, product pricing levels and competitive intensity, and new product introductions.

Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements.  Such risks include the recent disruption in the overall economy and financial and credit markets, which may adversely impact our operations and financial results as well as our ability to obtain financing required to grow our business and make acquisitions.  We may experience fluctuations in our operating results depending on the timing and success of product releases.  Our core products have been marketed for many years and the packaged software market in North America and Europe is relatively mature and characterized by modest growth.  Accordingly, we must successfully complete acquisitions, penetrate new markets, establish relationships with new original equipment manufacturer customers, or increase penetration of our installed base to achieve revenue growth.  The long-term trend in our business reflects growth in revenues from acquisitions, which give rise to their own risks and challenges, rather than from our existing products, and that recent growth may not be representative of future growth.  We face competitive threats from well established software companies that have significantly greater market share and resources than we do and from online services companies that are increasingly seeking to provide software products at little or no incremental cost to their customers to expand their Internet presence and build consumer loyalty.  We rely on a small number of key strategic relationships for a significant percentage of our revenue and these relationships can be modified or terminated at any time.  In addition, we face potential claims from third parties who may hold patent and other intellectual property rights which purport to cover various aspects of our products and from certain of our customers who may be entitled to indemnification from us in respect of potential claims they may receive from third parties related to their use or distribution of our products.  Any resulting litigation costs, settlement costs or royalty requirements could affect our profitability.

These and other risks, uncertainties and other important factors are described in Corel’s Annual Report dated February 9, 2009, filed with the SEC and the Canadian Securities Administrators (“CSA”) under the caption “Risk Factors” and elsewhere.  A copy of the Corel Annual Report and such other filings can be obtained on Corel’s website, on the SEC’s website at http://www.sec.gov or on the CSA’s website at http://www.sedar.com.  These factors should be considered carefully, and readers should not place undue reliance on our forward-looking statements.  Forward-looking statements speak only as of the date of the document in which they are made.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to shareholders of Corel Corporation (the “Company”) as part of the solicitation of proxies by or on behalf of the Company’s management for use at the special meeting to be held on Tuesday, January 26, 2010 starting at 10:00 a.m. Eastern time, at Osler, Hoskin & Harcourt LLP, 1 First Canadian Place, 63rd Floor, Toronto, Ontario Canada (the “Special Meeting”).  The Special Meeting will be held for the following purposes:

1.
to consider and, if deemed appropriate, adopt, with or without variation, a special resolution (the full text of which is reproduced as Appendix A to this proxy statement) (the “Special Resolution”) approving an amendment to the Company’s articles of incorporation to consolidate its issued and outstanding common shares on the basis of one (1) new common share for every 871,589 existing common shares; and

2.	to transact such other business as may properly be brought before the Special Meeting and any adjournments or postponements of the Special Meeting, as necessary.

At the Special Meeting, the Company’s shareholders will consider and vote on approval of the consolidation described herein (the “Consolidation”).  The Company’s shareholders must approve the Special Resolution in order for the Consolidation to occur.

The Purchaser collectively owns and has the right to vote a sufficient number of outstanding common shares of the Company, no par value (“Shares”), such that approval of the Special Resolution at the Special Meeting is assured without the affirmative vote of any other shareholder.

Record Date and Quorum

We have fixed the close of business on December 21, 2009 as the record date for the Special Meeting, and only holders of record of Shares on the record date are entitled to vote at the Special Meeting or any adjournment or postponement thereof in person or by proxy.  As of the record date, there were 26,047,023 Shares outstanding and entitled to vote.  Each Share entitles its holder to one vote on all matters properly coming before the Special Meeting.

Quorum for the Special Meeting shall be one person present and being, or representing by proxy, shareholders holding in the aggregate not less than 20% of the issued Shares entitled to vote at the Special Meeting.

The Special Resolution

The matter to be considered at the Special Meeting is the Consolidation of the existing issued and outstanding Shares on the basis of every 871,589 Shares into one (1) new Share (“New Common Share”).   Fractional New Common Shares will not be issued.  Shareholders who do not hold sufficient Shares to qualify for the issuance of New Common Shares pursuant to the Consolidation described herein will receive cash consideration equal to the consideration paid under the Tender Offer, or U.S.$4.00, in respect of each pre-Consolidation Share held (the “Consideration”).  In all other respects, the New Common Shares will have the same attributes as the existing Shares.  The name of the Company will not be changed in connection with the Consolidation.

The Consolidation is the second and final step in the Purchaser’s acquisition of the Company (the “Acquisition”).  The first step was a tender offer pursuant to the Tender Offer Statement and Rule 13E-3 Transaction Statement filed by the Purchaser under cover of Schedule TO on October 28, 2009, as amended and/or supplemented, offering to purchase all outstanding Shares (the “Tender Offer”).  Immediately following the consummation of the Tender Offer, the Purchaser owned approximately 97% of the outstanding Shares.

The Consolidation, which is being carried out pursuant to Section 173 of the Canada Business Corporations Act, as amended, will be effected in accordance with the terms of the Special Resolution.  If the Special Resolution is passed, it is expected that the Consolidation will become effective as soon as practicable after the approval of the

Special Resolution, upon filing of the articles of amendment and the issuance of a certificate of amendment giving effect thereto.

Following the Consolidation, the Purchaser will become, directly or indirectly, the sole shareholder of the Company.

Vote Required for Approval

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, the proposal to approve the Special Resolution.  In order to be effective, the Special Resolution must be approved by at least two-thirds of the votes cast by holders of the Shares present in person or by proxy at the Special Meeting and entitled to vote on the Special Resolution.  If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” approval of the Special Resolution.

Approval Assured

Immediately following the purchase of Shares pursuant to the Tender Offer, the Purchaser owned 25,276,081 Shares, representing approximately 97% of the outstanding Shares.  Consequently, the Purchaser has the right to vote a sufficient number of Shares at the Special Meeting to approve the Special Resolution without the affirmative vote of any other shareholder, thereby assuring such approval.  The Purchaser has indicated to us that it intends to vote all its Shares in favor of the Special Resolution.

Proxies and Revocation

If your Shares are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that must be followed in order to have your Shares voted.  If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee.  Brokers, banks, trusts or other nominees who hold Shares in “street name” for a beneficial owner of those Shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners.  However, such nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as approval of the Special Resolution, without specific instructions from the beneficial owner.  Broker non-votes are shares held by a broker, bank, trust or other nominee that are present in person or represented at the meeting, but with respect to which the broker, bank, trust or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.  If your broker, bank, trust or other nominee holds your Shares in “street name,” your broker, bank, trust or other nominee will vote your Shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Proxies received by the Company at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the convening of the Special Meeting or the commencement of any reconvened meeting, which have not been revoked or superseded before being voted, will be voted at the Special Meeting.  If you are a shareholder of record of your Shares, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the Special Meeting:

•	completing and signing a form of proxy bearing a later date and depositing it with CIBC Mellon Trust Company as described in this proxy statement;

•
depositing a document that is signed by you (or by someone you have properly authorized to act on your behalf) (i) at the registered office of the Company at any time up to the last business day preceding the day of the Special Meeting, or any reconvened meeting following an adjournment, at which the proxy is to be used, or (ii) with the Vice President & General Counsel, Vice President, Business Development of the Company, prior to the commencement of the Special Meeting, on the day of the Special Meeting or any reconvened meeting following an adjournment;

•	electronically transmitting your revocation in a manner permitted by law, provided that the revocation is received (i) at the registered office of the Company at any time up to and including the last business day preceding the day of the Special Meeting, or any reconvened meeting following an adjournment, at which the proxy is to be used, or (ii) by the General Counsel and Vice President, Business Development of the Company, prior to the commencement of the Special Meeting, on the day of the Special Meeting or any reconvened meeting following an adjournment; or

•	following any other procedure that is permitted by law.

If you are a “street name” holder of your Shares, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee.  You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation (which may also be provided to the Company in accordance with the above) and other communications with respect to the changing of any proxy votes should be addressed to:

By Mail:	By Hand or Overnight Mail:
CIBC Mellon Trust Company	CIBC Mellon Trust Company
P.O. Box 721	320 Bay St, Banking Hall Level,
Agincourt, Ontario M1S 0A1	Toronto, Ontario M5H 4A6

Solicitation of Proxies

Our directors, officers and employees may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication.  These persons will not be paid additional remuneration for their efforts.  We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of Shares that the brokers and fiduciaries hold of record.  Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

For additional questions about the Consolidation, assistance in submitting proxies or voting your Shares or with how to obtain directions to be able to attend the meeting and vote in person or additional copies of the proxy statement or the enclosed proxy card, please contact the Company at:

Corel Corporation
1600 Carling Avenue
Ottawa, Ontario
Canada
K1Z 8R7
Attn: Vice President & General Counsel
Vice President, Business Development

THE COMPANIES

Corel Corporation

The Company was incorporated in Canada under the Canada Business Corporations Act (the “CBCA”) in May 1985.  In November 1989, the Company completed an initial public offering of its common shares.  In August 2003, the Company was acquired in a going private transaction by Vector and was continued as a corporation organized under the Business Corporations Act (Ontario).  In January 2006, in connection with an initial public offering of its Shares, the Company was continued as a corporation organized under the CBCA.  The Company is a leading global packaged software company with an estimated installed base of over 100 million current users in over 75 countries.  The Company provides high quality, affordable and easy-to-use Graphics and Productivity and Digital Media software.  The Company’s products are sold through a scalable distribution platform comprised of OEMs, its global e-Stores, and its international network of resellers and retail vendors.  Its product portfolio includes well-established, globally recognized brands.  The principal executive offices of the Company are located at 1600 Carling Avenue, Ottawa, Ontario, Canada K1Z 8R7 and its telephone number is (613) 728-0826.

Corel Holdings, L.P. and Vector Capital

The Purchaser is a Cayman Islands limited partnership formed on July 2, 2003 for purposes of acquiring and holding Shares and it has not engaged in any other business activities.  The Purchaser’s sole general partner is Vector Capital Partners II International, Ltd. (together with its affiliates, “Vector”), whose sole director is Alexander R. Slusky.  Vector is a leading private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses.  The Purchaser, Vector Capital Partners II International, Ltd. and each of Amish Mehta and Alexander R. Slusky, who serve as Vector’s representatives on the Board of Directors of Corel, are collectively referred to herein as the “Purchaser Group”.

The principal business address of the Purchaser, Vector and Alexander R. Slusky is c/o Vector Capital, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105.  The business telephone number of each such person is (415) 293-5000.

EXPLANATORY NOTE

This proxy statement and the determinations referred to herein as having been made by the Designated Directors on behalf of Corel Corporation (including, without limitation, determinations as to fairness), have been approved by Messrs. Daniel T. Ciporin, Steven Cohen and Barry Tissenbaum as the Designated Directors of the Board of Directors of Corel Corporation (the “Board”), pursuant to a mandate adopted by the Board which authorized them to exercise all of the power and authority of the Board with respect to the proposed acquisition of the Company by the Purchaser, including the Tender Offer and the Consolidation.  The Consolidation is the second and final step in the Purchaser’s acquisition of the Company (the “Acquisition”).

SPECIAL FACTORS

Background

In August 2003, Vector purchased all the issued and outstanding Shares of the Company for approximately $122 million in cash.  While privately held by Vector, the Company undertook a significant restructuring of its business and completed several strategic acquisitions, including the 2004 acquisition of Jasc for $38.2 million in cash and stock and the 2006 acquisition of WinZip from Vector for 4.3 million Shares.

In April 2006, the Company completed an initial public offering of 6.5 million Shares for $16 per share.  Concurrently with the completion of the public offering, the Company entered into a new credit facility, consisting of a $90 million term loan and a $75 million revolving credit facility.

On December 12, 2006, the Company announced the completion of its acquisition of InterVideo for $198.6 million.  In connection with its acquisition of InterVideo, the Company amended its credit facility to provide for an additional $70 million in term loan borrowings.

Beginning in the fall of 2006, the Board began discussions regarding a combination of the Company with a potential strategic partner.  Discussions with the potential strategic partner resulted in its decision to conduct limited due diligence on the Company and the exchange of several term sheets regarding a potential merger of equals.  These discussions continued intermittently, and ended in August 2007 when the potential strategic partner announced poor financial results and the parties were unable to agree to the terms of a transaction.

In July of 2007, the Board explored the possibility of a dividend recapitalization, which would enable a significant cash dividend, but after discussions with several potential financing sources, the Board declined to pursue a transaction due to the parties being unable to agree to terms.

Beginning in July of 2007, a private equity firm, Party A, began discussions with the Company regarding a potential transaction.  Party A entered into a confidentiality and non-disclosure agreement with the Company and thereafter engaged in substantial due diligence.  On August 13, 2007, Party A indicated its interest in acquiring all the outstanding Shares at a purchase price between $16.00 and $16.75 per share.  Discussions regarding a transaction and diligence continued and on November 6, 2007, Party A advised the Company that it would be reducing its proposed purchase price to between $15.00 and $15.75 per Share and proposed 60 days of exclusivity to continue its due diligence.  The Board met on November 12, 2007 to consider Party A’s proposal and counter-proposed a purchase price of $16.00 per Share and more limited exclusivity.  Party A declined the counter-proposal, and discussions ended in December of 2007.

In December of 2007, the Company engaged a financial advisor to approach third parties potentially interested in the purchase of the WinZip business.  The financial advisor approached 28 strategic bidders, but there were no further discussions.

On March 28, 2008, Vector delivered to the Company an unsolicited, non-binding proposal (the “2008 Proposal”) to acquire all of the Shares not already owned by it at a price of $11.00 in cash per share.

The Board then formed a special committee (the “Special Committee”), consisting of Ian Giffen, Daniel Ciporin and Steven Cohen, to evaluate and respond to the 2008 Proposal and to evaluate other strategic alternatives.  In the course of the Special Committee discussions, Messrs. Ciporin and Cohen noted that they held small limited partnership interests in certain funds affiliated with Vector and that Mr. Cohen owned a small interest in Corel Holdings L.P. Messrs. Giffen, Ciporin and Cohen considered the suitability of each for service on the Special Committee in light of these holdings.  As a result, the Special Committee was reconstituted on April 1, 2008, to consist solely of Mr. Giffen; Messrs. Ciporin and Cohen agreed to act as advisors to the Special Committee.  On April 14, 2008, the Special Committee retained Genuity Capital Markets (“Genuity”) as its independent financial advisor.  On May 6, 2008, the Special Committee engaged an investment dealer affiliate of a Canadian chartered bank (the “Valuator”) to prepare a formal valuation with respect to any proposed transaction with Vector or any other party.

From April through early August 2008, the Special Committee and its legal and financial advisors considered the 2008 Proposal.  Throughout that same period, the Special Committee, together with Genuity, also actively solicited interest from other potential bidders to determine whether there were alternative transactions that might be available to the Company and that could achieve greater value for the Company and its shareholders.  During this period, Vector continued to develop the 2008 Proposal and the full Board discussed potential alternative transactions that the Special Committee had identified.  In addition to a sale of the entire Company, the Special Committee and Vector also considered the possibility of selling certain businesses of the Company.  In the context of these discussions, in late June 2008, the Special Committee sought a written confirmation from Vector, which could be shared with potential bidders, that Vector would support an alternative transaction and withdraw the 2008 Proposal if the Special Committee identified an alternative proposal that it believed offered superior value to the Company and its shareholders.  While Vector confirmed it was supportive of maximizing shareholder value and was potentially interested in selling the Company as a whole (and in this regard was willing to take steps to facilitate such a transaction), it declined to sign such a confirmation and reaffirmed that it was prepared to proceed with a transaction to acquire the Shares it did not already own.

On June 11, 2008, at a meeting of the Special Committee, Genuity reported on a non-binding expression of interest received for the Company’s WinZip business, as well as interest of another potential buyer of the Company’s digital media business.

By late July 2008, the Special Committee had identified two potential transactions that it believed might provide greater overall value to the Company and its unaffiliated shareholders than the 2008 Proposal.  In one of these transactions, Party B, a private equity fund, indicated its interest in acquiring the Company’s WinZip business for $255 million in cash.  In the other, Parties C and D, two private equity funds, expressed an interest in acquiring all of the outstanding Shares of the Company at a price of $12.50 in cash per share.

In August 2008, after further negotiations with Party B, the Special Committee and Vector determined that it was unlikely that Party B would complete the acquisition of WinZip on the terms discussed.  Consequently, negotiations with Party B were terminated.

On August 18, 2008, the Company announced that the Special Committee had identified potential alternatives to the 2008 Proposal and that, as a result, Vector had withdrawn its 2008 Proposal in the interest of facilitating the Company’s pursuit of these third-party strategic alternatives.  The Company further announced that in light of the withdrawal of the 2008 Proposal and the full Board’s desire to oversee evaluation of the potential strategic alternatives directly, the Board unanimously determined that there was no longer a need for the Special Committee and dissolved it.

On August 21, 2008, Parties C and D entered into a non-binding letter of intent to acquire the Company for $12.50 in cash per share.

On September 25, 2008, Parties C and D advised the Company that they would be reducing their proposed purchase price from $12.50 per share to $10.50 per share, and that their proposal contemplated that the definitive agreement would contain a financing condition.  Parties C and D also proposed an alternative structure for acquiring the Company’s business by means of an asset purchase, in which certain liabilities would not be assumed by the buyers.  In light of these revised terms, on September 29, 2008, the Company advised Parties C and D that it would not be extending exclusivity and was terminating the August 21, 2008 non-binding letter of intent.  Discussions continued nonetheless.  On October 21, 2008, representatives of Parties C and D advised the Company’s financial advisor that, in light of their findings, general economic developments and the general unavailability of credit to help finance acquisitions, they would only be willing to pursue a transaction that had little to no premium to the current market price of the Company of $7.00 per share and only if the transaction was structured as an asset purchase.  The Company declined to continue negotiations on this basis.

From November 2008 to January 2009, Vector and the Board discussed the possibility of Vector acquiring the Shares of the Company it did not already own.  In light of continuing disruption in the global economy and uncertainty regarding the Company’s prospects, in February 2009, Vector advised the Company that it had ceased active evaluation of the possibility of acquiring the Shares of the Company it did not already own, indicating it might be willing to revisit the topic once the economy and the Company’s business stabilized.

In August 2009, Messrs. Slusky and Mehta notified management and the other directors that Vector had decided to again evaluate the possibility of a transaction in which it would offer to acquire all of the outstanding Shares of the Company not owned by it.  Thereafter, the Board designated the “Designated Directors” to act broadly on its behalf with respect to any Vector proposal pursuant to a mandate that was subsequently confirmed as described below.  On August 11, 2009, Mr. Mehta advised Mr. Tissenbaum, and on August 18, 2009, Mr. Mehta confirmed to Mr. Cohen and also to Mr. Ciporin, that Vector was considering making a proposal to take the Company private and that Vector was not interested in selling its Shares.  In response to requests for information that the Company received from Vector in August 2009, the Company requested that Vector enter into a confidentiality agreement, which was executed on September 1, 2009.

During September 2009, Vector proceeded with its due diligence investigation of the Company’s financial results and operations and during the week of September 16 the Designated Directors met with three investment banking firms with a view to choosing one as their independent financial advisor.

On September 25, 2009, Mr. Mehta spoke with Mr. Tissenbaum and indicated that Vector would be interested in further exploring a possible transaction in which it would acquire all of the Shares of the Company not owned by it.  Also on September 25, 2009, the Designated Directors met to discuss the status of, and issues arising from, Vector’s interest.

On September 28, 2009, Canadian and U.S. counsel to the Designated Directors held a conference call with Canadian and U.S. counsel to Vector to discuss substantive and procedural matters regarding a potential bid by Vector.  The participants discussed, among other things, the requests by the Designated Directors for a more comprehensive and formal mandate from the Board, a revised confidentiality agreement with Vector including, among other things, a standstill and compensation for their services.  The participants also discussed the Designated Directors’ request that Vector cover the cost of the financial advisors, noting that if the proposed transaction had followed Canadian procedures, Vector would have been responsible to pay for an independent valuation.  Vector declined to contribute to payment of the fees of the financial advisor.  The participants also discussed structural matters related to a possible transaction, as well as potential timing and other considerations, should Vector determine to proceed, and there discussions continued thereafter.

On September 30, 2009, at a meeting of the Board, the Designated Directors confirmed that they would be mandated to act as the Board with respect to all matters related to a possible transaction with Vector.  Messrs. Slusky and Mehta also confirmed that they would recuse themselves with respect to, and abstain from voting on, any actions of the Board in respect of a possible transaction with Vector.  Further, Messrs. Slusky and Mehta again informed the Board that Vector was not interested in considering a sale of its Shares to any third party and that, in its view, no  transaction other than an acquisition of the Company by Vector would be appropriate or successful.

On October 6, 2009, the Designated Directors met with their advisors to receive an update on interactions with Vector’s counsel and to discuss issues related to the possible Vector transaction.

On October 7, 2009, counsel to the Designated Directors delivered to counsel to Vector a draft mandate for the Designated Directors.  On October 8, 2009, counsel to the Designated Directors delivered to counsel to Vector a draft confidentiality agreement, including a standstill provision.

At a meeting of the Board on October 8, 2009, Messrs. Slusky and Mehta acknowledged receipt of the draft mandate and confidentiality and standstill agreement and confirmed Vector’s willingness to have both approved and in place before moving ahead with any potential transaction.

From October 9-18, 2009, counsel to the Designated Directors and counsel to Vector held numerous conference calls regarding the draft confidentiality and standstill agreement and the draft mandate.  On October 11, 2009, the Designated Directors met to discuss recent developments.

Also on October 11, 2009, the Designated Directors decided that going forward their Canadian Counsel would act for both the Designated Directors and the Company as had been requested by General Counsel of the Company earlier that day, provided that in the event that there was a conflict of interest between the Designated Directors and the Company, Canadian counsel would act only for the Designated Directors.  The Designated Directors were advised by the General Counsel of the Company that the Company would continue to use its current (separate) U.S. counsel.

On October 19, 2009, the Company’s Board unanimously approved by written consent the mandate of the Designated Directors to act as the Board of Directors, and exercise all power and authority of the Board of Directors, with respect to matters relating to the Vector proposal along with other proposals concerning potential strategic transactions and other alternatives for maximizing shareholder value.  The Designated Directors then authorized the Company to enter into the revised confidentiality and standstill agreement in the form previously agreed with Vector.  Also on October 19, 2009, the Designated Directors engaged Genuity as their financial advisor.

On October 19, 2009, Genuity informed the Designated Directors that a third party (“Party E”) had expressed interest in certain assets of the Company.  Discussion began on October 20, 2009 concerning the execution of a confidentiality and non-disclosure agreement with Party E.

On October 21, 2009, counsel to Vector, the Designated Directors and the Company held a conference call to discuss next steps and other considerations in respect of a possible transaction.  Counsel to Vector outlined the decision points Vector was considering and reiterated Vector’s desire for an orderly and transparent process with open communications.  In that regard, counsel to Vector proposed to deliver draft tender offer materials, including a draft offer to purchase, to counsel to the Designated Directors and the Company in advance of any decision by Vector so that the Designated Directors and the Company could evaluate and comment on the structure and other terms of a possible transaction.  Subsequent to the call, counsel to Vector delivered to counsel to the Designated Directors and the Company a working draft of an offer to purchase, which did not include any indication of the offer price.

On October 23, 2009, the Company and Party E entered into a confidentiality agreement.  Thereafter Party E was given access to confidential information and began its due diligence investigations.  No offer has been made by Party E.

On October 23, 2009, counsel to Vector and the Designated Directors spoke to discuss the next steps for a possible transaction and  alternatives under consideration, including matters relating to the Company’s credit agreement.

Also on October 23, 2009, Mr. Mehta called Mr. Tissenbaum to discuss indicative pricing for a potential offer.  Mr. Mehta said Vector was considering making an offer at a price of approximately $3.35 in cash per Share.  Later that evening, the Designated Directors and advisors discussed the information provided by Mr. Mehta.

On October 26, 2009, counsel to the Designated Directors spoke with counsel to Vector to discuss various matters relating to the transaction.  Later that day, by notice to Vector in accordance with the confidentiality and standstill agreement, the Designated Directors extended the standstill period to 12:01 p.m. on October 28, 2009.  Later that evening, counsel to the Designated Directors sent counsel to Vector a revised version of the draft offer to purchase, suggesting numerous changes, including limitations on Vector’s ability to amend the terms and conditions of the offer and narrowing substantially Vector’s proposed conditions to the offer.

During the day on October 27, 2009, counsel to Vector sent to counsel to the Designated Directors a revised draft of the offer to purchase, accepting a  substantial majority of the changes suggested by the Designated Directors.  Later that evening the Designated Directors met with their advisors to discuss the proposed offer, including the proposed offer price.  Following that meeting Genuity contacted Vector to advise that at a price of above $5.00 per share, the Designated Directors would consider recommending in favor of the Tender Offer.  Vector indicated that it did not foresee being in a position to offer a price that high under any circumstances.  Separately, counsel to the Designated Directors called counsel to Vector to advise that the Designated Directors had instructed them to deliver notice to Vector extending the standstill period.  Counsel to Vector requested that such notice be delayed briefly pending an opportunity for the parties to have further discussions.

Later in the evening on October 27, 2009, Vector contacted Genuity to further discuss the status of the proposal.  Vector reminded Genuity of the Company’s limited cash on hand and its need to address credit facility covenant compliance in the near term.  Vector noted that it was prepared to take on these risks and offer the Company’s unaffiliated shareholders immediate liquidity.  Vector indicated that it felt its offer was fair to the Company’s unaffiliated shareholders, and that it believed the Designated Directors should allow Vector the opportunity to commence the offer and let the shareholders decide whether to accept it.  Vector reiterated that it could not foresee being in a position to offer a price close to $5.00 per share, and that as such, Vector did not believe it was in the interest of the unaffiliated shareholders for the Designated Directors to prolong discussions, but instead would unnecessarily delay the ability to complete a transaction and thereby increase the risks to the Company, including the risks that the Company would violate its debt covenants without an easily attainable cure.  Vector advised that if the Designated Directors would allow the standstill to expire and Vector to commence its offer on October 28, 2009, then Vector would offer $3.50 per share.  Vector noted that if the process were delayed, it would be forced to revaluate its offer and that it could not assure the Designated Directors that it would be able to offer any price higher than its initial indication of $3.35, if at all.

On the morning of October 28, 2009, the Designated Directors met and determined, among other things, that there was likely no benefit to extending the standstill and that there could be possible harm to the Company in doing

so.  Accordingly, the Designated Directors instructed Genuity to advise Vector that they had elected not to extend the standstill period which Genuity proceeded to do.  Genuity further advised Vector that at a price of over $4.00 per share, the Designated Directors were prepared to consider taking a neutral position with respect to the offer, but at any price less than $4.00 per share the Designated Directors would not take any immediate position with respect to the offer.  Instead, the Designated Directors would disclose whatever position they might ultimately take in the manner and within the timeframe required under applicable securities laws.

Also on the morning of October 28, 2009, counsel to Vector, counsel to the Designated Directors and counsel to the Company discussed certain remaining questions and concerns with respect to the draft offer, and changes were made in attempt to address these questions and concerns.

Later that morning, Vector advised Genuity that shortly after the close of markets that day, the Purchaser would announce and commence the offer at a price of $3.50 per share, and the Purchaser subsequently did so.

On several occasions following commencement of the Tender Offer, Vector and its advisors discussed with the Designated Directors and their advisors a possible amendment of the Company’s Amended 2006 Equity Incentive Plan, but there has been no agreement to effect any such amendment.

On November 3, 2009, at the request of Vector, the Designated Directors and their advisors attended a presentation by Vector representatives during which Vector outlined the reasons why Vector believes it is best for Corel to become a private company at this time and explaining why Vector believes the price it offered was appropriate.

On November 6, 2009, Mr. Mehta called Genuity indicating that in Vector’s discussions with shareholders, certain shareholders had indicated that they were inclined to tender their Shares, but they asked Vector  to increase the Tender Offer price and told Vector that they would prefer not to tender if the Designated Directors recommended against the Tender Offer.  Mr. Mehta reiterated Vector’s preference that the Designated Directors recommend in favor of the transaction or at least remain neutral.  In that regard, Mr. Mehta indicated that it wished to discuss with the Designated Directors a possible increase in the Tender Offer price in the context of the Designated Directors’ deliberations regarding their recommendation.  Mr. Mehta suggested Vector might be inclined to increase its offer to $3.60 if it believed that the Designated Directors would recommend in favor of the Tender Offer at that level.

Later in the evening on November 6, 2009, Genuity called Mr. Mehta and told him that the Designated Directors’ position with respect to the Tender Offer was unchanged.  Mr. Mehta then attempted to reach Mr. Ciporin by email to request a discussion directly, and Mr. Ciporin declined to have a conversation in the absence of counsel.

On November 8, 2009, Vector made a presentation to the Designated Directors and their advisors of its views concerning the Tender Offer.  Later that evening Genuity contacted representatives of Vector to advise them that the Designated Directors had considered Vector’s presentation and the Designated Directors remained of the view that they would consider taking a neutral position with respect to the Tender Offer at a price of over $4.00 per share, but at any price less than $4.00 per share the Designated Directors would not take any immediate position with respect to the Tender Offer.

Discussions between Genuity and representatives of Vector continued throughout the day on November 9, 2009, and there were also discussions between representatives of Vector and certain Designated Directors.  Late in the evening on November 9, 2009, the Designated Directors met to discuss the conversations taking place during the day.  The Designated Directors together with Genuity and their legal advisors discussed strategic and other matters arising from the views Vector had conveyed to Genuity earlier in the day.  Following this discussion, the Designated Directors instructed Genuity to advise Vector that the Designated Directors’ position remained unchanged and Genuity proceeded to do so.

The Designated Directors met with Genuity again in the morning on November 10, 2009 at which meeting Genuity updated the Designated Directors regarding Genuity’s discussion the previous night with Vector.  After having received Genuity’s update, the Designated Directors together with Genuity and their legal advisors discussed strategic and other matters arising from the views Vector had conveyed to Genuity late in the evening of

November 9, 2009.  Following this discussion, the Designated Directors determined that their position had not changed and instructed Genuity to convey this message to the representatives of Vector and Genuity proceeded to do so.

Discussions between Genuity and representatives of Vector continued throughout the day on November 11, 2009.  Late in the day, Vector called Genuity and indicated that Vector would be prepared to offer $4.00 per share if advised by Genuity that the Designated Directors would recommend in favor of the Tender Offer, and that this represented Vector’s best and final proposal.  Later in the evening, counsel to the Designated Directors convened a call with counsel to Vector and the Company and conveyed that the Designated Directors expected to recommend in favor of the Tender Offer if Vector were to raise the Tender Offer price to $4.00 per share.  Such counsel further advised that the Designated Directors would not adopt a formal recommendation until Genuity had revised its financial advice based on consideration of a higher Tender Offer price, and that such advice could not be delivered until after Vector had raised the Tender Offer price.  Counsel to Vector confirmed that Vector would raise the Tender Offer price to $4.00 per Share if further advised by the Designated Directors that they expected to recommend in favor of the Tender Offer on that basis.

On the morning of November 12, 2009, the Designated Directors met with representatives of Genuity and its legal advisors and received a presentation from Genuity that included a financial analysis of a $4.00 per Share Tender Offer price.  The Designated Directors determined at such meeting to authorize counsel to advise counsel to Vector that Vector should expect the Designated Directors to recommend in favor of a Tender Offer price of $4.00 per Share should Vector determine to increase the Tender Offer price to that amount.

On the morning of November 12, 2009, counsel to the Designated Directors advised counsel to Vector that the Designated Directors expected to recommend in favor of the Tender Offer if Vector raised the Tender Offer price to $4.00 per share.  Counsel to Vector confirmed that Vector would increase the Tender Offer price to $4.00 per share.  Shortly thereafter, and in accordance with its obligations to make an announcement with respect to the Tender Offer in the time periods required by SEC rules, the Company filed a press release announcing that the Designated Directors were unable to make any recommendation because they had been advised by Vector that it would be increasing the Tender Offer price the evening before and needed time to complete their evaluation.

Shortly thereafter, Vector announced the increase in the Tender Offer price to $4.00 per share.

On November 15, 2009, the Designated Directors met with representatives of Genuity and the Designated Directors’ legal advisors.  Genuity presented to the Designated Directors an updated financial analysis of a $4.00 per Share Tender Offer price, and provided its opinion to the effect that, as of November 15, 2009, based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration proposed to be paid to the holders of Shares (other than Vector and its affiliates) pursuant to the Tender Offer is fair from a financial point of view to such holders.  Following discussion, the Designated Directors unanimously determined that the Tender Offer price is fair to the Company’s unaffiliated shareholders and to recommend, on behalf of the Company, that shareholders tender their Shares pursuant to the Tender Offer.

Subsequent to the initial announcement of the Tender Offer, the Designated Directors received unsolicited preliminary indications of interests regarding a potential transaction from three parties.  Two of the parties did not provide any indication of value or other terms of a possible transaction.  The third party indicated it might be willing to purchase all of Shares at a price of $4.00 to $4.50 in cash per Share.  Except as set out in the following paragraphs, there have been no significant further efforts to pursue a transaction by these parties subsequent to their initial indications of interest, and no offers have been received.

On November 17, 2009, Mr. Ciporin called a representative of Vector to discuss the announcement made by ESW Capital, LLC (“ESW Capital”) that it had been acquiring Shares during November and now held approximately 17.4% of the total issued and outstanding Shares, or more than 50% of the Shares not held by Vector.  Mr. Ciporin informed Mr. Mehta that the Designated Directors would continue to take actions in the best interests of the unaffiliated shareholders and the Company.  ESW Capital was one of the parties which had provided an unsolicited preliminary indication of interest described in the paragraph above.

The Designated Directors met with representatives of Genuity and its legal advisors twice on November 18, 2009 to discuss the acquisition of Shares by ESW Capital.  At the later of the two meetings, Genuity updated the Designated Directors regarding the information Vector had provided to Genuity earlier in the day regarding a meeting that took place between Vector and ESW Capital earlier that day.  Vector had informed Genuity that it did not presently intend to take any action with respect to the Tender Offer and expected to continue discussions with ESW Capital in the future.

On November 20, 2009, Genuity arranged a meeting between ESW Capital and members of the Company’s management at which Genuity attended.  During the meeting, the Company’s management expressed their view that it would be preferable for the Company to become privately held.  Later that day, Genuity updated the Designated Directors regarding the meeting between ESW Capital and management.

Once on November 23, 2009, and twice on November 24, 2009, the Designated Directors met with representatives of Genuity and its legal advisors to receive updates from Genuity regarding its separate discussions with ESW Capital and Vector during such days regarding ESW Capital’s and Vector’s potential actions with respect to the Tender Offer in light of ESW Capital’s ownership of Shares.  Genuity informed the Designated Directors at each such meeting that ESW Capital had not reached any decision with respect to what course of action it would take in response to the Tender Offer, and at the second meeting on November 24 that Vector had informed Genuity that it did not presently intend to take any action with respect to the Tender Offer.

On November 25, 2009, the initial tender offer period expired and the Purchaser acquired a total of 4,542,951 Shares.  On November 26, 2009, the Purchaser commenced a subsequent offering period.  The subsequent offering period expired on December 4, 2009 pursuant to which the Purchaser acquired an additional 3,076,078 Shares.

On December 2, 2009, counsel to Vector called counsel to the Designated Directors to convey Vector’s preference that the second-step acquisition transaction for the remaining Shares not then held by Vector be structured as a consolidation as presaged in Vector’s offer to purchase, which preference was conveyed to the Designated Directors at a meeting held the following day.

On December 11, 2009, the Board met to fix the record date and the date of the Special Meeting.  At such time, Mr. Mehta proposed that certain directors tender their resignations prior to the date of the Special Meeting to enable Vector’s nominees to direct the affairs of the Company consistent with its 97% ownership.

The Company’s discussions with Vector regarding the pricing of the Tender Offer described herein should be viewed in the context of ongoing negotiations between the Designated Directors and Vector during which the Designated Directors, consistent with their fiduciary duties to the Company, endeavored to obtain the best transaction available to the Company’s unaffiliated shareholders in the circumstances.

Recommendation of Corel Board of Directors

Because the Purchaser and its designees to the Board had a conflict of interest with the Company and its shareholders with respect to the proposed acquisition of the Company by the Purchaser, the Board designated Barry Tissenbaum, Steven Cohen and Dan Ciporin as the “Designated Directors” of the Board, pursuant to a mandate adopted by the Board, which authorized the Designated Directors to exercise all of the power and authority of the Board with respect to the proposed acquisition, including the Tender Offer and the Consolidation.  In connection with the Tender Offer, the Designated Directors unanimously determined, on behalf of the Company, that the U.S.$4.00 Tender Offer per Share price was fair to the unaffiliated shareholders.

Based on the determination of the Designated Directors relating to the Tender Offer and other considerations listed in this proxy statement, the Designated Directors have unanimously determined, on behalf of the Company, that the U.S.$4.00 per share Consideration is fair to the unaffiliated shareholders and unanimously recommend that you vote “FOR” the approval of the Special Resolution authorizing the Consolidation.

THE DESIGNATED DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE “FOR” THE SPECIAL RESOLUTION AUTHORIZING THE CONSOLIDATION.  THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE AT THE SPECIAL MEETING FOR THE

APPROVAL OF THE SPECIAL RESOLUTION UNLESS OTHERWISE DIRECTED BY THE SHAREHOLDERS APPOINTING THEM.

The Company’s Reasons for the Consolidation

The Consolidation is the second step of the Purchaser’s Acquisition of the Company, the first step of which was the Tender Offer.  A second-step transaction following the successful completion of the Tender Offer pursuant to which all Shares not held by Vector would be exchanged or converted into the right to receive the Tender Offer price was expressly contemplated by the Amended and Restated Offer to Purchase filed by the Purchaser with the Schedule TO (the “Offer to Purchase”), and was considered by the Designated Directors to be part of the overall Acquisition transaction it had affirmatively recommended in favor of in Amendment No. 1 to the Solicitation/Recommendation Statement on Schedule 14D-9 (together with the exhibits and annexes thereto, and as amended and supplemented, the “Schedule 14D-9”), originally filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2009.  The Consolidation provided for herein represents the execution of such a second-step transaction.  See “The Purchaser Group’s Reasons for the Tender Offer and the Consolidation” for a summary of the Purchaser’s reasons for the Acquisition.

Position of the Company Regarding Fairness of the Consolidation

The Designated Directors have unanimously determined, on behalf of the Company, that the Consideration is fair to the unaffiliated shareholders of the Company.

Supportive Factors

In reaching their determination, the Designated Directors considered numerous factors, including the following material factors which the Designated Directors believe support their decision:

Determination of the Designated Directors with respect to the Tender Offer.  The Designated Directors unanimously determined, on behalf of the Company, that the Tender Offer price was fair to the unaffiliated shareholders of the Company and the subsequent “second-step” transaction with consideration at the same price and in the same form was expressly contemplated as part of the overall Acquisition transaction.  The determination of the Designated Directors can be found in the Schedule 14D-9.  Because the Designated Directors consider the Tender Offer and the Consolidation as two steps of a single transaction and as the U.S.$4.00 per Share Consideration to be paid in the Consolidation is equal to and in the same form as the price paid to shareholders that tendered their shares in the Tender Offer, the Designated Directors believe that the supportive factors stated by the Designated Directors in the 14D-9 with respect to its determination that the Tender Offer price was fair to the unaffiliated shareholders of the Company are analogous to and support the Designated Directors determination that the Consideration to be paid in the Consolidation is fair to the unaffiliated shareholders.

Opinion of Financial Advisor.  Genuity Capital Markets was retained to assess the Tender Offer and to provide advice to the Designated Directors in connection with the Tender Offer.  The Designated Directors considered its discussions with, and the analysis of, its independent financial advisor, Genuity Capital Markets, and Genuity Capital Markets’ written opinion that, as of November 15, 2009 and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration proposed to be paid to the holders of Shares (other than the Purchaser and its affiliates) pursuant to the Tender Offer is fair, from a financial point of view, to such holders.  The full text of the written opinion of Genuity Capital Markets, dated November 15, 2009, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken in rendering the opinion is attached as Appendix C to this proxy statement and is incorporated herein by reference.  Shareholders are urged to read the opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken in rendering the opinion.  The opinion addresses only the adequacy of the consideration offered under the Tender Offer from a financial point of view and is directed to the Designated Directors.  The description and the opinion do not constitute a recommendation to any shareholder as to whether they should vote to approve the Special Resolution.

Further discussion of the written opinion of Genuity Capital Markets and the report it provided to the Designated Directors on November 15, 2009, is contained under the caption “Special Factors—Opinion of Financial Advisor to the Designated Directors of the Board of Directors of Corel”.  The Designated Directors considered all of the factors, analyses and conclusions of its financial advisor described under the caption “Special Factors—Opinion of Financial Advisor to the Designated Directors of the Board of Directors of Corel”.

Genuity has not rendered an opinion to the Designated Directors regarding the fairness of the consideration to be received by holders of Shares in the Consolidation.

Premium.  The Consideration to be paid in the Consolidation represents a premium of 27.8% to the closing price of the Shares on October 28, 2009, the last market close preceding the announcement of the original Tender Offer, and a premium of 33.8% to the volume weighted average price of the Shares for the 20-trading day period ending October 28, 2009, in each case notwithstanding that the Purchaser controlled approximately 68.3% of the issued and outstanding Shares at the time the Tender Offer was commenced.

Realize Immediate Value.  The Consideration to be paid in the Consolidation permits the shareholders to immediately realize a fair price without incurring the inherent risks of the Company’s business including, among others, competitive threats, potential claims from third parties and the recent disruption in the overall economy and financial and credit markets.

Unlikelihood of an Alternative Value Maximizing Transaction.  The Purchaser beneficially owns approximately 97% of the issued and outstanding Shares through which it has the power to elect the Board.  The Purchaser therefore has the power to direct the Company’s policies, including any decision to merge or sell the Company.  As a result, no alternative value maximizing transaction can occur without the Purchaser’s cooperation and consent.  The Purchaser has informed the Company that it is not considering a sale of its Shares to any third party and that, in its view, no transaction other than an acquisition of the Company by the Purchaser would be appropriate or successful.  Accordingly, there is no reasonable prospect of an alternative transaction being available to the unaffiliated shareholders.  As a result, it was the view of the Designated Directors that maintaining the Company as a publicly traded company likely meant that shareholders could only reasonably expect to realize trading values for their Shares that were likely to be significantly less than the Consideration to be paid in the Consolidation in the near term and possibly longer.

Business, Economic and Market Conditions.  The Designated Directors considered information concerning the business, operations, assets and financial condition of the Company as well as its historical operating results and its future prospects.  The Designated Directors also considered current industry, economic and market conditions and trends potentially affecting the Company.

Specifically, the Designated Directors considered the following:

•
The Company suffered a significant decline in revenue and profitability over the past 12 months.  Revenue during the 9 months ended August 31, 2009 was down 23% compared with the same period in 2008.  The revenue decline has occurred across all product lines of the business.  In the view of the Designated Directors, the revenue declines experienced by the Company were greater than those experienced by many other similarly situated software companies and the Company may not be able to continue pre-2009 revenue levels.  The Designated Directors believe that it is likely that expense reductions will be required to improve the Company’s profitability in the short term but at the same time recognize that any cost-cutting restructuring initiatives implemented to improve profitability could have the effect of damaging the Company’s long term prospects.

•
The Company’s lack of significant tangible assets (such as land, buildings and equipment) limits the ability of the Company to monetize certain assets to retain financial flexibility in a difficult economic environment.

•	The loss of a significant OEM customer during Q3 2009. Many of the Company’s digital media products rely on distribution through one or more OEM manufacturers. The loss of one of the

Company’s larger OEM customers is expected to have a meaningful impact on digital media revenues over the next several fiscal quarters.

•
In many of the market segments in which the Company operates, competitive activity has increased over the past 12 months.  The OEM channel is a key market segment for the Company’s digital media segment and this segment has seen a meaningful increase in competition.  Many of the Company’s products are discretionary type purchases making the Company’s revenue particularly sensitive to the overall economic environment.  Additionally, many of the Company’s products have strong market positions in emerging markets which were impacted severely during the economic slowdown.  It is unclear how quickly these economies will recover, and what the longer term impact will be on the Company’s revenue from these markets.

Liquidity.  The Designated Directors have taken into account the historical market prices and trading information of the Shares on the Toronto Stock Exchange and the NASDAQ, including the lack of liquidity for shareholders and the risk of further price erosion, and also that the liquidity for shareholders has likely been significantly reduced as a result of the Purchaser having acquired approximately 91% of Shares not already held by it in the Tender Offer.  The Designated Directors have also considered the significant deterioration in the financial markets, which has had a number of consequences, including creating a larger disparity between current trading prices of equity securities and the potential long-term values of equity securities, creating a larger disparity between current multiples of equity securities and historical multiples and making financial metrics from periods prior to the financial crisis beginning in the fourth quarter of 2008 less relevant to current analyses.

Debt Considerations.  The Company is subject to restrictive covenants under its credit facility that impose operating and financial restrictions on the Company.  As a result of certain one-time charges expected to be incurred during the Company’s first fiscal quarter in 2010, the Company currently anticipates it will not be in compliance with the total leverage debt covenant under the credit facility at the end of the Company’s first fiscal quarter in 2010.  The Company has explored modifying the definitions of such covenant tests to exclude certain one time charges from the calculation, but has determined the costs associated with any changes to the existing credit facility or refinancing to be prohibitive.  Therefore, the Company expects that within 45 days following the end of its first fiscal quarter in 2010, it will likely need to effect an “equity cure” under such credit facility.  The equity cure provision of the credit facility agreement provides for the Company to apply the proceeds from an equity offering (within certain limitations as fully described in the credit facility agreements) directly towards EBITDA (as defined in such credit facility agreements) for the period for the purpose of calculating the total leverage test.  Although the Company currently believes that the ability to apply an equity cure in an amount between $5 million and $10 million within 45 days of the end of the Company’s first fiscal quarter in 2010 will be available to the Company and would be sufficient to prevent the Company from violating the total leverage covenant test at the end of the Company’s first fiscal quarter in 2010, the ability of the Company to do so is uncertain.  If the Company cannot effect an equity cure on terms that are reasonable or at all, this may have an adverse effect on the Company.  The issuance of equity securities necessary to raise this capital could result in substantial dilution to the Company’s existing shareholders.

Potentially Negative Factors

The Designated Directors also considered a variety of risks and other potentially negative factors concerning the Consolidation, including the following:

•
the fact that the price to be paid in the Consolidation is equal to the price that the Purchaser determined to pay in the Tender Offer, in which the Purchaser’s interest in acquiring the Shares for a lower price was contrary to the financial interest of the unaffiliated shareholders in selling their Shares for a higher price and that such Tender Offer price may not necessarily ascribe full value to potential future improvements in revenues that may result from improvement in the economy, and the Tender Offer price (and therefore the Consideration to be paid in the Consolidation) might have been higher if it took into account a more robust improvement of the economy or if the Purchaser had undertaken the Tender Offer at a later date;

•
the fact that, in the Company’s initial public offering in April 2006, Shares were sold at a price of $16.00 and, until December 2008, traded at prices higher than the Consideration to be paid in the Consolidation;

•	the fact that many shareholders purchased their Shares at prices in excess of the price to be paid in the Consolidation; and

•
as the Purchaser has indicated in this proxy statement that, as a private company, the Company will have a far wider range of options available in order to surmount its present difficulties and the Company will be in a stronger position to execute its business plan, mergers and acquisitions and divestitures, and that the unaffiliated shareholders will not have an opportunity to participate in these benefits.

Procedural Fairness

The Designated Directors recognized from the outset that they lacked the authority to block the Tender Offer and that, while they had the option to recommend (on behalf of the Company) in favor of or against the Tender Offer, or to remain neutral with respect to the Tender Offer, the Purchaser was not bound to react or modify the Tender Offer in any way in response to the Designated Directors’ determinations with respect to the Tender Offer.  The Designated Directors believed, however, that the Purchaser nonetheless engaged the Designated Directors in extensive and serious negotiations which ultimately resulted in the increase in the Tender Offer price over the $3.35 per Share price indicated by the Purchaser on October 23, 2009 and the $3.50 per Share price offered to shareholders on October 28, 2009.

The Designated Directors consider the Tender Offer and the Consolidation as two steps of a single transaction.  Accordingly, in their determination to recommend in favor of the Consolidation and taking into account that the Consolidation is the second and final step in the acquisition of the Company by the Purchaser initially commenced with the Tender Offer, the Designated Directors believe that the procedural protections of the Tender Offer described in the 14D-9 also act to protect shareholders with respect to the Consolidation.

In addition, the Designated Directors have determined, on behalf of the Company, that the Consolidation is procedurally fair to the unaffiliated shareholders based on the following factors:

•
The Tender Offer allowed each of the Company’s shareholders to be able to decide voluntarily whether or not to tender such shareholder’s Shares in the Tender Offer, and of the 8,386,274 outstanding Shares not owned by the Purchaser (excluding options and other equity awards), 7,618,467 Shares or approximately 91% were tendered in the Tender Offer;

•
that the price to be paid in the Consolidation is equal to and in the same form as the price paid in the Tender Offer and that the Designated Directors, who have no material affiliation with the Purchaser or Vector and believe that they have interests that are aligned with the interests of the unaffiliated shareholders and opposed to the Purchaser’s and Vector’s interests, were mandated to consider the Tender Offer on behalf of the Company;

•
allowing the Designated Directors time to analyze the Tender Offer with the assistance of the Designated Directors’ independent legal and financial advisors, selected and engaged directly by the Designated Directors;

•
the Tender Offer was conditioned upon there being validly tendered and not withdrawn on or prior to the expiration of the Tender Offer a number of Shares representing at least a majority of the aggregate number of outstanding Shares (calculated on a fully-diluted basis as of the date the Shares are accepted for payment pursuant to the Tender Offer) not beneficially owned by the Purchaser and the votes attaching to which shall be qualified to be included as votes in favor of any subsequent acquisition transaction in determining whether minority approval (as construed under applicable Canadian securities law) has been obtained in respect thereof; and

•	that unaffiliated shareholders will have the right under the Consolidation to dissent and demand payment of the fair value of their Shares.

The Designated Directors did not consider alternative structures to the Consolidation because the Consolidation was the second step in an acquisition transaction initially commenced with the Tender Offer that was made independently by the Purchaser, without the participation of the Company.  Likewise, the Designated Directors did

not consider the Purchaser’s determination to make the Tender Offer or to consummate the Consolidation at this time, as such determination is within the Purchaser’s complete discretion and control.

The foregoing discussion of the factors reviewed by the Designated Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with their evaluation of the Consolidation, the Designated Directors did not find it practicable to, and therefore did not, quantify or otherwise assign relative weight to specific factors or methodologies in reaching their conclusions.  In addition, individual Designated Directors may have given different weight to different factors.

Shareholders should consider the Special Resolution carefully and come to their own conclusions as to approval of the Special Resolution.  Shareholders who are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor.  Shareholders are advised that the Consolidation may have tax consequences and that they should consult their tax advisors.

In reaching their conclusion as to fairness, the Designated Directors did not consider the liquidation value of the Company’s assets because they consider the Company to be a viable going concern.  Consequently, no appraisal of liquidation value was sought for purposes of valuing the Shares, and the Designated Directors believe that the liquidation value of the Company is irrelevant to a determination as to whether the Consolidation is fair to unaffiliated shareholders.  Further, the Designated Directors did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs.  The Company’s net book value per Share as of August 31, 2009, calculated by dividing shareholders’ equity (deficit) by the number of Shares outstanding, was ($0.39).

The Designated Directors did not separately consider the Company’s going concern value as they believe that such value is adequately reflected in the various analyses summarized in “Special Factors—Opinion of Financial Advisor to the Designated Directors of the Board of Directors of Corel” that the Designated Directors used in making their determination.

Opinion of Financial Advisor to the Designated Directors of the Board of Directors of Corel

Genuity has not rendered an opinion to the Designated Directors regarding the fairness of the Consideration to be received by holders of Shares in the Consolidation.

The Designated Directors formally retained Genuity as their financial advisor in connection with the Tender Offer on October 19, 2009.  In connection with this engagement, at a November 15, 2009 meeting of the Designated Directors, Genuity rendered its written opinion that, as of November 15, 2009 and based upon and subject to the factors and assumptions set forth in the written opinion, the Tender Offer price to be paid to the holders of Shares (other than Vector and its affiliates) pursuant to the Tender Offer is fair, from a financial point of view, to such holders.

The full text of the written opinion of Genuity, dated November 15, 2009, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix C to this proxy statement.  Genuity’s opinion, which is addressed to the Designated Directors, is directed only to the fairness, from a financial point of view, to the holders Shares (other than Vector and its affiliates) of the Tender Offer price to be received by such holders.  Genuity’s opinion does not constitute a recommendation to our Designated Directors or any holder of Corel common stock as to whether to tender into the Tender Offer.  Genuity expressed no opinion as to the price at which the Shares or any other securities would trade at any future time.  In addition, Genuity did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by the officers, directors, or employees of Corel, or any class of such persons, in connection with or as a result of the Tender Offer.  Genuity’s opinion was authorized for issuance by a Fairness Opinion Committee of Genuity.  The summary of the opinion of Genuity set forth in this Schedule 14D-9 is qualified in its entirety by reference to the full text of such opinion.  Holders of Shares (other than Vector and its affiliates) are urged to read this opinion in its entirety.  Genuity has consented to the reproduction of its opinion in this Schedule 14D-9.

In connection with rendering the opinion described above and performing its related financial analyses, Genuity, among other things:

•	Reviewed publicly available financial statements and documents

•	Reviewed certain internally prepared financial information

•	Reviewed fiscal 2009 budget prepared by management

•	Held discussions with members of the senior management of Corel regarding their assessment of the past and current business operations, financial condition, and future prospects of Corel

•	Reviewed reported prices and trading activity for the Shares

•	Compared certain financial and stock market information for Corel with similar information for certain other companies the securities of which are publicly traded

•	Reviewed the publicly available financial terms of certain reference transactions

•	Performed other valuation and comparative analyses, including:

•	Discounted cash flow analysis; and

•	Analysis of premiums paid in other public merger transactions

•	Reviewed the Tender Offer and related documents

•	Performed various other analyses and considered such other factors as deemed appropriate

For purposes of rendering the opinion described above, Genuity relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it.  Genuity did not express any opinion as to the impact of the Tender Offer on the solvency or viability of Corel, its respective ability to pay its obligations when they come due or its compliance with applicable laws.

Genuity’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Genuity as of, November 15, 2009 and Genuity assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

Summary of Financial Analysis Used by Genuity

The following is a summary of the material financial analysis underlying Genuity’s opinion, dated November 15, 2009, delivered to the Designated Directors in connection with the Tender Offer at a meeting of the Designated Directors on November 15, 2009.  The order of the analyses described below does not represent the relative importance or weight given to those analyses by Genuity or by the Designated Directors.  Considering such data without considering the full narrative description of the financial analysis could create a misleading or incomplete view of Genuity’s financial analysis.

In arriving at its opinion, Genuity did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Accordingly, Genuity believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

Historical Stock Trading Analysis

Genuity analyzed the performance of the Shares on Nasdaq between October 28, 2008 and October 28, 2009 (the day the Tender Offer commenced).  During this period, the Shares achieved a closing price high of $5.07 on

October 30, 2008, and a closing price low of $1.37 on April 8, 2009.  The results of this analysis are summarized below.

	Price	Implied Premium
Last closing price prior to announcement of the Tender Offer	$ 3.13	27.8%
5-day volume weighted average price (“VWAP”)[1]	$ 3.12	28.2%
10-day VWAP	$ 3.10	29.1%
20-day VWAP	$ 2.99	33.8%
30-day VWAP	$ 2.95	35.6%
90-day VWAP	$ 2.54	57.5%

(1)  Volume weighted average price is the ratio of the value traded to total volume traded over a particular time horizon.

Selected Public Companies Analysis

Genuity compared certain operating, financial, trading, and valuation information for Corel to certain publicly available operating, financial, trading, and valuation information for thirteen selected companies, each of which Genuity believes to have a business model reasonably similar, in whole or in part, to that of Corel.  These selected companies included:

Group A:
    •        Avid Technology

    •        Cyberlink Corporation

    •        Sonic Solutions

    •        RealNetworks

    •        DivX Inc.

    •        Magix

Group B:
    •        Microsoft Corporation

    •        Adobe Systems

    •        Symantec Corporation

    •        Intuit Inc.

    •        McAfee Inc.

    •        Autodesk Inc.

    •        Nuance Communications

Genuity believes that Group A reference companies have business models which better reflect Corel’s current business model, its market share relative to market shares of the reference companies in their respective user markets, and have a product mix with similar characteristics to that of Corel.  Genuity analyzed Group B reference companies to assess their trading and valuation metrics as the dominant players in their respective user markets, however Genuity did not assign any weight to the relative trading and valuation metrics of the Group B reference companies.  Genuity determined that these companies were unsuitable as reference companies based on several factors including but not limited to significant differences in business models, product mix, user markets or geographic coverage.

For each of the selected reference companies, Genuity analyzed the multiples of enterprise value (calculated as the sum of the value of common equity on a fully diluted basis and the value of net debt) divided by (i) actual or projected revenue and (ii) actual or projected earnings before interest, income taxes, depreciation, and amortization, or EBITDA (adjusted for nonrecurring income and expenses), for the twelve month period ending with the date of their most recent financial statements and fiscal years 2009 and 2010.  Genuity also analyzed the multiples of equity value per share divided by the diluted EPS (adjusted for nonrecurring income and expenses) for the twelve month period ending with the date of their most recent financial statements and fiscal years 2009 and 2010.  Genuity reviewed the mean, median, adjusted mean (using the range of up to 1.5x standard deviations from the mean), low and high relative valuation multiples of the selected companies and compared them to corresponding trading multiples for Corel on October 28, 2009.

Genuity believes that EBITDA multiples are more relevant than revenue and EPS multiples.  There is lack of publicly available information regarding levels of royalty revenue recognized by the reference companies which does not allow for true comparability between Corel and the reference companies.  EPS multiples of Group A companies are mostly negative or non-meaningful, while EPS multiples of Group B companies reflect these companies’ dominant position in their user markets which Corel does not currently have.

The results of the selected public company analysis are summarized below:

Multiple	Corel	Median	Adjusted Mean	Low	High
Enterprise Value/EBITDA
FY2009E	5.5x	6.2x	6.1x	5.1x	7.1x
FY2010E	5.0x	4.1x	4.8x	3.9x	5.8x

The Low and High range were calculated using 0.5x of the standard deviation around the Adjusted Mean which Genuity then applied to the relevant Corel EBITDA metrics, using Genuity’s forecast which was developed based on their discussions with the members of senior executive team of Corel, to determine a range of implied Corel enterprise values.  After adjusting for Corel’s capitalization, Genuity reviewed the range of per share prices derived in the selected public companies analysis as of November 11, 2009 and compared them to the Tender Offer price of U.S.$4.00 for each Share.

The results of the selected public companies analysis are summarized below:

Multiple	Low	High
Enterprise Value/EBITDA
Average FY2009E and FY2010E	$3.61	$6.48

Selected Transactions Analysis

Genuity derived a range of potential values for Corel relative to select mergers and acquisitions involving companies that Genuity believed to have similar business models, in whole or in part, to that of Corel and were announced and completed between January 2004 and September 2009.

Genuity analyzed historical mergers and acquisitions transactions for compression targets and other packaged software targets to better reflect Corel’s diversified product mix and a relatively high cashflow contribution from WinZip.

The selected transactions considered included:

Compression
    •        Novacap’s acquisition of PKWARE Inc. closed in September 2009

    •        Google’s pending acquisition of On2 Technologies

    •        Thoma Cressey Bravo’s acquisition of Acresso Software closed in April 2008

    •        Corel’s acquisition of WinZip closed in May 2006

    •        Vector Capital’s acquisition of WinZip closed in July 2005

    •        Smith Micro Software’s acquisition of Allume Systems closed in July 2005

    •        IMSI’s acquisition of Aladdin Systems closed in April 2004

Packaged Software
    •        Autodesk’s acquisition of Softimage closed in November 2008

    •        Vector Capital’s acquisition of Aladdin Knowledge Systems closed in January 2009

    •        Parametric Technology’s acquisition of CoCreate Software GmBH closed in November 2007

    •        Esko NV’s acquisition of Artwork Systems Group closed in November 2007

    •        Avanquest Software’s acquisition of Nova Development closed in January 2007

    •        Corel’s acquisition of InterVideo closed in December 2006

    •        InterVideo’s acquisition of Ulead closed in December 2006

    •        Adobe’s acquisition of Macromedia closed in December 2005

    •        Avid Technology’s acquisition of Pinnacle Systems closed in August 2005

    •        Sonic Solutions’ acquisition of Roxio closed in December 2004

Genuity examined valuation multiples of transaction enterprise value compared to the revenue and EBITDA (adjusted for non-recurring income and expenses) of the target companies, in each case for the reported twelve month period prior to announcement of the transaction, where such information was publicly available.  Genuity reviewed the adjusted mean of relative valuation multiples of the selected transactions and compared them to corresponding multiples for Corel as of October 28, 2009.

The results of the selected transactions analysis are summarized below:

Multiple	Adjusted Mean	Low	High
Enterprise Value/Trailing twelve months:
EBITDA — WinZip	4.4x	3.5x	5.3x
EBITDA — Residual Corel	8.3x	6.6x	10.0x

The Low and High range were calculated using 0.5x of the standard deviation around the Adjusted Mean which Genuity then applied to the relevant WinZip and Residual Corel (defined as all other assets of Corel excluding WinZip) metrics to determine a range of implied Corel enterprise values.  This range was reduced using a control premium discount (25% to 40%), reflecting Vector’s current majority position.  After adjusting for Corel’s capitalization, Genuity reviewed the range of per share prices derived in the selected transactions analysis and compared them to the Tender Offer price of U.S.$4.00 for each Share.

The results of the selected transactions analysis are summarized below:

Multiple	Low	High
Enterprise Value/Trailing twelve months:
Combined WinZip and Residual Corel EBITDA	$3.59	$5.25

No transaction utilized in the selected transactions analysis is identical to the Tender Offer, including the timing or size of the transactions, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning Corel’s financial and operating characteristics and other factors that would affect the selected transactions to which Corel is being compared.

Premiums Paid Analysis

Genuity analyzed the premiums paid in Canadian and U.S. insider bid transactions with a minimum transaction enterprise value of $20 million that were announced and completed between January 1999 and November 2009.

Genuity’s analysis was based on the one-day and four-week implied premiums paid in such transactions.  The implied premiums in this analysis were calculated by comparing the publicly disclosed transaction price to the target company’s one-day and four-week stock price prior to the announcement of each of the applicable transactions.  Genuity used this analysis to determine a suitable range of 25% to 40% premium which resulted in illustrative values per Share ranging from $3.74 to $4.19 based on the 20-day volume weighted average price of $2.99 and $3.91 to $4.38 based on the pre-announcement price of $3.13.

Discounted Cash Flow (“DCF”) Analysis (“DCF Analysis”)

Genuity performed an illustrative discounted cash flow analysis on WinZip and Residual Corel using the forecast that was created by Genuity based on its discussions with the members of the senior executive management team of Corel.  Two separate DCF analyses were performed:

•	WinZip 15-Year Horizon Case: Assumes WinZip is wound down by year 2025; and

•
WinZip Going-Concern Case: Assumes WinZip will incur increased levels of R&D to maintain its competitive advantage through product innovation; with the Residual Corel cash flows similar under both scenarios.

Genuity calculated illustrative indications of DCF value per Share applying perpetuity growth rates ranging from (1.0%) to 1.0% and discount rates ranging from 16.2% to 20.2%.  The perpetuity growth rates used in this analysis were selected by Genuity based upon several factors, including an analysis of EBITDA multiples for Corel based on the LTM period ended August 30, 2009 and EBITDA multiples of selected companies that exhibited similar business characteristics to Corel.  The discount rates used in this analysis were derived by Genuity utilizing a weighted average cost of capital analysis, based on certain financial metrics, including betas, for Corel.  This analysis resulted in illustrative values per Share ranging from $3.45 to $4.73.

Debt Considerations

Genuity considered the ability of the Company to maintain compliance with the restrictive covenants under its existing credit facility based upon available information.  In Genuity’s view, assuming certain one-time charges are incurred in Q1 2010, the Company would not be in compliance with the total leverage debt covenant at the end of Q1 2010.  The Company’s credit facility provides for an “equity cure” in the event of covenant default whereby the

Company can apply the proceeds from an equity offering (within certain limitations as fully described in the credit facility agreements) directly towards EBITDA (as defined in such credit facility agreements) for the purpose of calculating the total leverage ratio.  Genuity believes that the ability to apply an “equity cure” in an amount between $5mm and $10mm within 45 days of the end of Q1 2010 will be available to the Company, and would be sufficient to prevent the Company from violating the total leverage covenant test at the end of Q1 2010.  If the Company cannot effect an equity cure on terms that are reasonable or at all, this may have a material adverse effect on the Company.  The issuance of equity securities necessary to raise this capital could result in substantial dilution to the Company’s existing stockholders.

Additional Considerations

The foregoing summary describes all analyses and quantitative factors that Genuity deemed material in its presentation to the Designated Directors but is not a comprehensive description of all analysis performed and factors considered by Genuity in connection with preparing its opinion.  The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.  In arriving at its fairness determination, Genuity did not assign specific weights to any particular analysis.

The analyses conducted by Genuity were prepared solely for the purpose of enabling Genuity to provide its opinion to the Designated Directors as to the fairness, from a financial point of view, of the Tender Offer price to be received by holders of Shares (other than Vector and its affiliates) pursuant to the Tender Offer.  The analyses are not appraisals nor do they necessarily reflect the prices at which assets or securities actually may be sold.  In performing its analyses, Genuity made, and was provided by Corel’s management with, numerous assumptions with respect to industry performance, general business, economic, and regulatory conditions and other matters, many of which are beyond our control.  The analyses performed by Genuity, particularly those based on forecasts, are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses at the time of the opinion delivery.  Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond Corel or its advisors’ control, none of the Company, Genuity or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.  All such analyses were prepared solely as a part of Genuity’s analysis of the fairness, from a financial point of view, to holders of Shares (other than Vector and its affiliates) of the Tender Offer price to be received by such Holders.  Genuity expressed no opinion on the relative merits of the Tender Offer compared to any alternative transaction that might be available to the Company.  Genuity’s opinion is directed to the Designated Directors and is intended for their use in their consideration of the Tender Offer but it does not address the underlying decision by our Board of Directors to pursue the proposed offer.  Corel placed no limits of the scope of the analysis performed, or opinion expressed, by Genuity.  The Designated Directors selected Genuity as financial advisor in connection with the tender offer based on Genuity’s qualifications, expertise, reputation, and experience in mergers and acquisitions.  For services rendered in connection with the delivery of its opinion, the Company has agreed to pay Genuity for its financial advisory services (i) a work fee of $50,000 per month commencing October 2009 and continuing until July 2010; provided that the work fee will be payable for the entire period upon the termination or conclusion of the engagement, if any one of the Designated Directors ceases to be a director of the Company or if the Company no longer has public securityholders, (ii) an opinion fee of $300,000 if an opinion is requested by the Designated Directors and provided, regardless of the outcome of such opinion, (iii) an additional opinion fee of $150,000, if an additional opinion is requested by the Designated Directors and provided, regardless of the outcome of such opinion, and (iv) an incentive fee of $310,000.  In addition, the Company has agreed to reimburse Genuity for its expenses incurred in connection with its services, including the fees and expenses of its legal counsel, and will indemnify Genuity against certain liabilities, including liabilities arising under securities laws.

Genuity is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions.  In the ordinary course of business, Genuity may trade in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Other than the engagement of Genuity by the Designated Directors described in this section, there are no existing or contemplated material relationships or arrangements for future services, nor have any such relationships or arrangements existed or been contemplated during the past two years, involving or resulting in the payment or receipt of compensation between Genuity or its affiliates and any party to the transaction or their respective affiliates.

The opinion will be available for any interested Corel stockholder (or any representative of the stockholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours.  Alternatively, you may inspect and copy the opinion at the office of, or obtain them by mail from, the SEC.

Rule 13e-3

Because members of the Purchaser Group are affiliates of the Company, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act.  Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Consolidation and the consideration offered to minority shareholders be filed with the SEC and disclosed to unaffiliated shareholders prior to consummation of the Consolidation.  The Purchaser Group has provided such information in this proxy statement.  Upon consummation of the Consolidation, the Company intends to file a Form 15 to evidence the termination of the Company’s duty to file reports pursuant to Section 15(d) of the Exchange Act as soon after the consummation of the Tender Offer as the requirements for deregistration are met, and the Shares will be de-listed from the Toronto Stock Exchange (the “TSX”) and the Company will cease to be a reporting issuer (or equivalent) in all the provinces and territories of Canada in which it is currently a reporting issuer (or equivalent).

The information herein concerning Vector or its affiliates, officers or directors (including each member of the Purchaser Group) or actions or events with respect to any of them, has been derived exclusively from information provided to the Company by Vector.  The Company takes no responsibility for the accuracy or completeness of such information, or for any failure by the parties to disclose events or circumstances that may have occurred and may affect the significance, completeness or accuracy of such information.

The Purchaser Group’s Reasons for the Tender Offer and the Consolidation

The purpose of the Tender Offer and the Consolidation is for the Purchaser to increase its ownership of the Shares from the pre-Tender Offer level of approximately 68.3% to 100% of the outstanding Shares.

The Purchaser Group believes that the decline in revenue that the Company has experienced is a result of numerous factors, including, among others, disruption and recession in the principal economies where the Company markets its products, gains by the Company’s competitors in acquiring market share and failure by the Company to timely or successfully introduce new products and new versions of existing products.  However, the Purchaser Group also believes the Company’s core products and strategy address a significant market opportunity.  To achieve market acceptance of its products, revenue growth and long-term profitability, the Purchaser Group believes the Company will be required to invest substantially in updating its existing products and introducing new products while at the same time ensuring that its cost structure is aligned with its revenue expectations.  This transition will require time and may not prove successful.  As evidenced by the Company’s actions to prepay principal on its credit facility to maintain debt covenant compliance in fiscal 2009, the Company is likely to continue to require additional capital as it undertakes this transition.  The Purchaser Group believes the continuing costs of being a public company exacerbate the Company’s difficulties in maintaining debt covenant compliance.  In addition, the Purchaser Group believes that to re-establish market leadership, the Company will need to undertake acquisitions to consolidate its currently fragmented market, although the Purchaser Group does not currently have any arrangement, understanding or plans with respect to any specific acquisitions.  The Purchaser Group does not believe that the Shares presently represent an attractive currency for completing such acquisitions and, as such, the Purchaser Group believes that executing such a consolidation strategy may require a substantial amount of additional cash.

In addition to the strategic and operational challenges facing the Company, the Purchaser Group believes that the Company faces substantial near-term risk of defaulting under the financial covenants of its credit facility.  As a step toward ensuring compliance with its total leverage to EBITDA covenant at November 30, 2009, at the end of November, the Company pre-paid approximately $13.0 million of its outstanding debt, leaving it with cash and cash equivalents of approximately $20.1 million at that date.  Depending upon final results for the fourth quarter, the Company may still require an equity capital infusion to maintain covenant compliance prior to the end of the first quarter of fiscal 2010.  To ensure it has adequate cash to fund working capital after November 30, 2009, the Company drew $10.0 million on its revolving credit facility.  Because that sum will be included in total debt as of the next compliance measurement on February 28, 2010, and based on expectations that the Company’s operations will not generate sufficient cash to repay the new borrowings or satisfy the total debt to EBITDA covenant on February 28, 2010, the Company will need to either raise new equity capital or seek an amendment or waiver of the covenant by that time.

For the reasons discussed above and elsewhere in this proxy statement, the Purchaser Group believes any long-term solution for the Company will require the Company to raise substantial new equity capital.  An investment of the magnitude required in the Company by Vector would be extremely dilutive to minority shareholders.  In addition, such an investment by Vector while the Company is public would require compliance with stock exchange rules regarding related-party transactions and could require a shareholder vote.  All of these factors introduce risks and uncertainties regarding the Purchaser Group’s ability to invest additional capital on a timely basis, if at all, while the Company is public.  Finally, Vector believes that if it is going to commit new equity financing to the Company using funds from its limited partners under present circumstances, it will need the operational and strategic control of the Company that can only come with total ownership in order to safeguard that investment.  In addition, Vector does not believe such equity financing is available from third parties, and is not willing to sustain the dilution that would result from raising such capital if it were available.

There can be no assurance that the Company will successfully meet the challenges described above, and it could fail.  While in the Purchaser Group’s view there is substantial uncertainty regarding the Company’s prospects and the general economy as well as a need for restructuring of the Company, if the Consolidation is successful, the Purchaser would bear all of these risks.

For these and other reasons, the Purchaser has concluded that this is the appropriate time to pursue the acquisition of the Company.  The Purchaser believes that proceeding with the Consolidation at this time will afford the Company’s shareholders who are unaffiliated with it the ability to dispose of their Shares at a premium over the market price at the time of announcement of the Tender Offer.

In structuring the transaction as a tender offer followed by a consolidation, the Purchaser has considered, among other things, the following:

•	No separate approval of the Board or the Designated Directors was required for the Tender Offer, as the Tender Offer was made directly to the Company’s shareholders.

•	A tender offer followed by a second-step acquisition transaction, such as the Consolidation, is a typical means of effecting a going-private transaction.

•	The structure of the transaction provides all of the Company’s shareholders unaffiliated with the Purchaser with the opportunity to participate in the Tender Offer and the Consolidation.

•
Those shareholders of the Company who elected not to tender their Shares in the Tender Offer will receive the same consideration in the Consolidation that was paid in the Tender Offer, subject to a right to dissent from such transaction and demand payment of the fair value of their Shares under Canadian law.  If the statutory procedures are complied with, this right could lead to judicial determination of fair value required to be paid (which could be more or less than the Tender Offer price) to such dissenting shareholder for their Shares.

Position of the Purchaser Group Regarding Fairness of the Consolidation

 Members of the Purchaser Group constitute affiliates of the Company that are engaging in a Rule 13e-3 transaction under the rules of the SEC.  Under such rules, the Purchaser Group is required to express its belief as to the fairness of the Consolidation to the unaffiliated shareholders of the Company.

 The Purchaser Group believes that the consideration per Share to be received by the Company’s unaffiliated shareholders pursuant to the Consolidation is fair to such shareholders.  The Purchaser Group bases its belief on the following factors, each of which, in its judgment, supports its views as to the fairness of the Consolidation:

•	The U.S.$4.00 per share price to be paid in the Consolidation is equal to the price paid to shareholders that tendered their shares in the Tender Offer.

•
The price to be paid in the Consolidation provides the Company’s unaffiliated shareholders an opportunity to realize value for their shares in excess of the prevailing market price.  The Consolidation price of U.S.$4.00 per Share represents a premium of approximately 26% to the closing price of the Shares on The Nasdaq Stock Market (the “Nasdaq”) on October 27, 2009, the last trading day prior to the date on which the Purchaser announced the Tender Offer, and approximately 42.0% to the 12-month average closing price of the Shares on the Nasdaq as of October 27, 2009.  The average daily trading volume in the Company’s Shares over the 12 months prior to commencement of the Tender Offer was 19,627 shares.  Given the illiquidity of the Company’s Shares, the Purchaser Group believes that the Consolidation constitutes a substantial premium to the value unaffiliated shareholders could realize through open-market sales in any volume.

•
The Consolidation price properly reflects the fact that the Purchaser and its affiliates already own a majority of the outstanding Shares and, accordingly, the Consolidation does not involve a change of control.  As a result, the Consolidation price does not reflect a control premium.

•
The Purchaser is not willing to sell its stake in the Company to a third party or consider a transaction that would allow the Company to merge with or be acquired by an entity unaffiliated with the Purchaser.  Given the Purchaser’s ownership of approximately 97% of the outstanding Shares of the Company, there is no possibility of the acquisition of control by another party without the Purchaser’s willingness to participate.

•
Following the successful completion of the Consolidation, the Company’s unaffiliated shareholders will not face the risk of losses generated by the Company’s operations or decline in the value of the Company.

 Because the Consolidation is the second and final step in the acquisition of the Company by the Purchaser initially commenced with the Tender Offer, the Purchaser Group believes that the procedural protections of the Tender Offer described in the 14D-9 also act to protect shareholders with respect to the Consolidation.  In addition, the Purchaser Group believes that the Consolidation is procedurally fair to the unaffiliated shareholders of the Company, based on the following factors:

•
That the price to be paid in the Consolidation is equal to the price paid in the Tender Offer and the Tender Offer was conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the expiration of the Tender Offer a number of Shares representing at least a majority of the aggregate number of outstanding Shares (calculated on a fully-diluted basis as of the date the Shares are accepted for payment pursuant to the Tender Offer) not beneficially owned by the Purchaser or its affiliates, and the votes attaching to which shall be qualified to be included as votes in favor of any subsequent acquisition transaction in determining whether minority approval (as construed under applicable Canadian securities law) has been obtained in respect thereof.  This condition was not waivable.  The Purchaser Group believes that the Company’s unaffiliated shareholders were therefore able to evaluate the terms of the Tender Offer and their fairness without coercion and on an informed basis, thereby providing meaningful procedural protections for such unaffiliated shareholders.  Of the 8,386,274 outstanding Shares not owned by the Purchaser (excluding options and other equity awards), 7,618,467 Shares or approximately 91% were tendered in the Tender Offer.

•
Unaffiliated shareholders have the right under the Consolidation to dissent and demand payment of the fair value of their Shares.  If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid (which may be more or less than the Tender Offer price) to such dissenting shareholders for their Shares.

•
The Board mandated the Designated Directors to act on behalf of the Board for the benefit of unaffiliated shareholders in considering and evaluating the Purchaser’s proposal to acquire all of the outstanding Shares not owned by the Purchaser or its affiliates.

 The Purchaser Group also considered the following factors, each of which it considered negative in its deliberations concerning the fairness of the terms of the Consolidation:

•
Following the successful completion of the Consolidation, the Company’s shareholders unaffiliated with the Purchaser Group would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of their holdings of the Company.

•
As to the Consideration, the financial interests of the Purchaser Group are adverse to the financial interests of the Company’s unaffiliated shareholders.  In addition, officers and directors of the Company have actual or potential conflicts of interest in connection with the Tender Offer and the Consolidation described under “Interests of Corel’s Directors and Executive Officers in the Consolidation”.

•	The tender of Shares and receipt of the Consolidation price in cash by the Company’s unaffiliated shareholders is generally taxable to such shareholders.

The Purchaser Group did not find it practicable to assign, nor did the Purchaser Group assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.  In reaching its conclusion as to fairness, the Purchaser Group did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern.  In addition, the liquidation of the Company’s assets was not considered to be a viable course of action based on the Purchaser Group’s desire for the Company to continue to conduct its business as a subsidiary of the Purchaser.  Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares, and the Purchaser Group believes that the liquidation value of the Company is irrelevant to a determination as to whether the Consolidation is fair to unaffiliated shareholders.  Further, the Purchaser Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs.  The Company’s net book value per Share as of August 31, 2009, calculated by dividing shareholders’ equity (deficit) by the number of Shares outstanding, was $(0.39).

While the Purchaser Group did consider historical trading prices and liquidity of the Company’s common shares in evaluating whether the Tender Offer is fair to the unaffiliated shareholders, the Purchaser Group did not give any weight to the rise in the Company’s share price in June 2009 because the Purchaser Group believes the increase was the result of unsubstantiated rumors in the market.  In this regard, the Purchaser Group notes that after the Company disclosed that it was unaware of any undisclosed material changes related to the Company on June 12, 2009, the Company’s share price dropped by over 45%.

Given the continuing deterioration of the Company’s operating results and financial condition, the Purchaser Group’s belief that restructuring was required at the Company and the Purchaser Group’s belief that a substantial equity investment is required for the Company to maintain debt covenant compliance and fund its working capital requirements on a sustainable basis, the Purchaser Group did not believe an analysis of the Company’s going concern value was meaningful in determining whether the Consolidation is fair to unaffiliated shareholders.

Also, the Purchaser did not receive any report or appraisal from an outside party that is materially related to the acquisition.

The Purchaser Group is not aware of any firm offers made for the Company during the past two years and in any event has no intention of selling the Shares owned by it, and therefore did not consider any such offers in reaching their conclusion as to fairness.

The foregoing discussion of the information and factors considered and given weight by the Purchaser Group is not intended to be exhaustive, but includes the factors considered by the Purchaser Group that the Purchaser Group believes to be material.  The Purchaser Group’s views as to the fairness of the Consolidation to unaffiliated shareholders of the Company should not be construed as a recommendation to any such shareholder as to whether such shareholder should vote to approve the Special Resolution at the Special Meeting.

Plans for the Company after the Consolidation

In connection with the Consolidation, Vector expects to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Consolidation in order to best organize the activities of the Company.  In particular, following the Consolidation, Vector plans to change the Board by electing persons as directors of the Company who likely will be employees or officers of the Purchaser or its affiliates, and may also consider material changes in the present dividend policy, indebtedness and capitalization of the Company and may consider pursuing acquisition opportunities through the Company.  In addition, Vector may take actions to achieve potential scale efficiencies.  Vector expressly reserves the right to make any changes that Vector deems necessary, appropriate or convenient in light of our review or of future developments.  Such changes could include, among other things, changes in the Company’s business, corporate structure, articles of incorporation, capitalization (whether arising from refinancing or otherwise), management or dividend policy.

Vector believes that the employees of the Company are a crucial asset to the business and operations of the Company and wishes to minimize any concerns that the Company’s employees may have regarding the Consolidation.  Vector understands that it will be necessary to incentivize the Company’s employees to remain with the Company following the completion of the Consolidation.  Vector also intends to work with the Company’s management to minimize disruption to the Company’s workforce.

Except as otherwise described in this proxy statement, Vector has no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries (other than the Consolidation); (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) a material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; or (v) any other material change in the Company’s corporate structure or business.

Following consummation of the Consolidation, the Purchaser’s indirect interest in the Company’s net book value and net earnings will increase to 100%, and the Purchaser will be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value.  Similarly, the Purchaser will also bear the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the Consolidation.  Upon completion of the Consolidation, the Company will become a privately held corporation.  Accordingly, present shareholders other than the Purchaser will not have the opportunity to participate in the earnings and growth of the Company after the second-step acquisition and will not have any right to vote on corporate matters.  Similarly, present shareholders other than the Purchaser will not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the Consolidation.

Effects of the Consolidation on the Market for the Shares; Nasdaq and TSX Listing; Registration under the Exchange Act.

As a result of the Consolidation, the Company will become eligible for termination of registration under applicable U.S. securities laws.  Under the rules and the regulations of the Nasdaq and the TSX, consummation of the Consolidation would also lead to the delisting of the Company’s shares on the Nasdaq and the TSX.  To the extent permitted by applicable law, following the Consolidation, the Purchaser intends to delist the Shares from the Nasdaq and the TSX and to cause the Company to cease to be a public company.  Consequently, the Company would no longer legally be required to disclose publicly the information which it now must provide under the

Exchange Act and applicable Canadian securities laws or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act and applicable Canadian securities laws.

Interests of the Company’s Directors and Executive Officers in the Consolidation

The shareholders should be aware that the executive officers and certain directors of the Company, including certain members of the Purchaser Group, have interests in connection with the Consolidation that present them with actual or potential conflicts of interest.  Except as disclosed below and elsewhere in this document, based on information provided by the Purchaser Group and the Company’s executive officers and directors, no informed person or any associate or affiliate of any informed person had any material interest, direct or indirect, in any transaction completed since November 30, 2008 or that is proposed which has materially affected or would materially affect the Company.

To the best of the knowledge of the Company, the Company’s executive officers and the Designated Directors currently intend to vote their Shares which were not tendered in the Tender Offer, if any, in favor of the Consolidation.

Barry Tissenbaum tendered 10,000 Shares pursuant to the Tender Offer.  The Shares were tendered on November 25, 2009 at the Tender Offer price of $U.S.4.00 per Share.  Except as disclosed above or elsewhere in this proxy statement, the Company’s executive officers and directors have not engaged in any transaction in the securities of Corel Corporation during the past 60 days.

Designated Directors

The Designated Directors are Daniel T. Ciporin, Steven Cohen, and Barry A. Tissenbaum.  While none of the Designated Directors is employed by Vector or an affiliate of Vector, Mr. Ciporin has a minority limited partner interest (of less than 1%) in one or more Vector funds, which may include one or more funds that provided the consideration to consummate the Tender Offer.  Mr. Cohen has a minority interest of 1.66% and 0.04% respectively, in Vector funds, which may include one or more funds that provided the consideration to consummate the Tender Offer.  In designating these directors, the Board carefully considered these interests and determined that each of these directors was independent nonetheless, and that the Company and the minority shareholders were best served by designating three directors rather than one, as had been the case during 2008 when another offer was received from Vector.

Confidentiality and Standstill Agreement

On October 19, 2009, the Company and the Purchaser entered into a confidentiality and standstill agreement (the “Confidentiality Agreement”).  Under the terms of the Confidentiality Agreement, the Company agreed to furnish the Purchaser confidential information concerning its businesses in connection with the evaluation of a possible transaction between the Purchaser and the Company.  The Confidentiality Agreement includes a standstill clause that prohibited Vector from, among other things, acquiring any securities of the Company until October 27, 2009; the Designated Directors could have extended the standstill period daily until November 4, 2009 and did extend it once until October 28, 2009.

Expense Reimbursement Agreement

In connection with certain transaction advisory work performed on the Company’s behalf, the Company paid Vector transaction fees and reimbursements for expenses of approximately $404,000 in fiscal 2008.   In addition, the Company paid $75,000 of director fees to each of Messrs. Slusky and Mehta, principals of Vector.  Payments to Vector made in fiscal 2008 were made pursuant to the Expense Reimbursement Agreement (incorporated by reference as exhibit 10.16 to the Company’s annual report on Form 10-K for the fiscal year ended November 30, 2008).  The Company believes that no fees will be paid to Vector pursuant to this agreement in connection with the Tender Offer or the Consolidation.

Registration Rights Agreement

Prior to the Company’s initial public offering in 2006, Vector caused the Company to enter into a registration rights agreement pursuant to which the Company is required to register for sale Vector’s shares at the Company’s expense.

Employment Agreements

The Company has entered into employment agreements with its executive officers as follows:

Kris Hagerman.  In July 2009, the Company and Mr. Hagerman substantially finalized the terms on which Mr. Hagerman serves as the Chief Executive Officer of the Company effective as of July 28, 2009 and unless and until terminated by either party upon written notice.  Mr. Hagerman will receive an annual base salary of $600,000 for the term of the agreement, subject to annual review and adjustment by the Board.  Mr. Hagerman is also eligible to participate in the Company’s Annual Incentive Plan with a target incentive of $400,000.  The specific targets are set by the Board annually in consultation with Mr. Hagerman and reflect achievement of management objectives, corporate revenue and corporate EBITDA.  In the event that Mr. Hagerman’s employment by the Company is terminated without cause, he is entitled to severance compensation equal to 12 months’ base salary plus a pro rata portion of the incentive compensation for the balance of the fiscal year (assuming 100% achievement), as well as 12 months’ additional medical benefits coverage.  If the Company completes a Significant Event (as defined in the Company’s 2006 Equity Incentive Plan), then all of Mr. Hagerman’s unvested options will be deemed to vest on completion of that event, provided that, if Mr. Hagerman departs the Company within 6 months after the Significant Event, he will be required to forfeit the accelerated options or any Shares or cash received in connection with those accelerated options.

Prior to accepting his position as Chief Executive Officer, Mr. Hagerman was employed as interim Chief Executive Officer.  The interim Chief Executive Officer employment agreement (the “Interim CEO Agreement”) provided that Mr. Hagerman would receive an annual base salary of $600,000 and generally all benefits and perquisites available to executives of the Company.  In addition to his base salary, Mr. Hagerman was eligible to participate in an annual bonus plan pursuant to which he might earn an annual bonus based on achievement of annual performance objectives, with a target annual bonus of $400,000, with Mr. Hagerman’s bonus for the period from May 8, 2008 to November 30, 2008 paid out at the 100% payout level.  The Interim CEO Agreement contained non-solicitation provisions that extend for 12 months after the Interim CEO Agreement.  The Interim CEO Agreement also provided that Mr. Hagerman would be eligible to participate in the 2006  Equity Incentive Plan as amended from time to time and such other share based incentive plans for senior executives of the Company.  Under the Plan, the Company granted Mr. Hagerman options to acquire 326,760 Class A common shares of the Company with an exercise price equal to $10.87 (the fair market value of the Class A common shares on the grant date).  Mr. Hagerman’s Interim CEO Agreement was superseded by the agreement described above.

In addition, from March 10, 2008 to May 8, 2008, Mr. Hagerman was Senior Advisor at Vector, during which he was paid $172,000.

Tom Berquist.  In August 2009, the Company entered into an employment agreement pursuant to which Mr. Berquist serves as the Chief Financial Officer of the Company unless and until terminated by either party upon written notice.  Mr. Berquist receives an annual base salary of $300,000 for the term of the agreement, subject to review and adjustment from time to time by the Company.  Mr. Berquist is also eligible to participate in the Company’s Annual Incentive Plan with a target incentive of $200,000.  The terms and conditions of the Annual Incentive Plan may be amended from time to time by the Company.  In the event that Mr. Berquist’s employment by the Company is terminated without cause, he is entitled to severance compensation equal to one month of base salary for each full year of employment, subject to a minimum of six months’ base salary and a maximum of 12 months’ base salary.  Additionally, in the event of termination with cause, Mr. Berquist is entitled to receive incentive payment in accordance with the terms of the Annual Incentive Plan as well as a minimum of six and a maximum of 12 months’ additional medical benefits coverage, based on the length of his employment.

Amanda Bedborough.  In January 2003, the Company entered into an employment agreement with Amanda Bedborough, as Executive Vice President, International Operations.  She currently receives an annual base salary of

£180,000, with an annual target bonus of £101,296 (US$299,700 and US$168,700, respectively, based on the exchange rate in effect as of the close of business on November 8, 2009) based on meeting targets set by the Board or compensation committee each year.  In addition, she may be eligible for a target bonus at the sole discretion of the Board.  If the Company terminates her employment without cause, the Company is obligated to pay to her up to 18 months of her base salary and maintain her benefits for up to 18 months.  In the event there is a change of control, and Ms. Bedborough’s employment is terminated during the period beginning one month before and ending six months after the change of control, she is entitled to receive 18 months written notice.

Director Compensation

Pursuant to a mandate passed by the Board, each of the Designated Directors received as of September 1, 2009, and will receive the first day of every third month thereafter during the currency of such mandate, the sum of $50,000 as compensation.  In accordance with the foregoing, a further payment of $50,000 was made as of December 1, 2009.

For the fiscal year ended November 30, 2008, the compensation paid to directors, other than members of management of the Company, for acting as a director of the Company was $25,000 per year.  The chairperson of each Board committee was paid an additional $15,000 for the fiscal year ended November 30, 2008 for acting as chairperson.  In addition, each independent director of the Board received compensation for services provided as members of the special committee which evaluated strategic alternatives for the Company during fiscal 2008.  During their time of service on the Special Committee (as defined herein), Mr. Giffen received compensation of $180,000, and Mr. Cohen and Mr. Ciporin each received compensation of $60,000.  For the 2009 fiscal year, each director, other than members of management of the Company, was paid a fee of $25,000 and the chairperson of the Audit Committee was paid an additional fee of $25,000.  Each of the current directors has received, in connection with such director’s service as a director of the Company, options to purchase the number of Shares set forth opposite such director’s name on Appendix D to this proxy statement.  Each new non-employee director that joins the Board will receive options to purchase 25,000 Shares.  The exercise price of all such options shall be equal to the fair market value of those Shares on the date of the grant.  These options vest as to 25% on the first anniversary of the date of grant and as to an additional 25% each year thereafter in quarterly installments.  Upon the occurrence of a Significant Event (as defined under the Company’s 2006 Equity Incentive Plan), all options or other equity awards held by members of the Board under the Equity Incentive Plan shall immediately vest.  The Company also reimburses directors and officers, respectively, for reasonable out-of-pocket expenses incurred in performing their duties.  Directors and officers of the Company’s subsidiaries do not receive any additional remuneration for acting in such capacities but are reimbursed for reasonable out-of-pocket expenses incurred in performing their duties.

Additional information with respect to the compensation of the Company’s directors is included under the caption “Compensation of Directors and Executive Officers” in the Company’s 2009 Proxy Statement, dated May 5, 2009, a copy of which is filed as an Exhibit hereto and incorporated by reference herein.

Indemnification and Insurance

Under the CBCA, the Company may indemnify a current or former director or officer of the Company or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity.  However, indemnification is prohibited under the CBCA unless the individual:

•
acted honestly and in good faith with a view to best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The CBCA provides that the Company may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with a proceeding referred to above.

Despite the foregoing, an individual referred to above is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Company or other entity as described above, if the individual seeking indemnity:

•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

•	fulfils the conditions set in the two bullets preceding this paragraph.

The Company’s By-laws require it to indemnify a director or officer, a former director or officer or a person who acts or acted at the Company’s request as a director or officer, or in a similar capacity of another entity, and the heirs and legal representatives of such a person to the fullest extent permitted by the CBCA.  The Company’s By-laws also authorize it to purchase and maintain insurance for its officers and directors, and the Company has purchased such insurance.  In the event of the consummation of the Consolidation, the Company expects to purchase a customary insurance “tail” policy to cover its officers and directors for claims that may arise thereafter.

The Company has entered into indemnity agreements with its directors and officers which provide, among other things, that the Company will indemnify him or her for expenses reasonably incurred by such individual in respect of a proceeding in which such individual is or may be joined as a party or is or may be liable for or in respect of penalty by reason of such individual being or having been a director or officer, subject to specified limitations.

Treatment of Options

Certain officers and directors of the Company, like many other employees of the Company, hold vested stock options, which may be exercised in accordance with their terms.  As part of the Consolidation, the Purchaser has advised that it intends that all options, including those held by the officers and directors of the Company, to acquire Shares outstanding immediately prior to the effective time of such transaction, whether or not fully vested and exercisable at the effective time of such transaction, will be cancelled and each holder of an option will be entitled to receive a cash amount (subject to applicable withholding taxes) equal to the excess, if any, of the per Share amount paid in the Consolidation over the per Share exercise price of such option multiplied by the number of Shares issuable upon exercise of such option.  Furthermore, the Purchaser has advised that the right to receive the cash payment upon the cancellation of such options will be subject to the prior execution of all necessary written consents and releases as determined by the Purchaser.

Notwithstanding the foregoing, the Purchaser has advised that, in July through October 2009, the officers and certain other employees of the Company were granted options to purchase shares at a weighted average exercise price of approximately $2.27 per share, of which an aggregate of approximately 4,318,871 options remain outstanding.  The Purchaser has advised that it intends that, unlike the Company’s other options, these options will not be cashed out, but are expected to be assumed and become options to purchase shares of the Company post-consummation of the Consolidation.  The Purchaser has advised that these options will remain outstanding rather than being cashed out.  These options include the following number of options held by the following officers of the Company:

•	Kris Hagerman, 1,887,708 options

•	Joseph Roberts, 314,618 options

•	Nicholas Davies, 157,309 options

•	Amanda Bedborough, 314,618 options

•	Kevin Thornton, 75,000 options

•	Kazuo Sakai, 100,000 options

•	Graham Brown, 75,000 options

•	Jeremy Liang, 85,000 options

•	Shawn Cadeau, 75,000 options

•	Eleanor Lacey, 100,000 options

•	Tom Berquist, 314,618 options

Certain U.S. Federal Income Tax Considerations for U.S. Holders

The U.S. federal income tax discussion set forth below is included for general information only and is based upon present law.  Due to the individual nature of tax consequences, you should consult your tax advisers as to the specific tax consequences to you of the Consolidation, including the effects of applicable non-U.S., state, local and other tax laws.  The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders (as defined below) whose Shares are consolidated pursuant to the Consolidation.  The following discussion does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including alternative minimum tax consequences, and may not apply to certain U.S. Holders.  For example, the following discussion may not apply to you if you: acquired your Shares pursuant to the exercise of stock options or other compensation arrangements with the Company; indirectly own any Shares through an investment in a private equity fund managed by Vector Capital; do not hold your Shares as a capital asset for U.S. federal income tax purposes; own, or are deemed to own, 10 percent or more of our Shares; or are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).  You should consult your tax advisers as to whether you are eligible for the benefits of the Canada-U.S. Income Tax Convention (1980) (the “Treaty”), and as to whether the Treaty would change any of the U.S. or Canadian tax consequences described herein.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.  The term “U.S. Holder” also includes certain former citizens and residents of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Shares and partners in such partnerships are urged to consult their tax advisers as to the particular U.S. federal income tax consequences of having their Shares consolidated pursuant to the Consolidation.

Consolidation of Shares.  The consolidation of your Shares pursuant to the Consolidation will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws.  In general, you will recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor.  Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) sold.  Subject to the passive foreign investment company rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.  The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Considerations.  The Company stated in its Annual Report for the period ending November 30, 2008 that as of November 30, 2008, it believed that it was not a passive foreign investment company, but that if, for any taxable year, its passive income or assets that produce passive income exceed levels provided by U.S. law, it may be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes.  We have not verified or updated this analysis in any way with respect to 2008 or any other year.  In addition, because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that the Company has not been or will not be a PFIC for any taxable year.

If the Company were a PFIC for any taxable year during which a U.S. Holder held its Shares, unless the U.S. Holder had made a mark-to-market election that would have resulted in alternative treatment, gain recognized upon the consolidation of the U.S. Holder’s Shares pursuant to the Consolidation would be allocated ratably over the U.S. Holder’s holding period for such Shares.  The amounts allocated to the taxable year of disposition and to years before the Company became a PFIC would be taxed as ordinary income.  The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts.

U.S. Holders should consult their tax advisers regarding whether the Company is or was a PFIC and the potential application of the PFIC rules.

Backup Withholding.  A U.S. Holder whose Shares are consolidated pursuant to the Consolidation may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies.  See “The Consolidation—Procedure for Receipt of Consideration—Backup U.S. Federal Income Tax Withholding.”

Certain Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Shares in respect of the Consolidation for purposes of the application of the Tax Act, who at all relevant times (1) deals at arm’s length with the Company and the Purchaser; (2) is not affiliated with the Company or the Purchaser; and (3) holds the Shares as capital property (a “Holder”).  Generally, the Shares will be capital property to a Holder provided the Holder does not hold those Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.  This summary does not address all issues relevant to shareholders who acquired their Shares on the exercise of an employee stock option.  Such shareholders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act, and on our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof.  This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed.  However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all.  This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder.  This summary is not exhaustive of all Canadian federal income tax considerations.  Accordingly, shareholders should consult their own tax advisors having regard to their own particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Shares must be converted into Canadian dollars based on exchange rates as determined in accordance with the Tax Act.  The capital gains or capital losses realized by a shareholder may be affected by changes in the Canadian/U.S. dollar exchange rate.  The Company intends to convert the Consideration for computational purposes using the Bank of Canada noon rate on the effective date.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Holder”). Certain Resident

Holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem to be capital property any Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose Shares might not otherwise be considered to be capital property should consult their own tax advisor concerning this election.

This portion of the summary is not applicable to a Resident Holder (i) that is a “specified financial institution”, (ii) an interest in which is a “tax shelter investment”, (iii) that is, for purposes of certain rules (referred to as the mark-to-market rules) applicable to securities held by financial institutions, a “financial institution”, or (iv) to whom the “functional currency” reporting rules apply, each as defined in the Tax Act.  Such Resident Holders should consult their own tax advisors.

Corel has determined that the paid-up capital (as defined in the Tax Act) per Share exceeds the Consideration.  Accordingly, a Resident Holder will generally not be deemed to have received a dividend on the Consolidation.

Generally, a Resident Holder whose Shares are subject to the Consolidation and who receives a cash payment from the Company will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, being the amount of such cash payment, net of any reasonable costs of disposition exceed (or are less than) the adjusted cost base of the Resident Holder’s Shares immediately before the disposition.

  Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year.  Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year, and allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Share may be reduced by the amount of any dividends received (or deemed to be received) by the Resident Holder on such Share to the extent and under the circumstances prescribed by the Tax Act.  Similar rules may apply where a Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.  Such Resident Holders should consult their own advisors.

Holders Not Resident In Canada

This portion of the summary is generally applicable to a Holder (i) who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada, (ii) who does not use or hold, and is not deemed to use or hold, the Shares in a business carried on in Canada, and (iii) whose Shares are not taxable Canadian property for purposes of the Tax Act (a “Non-Resident Holder”).  Special rules, which are not discussed in this summary, may apply to certain Holders that are insurers carrying on an insurance business in Canada and elsewhere.

Generally, Shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, or the Non-Resident Holder together with all such persons, have not owned 25% or more of the issued Shares of any class or series of the capital stock of the Company at any time during the 60-month period that ends at that time.  Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Shares could be deemed to be taxable Canadian property.

Non-Resident Holders whose Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

A Non-Resident Holder whose Shares are subject to the Consolidation will generally not be subject to Canadian capital gains tax or Canadian withholding tax on the proceeds therefrom.

Regulatory Approvals

We are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Consolidation or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required pursuant to the Consolidation.  Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought.  There is no current intent to delay the Consolidation pending the outcome of any such matter.  There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Consolidation.

Consolidation Financing

We estimate that we will need approximately $7.4 million to consummate the Consolidation and to pay related fees and expenses.  One or more affiliates of Vector, each of which is controlled by Alexander R. Slusky, will provide all of such funds to consummate the Consolidation and pay all fees and expenses incurred by the Purchaser in connection with the Consolidation.  The Company will pay all fees and expenses it incurs in connection with the Consolidation out of its cash on hand.  The Consolidation is not subject to a financing condition.  The transactions are not subject to any alternative financing arrangements or alternative financing plans in the event the primary financing plans fall through.

Because the Tender Offer and the Consolidation are two steps of a single transaction, the Company does not believe that it is practicable to separate the fees and expenses incurred in connection with the Tender Offer from the fees and expenses incurred in connection with the Consolidation.  Estimated fees and expenses incurred or to be incurred by the Purchaser and the Company in connection with both the Tender Offer and the Consolidation are as follows:

Type of Fee	Amount	Responsible Party
Filing Fees	$1,938	The Purchaser
Depositary for the Tender Offer	22,500	The Purchaser
Information Agent (including mailing) for the Tender Offer	15,000	The Purchaser
Depositary for Consolidation	5,000	The Purchaser
Legal Fees and Expenses	1,200,000 750,000	The Purchaser The Company
Financial Advisor Fees and Expenses	1,110,000	The Company
Printing Expenses	10,000	The Purchaser
Miscellaneous Fees and Expenses	5,562	The Purchaser and the Company
Total	$3,120,000

THE CONSOLIDATION

Background and Purpose of the Special Meeting

On October 28, 2009, the Purchaser commenced the Tender Offer to acquire all of the issued and outstanding Shares not held by it.  The Tender Offer expired on November 25, 2009 and a subsequent offering period was initiated, which expired on December 4, 2009.  During the initial Tender Offer period, the Purchaser acquired and paid for 4,542,389 Shares, representing approximately 52% of the outstanding Shares subject to the Tender Offer.  During the subsequent offering period, an additional 3,076,078 Shares were tendered, representing approximately 35% of the outstanding Shares subject to the Tender Offer.  As a result, the Purchaser acquired approximately 91% of the outstanding Shares subject to the Offer.

On November 16, 2009, following an increase in the Tender Offer price from U.S.$3.50 to U.S.$4.00 per Share, the Designated Directors unanimously determined to recommend, on behalf of the Company, that shareholders tender their Shares pursuant to the Tender Offer.  The Consolidation is the second step of the Purchaser’s acquisition of the Company (the “Acquisition”), the first step of which was the Tender Offer.  A second-step transaction following the successful completion of the Tender Offer pursuant to which all Shares not held by Vector would be exchanged or converted into the right to receive the Tender Offer price was expressly contemplated by the Offer to Purchase, and was considered by the Designated Directors to be part of the overall Acquisition transaction it had affirmatively recommended in favor of in the 14D-9.  The Consolidation provided for herein represents the execution of such a second-step transaction.

The Consolidation, which is being carried out pursuant to Section 173 of the CBCA will be effected in accordance with the terms of the Special Resolution.  If the Special Resolution is passed, it is expected that the Consolidation will become effective as soon as practicable after the approval of the Special Resolution, upon filing of the articles of amendment and the issuance of a certificate of amendment giving effect thereto.

Shareholder Approvals

In order to be effective, the Special Resolution must be approved by at least two-thirds of the votes cast by holders of the Shares present in person or by proxy at the Special Meeting and entitled to vote on the Special Resolution.

Immediately following the purchase of Shares pursuant to the Tender Offer, the Purchaser owned 25,276,081 Shares, representing approximately 97% of the outstanding Shares.  Consequently, the Purchaser has the right to vote a sufficient number of Shares at the Special Meeting to approve the Special Resolution without the affirmative vote of any other shareholder, thereby assuring such approval.  The Purchaser has indicated to us that it intends to vote all its Shares in favor of the Special Resolution.

Effect of the Consolidation on the Purchaser

Since the Purchaser holds sufficient Shares to qualify for the issuance of new common shares, it will not receive the Consideration pursuant to the Consolidation. If, for any reason, the Consolidation would have the effect of entitling the Purchaser to receive the Consideration in respect of any pre-Consolidation Shares held by it and/or its affiliates, the articles will be amended with the effect that the Purchaser will not receive any Consideration.  Following the Consolidation, the Purchaser will become, directly or indirectly, the sole shareholder of the Company.

Legal Aspects

The Consolidation constitutes a ‘‘going-private transaction’’ within the meaning of Section 193 of the CBCA and a ‘‘business combination’’ within the meaning of Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“MI 61-101”).  Section 193 of the CBCA expressly permits ‘‘going-private’’ transactions subject to compliance with applicable provincial securities laws.

MI 61-101 requires that, in addition to any other required shareholder approval, in order to complete a business combination, an issuer proposing to carry out such a transaction is required to: (a) obtain a formal valuation of the affected securities; and (b) obtain the approval of a majority of the votes cast by “minority” holders of the affected securities.  In relation to the Consolidation, the “minority” shareholders will be, unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities, all shareholders other than the Purchaser, an “interested party” (within the meaning of MI 61-101), a “related party” of the Purchaser or any other “interested party”, unless the related party meets that description solely in its capacity as a director or senior officer of one or more persons that are neither “interested parties” nor “issuer insiders” (in each case within the meaning of MI 61-101) of the issuer, and any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons.

The Company and the Purchaser intend to rely on discretionary relief obtained from the Canadian securities regulatory authorities that exempts the Purchaser from the requirement to obtain a formal valuation in connection with the implementation of a “second step” business combination that is a subsequent acquisition transaction.

In respect of the approval of the “minority” holders, the Company and the Purchaser are relying on an exemption from the minority approval requirement under MI 61-101 under which minority approval is not required in circumstances where 90% or more of the outstanding securities of a class of affected securities are owned by one or more interested parties at the time the business combination is agreed to.  The Purchaser is able to rely on such exemption because the Purchaser and its affiliates are the registered and beneficial holders of more than 90% of the Shares and because an enforceable right to dissent and seek fair value (sometimes referred to as an “appraisal remedy”) is being made available to the “minority” shareholders.

The form of proxy (printed on white paper) delivered with this proxy statement provides a means for a shareholder to vote for or against the Special Resolution.  If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” approval of the Special Resolution.

Terms of the Consolidation

The Consolidation, which is being carried out pursuant to Section 173 of the CBCA, will be effected in accordance with the terms of the Special Resolution.  If the Special Resolution is passed, it is expected that the Consolidation will become effective as soon as practicable after the approval of the Special Resolution, upon filing of the articles of amendment and the issuance of a certificate of amendment giving effect thereto.

On or before the effective date, Vector will deposit the aggregate Consideration with the Depositary for the Consolidation.

On the effective date:

(a)     all of the Shares will be changed into New Common Shares on the basis of one (1) New Common Share for every 871,589 Shares;

(b)    holders of Shares will not be entitled to receive certificates for fractional New Common Shares, and will not be entitled to exercise any of the rights of shareholders in respect of any fractional New Common Share.  Shareholders will only have the right to receive payment, without interest, of the Consideration in cash for each Share held as at the effective date;

(c)    the Shares will no longer be outstanding; and

(d)    New Common Shares will only be issued to the Purchaser (as the sole shareholder of the Company).

The Company will continue to carry on its business operations with the same assets and liabilities.  Accordingly, the Consolidation is not expected to have any significant effect on the business of the Company.  The tax implications of the Consolidation for shareholders are summarized under the headings “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations for U.S. Holders” in this proxy statement.

The foregoing description of the Consolidation is qualified in its entirety by reference to the full text of the Special Resolution.  Shareholders exercising their rights of dissent as described herein (“Dissenting Shareholders”) will be entitled to be paid the fair value of their Shares in accordance with the CBCA.  For a full description of such dissent rights, see the discussion under “The Consolidation—Right of Dissent” and “Summary of Procedure to Exercise Dissent Right” as well as Appendix B to this proxy statement.

Procedure for Receipt of Consideration—Registered Shareholders

If the Special Resolution is passed, each Shareholder (other than the Dissenting Shareholders) will only be entitled to receive payment of the Consideration as soon as practicable after the effective date of the Consolidation.  In order for shareholders to receive the Consideration, they must first complete and sign the enclosed Letter of Transmittal (printed on green paper) and return it, together with the certificates representing the Shares held, to CIBC Mellon Trust Company, the Depositary for the Consolidation, in accordance with the procedure specified in the enclosed Letter of Transmittal.

As soon as practicable following the effective date of the Consolidation and receipt of all required documents, the Depositary will send or cause to be sent payment of the Consideration to each shareholder (other than the Dissenting Shareholders) who has submitted a Letter of Transmittal in accordance with the foregoing.

Letter of Transmittal and Surrender of the Company Share Certificates

The Letter of Transmittal is enclosed with this proxy statement for use by shareholders for the surrender of certificates representing Shares.  The details for the surrender of such share certificates to the Depositary and the addresses of the Depositary are set out in the Letter of Transmittal.  In order to receive the Consideration, a shareholder must first deliver and surrender to the Depositary all share certificates representing such shareholder’s Shares, together with the Letter of Transmittal duly completed and executed in accordance with the instructions on such form or in otherwise acceptable form and such other documents as the Depositary may reasonably require, if any.

Lost Certificates

A shareholder who has lost or misplaced the shareholder’s Share certificates should complete the Letter of Transmittal as fully as possible and forward it, together with an affidavit explaining the loss, to the Depositary.  The Depositary will assist in making arrangements for the necessary affidavit (which may include a bonding requirement) for payment of the Consideration in accordance with the terms of the Consolidation.

Method of Delivery

The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents is at the option and risk of the person delivering them.  The Company recommends that such documents be delivered by hand to the Depositary, at the office noted in the Letter of Transmittal, and a receipt obtained therefor, or if mailed, that registered mail, with return receipt requested, be used, and that proper insurance be obtained.

Payment and Delivery of the Cash Consideration

As soon as practicable after the effective date of the Consolidation, assuming due delivery of the required documentation, the Company will cause the Depositary to forward checks for the Consideration (without interest) to which a shareholder is entitled, by first class mail to the address of the shareholder as specified in the Letter of Transmittal unless the shareholder indicates to the Depositary that he or she wishes to pick up the checks representing the Consideration, in which case the checks will be available at the office of the Depositary for pick-up by such holder.  Under no circumstances will interest on the Consideration be paid by the Company by reason of any delay in paying the Consideration or otherwise.

Prescription Period

On the effective date of the Consolidation, each shareholder (other than the Purchaser) will be removed from the Company’s register of shareholders, and until validly surrendered, the Share certificates held by such former holder will represent only the right to receive, upon such surrender, the Consideration (without interest).  Any certificate which prior to the effective date of the Consolidation represented issued and outstanding Shares which has not been surrendered, with all other instruments required by the Letter of Transmittal, on or prior to the sixth anniversary of the effective date of the Consolidation will cease to represent any claim or interest of any kind or nature against the Company or the Depositary.

Procedure for Receipt of Consideration—Non-Registered Shareholders

Non-registered shareholders (shareholders whose Shares are registered in the name of an intermediary, such as a securities broker, investment dealer, bank, financial institution, trustee or custodian, or in the name of a clearing agency (such as CDS Clearing and Depository Services Limited or the Depository Trust Company) of which the intermediary is a participant) must contact their nominee holder to arrange for the surrender of their Shares.  Such shareholders should carefully follow the instructions that they receive from their intermediary in order to ensure that their Shares are surrendered and that they receive the Consideration.  For more information, non-registered shareholders should contact their intermediary.

Backup U.S. Federal Income Tax Withholding

Under the U.S. federal income tax laws, backup withholding may apply at the applicable rate (currently 28%) to any payments made to you pursuant to the Consolidation unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish that you are exempt from backup withholding.  If you are a not a U.S. citizen or resident or a U.S. entity, backup withholding may apply to payments made to you pursuant to the Consolidation unless you give the Depositary a properly-completed Form W-8BEN (or other applicable Form W-8BEN) before receipt of any payment.

Right of Dissent

Under the provisions of Section 190 of the CBCA, a registered holder of Shares may dissent in respect of the Special Resolution to approve the Consolidation.  If the Consolidation is completed, Dissenting Shareholders who strictly comply with procedures set forth in the CBCA will be entitled to be paid the fair value of their Shares.  In the event that a registered shareholder fails to perfect or effectively withdraws that shareholder’s claim under section 190 of the CBCA or forfeits that shareholder’s right to make a claim under section 190 of the CBCA or his or her rights as a shareholder are otherwise reinstated, each Share held by that shareholder shall thereupon be deemed to have been converted into New Common Shares on the basis of one New Common Share for every 871,589 Shares as of the effective date of the Consolidation.  This dissent right and the dissent procedure provided by Section 190 of the CBCA are summarized in “Summary of Procedure to Exercise Dissent Right” in this proxy statement.  The text of Section 190 of the CBCA is set forth in Appendix B to the Proxy statement.  A registered shareholder wishing to exercise a right to dissent should seek legal advice, as failure to comply strictly with the requirements set forth in Section 190 of the CBCA may result in the loss or unavailability of any right to dissent.  Any shareholder considering exercising its dissent right should consult with its own tax advisers regarding the tax consequences thereof.

INFORMATION ABOUT COREL CORPORATION

Business

We are a leading global packaged software company with an estimated installed base of over 100 million active users in over 75 countries. We provide high quality, affordable and easy-to-use Graphics and Productivity and Digital Media software. Our products enjoy a favorable market position among value-conscious consumers and small businesses benefiting from the widespread, global adoption of personal computers, or PCs, and digital capture devices. The functional departments within large companies and governmental organizations are also attracted to the industry-specific features and technical capabilities of our software. Our products are sold through a scalable distribution platform comprised of original equipment manufacturer’s (OEMs) our global e-Stores, and our international network of resellers and retail vendors. We have broad geographic representation with dedicated sales and marketing teams based in the Americas, Europe Middle East and Africa (EMEA), and the Asia Pacific (APAC) regions. Our product portfolio includes well-established, globally recognized brands.

An important element of our business strategy is to grow revenues through acquisitions of companies or product lines. We intend to focus our acquisition activities on companies or product lines with proven and complementary products and established user bases that we believe can be accretive to our earnings shortly after completion of the acquisition. While we review acquisition opportunities on an ongoing basis, we currently have no binding obligations with respect to any particular acquisition.

Graphics and Productivity

Our primary Graphics and Productivity products include: CorelDRAW Graphics Suite, Corel Painter, CorelDESIGNER Technical Suite, WinZip, iGrafx and WordPerfect Office Suite. CorelDRAW Graphics Suite is a leading vector illustration, page layout, image editing and bitmap conversion software suite used by design professionals and non-professionals around the world. Corel Painter is a Natural-Media digital painting and drawing software that mirrors the look and feel of their traditional counter parts. CorelDESIGNER Technical Suite offers users a graphics application for creating or updating complex technical illustrations. WinZip is the most widely used compression utility, with more than 50 million licenses sold through November 30, 2008. Our iGrafx products allow enterprises to analyze, streamline and optimize their business processes. WordPerfect Office is the leading Microsoft-alternative productivity software and features Microsoft-compatible word processing, spreadsheet and presentation applications.

Digital Media

Our Digital Media portfolio includes products for digital imaging, video editing, optical disc authoring (Blu-ray, DVD, and CD), and video playback. Our Digital Imaging products include Corel Paint Shop Pro Photo, Corel MediaOne, Corel Photo Album, and PhotoImpact. Corel Paint Shop Pro Photo is a digital image editing and management application used by novice and professional photographers and photo editors. Corel MediaOne is a multimedia software program for organizing and enhancing photos and video clips that are primarily taken with a point-and-shoot camera. Corel Photo Album is an entry-level software program that allows users to easily store, organize, share and manage their digital photo collections. PhotoImpact is an image editing software, which provides users with easy-to-use photo editing tools, creative project templates and some digital art capabilities. Our Video editing product is VideoStudio. VideoStudio is our consumer focused video editing and DVD authoring software for users who want to produce professional-looking videos, slideshows and DVDs. Our optical disc authoring products are DVD Movie Factory and DVD Movie Writer. WinDVDis the world’s leading software for DVD, video and Blu-ray Disc playback on PC’s with over 200 million units shipped worldwide through November 30, 2008. DVD Factory and DVD Movie Writer are consumer optical disc authoring software applications.

Corporate History

We were incorporated in Canada under the Canada Business Corporations Act in May 1985. In January 1989, we released CorelDRAW, a market-leading full-featured graphics software product in the Windows platform. In November 1989, we completed an initial public offering of our common shares. In January 1996, we acquired the WordPerfect family of software products. In August 2003, we were acquired by Vector Capital and taken private under the Business Corporations Act (Ontario).

In October 2004, we acquired Jasc Inc. (Jasc), a leading Digital Media packaged software company. Through the Jasc acquisition, we added Corel Paint Shop Pro Photo and Corel Photo Albumto our Digital Media offerings.

In May 2006, we acquired WinZip Inc. (WinZip). As consideration for the acquisition, we issued shares to Vector Capital and repaid all of WinZip’s outstanding indebtedness. Vector Capital acquired WinZip in January 2005. Through this acquisition, we added the WinZip file compression utility to our Graphics and Productivity software offerings. Also in May 2006, we completed an initial public offering of our common shares on the TSX and the NASDAQ Global Market.

On December 12, 2006, we completed the acquisition of InterVideo Inc., a provider of Digital Media authoring and video playback software with a focus on high-definition and DVD technologies. In 2005, InterVideo acquired a majority interest in Ulead Inc., a leading developer of video imaging and DVD authoring software for desktop, server, mobile and Internet platforms. On December 28, 2006, we completed the acquisition of the remaining interest in Ulead Inc.. The acquisitions of InterVideo Inc. and Ulead Inc. (together referred to as InterVideo) were completed in cash transactions totaling approximately $220.4 million. We financed the acquisitions through a combination of our cash reserves, InterVideo’s cash reserves and debt financing which included an amendment to our existing credit agreement to increase available term borrowings by $70.0 million.

This acquisition substantially expanded our presence in the Digital Media software market by creating a broad portfolio of Digital Media and DVD video products. The main products acquired from InterVideo were WinDVD, VideoStudio, DVD Factory, DVD Copy and PhotoImpact. With the combination of our Digital Imaging software and InterVideo’s Digital Media products, we now deliver an expanded portfolio of easy-to-use, multi-purpose high-definition video, imaging, and DVD creation products to consumers and enterprises worldwide. In addition the acquisition has enabled us to further extend our presence in emerging markets and Japan.

Our Industry

Prior to the mid-1990s, the packaged software industry was characterized by high annual growth rates, rapid technological innovation and a relatively large number of viable software providers within each product category. Over the past decade the industry has matured, growth rates have become more stable and market share within each major product category has become highly concentrated, with one or two companies having a dominant market position. Our largest competitors, Microsoft Corporation and Adobe Systems Incorporated, currently hold the majority of the market share in our target markets. Growth rates of packaged software sales in emerging economies are expected to be higher than for the global packaged software market as a whole resulting from more rapidly increasing PC adoption rates in these markets. Opportunities for growth may be available within the Digital Media software market thanks to the proliferation of digital capture devices, the introduction of high definition formats, and the rapid expansion of Digital Media content creation and sharing through social networking websites and email.

Our Strategy

Our objective is to profitably grow our installed base of customers and increase sales to our existing users. We plan to achieve this objective through the following strategies:

•
Expand presence in emerging markets.  We are expanding our presence in emerging markets, such as China, India, Eastern Europe and Latin America, by continuing to localize our products in additional languages, expanding our reseller network and direct sales force and developing additional regionally-focused versions of our e-Stores. We believe these markets represent attractive growth opportunities for us because they are characterized by first time users of low cost PCs and digital cameras who have not yet developed loyalty to a particular brand of software.

•
Broaden our distribution network to capitalize on the rapid adoption of low cost technologies.  We view our relationships with OEMs, other distributors and online services companies as key growth drivers, and we are focused on forging new distribution relationships and broadening our existing relationships. To accomplish this goal, we have implemented a flexible “channel friendly” strategy of providing customized solutions tailored to the specific business needs of OEMs, other distributors and online services companies. We offer these parties:

	•	attractive pricing;

	•	marketing and sales support and incentives;

	•	customized versions of our software; and

	•	private label packaging and customized promotional materials.

•
Continue to respond to user needs to better serve specific market sectors and increase loyalty.  We will continue to work with our current customer base to help us develop additional product innovations. A particular focus on improving user-experience will strengthen user loyalty while allowing our products to better serve the needs of specific market segments. We have had significant success through our offering of high quality products for specific markets such as the legal and education sectors, and, as we continue to expand, we plan to target additional markets.

•
Continue to deliver high operating margins and positive cash flow.  We are committed to maximizing our operating margins and positive cash flow by keeping research and development activities focused on market driven, add-on functionality, utility and geographic reach of our existing product lines rather than pursuing speculative projects. We employ disciplined cost management policies and maintain stringent minimum return-on-investment criteria for our acquisition strategies. Our existing administrative, marketing and distribution infrastructure is highly scalable. We believe it will enable us to grow our revenues without experiencing a proportionate increase in fixed costs, and enabling us to continue to deliver high operating margins.

•
Leverage existing platform and brands to maximize value from acquisitions.  We are actively seeking to acquire complementary businesses to ours. Our acquisition and integration strategy is focused on acquisitions of companies with proven and complementary products and established user bases that we believe will be accretive to earnings shortly after the completion of the acquisition. As part of this strategy, in October 2004, we acquired Jasc to extend our reach in digital imaging software, in May 2006 we acquired WinZip to enhance our productivity software offerings, and in December 2006 we acquired InterVideo and completed the acquisition of Ulead to expand our presence in the Digital Media software market by creating a broad portfolio of digital imaging and DVD video products. We analyze acquisition candidates and effect acquisition transactions to ensure they meet our strategic and operational objectives. We seek acquisition candidates that we believe can benefit from our existing global marketing, sales, distribution and general and administrative infrastructure.

•
Increase upgrade conversion rates.  Increasing upgrade conversion rates represents a significant incremental revenue opportunity for us. We intend to increase upgrade conversion rates through a number of strategic initiatives, including:

	•	increasing our database of registered users through on-line registration for new products; this allows us to market product upgrades to these users more effectively;

•
embedding upgrade information directly in our software and employing other types of proactive marketing within our products, including access to Tips and Tricks, product tutorials, online communities and special offers from us and our partners; and

•
offering products in tiers of functionality, such as entry-level, advanced and expert versions, enabling users at varying levels of product knowledge and sophistication to purchase the applications they need and then migrate to the more advanced versions over time.

 Our Products

We provide high quality, affordable, and easy-to-use Graphics and Productivity and Digital Media software. The following table identifies our major software products within our two principal product categories through December 18, 2009:

	Year of	Fiscal
	Initial	Quarter of	Current
	Release	Latest Release	Version

Graphics and Productivity:
CorelDRAW Graphics Suite	1989	Q1 2008	14
WinZip	1991	Q4 2008	12
WordPerfect Office Suite	1982	Q2 2008	14
iGrafx FlowCharter	1991	Q2 2007	12
Corel Painter	1991	Q1 2007	10
Corel DESIGNER Technical Suite	1995	Q3 2008	14
Digital Media:
WinDVD	1999	Q1 2008	9
Paint Shop Pro Photo	1991	Q4 2008	12	(ultimate)
DVD Movie Factory	2001	Q1 2007	6
VideoStudio	1999	Q4 2008	12
PhotoImpact	1996	Q1 2008	13
MediaOne	2007	Q4 2007	2
Corel Digital Studio	2009	Q4 2009	1

Graphics and Productivity

Our Graphics and Productivity products include CorelDRAW, WinZip, WordPerfect Office Suite, iGrafx FlowCharter, Corel Painter, and Corel DESIGNER Technical Suite.

CorelDRAW Graphics Suite is easy-to-use and is compatible with most industry standard file formats, allowing the import and export of files in the common formats used by our competitors, including Adobe and its offerings, Adobe Creative Suite and Adobe Illustrator, and Microsoft. CorelDRAW Graphics Suite is used principally by production professionals, graphic designers and sales and marketing personnel and is currently available in nineteen languages.

WinZip.  As one of the most frequently downloaded software products available on the Internet, WinZip has developed a strong and highly recognizable brand. The WinZip product line includes three primary products: WinZip, WinZip E-mail Companion and WinZip Self Extractor. WinZip is a widely used compression utility for the Windows platform, allowing users to temporarily reduce the size of their computer files for more effective transmission and storage. WinZip also includes encryption functionality to provide additional security in protecting sensitive information. WinZip is based on the .zip file format, but also supports a number of alternative compression formats. WinZip E-MailCompanion extends WinZip’s functionality to Microsoft’s Outlook and Outlook Express email applications, automating the compression and encryption of email file attachments. WinZip Self Extractorallows users to create archives that can be decompressed without the need for WinZip or other compatible decompression utility.

WinZip has a broad user base that includes individual consumers, small-to medium-sized businesses and large corporations. WinZip is used worldwide, and is currently available in six languages.WinZip’s main competitors include commercial software such as PKZip, Stuffit, and WinRAR, open-source software such as 7-Zip and the basic compression functionality integrated into the Windows operating systems. WinZip’s reliability, ease-of-use, functionality and loyal user base has allowed it to compete effectively with these offerings.

WordPerfect Office Suite.  The Standard Edition of WordPerfect Office Suite includes the WordPerfect, Quattro Pro and Presentations applications. Depending on the version of the suite,WordPerfect MAIL and Paradox are also included. WordPerfect is an easy-to-use word processing application that includes the ability to integrate charts, tables, images and graphics. Quattro Pro is a spreadsheet and database application with 3D chart functionality. Presentations is an application for producing multimedia presentations, overheads and transparencies. WordPerfect MAIL is an e-mail,calendaring and contact management application. Paradox is a database application.

WordPerfect Office Suite is an innovative, full-featured software suite and is the leading alternative to Microsoft Office. Our WordPerfect Office Suite applications are compatible with Microsoft Office’s applications, allowing users to create documents from scratch, open and save documents in multiple versions of the Microsoft Word, Excel and PowerPoint file formats. WordPerfect Office Suiteis used principally by governments, legal professionals and corporate legal departments, academic institutions, small-to medium-sized businesses and individual consumers.

iGrafx Flowcharter (iGrafx).  The iGrafx suite of products allows enterprises to analyze, streamline and optimize their business processes while ensuring compliance with regulatory and service level requirements. Uses of iGrafx include visually depicting the elements of a business process, such as a supply chain solution and identifying, simulating, and visually presenting how a business can improve its business processes. iGrafx’s main competitors are IDS-Scheer Aris and Metastorm. iGrafx products are currently offered in eight languages.

Corel Painter.  Corel Painter is a digital drawing and painting application that, when used with a pen tablet, simulates natural media, such as watercolors, inks, oil paints, pencils, chalks and pastels. Users include commercial artists, professional photographers, fine artists and professional digital artists who wish to create new works of art or enhance existing images. Because it is compatible with Adobe Photoshop, Corel Painter provides additional natural media functionality not otherwise available with Photoshop. Corel Painter is currently available in seven languages.

Corel Painter Essentials is a simple to use drawing and painting application that also provides an automated method of turning digital photographs into paintings. Users are primarily consumers, hobbyists, school teachers and their students.

Corel DESIGNER Technical Suite.  Corel DESIGNER Technical Suite offers users a graphics application for creating or updating complex technical illustrations. The suite consists of Corel DESIGNER for design, illustration and page layout, Corel PHOTO-PAINT for digital image editing and Corel PowerTRACE for the conversion of bitmaps to vector images. Corel DESIGNER Technical Suite includes filters to import 3D computer-aided design diagrams. Corel DESIGNER Technical Suite is currently available in three languages and is primarily used by engineering departments and technical publishers, who use the software to create professional-quality graphics that can be easily used in business documents, presentations and web and intranet pages. Examples of its uses include creating product manuals, assembly instructions and product specification diagrams. Corel DESIGNER Technical Suite is used in the manufacturing, automotive and aerospace industries from the conceptualization stage, through the design specification stage, to the production of technical manuals and marketing material. Corel DESIGNER Technical Suite provides an easy-to-use technical illustration application at an affordable price compared to its main competitors IsoDRAW, Autodesk AutoCAD LT and Deneba Canvas.

Digital Media

Our Digital Media products include WinDVD, Corel Paint Shop Pro Photo, DVD Movie Factory, VideoStudio, PhotoImpact and Corel MediaOne, and Photo Album.

WinDVD.  WinDVD is the market leading application for DVD, Blu-ray Disc playback on Windows-based personal computers, with an installed base exceeding 200 million copies. WinDVD is bundled with PCs by most of the world’s market leading PC OEMs. In addition to its long established support for standard definition DVD playback, WinDVD now includes support for high-definition video, including H.264, VC-1, WMV-HD and AVCHD as well as high-definition lossless audio options such as Dolby TrueHD. LinDVD is the Linux-based version of our DVD software player designed for Linux-based PCs and CE devices. LinDVD is made available to PC OEMs and

Linux software distributors for bundling with their system or operating system products. WinDVD is currently available in twenty-two languages.

Corel Paint Shop Pro Photo.  Corel Paint Shop Pro Photo allows users to create, manipulate and manage digital images with photo editing, digital art and precision graphic design tools. Primary examples of its uses include digitally altering photos by fixing scratches and blemishes, changing colors, digitally removing people, objects and “red-eye” from photos and combining photographs into collages. Corel Paint Shop Pro Photo provides advanced functionality at an affordable price to users of digital cameras ranging from novices to professionals, graphics hobbyists and business users. Adobe Photoshop, a competing product, sells at a higher price and is directed at professional graphic designers. Corel Paint Shop Pro Photo is currently available in eleven languages.

DVD Movie Factory.  DVD Movie Factory is a powerful consumer authoring and burning application, and provides users with the ability to author video in multiple formats, including DVD, Blu-ray, HD DVD and AVCHD. DVD Factory provides end users with a set of tools and templates for the development of menus and other interactive features for their chosen output format.

VideoStudio.  Video Studio is a full featured video editing application that also provides an extensive set of “wizards” and templates to enable ease of use for new users. The base software supports DVD and other standard definition formats, while Video Studio Plus adds support for the high-definition Blu-ray, HD DVD and AVCHD formats. Video Studio provides a full set of tools for the editing and manipulation of video from multiple sources including SD and HD camcorders. Video Studio Plus also provides one-button encode and upload to YouTubetm. Video Studio is currently available in thirteen languages.

PhotoImpact.  PhotoImpact combines easy-to-use photo editing, photo projects tools and digital art to make digital photography and image creativity fast and easy. PhotoImpact is designed for the family “memory keeper” and the graphic arts hobbyist with its effective photo enhancement tools and photo projects. Video enthusiasts can enhance their projects by exporting DVD menus fromPhotoImpact directly into DVD Factory and VideoStudio.

MediaOne.  MediaOne is an all-in-one entry level multimedia application that combines simple digital image and video editing tools, slide show, online sharing and scrapbook tools. MediaOne is typically used by family “memory keepers” to organize and share their digital media memories with friends and family. MediaOne also provides end users with easy online backup tools to preserve their data easily. MediaOne is currently available in thirteen languages.

Corel Photo Album.  Corel Photo Album allows users to store, organize, share and manage their digital photograph collections. Our software organizes photographs on users’ computers by date, folder, keyword or other desired criteria. Users of Corel Photo Album can organize and publish photo albums, create scrap-books, print and share photographs, create slide shows and create CD and DVDback-ups of digital images. In addition, the software provides basic photograph enhancement capability which seamlessly integrates with Paint Shop Pro Photo for more advanced image editing. Corel Photo Album’s main competitors are Adobe Photoshop Elements and Microsoft Digital Image Suite. Corel Photo Album is currently available in seven languages.

Customer Support

We provide several customer support options, including phone, email and self-help tools, to meet the varied needs of our customers. Support options range from 24 hour 7 day a week free support via the Internet to fee-based options through maintenance agreements for enterprise customers or on a per incident basis for individual consumers. Our customer service representatives provide technical support, answer questions about product specifications, sell our products and provide replacement media and documentation. We maintain a database of technical support articles on our web site that is updated regularly with useful information and frequently asked questions and answers regarding our products. We maintain internet news groups and community forums to provide users with a mechanism to provide feedback as well as receive technical updates and notes. We also provide up-to-date information about common issues and useful tips on our web site. The majority of our in-house customer support personnel are located in Ottawa, Canada, Maidenhead, England and Makati City, Philippines.

Distribution, Sales and Marketing

Distribution

We have a global, multi-channel distribution network, including OEMs, the Internet, retailers and resellers, in over 75 countries as of November 30, 2008 through which we are able to distribute our software.

OEMs.  We distribute our software under license agreements with OEMs granting them the right to distribute copies of our software installed on their hardware products. With the acquisition of InterVideo and its existing relationships, we have further broadened our network of OEMs. As of November 30, 2008, we have relationships with over 100 OEMs, including Hewlett Packard, Lenovo, Sony, NEC, and Toshiba.

Internet Distribution.  Our global e-Stores allow consumers to purchase most of our software products directly from us and has been one of our fastest growing distribution channels. Oure-Stores are the central hub for all After Point of Sale and OEM sales.

Retail and Reseller.  Our retail and reseller channel encompasses our relationships with over 25,000 resellers as of November 30, 2008, including the following:

•	retailers including Office Depot, Best Buy, CompUSA, Staples, Office Max, Future Shop, Amazon, Dixon System Group and Media Market, who sell our products to consumers and small businesses;

•	software distributors, including Ingram Micro, Softbank, Navarre and Synnex, who sell our products to their retail customer base and license programs to their reseller partners;

•
large account resellers, including CDW, Insight, Software House International, SoftChoice, ASAP and Softmart USA, who sell our software directly to large enterprises and government accounts, working closely with our direct sales force to help fulfill orders; and

•
value-added resellers, including independent software vendors, consultants, system integrators and custom application developers, who generally service small to medium-sized businesses and provide varying degrees of technical support, implementation services and customization.

Direct Sales.  Our direct sales force facilitates sales through other channels and the establishment of key relationships with OEMs, retail chains and resellers. The direct sales force also directly targets government and large enterprise clients.

Sales and Marketing

Our global sales and marketing organization is comprised of approximately 310 employees located in 22 countries as of November 30, 2008. The organization is focused on increasing sales by establishing and maintaining personal contact with our distributors and customers.

Our sales team is responsible for:

•	communicating our value proposition and the benefits of our products;

•	designing and implementing incentive programs for our distributors to promote our products;

•	identifying, establishing and developing relationships with OEMs and online services companies;

•	ensuring that our distributors are prominently positioning our products and managing inventory levels effectively; and

•	recruiting new resellers, retailers and distributors.

Our marketing team focuses on:

•	joint marketing and promotions with online services companies, OEMs and other distributors;

•	selective, highly targeted advertising;

•	direct mail; and

•	public relations.

Internal Systems

We use various standard applications to provide a flexible and scalable infrastructure to accommodate growth and information needs. We use in-house development resources to maintain these systems and provide custom integration of applications to meet our reporting and business needs. The primary applications we use include Oracle for financial controls, reporting and human resources, Cognos for operational reporting, IBM Websphere for our e-Stores, Onyx customer relationship management database for customer and prospective customer information and RightNow Technology interactive knowledge base for customer and technical support. We are replacing, IBM Websphere with ATG as the primary application for our e-Stores, to meet our anticipated growth in this area. We believe these systems are sufficient to accommodate our anticipated growth.

Outsourced Manufacturing

ModusLink manufactures the principal materials and components used in the physically packaged versions of our products, including CD-ROMs and DVDs, product manuals and packaging, pursuant to a fixed price agreement. ModusLink prepares items to our specifications at manufacturing sites in the U.S., Czech Republic and Taiwan and engages third-party printers for the printing of the packaging and the manuals to be included with our packaged software. We provide ModusLink with all packaging and manual design templates.

Intellectual Property

Our intellectual property rights are important to our business. We rely on a combination of trademark, patent, copyright, trade secret, and other common law in the U.S., Canada and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We have obtained registrations for many different trademarks in more than 70 separate countries, have numerous issued patents in the U.S. and Canada and own many copyright registrations. Our patents expire on various dates between 2010 and 2021. As part of our hiring process, we typically require employees to execute written agreements containing confidentiality undertakings, intellectual property assignments, non-solicitation obligations, and in some cases, non-competition obligations in our favor.

In addition to the foregoing, we believe the technological and creative skill of our personnel, product developments and frequent product enhancements are essential to establishing and maintaining a competitive advantage.

Our products contain content and technology that we license from third parties. We generally enter into written agreements with independent contractors, consultants, strategic partners and third party content and technology providers, and through these written agreements we seek to obtain and control access to, and distribution of, the intellectual property rights necessary for the continued marketing of our products.

Despite our efforts to protect our intellectual property, third parties may use, copy or otherwise obtain and market or distribute our intellectual property or technology without our authorization or otherwise develop products with the same functionality as our products. Policing unauthorized use of our products and intellectual property is costly and virtually impossible on a worldwide basis. As a result, there is a risk that our efforts to protect our intellectual property will not be adequate to fully prevent the misappropriation of our intellectual property, particularly in emerging markets.

The software industry is characterized by the existence of a large number of patents, trademarks and copyrights, and by frequent litigation based upon allegations of infringement or other violations of intellectual property rights. We may be constrained by the intellectual property rights of others. We are currently a defendant in a lawsuit alleging intellectual property infringement, and we may again in the future have to defend against intellectual property lawsuits.

Competition

We compete with other software vendors for customers at the retail level and in corporate accounts, and for access to distribution channels. Our two primary competitors are Microsoft and Adobe. We believe that Microsoft Office and Adobe Systems hold most of the global market for Graphics and Productivity software and for Digital Media software. We are the next largest provider of packaged Graphics and Productivity and Digital Media software in our target markets. We also compete with a number of smaller companies, such as Sonic Solutions, Nero, ArcSoft and Cyberlink, that target certain sectors of the packaged software market.

Our Graphics and Productivity products provide features and technical capabilities that are generally comparable to higher-priced products offered by Microsoft and Adobe. Our Digital Media products offer leading edge technologies for DVD playback, authoring and video editing each supporting HD-DVD, Blu-ray and AVCHD formats, which addresses the growing needs of our most advanced customers as well as our OEM partners. We also compete for strategic relationships with OEMs, online services companies and other distributors. We believe we can provide distributors with attractive pricing, channel specific marketing and sales support, incentives and customized versions of our products and packaging. We believe tailored responses to distributors’ needs distinguishes us from our competition and will allow us to broaden our distribution network.

Research and Development

We have a research and development (R&D) team of approximately 460 software professionals as of November 30, 2008, the majority of whom are located in our Taiwan office and our corporate headquarters in Ottawa, Canada.

Following the acquisition of InterVideo in fiscal 2007, we now have a stronger concentration of development expertise focused on digital media innovations. Our R&D investments in the Graphics and Productivity product lines will remain focused on extending their core technologies to deliver compelling user experiences that meet the needs of today’s workflows and to reach users in new customer segments, new vertical markets, and new geographies. Our R&D investments in the Digital Media portfolio will focus on maintaining our technological leadership with leading-edge innovations that differentiate our offerings in the minds of end users and our OEM partners. The different levels of R&D investment for each of our two main product categories is a reflection of the relative maturity and growth potential of each sector. In all cases, our R&D focus will be on increasing the user enjoyment of our products by concentrating on usability: bringing the most frequently used features to the surface in order to make them more readily accessible and intuitive to users of all skill levels.

Our increased focus on usability is reflected in the enhancements we have made to many of our products. For example we have increased the inter-operability of our WordPerfect Office Suiteproductivity applications with their Microsoft and Adobe counterparts. A new interface has been inserted in Corel Painter Essentials that provides for easy digital painting and making paintings from photos. We have also modernized our interfaces in both CorelDRAW Graphics Suite X4 and Corel DESIGNER so that they are more intuitive.

The integrated development teams have been collaborating on key projects and sharing best practices. The development teams have standardized development, localization and release processes to ensure our products make it to the market in the most efficient way. A new industry-leading and intuitive installation, setup and patching device is being leveraged across product lines. User focused design and usability processes developed for CorelDRAW and Corel Painter are being used in the development of other product lines. Finally, in-product marketing and product updates are now delivered via a cohesive common platform.

Localization and geographic expansion remains core to our product strategy, providing users in emerging markets with software in their native language. We have now integrated our localization teams under a single point of leadership in order to maximize our efficiency for expanding our global reach. We have increased the level of languages provided across all product lines, including WinDVD, CorelDRAW Graphics Suite X4 and Video Studio, which are now offered in twenty-two, nineteen and thirteen languages, respectively.

Finally, while our business is largely focused on desktop applications, we have taken steps to reflect the growing importance of the web to our users. Many of our products leverage a hybrid model, maximizing the value of both the desktop and on line environments. By providing users with a bridge between the two, we believe we can offer them an even better user experience. For example,CorelDRAW Graphics Suite users can collaborate and share design ideas online through our partnership with Conceptshare.com. Our partnership with Smilebox, enables Corel Media One Plus users to create personalized photo and video projects and share them on their favorite blog, social network or via email. Zazzle enables our users to take artwork created in Painter Essentials and send it to an online printing service where they can create canvases, mugs, t-shirts and other keepsakes-all from within the Corel application. These partnerships along with others such as KDDI, NetBlender, and WhatTheFont.com ensure that we provide our users with the benefits of both the desktop and Web based environments, providing them with a more rewarding user experience.

Employees

As of November 30, 2008, we had approximately 1,040 full-time employees, a reduction of 70 from our level as of November 30, 2007, due largely to restructuring activities completed in September of 2008. The total consists of 310 employees engaged in sales and marketing, 460 engaged in research and development and the remaining 270 engaged in general administration, finance and customer support. As of November 30, 2008, we had employees in 22 countries, including approximately 430 employees in our North American operations, 90 employees in EMEA, and 520 employees in APAC.

We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial, and sales and marketing personnel. Competition for employees is intense in the software industry. To date, we believe we have been successful in our efforts to recruit qualified employees, but there is a risk that we will not continue to be successful in the future. None of our employees are subject to collective bargaining agreements. Management believes relations with employees are good.

Financial Information by Business Segment and Geographic Data

We operate in one business segment, the packaged software segment.

Properties

Our executive office and registered office is located in Ottawa, Ontario, Canada. The following chart outlines significant properties that we lease for operations as of November 30, 2008. In addition to these, we lease office space in various countries around the world where we perform sales and marketing functions. Management believes that these facilities are well maintained, are adequate for our immediate needs and that additional space is available if needed to accommodate expansion.

		Area	Expiration
Location	Purpose	(in square feet)	Year

Ottawa, Canada	Corporate Head Office	82,224	2018
Taipei, Taiwan	Research and Development/Sales, Marketing & Administration	50,525	2013
Shanghai, China	Research and Development/Sales and Marketing	16,258	2010
Mountain View, California	Sales and Marketing / General and Administrative	16,076	2014
Tualitin, Oregon	Sales/Research and Development	10,908	2012
Maidenhead, England	Sales and Administration	10,549	2015
Mansfield, Connecticut	WinZip Sales, Operations and Administration	8,890	2009

Yokohama, Japan	Sales and Marketing	6,923	2012
Munich, Germany	Sales and Administration	6,657	2012
Beijing, China	Sales and Marketing/Research and Development	4,324	2010
Munich, Germany	iGrafx Sales and Administration	3,627	2013
KaoHsuing, Taiwan	Research and Development	3,023	2009
Makati City, Philippines	Customer Support	3,016	2010

Legal Proceedings

We are currently, and from time to time, involved in certain legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of our business, including assertions from third parties that we may be infringing patents or other intellectual property rights of others and from certain of our customers that they are entitled to indemnification from us in respect of claims that they are infringing such third party rights through the use or distribution of our products. The ultimate outcome of any litigation is uncertain and, regardless of outcome, litigation can have an adverse impact on the business because of defense costs, negative publicity, diversion of management resources and other factors. Failure to obtain any necessary license or other rights on commercially reasonable terms, or otherwise, or litigation arising out of intellectual property claims could materially adversely affect the business.

In addition, some of our agreements with customers and distributors, including OEMs and online services companies, require us to indemnify these parties for third-party intellectual property infringement claims, and many of these indemnification obligations are not subject to monetary limits. The existence of these indemnification provisions could increase our cost of litigation and could significantly increase our exposure to losses from an adverse ruling.

At December 17, 2009, we were a defendant in Victor Company of Japan, Ltd (“JVC”) v. Corel Corporation, InterVideo, Inc., Cyberlink Corp. et al, an ongoing patent infringement proceeding. JVC filed a patent infringement action on January 15, 2008, against Corel and others in the United States District Court for the Western District of Texas (Austin Division), alleging infringement of U.S. Patents: 6,493,383 issued on December 10, 2002; 6,522,692 issued February 18, 2003; 6,542,543 issued April 1, 2003; 6,570,920 issued May 27, 2003; 6,141,491 issued October 31, 2000; and 5,535,008 issued July 9, 1996. JVC alleges certain Corel video playback applications infringe the patents. We believe that we have meritorious defenses to JVC’s claims and intend to defend the litigation vigorously. The ultimate outcome of the litigation, however, is uncertain. Any potential loss is indeterminable at this time.

We were also a defendant in BetaNet, LLC (“BetaNet”) v. Corel Corporation, Adobe Systems, Inc. et al, a patent infringement proceeding. BetaNet filed a patent infringement action on December 14, 2009, against Corel and others in the United States District Court for the Eastern District of Texas (Marshall Division), alleging infringement of U.S. Patents: 5,222,134 issued June 22, 1993 and 5,103,476 issued April 7, 1992. BetaNet alleges certain Corel processes to manage remote user load and user registration infringe the patents. We believe that we have meritorious defenses to BetaNet’s claims and intend to defend the litigation vigorously. The ultimate outcome of the litigation, however, is uncertain. Any potential loss is indeterminable at this time.

Selected Consolidated Financial Data

The selected consolidated financial data for our fiscal years ended November 30, 2006, 2007 and 2008 and as of November 30, 2007 and 2008 are derived from our Audited Consolidated Financial Statements for the Fiscal Year Ended November 30, 2008 contained in Appendix E to this proxy statement. The selected consolidated financial data set forth below for our fiscal years ended November 30, 2004 and 2005, and as of November 30, 2004, 2005 and 2006 have been derived from our audited consolidated financial statements. The selected consolidated financial data set forth below for our nine months ended August 31, 2008 and 2009, and as of August 31, 2009 have been derived from our Unaudited Consolidated Financial Statements for the Three and Nine Months Ended August 31, 2009 contained in Appendix F to this proxy statement.

The selected consolidated financial data presented as at and for the fiscal years ended November 30, 2005 includes the financial results of the Jasc business from October 26, 2004. The selected consolidated financial data presented as at and for the fiscal year ended November 30, 2005 includes the financial data of WinZip from January 18, 2005 to November 30, 2005, which reflects the period that WinZip and we were under common control by Vector Capital. The selected consolidated financial date presented as at and for the fiscal year ended November 30, 2007 reflects the acquisition of InterVideo on December 12, 2006. As a result, the financial data presented is not directly comparable between periods.

	Fiscal Years Ended November 30,							Nine Months Ended
	2004		2005		2006	2007	2008	August 31, 2008(1)	August 31, 2009(1)
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenues		$111,692		$164,044	$177,191	$250,480	$268,230	198,816	$153,963
Gross margin		79,845		118,290	140,344	173,719	180,615	134,701	92,533
Total operating expenses		71,454		101,404	106,187	166,809	157,199	119,537	89,245
Income (loss) from operations		8,391		16,886	34,157	6,910	23,416	15,164	3,288
Income tax expenses (recovery)		7,315		6,291	4,668	3,443	(136)	(274)	(444)
Net income (loss)		1,207		(8,753)	9,251	(13,062)	3,707	2,498	(5,132)
Net income (loss) per Corel common share:
Basic	$	N/A	$	N/A	$0.41	$(0.52)	$0.14	$0.10	$(0.20)
Fully diluted	$	N/A	$	N/A	$0.40	$(0.52)	$0.14	$0.10	$(0.20)
Weighted average number of Corel common shares used in per share calculations:
Basic		N/A		N/A	22,410	24,951	25,631	25,570	25,873
Fully diluted		N/A		N/A	23,156	24,951	26,189	26,192	25,873
Net income (loss) per share
Basic
Class A		$0.08		$(2.40)	N/A	N/A	N/A	N/A	N/A
Class B		$0.08		$(2.40)	N/A	N/A	N/A	N/A	N/A
WinZip common		N/A		$136.90	N/A	N/A	N/A	N/A	N/A
Fully diluted
Class A		$0.08		$(2.40)	N/A	N/A	N/A	N/A	N/A
Class B		$0.08		$(2.40)	N/A	N/A	N/A	N/A	N/A
WinZip common		N/A		$136.90	N/A	N/A	N/A	N/A	N/A
Weighted average number of shares used in per share calculations:
Basic
Class A		8,218		3,737	N/A	N/A	N/A	N/A	N/A
Class B		3,497		8,321	N/A	N/A	N/A	N/A	N/A
WinZip common		N/A		20	N/A	N/A	N/A	N/A	N/A
Fully diluted
Class A		8,218		3,737	N/A	N/A	N/A	N/A	N/A
Class B		3,497		8,321	N/A	N/A	N/A	N/A	N/A
WinZip common		N/A		20	N/A	N/A	N/A	N/A	N/A
Cash Flow Data:
Cash flow provided by operating activities		$32,512		$40,459	$36,225	$26,499	$35,505	19,536	8,056
Cash flow provided by (used in) financing activities		$(5,329)		$(38,552)	$(3,885)	$71,808	$(3,060)	(1,964)	(39,012)
Cash flow provided by (used in) investing activities		$(34,099)		$7,301	$(1,906)	$(124,760)	$(6,625)	(4,956)	(1,067)

	As of November 30,				As of August 31,
	2005	2006	2007	2008	2009
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$20,746	$51,030	$24,615	$50,260	$18,902
Working capital (deficit)	(13,482)	31,152	(15,219)	(6,316)	(10,525)
Total assets	120,836	130,686	266,837	259,396	189,917
Deferred revenue	13,840	14,734	18,072	17,594	12,978
Total long-term debt	150,971	90,649	158,608	156,359	117,768
Total shareholders’ equity (deficit)	(85,234)	(11,807)	(14,300)	(8,363)	(10,044)

Ratio of adjusted EBITDA to Fixed Charges.

As of November 30, 2009 we are in full compliance with all debt covenants with our lenders. We are required to meet the following financial covenants:

•
a maximum total leverage ratio, which is defined as the ratio of total debt to trailing four quarter consolidated Adjusted EBITDA, as defined in the credit agreement, to be less than specified amounts over the term of the facility as follows:

Period	Ratio
November 30, 2008 through November 29, 2009	3.00
November 30, 2009 through November 29, 2010	2.75
November 30, 2010 through November 29, 2011	2.50
November 30, 2011, thereafter	2.25

•
a minimum fixed charge coverage ratio, which is defined as the ratio of trailing four quarter consolidated Adjusted EBITDA to fixed charges (fixed charges include interest paid, scheduled repayment of principal on long-term debt, capital expenditures and taxes paid) as follows:

Period	Ratio
Through to November 29, 2010	2.00
November 30, 2010 through November 29, 2011	2.25
November 30, 2011, thereafter	2.50

Supplementary Financial Information

(In thousands, except per share data)	Quarter ended August 31	Quarter ended May 31	Quarter ended February 28	Total 9 months

2009
Revenue	$47,381	$50,368	$56,214	$153,963
Operating Income (loss)	1,607	(1,611)	3,292	3,288
Net Income (loss)	529	(4,125)	(1,536)	(5,132)
Basic earnings per common share:	0.02	(0.16)	(0.06)	(0.20)
Diluted earnings per common share:	$0.02	$(0.16)	$(0.06)	$(0.20)

(In thousands, except per share data)	Quarter ended November 30	Quarter ended August 31	Quarter ended May 31	Quarter ended February 28	Total Year

2008
Revenue	$69,414	$66,228	$67,044	$65,544	$268,230
Operating Income	8,252	7,257	4,935	2,972	23,416
Net Income (loss)	1,209	1,598	930	(30)	3,707
Basic earnings per common share:	0.05	0.06	0.04	(0.00)	0.14
Diluted earnings per common share:	$0.05	$0.06	$0.04	$(0.00)	$0.14

(In thousands, except per share data)	Quarter ended November 30	Quarter ended August 31	Quarter ended May 31	Quarter ended February 28	Total Year

2007
Revenue	$72,444	$60,370	$65,032	$52,634	$250,480
Operating Income	7,163	1,522	6,192	(7,967)	6,910
Net Income (loss)	3,261	(6,760)	2,313	(11,876)	(13,062)
Basic earnings per common share:	0.13	(0.27)	0.09	(0.48)	(0.52)
Diluted earnings per common share:	$0.13	$(0.27)	$0.09	$(0.48)	$(0.52)

Management’s Discussion and Analysis of Financial Condition and Financial Results

Statements contained in this section entitled “Management’s Discussion and Analysis of Financial Condition and Financial Results” which are not historical facts are forward-looking statements within the meaning of Section 21E of the US. Securities Exchange Act of 1934, as amended. A forward-looking statement may contain words such as “anticipate that,” “believes,” “continue to,” “estimates,” “expects to,” “hopes,” “intends,” “plans,” “to be,” “will be,” “will continue to be,” or similar words. These forward-looking statements include the statements in this Report regarding: future developments in our markets and the markets in which we expect to compete; our estimated cost reductions; our future ability to fund our operations; our development of new products and relationships; our ability to increase our customer base; the services that we or our customers will introduce and the benefits that end users will receive from these services; the impact of entering new markets; our plans to use or not to use certain types of technologies in the future; our future cost of revenue, gross margins and net losses; our future restructuring, research and development, sales and marketing, general and administrative, stock-based compensation and depreciation and amortization expenses; our future interest expenses; the value of our goodwill and other intangible assets; our future capital expenditures and capital requirements; and the anticipated impact of changes in applicable accounting rules.

These forward-looking statements are based on estimates and assumptions made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances including but not limited to general economic conditions, product pricing levels and competitive intensity, and new product introductions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. These risks include the following:

•
we are subject to restrictive covenants under our credit facility that impose operating and financial restrictions on our Company. Due to the uncertainties presented by the current state of the global economy and its potential impact on our future financial performance, there is a risk that we may, over the next twelve months, be in violation of certain of those covenants or that we may not be able to access funds under our revolving credit facility. If a violation of certain debt covenants were to occur, it could result in a default under the credit facility which might require a prepayment of all of or a portion of our credit facility debt;

•	we face adverse effects to our business due to the current disruption in the global economy and financial markets;

•
we rely on relationships with a small number of OEMs and distributors for a significant percentage of our revenues, and if any of these companies terminates its relationship with us, our revenues could decline;

•
many of our core products have been marketed for many years and the packaged software market in North America and Europe is relatively mature and characterized by modest growth, if any; accordingly, we must develop new products, successfully complete acquisitions, penetrate new markets or increase penetration of our installed base to achieve revenue growth;

•
we face potential claims from third parties who may hold patent and other intellectual property rights which purport to cover various aspects of our products and from certain of our customers who may be entitled to indemnification from us in respect of potential claims they may receive from third parties related to their use or distribution of our products;

•	we face competition from companies with significant competitive advantages, such as significantly greater market share and resources;

•
as an increasing number of companies with advertising or subscriber-fee business models seek to offer competitive software products over the Internet at little or no cost to consumers, it may become more challenging for us to maintain our historical pricing policies and operating margins;

•	we rely on relationships with a small number of strategic partners and these relationships can be modified or effectively terminated at any time without our approval;

•
our acquisition strategy may fail for various reasons, including our inability to find suitable acquisition candidates, complete acquisitions on acceptable terms or effectively integrate acquired businesses;

•
the manner in which packaged software is distributed is changing rapidly, which presents challenges to established software companies such as us and presents opportunities for potential competitors; and

•	the proliferation of open source software and open standards may make us more vulnerable to competition because new market entrants and existing competitors could introduce similar products quickly and cheaply.

These risk factors should be considered carefully, and readers should not place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any intention or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law.

Many factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, including, without limitation, the above factors.

The following discussion and analysis should be read in conjunction with our Audited Consolidated Financial Statements for the Fiscal Year Ended November 30, 2008 and accompanying notes and our Unaudited Consolidated Financial Statements for the Three and Nine Months Ended August 31, 2009 and accompanying notes, contained in, respectively, Appendix E and Appendix F to this proxy statement. All amounts are in United States dollars, except as otherwise noted.

BACKGROUND

We are a leading global packaged software company with an estimated installed base of over 100 million active users in over 75 countries. We provide high quality, affordable and easy-to-use Graphics, Productivity and Digital Media software. Our products enjoy a favorable market position among value-conscious consumers and small businesses benefiting from the widespread, global adoption of personal computers, or PCs, and digital capture devices. The functional departments within large companies and governmental organizations are also attracted to the industry-specific features and technical capabilities of our software. Our products are sold through a scalable distribution platform comprised of original equipment manufacturer’s (OEMs), our global e-Stores, and our international network of resellers and retail vendors. We have broad geographic representation with dedicated sales and marketing teams based in the Americas, Europe Middle East and Africa (EMEA), and the Asia Pacific (APAC) regions. Our product portfolio includes well-established, globally recognized brands.

An important element of our business strategy is to grow revenues through acquisitions of companies or product lines. We intend to focus our acquisition activities on companies or product lines with proven and complementary products and established user bases that we believe can be accretive to our earnings shortly after completion of the acquisition. While we review acquisition opportunities on an ongoing basis, we currently have no binding obligations with respect to any particular acquisition. We are subject to certain debt covenants which may restrict our ability to pursue certain acquisitions.

Graphics and Productivity

Our primary Graphics and Productivity products include: CorelDRAW® Graphics Suite, Corel® Painter™, CorelDESIGNER® Technical Suite, WinZip® , iGrafx® and WordPerfect® Office. CorelDRAW Graphics Suite is a leading vector illustration, page layout, image editing and bitmap conversion software suite used by design professionals and non-professionals around the world. Corel Painter is a Natural-Media® digital painting and drawing software that mirrors the look and feel of their traditional counter parts. CorelDESIGNER Technical Suite offers users a graphics application for creating or updating complex technical illustrations. WinZip is the most widely used compression utility in the world. Our iGrafx products allow enterprises to analyze, streamline and optimize their business processes. WordPerfect Office is the leading Microsoft-alternative productivity software and features Microsoft-compatible word processing, spreadsheet and presentation applications.

Digital Media

Our Digital Media portfolio includes products for digital imaging, video editing, optical disc authoring (Blu-ray, DVD, and CD), and video playback. Our Digital Imaging products include Corel® Paint Shop ® Photo, Corel® Digital Studio™ 2010, and PhotoImpact®. Corel Paint Shop Photo is a digital image editing and management application used by novice and professional photographers and photo editors. Corel Digital Studio 2010, launched in

September 2009, is a multimedia software program for organizing and enhancing photos and video clips that are primarily taken with a point-and-shoot camera. Photo Impact is an image editing software, which provides users with easy-to-use photo editing tools, creative project templates and some digital art capabilities. VideoStudio® is our video editing and DVD authoring software for users who want to produce professional-looking videos, slideshows and DVDs. Our optical disc authoring software applications are DVD Movie Factory® and DVD Movie Writer®. WinDVD® is the world’s leading software for DVD, video and Blu-ray Disc playback on PC’s with over 200 million units shipped worldwide.

Product Development

Despite the challenging economic conditions, Corel continued to place an emphasis on innovation, delivering software that provides easier, more compelling ways for our customers to create, edit, share, and enjoy digital content. In this quarter we introduced Corel Home Office, providing consumers with a light, fast and affordable productivity suite loaded on a USB stick for maximum flexibility.

Our drive towards simplicity and enhanced usability is perhaps best exemplified in our most recent product release, Corel Digital Studio 2010, which was released at beginning of September 2009. Designed specifically for the consumer who captures digital photos and videos on their point-and-shoot cameras or smartphones, Corel Digital Studio taps into the dramatic growth of digital photo capture and video creation, and makes it much easier for consumers to make the most of their digital memories. Our focus with the Version 1 release was to build a solution that brings photo and video organization, editing and sharing together in a simple, fun and easy to understand environment. The first offering of its kind on the PC platform, Digital Studio makes it easy to organize, edit, and share digital photos and videos, even for those who have no prior experience. Digital Studio also includes easy uploading options to key social networking sites such as Facebook, YouTube and Flickr and incorporates backup, burning and playback capabilities — all with an elegant and consistent user interface. We are excited about the positive early reviews for Digital Studio and growing customer interest, and we believe it represents a significant new opportunity for Corel.

RESULTS OF OPERATIONS

Overview of the Quarter ended August 31, 2009

Revenue during the third quarter was $47.4 million, down 28.5% year over year. The revenue decrease of $18.8 million coincides with weakness in the global economy which has had an adverse impact on our operations particularly in Europe and North America. Within our Digital Media group, our revenues for the third quarter of fiscal 2009 decreased by $7.9 million or 28.0%, largely due to decreases in WinDVD, Instant On, Corel Paint Shop Photo, and DVD Movie Factory. Our Graphics and Productivity revenues decreased by $10.9 million or 28.8%, due mainly to declines in revenues from our CorelDRAW, WordPerfect, iGrafx, and WinZip products.

A shift in our product mix for the current quarter has resulted in higher gross margins on our revenues. Our gross margin for the current quarter, not including amortization on intangible assets, was 72.9% as opposed to 71.3% in the second quarter of fiscal 2009.

From an operating income perspective, we were able to mitigate the impact of the decreased revenues and gross margins through a 28.1% year over year reduction in our operating expenses of $10.5 million, which was driven by our prior restructuring activities, a decrease in discretionary spending, and favourable changes in foreign exchange from the strengthening of the US Dollar against the CDN Dollar and the Pound Sterling.

Our net income for the third quarter of fiscal 2009 was $529,000, or $0.02 per share, compared to net income of $1.6 million, or $0.06 per share in the third quarter of 2008.

Three and Nine Months ended August 31, 2009 and August 31, 2008

Revenues

	Three Months Ended			Nine Months Ended
	August 31,		Percentage	August 31,		Percentage
	2009	2008	Change	2009	2008	Change
	(dollars in thousands)
	(unaudited)
Product	$41,712	$59,725	(30.2)%	$136,067	$179,336	(24.1)%
As a percent of revenue	88.0%	90.2%		88.4%	90.2%
Maintenance and services	5,669	6,503	(12.8)%	17,896	19,480	(8.1)%
As a percent of revenue	12.0%	9.8%		11.6%	9.8%
Total	47,381	66,228	(28.5)%	153,963	198,816	(22.6)%

Total revenues for the three month period ended August 31, 2009 decreased by 28.5% to $47.4 million from $66.2 million for the three months ended August 31, 2008. Total revenues for the nine month period ended August 31, 2009 decreased by 22.6% to $154.0 million from $198.8 million for the nine months ended August 31, 2008. On a global level, all of our products, product groups, and distribution channels have been impacted by the weakening of the global economy and the declining EURO in relation to the US Dollar. Of the current quarter decrease in total revenues of $18.8 million, $10.9 million is attributable to the Graphics and Productivity group of products and $7.9 million is attributable to the Digital Media group of products. Revenues from the direct sales channel have remained fairly flat, compared to the prior period. Our remaining distribution channels, including OEM and resellers, have had declining revenues compared to the three and nine months ended August 31, 2008. In light of the global economic downturn, our resellers have been reducing inventory levels across all our products.

Product revenues for the three and nine months ended August 31, 2009 decreased by 30.2% and 24.1%, to $41.7 million and $136.1 million, respectively, from $59.7 and $179.3 million for the three and nine months ended August 31, 2008. Product revenues have declined for the same reasons as described above for total revenues.

Maintenance and services revenues for the three and nine months ending August 31, 2009 have been decreasing as compared to the three and nine months ending August 31, 2008. We have not experienced declines in maintenance revenues similar to those with product revenues, as much of this revenue is related to products sold in prior periods, in which we had higher revenues.

Total Revenues by Product Group
	Three Months Ended			Nine Months Ended
	August 31,		Percentage	August 31,		Percentage
	2009	2008	Change	2009	2008	Change
	(dollars in thousands)
	(unaudited)
Graphics and Productivity	$26,998	$37,913	(28.8)%	$84,233	$113,357	(25.7)%
As a percent of revenue	57.0%	57.2%		54.7%	57.0%
Digital Media	20,383	28,315	(28.0)%	69,730	85,459	(18.4)%
As a percent of revenue	43.0%	42.8%		45.3%	43.0%

Our products generally have release cycles of between 12 and 24 months and we typically earn the largest portion of revenues for a particular product during the first half of its release cycle. In the past we have experienced declines in product revenues during the second half of product release cycles, with the sharpest declines occurring toward the end of the release cycle. The fiscal quarter of the most recent and prior release of each of our major products is set forth below:

		Quarter of
	Current	Current	Quarter of
	Version	Release	Prior Release
Product
Graphics and Productivity:
CorelDRAW Graphics Suite	14	Q1 2008	Q1 2006
Corel Painter	11	Q2 2009	Q1 2007
Corel Designer Technical Suite	14	Q3 2008	Q3 2005
WinZip	12	Q4 2008	Q4 2006
iGrafx FlowCharter	12	Q2 2007	Q1 2006
WordPerfect Office Suite	14	Q2 2008	Q1 2006
Digital Media:
Paint Shop Photo (ultimate)	12	Q4 2008	Q4 2006
MediaOne	2	Q4 2007	Q4 2006
WinDVD	9	Q1 2008	Q4 2006
VideoStudio	12	Q4 2008	Q2 2007
DVD Movie Factory	6	Q1 2007	Q1 2006
PhotoImpact	13	Q1 2008	Q3 2006
Corel Digital Studio	1	Q4 2009	Q4 2009

Graphics and Productivity revenues decreased by $10.9 million or 28.8% to $27.0 million in the third quarter of fiscal 2009 from $37.9 million in the third quarter of fiscal 2008, and decreased by $29.1 million or 25.7% to $84.2 million for the nine month period ending August 31, 2009 as compared to the nine month period ending August 31, 2008. The revenue decline was primarily driven by declines in CorelDRAW, WordPerfect, iGrafx and WinZip. CorelDRAW, which enjoyed a sales peak in fiscal 2008 due to the launch of CorelDRAW Graphics Suite X4 in the first quarter of fiscal 2008, experienced most of its decline in EMEA and in its sales to resellers and distributors. The decline in WordPerfect revenues has been isolated mainly to the United States, where there were large benefits in the prior year due to the launch of X4 in the second quarter of fiscal 2008. iGrafx revenues have declined in both EMEA and the Americas, due to large deals in Q3 2008 and to enterprise customers delaying or declining orders of this product due to the current economy. WinZip revenues have declined in both North America and EMEA as a decrease in license sales continues from prior periods.

Digital Media revenues decreased by $7.9 million or 28.0% to $20.4 million in the third quarter of fiscal 2009 from $28.3 million in the third quarter of fiscal 2008, and decreased by $15.7 million or 18.4% to $69.7 million for the nine months ending August 31, 2009. Our decline in these revenues in the current quarter was led by WinDVD, Instant On, Corel Paint Shop Photo, and DVD Movie Factory. The decline in WinDVD is due to reduced sales in the North America to OEMs. The decline in Instant On is due to a significant Japanese OEM customer that is not currently bundling this product with their computers. However, we changed the specifications in the agreement with this OEM customer in the first quarter of fiscal 2009, and have experienced growth in the third quarter of fiscal 2009 as compared to the second quarter of fiscal 2009. The decline in Paint Shop Photo, a product towards the end of this version’s life cycle, was largely in the EMEA market where they have encountered decreased sales to resellers. The majority of the decrease in DVD Movie Factory is in North America, relating largely to OEM sales decreases for two significant customers. In addition, for the nine months ending August 31, 2009 there have also been declines in VideoStudio and Corel Media One. VideoStudio, which is near the end of its life cycle, has had declines across varying distribution channels in both EMEA and APAC. MediaOne has incurred the majority of its declines in the first two quarters of fiscal 2009 and in the United States as there has been a large decrease in electronic downloads. Despite a decline in the current quarter, year to date WinDVD revenues have been consistent with the prior year as the product enjoyed success in Taiwan and Japan with existing and new OEM customers in the first two quarter of fiscal 2009.

Total Revenues by Region

	Three Months Ended			Nine Months Ended
	August 31,		Percentage	August 31,		Percentage
	2009	2008	Change	2009	2008	Change
	(dollars in thousands)
	(unaudited)
Americas	$24,915	$33,000	(24.5)%	$76,081	$96,690	(21.3)%
As a percent of revenue	52.6%	49.8%		49.4%	48.6%
EMEA	11,314	18,151	(37.7)%	37,683	58,728	(35.8)%
As a percent of revenue	23.9%	27.4%		24.5%	29.5%
APAC	11,152	15,077	(26.0)%	40,199	43,398	(7.4)%
As a percent of revenue	23.5%	22.8%		26.1%	21.8%

Revenues in the Americas decreased by 24.5% to $24.9 million in the third quarter of fiscal 2009 compared to $33.0 million in the third quarter of fiscal 2008. For the nine months ended August 31, 2009 revenues decreased by 21.3% to $76.1 million as compared to revenues for the nine month period ending August 31, 2008. The decline in revenue in the third quarter was led by WinDVD, WordPerfect, iGrafx, CorelDRAW, and DVD Movie Factory. The WinDVD and DVD Movie Factory decline in revenues are primarily due to lower OEM sales with two large customers. The decrease in CorelDRAW and WordPerfect revenues is partially attributable to the launch of products in the prior period, those being CorelDRAW Graphics Suite X4 in the first quarter of fiscal 2008 and WordPerfect Office Suite X4 in the second quarter of 2008. iGrafx has received smaller orders from its largest enterprise customers as they delay the purchases of this specialty product, and due large orders in the comparable period which were not duplicated. For the nine month period ending August 31, 2009 we have also had revenue declines in WinZip and Corel Media One, most of which is attributable to the first half of the year. The WinZip decline is due to lower internet licenses and corporate license sales to enterprise customers, due in part to delayed upgrade cycles. The Corel Media One decline was most attributable to a decrease in electronic downloads.

Revenues in EMEA decreased by 37.7% to $11.3 million in the third quarter of fiscal 2009 from $18.2 million in the third quarter of fiscal 2008, and decreased by 35.8% to $37.7 million in the first nine months of fiscal 2009 from $58.7 million in the first nine months of fiscal 2008. One significant cause of the declining revenues in this region is the drop in the value of the EURO and Pound Sterling relative to the US dollar. The average exchange rate for the EURO and Pound Sterling was 1.52 and 1.97 in the first three quarters of fiscal 2008, respectively, and 1.36 and 1.53 in the first three quarters of fiscal 2009. The impact of the declining exchange rates is estimated to have lowered revenues by approximately $1.0 million and $5.5 million for the three and nine months ended August 31, 2009, as compared to the prior year. The largest portion of the declines in this region are Eastern Europe, and in particular the Russian Federation. The product with the most significant portion of the decline in revenues was CorelDRAW, which had significant growth in the first three quarters of fiscal 2008 due to the launch of CorelDRAW Graphics Suite X4, and had significant sales orders to Eastern Europe which were not duplicated in the current year. The decrease in revenues in this region was also caused by declines in Paint Shop Photo, WinZip and iGrafx. The decline in Paint Shop Photo is largely due to declining orders from the largest resellers of this product as the product is nearing the end of its life cycle that has been longer than normal. WinZip sales decline is most attributable to declining sales to our key reseller partners. iGrafx revenues have declined due to the falloff of enterprise level orders across various customers who are delaying or declining purchases in the current economic conditions.

APAC revenues decreased by 26.0% to $11.2 million in the third quarter of fiscal 2009 and decreased by 7.4% to $40.2 million in the first nine months of fiscal 2009. The revenue decline in the current quarter was driven by Instant On, CorelDRAW, and DVD Movie Factory. There was a significant sale of Instant On with an OEM customer in the first three quarters of fiscal 2008 which has not recurred in fiscal 2009. However, we have had a change of specifications with this OEM customer in the first quarter of fiscal 2009, which has caused Instant On sales to increase from the second quarter to the third quarter of fiscal 2009. The decline in CorelDRAW in the third quarter is attributable to a decline in sales by distributors. In prior quarters, there was a larger decline in revenues of VideoStudio mainly due to the decreased sales through one OEM customer. While revenues in the current quarter did decrease, APAC revenues in the first two quarters of fiscal 2009 increased due to WinDVD. The growth in revenue from WinDVD is attributable to significant agreements entered into with two OEM customers in Taiwan.

Cost of Revenues

	Three Months Ended			Nine Months Ended
	August 31,		Percentage	August 31,		Percentage
	2009	2008	Change	2009	2008	Change
	(dollars in thousands)
	(unaudited)
Cost of products	$12,688	$15,218	(16.6)%	$42,585	$44,453	(4.2)%
As a percent of product revenue	30.4%	25.5%		31.3%	24.8%
Cost of maintenance and services	164	113	45.1%	374	412	(9.2)%
As a percent of maintenance and service revenue	2.9%	1.7%		2.1%	2.1%
Amortization of intangible assets	6,152	6,418	(4.1)%	18,471	19,250	(4.0)%
As a percent of revenue	13.0%	9.7%		12.0%	9.7%

Cost of Products. Cost of products decreased by 16.6% to $12.7 million in the third quarter of fiscal 2009 from $15.2 million in the third quarter of fiscal 2008. As a percentage of product revenues, cost of products increased to 30.4%, for the three months ended August 31, 2009 from 25.5% in the three month period ended August 31, 2008. This is consistent with the trend for the nine months ending August 31, 2009. The decrease in gross margin percentage is largely attributable to the change in our product mix caused by the higher proportion of Digital Media products sold, and in particular WinDVD. WinDVD sales, which have been increasing relative to other products, carry a higher royalty charge as a percentage of revenue than any of our other products.

A shift in our product mix for the current quarter has resulted in higher gross margins as compared to the second quarter of fiscal 2009. Our gross margin, excluding amortization of intangible assets, was 72.9% in the third quarter of fiscal 2009 as opposed to 71.3% in the second quarter of fiscal 2009. The improved margin, based on our product revenue base of $41.7 million, increased our operating income by about $820,000.

Cost of Maintenance and Services. Cost of maintenance and services are 2.1% of related revenues for the nine months ending August 31, 2009 which is consistent with the nine months ending August 31, 2008. We incur minimal incremental costs to earn maintenance revenues.

Amortization of Intangible Assets. Amortization of intangible assets decreased by $266,000 to $6.2 million in the three months ended August 31, 2009, from $6.4 million in the three months ended August 31, 2008. This is consistent with the trend for the nine months ending August 31, 2009. The decrease is due to declining amortization for certain customer relationships obtained in the acquisition of InterVideo in fiscal 2007.

Operating Expenses

	Three Months Ended			Nine Months Ended
	August 31,		Percentage	August 31,		Percentage
	2009	2008	Change	2009	2008	Change
	(dollars in thousands)
	(unaudited)
Sales and marketing	$13,738	$17,941	(23.4)%	$43,780	$58,373	(25.0)%
As a percent of revenue	29.0%	27.1%		28.4%	29.4%
Research and development	7,940	10,610	(25.2)%	26,336	34,417	(23.4)%
As a percent of revenue	16.8%	16.0%		17.1%	17.3%
General and administrative	5,120	8,378	(38.9)%	17,544	25,829	(32.1)%
As a percent of revenue	10.8%	12.7%		11.4%	13.0%
Restructuring	(28)	293	(109.6)%	1,585	918	72.7%
As a percent of revenue	(0.1)%	0.4%		1.0%	0.5%
Total	26,770	37,222	(28.1%)	89,245	119,537	(25.3)%
As a percent of revenue	56.5%	56.2%		58.0%	60.1%

A significant portion of our operating expenses relates to employee costs. A majority of our employees are located in Canada, Taiwan and the United Kingdom and therefore a significant portion of our labour and other operating costs are incurred in those jurisdictions outside of the United States. As compared to the three first quarters of fiscal 2008, the US Dollar is relatively stronger to each of the Canadian Dollar, the Pound Sterling, and the New Taiwanese Dollar. In the third quarter of fiscal 2009, this has caused an estimated reduction in our operating expenses of $1.1 million, of which $0.5 million, $0.4 million, and $0.2 million is related to the weakening of the Canadian Dollar, the Pound Sterling, and the New Taiwanese Dollar, respectively. For the nine month period ending August 31, 2009, this has caused an estimated reduction in our operating expenses of $7.2 million, of which $4.3 million, $2.1 million, and $0.8 million is related to the weakening of the Canadian Dollar, the Pound Sterling, and the New Taiwanese Dollar, respectively.

Sales and Marketing.

Sales and marketing expenses decreased by 23.4% to $13.7 million in the third quarter of fiscal 2009 as compared to $17.9 million in the third quarter of fiscal 2009. For this quarter, sales and marketing expenses as a percentage of revenue only slightly increased to 29.0%, as compared to 27.1%; as we have largely mitigated our declining revenues with lower operating expenses. Sales and marketing expenses decreased by 25.0% to $43.8 million for the nine months ended August 31, 2009, as compared to $58.4 million for the nine months ended August 31, 2008 and decreased as a percentage of revenue from 29.4% to 28.4%. The decrease in sales and marketing expenses results from reduced headcount in our sales and marketing force subsequent to our September 2008 and April 2009 restructuring initiatives, a decrease in discretionary spending on marketing programs, and the decline in the Canadian dollar and the Pound Sterling relative to the US Dollar, which has a favorable impact on operating costs of $0.5 million and $3.4 million for the three and nine month periods ended August 31, 2009, respectively.

Research and Development.

Research and development expenses decreased by 25.2% and 23.4% to $7.9 million and $26.3 million in the three and nine months ended August 31, 2009, respectively, as compared to $10.6 million and $34.4 million in three and nine months ended August 31, 2008. As a percentage of total revenues, research and development expenses only slightly increased to 16.8% from 16.0% in the third quarter of fiscal 2009 as compared to the third quarter of fiscal 2008 as we have largely mitigated our declining revenues with lower operating expenses. The decrease in research and development expense results from reduced headcount subsequent to our completed restructuring activities in September 2008 and April 2009, a decrease in facility costs related to the consolidation of operations, such as the closure of the Minneapolis location subsequent to the end of the first quarter of fiscal 2008, and the decline in the Canadian dollar and the New Taiwanese dollar relative to the US Dollar which had a favorable impact on operating costs of $0.3 million and $1.4 million for the three and nine months ending August 31, 2009, respectively.

General and Administration.

General and administration expenses decreased by 38.9% and 32.1% to $5.1 million and $17.5 million in the three and nine months ended August 31, 2009, respectively, from $8.4 million and $25.8 million for the three and nine months ended August 31, 2008. As a percentage of total revenues, general and administration expenses decreased to 10.8% in the third quarter of fiscal 2009, from 12.7% in the third quarter of fiscal 2008, as we have mitigated against our declining revenues by reducing operating expenses. The decrease in general and administration expense results from reduced headcount subsequent to our completed restructuring activities in September 2008 and April 2009, a decrease in facility costs related to the consolidation of operations, a $1.2 million reduction in stock compensation expense over the first three quarters of fiscal 2009, and the decline in the Canadian dollar and the Pound Sterling relative to the US Dollar which had a favorable impact on operating costs of $0.3 million and $2.4 million for the three and nine months ending August 31, 2009, respectively.

Restructuring Expense.

In April 2009, we initiated a restructuring plan to reduce our workforce by approximately 80 employees. We took these actions to better align our cost structure with our current business conditions. The total costs that arose from this global restructuring were $1.4 million which was expensed in the second quarter of fiscal 2009. In the third quarter we recorded a gain of $28,000, relating to certain estimates for the April 2009 restructuring which were overstated.

We recorded $293,000 of restructuring expenses during the three months ended August 31, 2008, and $918,000 in the nine months ended August 31, 2008, related to restructuring plans adopted in the fourth quarter of fiscal 2007 and the second quarter of fiscal 2008, to centralize much of the Company’s Digital Media operations in Greater China and Fremont, California. Additionally, further changes were made to staff to align and balance our global teams. This resulted in the closure of the Company’s Minneapolis location at the end of the second quarter of fiscal 2008 as well as the termination of certain individuals.

Our major restructuring activities initiated in September 2008 and April 2009, have had a significant impact in reducing our operating expenses in the first three quarters of fiscal 2009 as compared to the first three quarters of fiscal 2008. We expect this trend to continue through the end of fiscal 2009.

Additional Expense Reduction Initiatives. In the second quarter of fiscal 2009, we implemented a series of initiatives to further reduce costs. These initiatives included a 10% salary reduction for all senior executives, five unpaid days off for all employees taken in the second quarter of fiscal 2009, and accelerated timing for the use of vacation time. As a result of these initiatives, we expect to realize operational cost savings totaling approximately $2.0 million throughout fiscal 2009, the majority of which has now been realized.

Other Expenses (Income)

	Three Months Ended		Nine Months Ended
	August 31,		August 31
	2009	2008	2009	2008
	(dollars in thousands)
	(unaudited)
Interest expense, net	2,761	3,540	8,784	10,761
Amortization of deferred financing fees	271	270	813	810
Expenses associated with evaluation of strategic alternatives	—	992	—	1,697
Other non-operating expenses (income)	165	1,034	(733)	(328)

Total non-operating expenses	3,197	5,836	$8,864	$12,940

Interest Expense, Net. Interest expense decreased by $779,000 in the third quarter of fiscal 2009 as compared to the third quarter of fiscal 2008, and decreased by $2.0 million for the nine months ending August 31, 2009, as compared to the prior year. The quarterly and year to date decrease is attributable to a significant decrease in our long-term debt balance of approximately 25% since November 30, 2008, related to our cash sweep payment made at the beginning of the second quarter of fiscal 2009 and our voluntary debt payments of $20.0 million made during the third quarter of fiscal 2009. Interest expense has also decreased due to a favourable change in gains pertaining to the valuation of our unhedged interest rate swaps of $469,000, and a decrease in the LIBOR rate in the past 12 months which has reduced the interest we pay on the portion of our long-term debt that is not hedged.

Amortization of Deferred Financing Fees. Amortization of deferred financing fees of $271,000 in the second quarter of fiscal 2009 is consistent with the second quarter of fiscal 2008, as there have been no new credit facilities during the period.

Expenses Associated with Evaluation of Strategic Alternatives. These expenses were isolated to fiscal 2008 as the purchase of Corel by its majority shareholders was being evaluated. No charges have been recorded in fiscal 2009.

Other Non-Operating Income. Other non-operating expense decreased by $869,000 to $165,000 in the third quarter of fiscal 2009 from the third quarter of fiscal 2008. The impact of foreign exchange on our receivables and trade accounts payable have been minimal in the current quarter as the key exchange rates have held fairly steady. In the third quarter of fiscal 2008 we incurred unfavourable foreign currency exchange losses relating mostly to the strengthening of the US Dollar versus the Canadian Dollar and the Euro, and the recognition of a loss for unused space in a leased location in Ireland.

Income Tax Recovery

For the three and nine months ended August 31, 2009, we recorded tax recoveries of $2.1 million and $444,000 on losses before income taxes of $1.6 million and $5.6 million. For the three and nine months ended August 31, 2009, we had a current tax recovery of $1.4 million and a current tax provision of $440,000 respectively. The current tax recovery in the current quarter relates to the reversal of certain tax uncertainties which are now outside of the potential examination period. This recovery was offset by withholding taxes which are not creditable due to loss carryforwards and income taxes in foreign jurisdictions. These withholding taxes also form the majority of the tax provision in the first two quarters of fiscal 2009. For the three and nine months ended August 31, 2009 we had a deferred tax recovery of $744,000 and $844,000 respectively. Within deferred taxes, a $744,000 and $2.2 million recovery was recorded in these periods related to the amortization of the intellectual property acquired with InterVideo. These recoveries were offset by a deferred tax expense of $1.4 million recorded in the second quarter of fiscal 2009 related to the transfer of intellectual property to Taiwan as a result of revising the estimated amount of pre-acquisition losses to be utilized upon the transfer.

For the three and nine months ended August 31, 2008, we recorded a tax recovery of $177,000 and $274,000 on income before income taxes of $1.4 million and $2.2 million, respectively. The current tax provision was $1.1 million and $3.4 million, for the three and nine month period ended August 31, 2008, respectively, which related mostly to withholding taxes which are not creditable due to loss carryforwards and income taxes in foreign jurisdictions. The current tax provision was offset by a deferred tax recovery of $1.2 million and $3.7 million, for the respective periods, which related to the amortization of the intangible assets acquired with InterVideo which have a tax basis of $nil.

The amount of the current tax recovery has been increased by $2.5 million in the third quarter of fiscal 2009 as compared to the third quarter of fiscal 2008, due to the implementation of tax plans to reduce withholding taxes in certain entities, and the reversal of certain tax uncertainties. The deferred tax recovery decreased by $489,000 in the third quarter of fiscal 2009, due to a reduction in the tax basis in the intellectual property which we amortize.

Fiscal year ended November 30, 2008 and November 30, 2007

Our consolidated financial statements for our fiscal year ended November 30, 2008 have been prepared in accordance with U.S. generally accepted accounting principles.

The following table sets forth certain consolidated statements of operations data in dollars and expressed as a percentage of revenues for the periods indicated, as well as the percentage change on a year-over-year basis.

	November 30,						Percentage
	2007	2008	2007		2008		Change
	(Dollars in thousands)

Revenues
Product	$228,274	$241,960	91.1%		90.2%		6.0%
Maintenance and services	22,206	26,270	8.9		9.8		18.3

Total revenues	250,480	268,230	100.0		100.0		7.1

Cost of revenues
Cost of product(1)	49,846	61,453	21.8		25.4		23.3
Cost of maintenance and services(1)	796	528	3.6		2.0		(33.7)
Amortization of intangible assets	26,119	25,634	10.4		9.6		(1.9)

Total cost of revenues	76,761	87,615	30.6		32.7		14.1

Gross margin	173,719	180,615	69.4		67.3		4.0

Operating expenses
Sales and marketing	71,563	76,791	28.6		28.6		7.3
Research and development	46,368	44,513	18.5		16.6		(4.0)
General and administrative	34,380	33,017	13.7		12.3		(4.0)
Acquired in-process research and development	7,831	—	3.1		0.0		(100.0)
Integration expense	5,220	—	2.1		0.0		(100.0)
Restructuring	1,447	2,878	0.6		1.1		98.9

Total operating expenses	166,809	157,199	66.6		58.6		(5.8)

Income from operations	6,910	23,416	2.8%		8.7%		238.9%

Other expenses (income)
Interest expense, net	16,254	14,252		*		*	*
Amortization of deferred financing fees	1,074	1,081		*		*	*
Expenses associated with evaluation of strategic alternatives	—	2,728
Other non-operating (income) expense	(799)	1,784		*		*	*

Income (loss) before income tax expense (recovery)	(9,619)	3,571		*		*	*
Income tax expense (recovery)	3,443	(136)		*		*	*

Net income (loss)	$(13,062)	$3,707		*		*	*

(1)	Percentage reflects percentage of related revenues.

*	Not Meaningful

Revenues

	Year Ended November 30,		Percentage
	2007	2008	Change
	(Dollars in thousands)

Product	$228,274	$241,960	6.0%
As a percent of revenue	91.1%	90.2%
Maintenance and services	22,206	26,270	18.3%
As a percent of revenue	8.9%	9.8%
Total	250,480	268,230	7.1%

Total revenues for the year ended November 30, 2008 increased by 7.1% to $268.2 million from $250.5 million for the year ended November 30, 2007. The increase of $17.8 million is attributable to the $9.9 million revenue growth in Digital Media products and the $7.8 million revenue growth in Graphics and Productivity products. The growth in the Digital Media group of products was driven primarily by an increase in revenue from our WinDVD and Instant On products as well as the OEM revenue of Digital Video products, which we were unable to recognize in the first quarter of fiscal 2007, due to acquisition accounting standards. The increase in revenue from Graphics and Productivity was driven primarily by CorelDRAW Graphics Suite, WinZip, iGrafx, CorelDESIGNER Technical Suite,and was partially offset by a decline in sales from WordPerfect.

Product revenues for the year ended November 30, 2008 increased by 6.0% to $242.0 million from $228.3 million for the year ended November 30, 2007. The increase in product revenues was driven by the same products discussed above with respect to total revenues.

Maintenance and services revenues increased by 18.3% to $26.3 million for the year ended November 30, 2008. This increase is largely attributable to increased sales of WinZip’s maintenance program.

Total Revenues by Product Group

Our products generally have release cycles of between 12 and 24 months and we typically earn the largest portion of revenues for a particular product during the first half of its release cycle. In the past we have experienced declines in product revenues during the second half of product release cycles, with the sharpest declines occurring toward the end of the release cycle.

	Year Ended November 30,		Percentage
	2007	2008	Change
	(Dollars in thousands)

Graphics and Productivity	$141,692	$149,513	5.5%
As a percent of revenue	56.6%	55.7%
Digital Media	108,788	118,717	9.1%
As a percent of revenue	43.4%	44.3%

Graphics and Productivity revenues increased by $7.8 million or 5.5% to $149.5 million in fiscal 2008 from $141.7 million in fiscal 2007. The increase in revenues for fiscal 2008 was due to revenue growth in CorelDRAW Graphics Suite, WinZip, iGrafx, and CorelDESIGNER Technical Suite, which was partially offset by a decline in sales from WordPerfect Office. Revenue growth from CorelDRAW Graphics Suite was attributable to increased sales following the launch of CorelDRAW Graphics Suite X4 in February 2008. We have also benefited from allocating more sales and marketing resources toCorelDRAW X4 in developing and emerging markets in Asia, Eastern Europe and Latin America. WinZip revenues have increased due to growth in EMEA, partially offset by a weakening in sales in the United States. CorelDESIGNER Technical Suite revenue gains primarily occurred in the second half of fiscal 2008 in the US Market, as a product within this family reached its end of production, triggering a large amount of purchases from a few customers. iGrafx revenue growth was primarily attributable to the U.S market, where we continued to build our enterprise level business in a significant deal with a military institution, and in the European market; this was offset by declines in Japan, due to the gains derived in fiscal 2007 from the implementation of a control compliance program. WordPerfect Office revenues declined in the North American market in the fourth quarter of fiscal 2008, due to a significant decrease in OEM sales and to the fact that one of our major customers sought bankruptcy protection. This bankruptcy impacted revenues by approximately $0.9 million in the fourth quarter.

Digital Media revenues increased by 9.1% or $9.9 million to $118.7 million in fiscal 2008 from $108.8 million in fiscal 2007. When consideration is given to the inability to recognize approximately $11.0 million of OEM revenue of InterVideo in fiscal 2007, due to acquisition accounting standards, Digital Media revenues have remained flat over the prior fiscal year. There have been some products, namely WinDVD and Instant ON which have had significant revenue increases in fiscal 2008. These gains have been offset by declining revenues in Corel Paint Shop Pro Photo and Photo Album. WinDVD revenues increased in Asia as we entered into two significant deals with new OEMs in fiscal 2008. Instant On revenues increased due to extra distribution by one of our significant Japanese OEM distributors. MediaOne revenue declined due to changes in an agreement with a significant OEM partner. Corel Paint Shop Pro Photo had revenue declines towards the end of fiscal 2008 in the Americas and in EMEA.

Total Revenues by Region

	Year Ended November 30,				Percentage
	2007	2008	2007	2008	Change
	(Dollars in thousands)

Americas	$125,979	$129,037	50.3%	48.1%	2.4%
EMEA	72,932	79,164	29.1	29.5	8.5
APAC	51,569	60,029	20.6	22.4	16.4

Total	$250,480	$268,230	100.0%	100.0%	7.1%

Revenues in the Americas increased by 2.4% to $129.0 million in fiscal 2008 compared to $126.0 million in fiscal 2007. The comparative increase in revenues of $3.1 million for the year ending November 30, 2008 primarily relates to approximately $6.0 million of OEM revenue from Digital Video products in the first quarter of fiscal 2007, which could not be recognized in accordance with acquisition accounting standards. At a product level we achieved revenue increases in WinDVD, iGrafx, and Corel DESIGNER and declines in MediaOne, Paint Shop Pro Photo, Word Perfect Office andWinZip. WinDVD enjoyed growth as a result of its distribution arrangements with two significant OEM suppliers and the inability to record certain InterVideo revenue in fiscal 2007. iGrafx revenues increased due to a significant deal with a military unit and the continued building of the iGrafx enterprise level business. CorelDESIGNER Technical Suite revenue gains primarily occurred in the second half of fiscal 2008 in the U.S., due to a new version release and a product within this family reaching its end of production, triggering a large amount of purchases from customers. The decline in MediaOneand Paint Shop Pro Photo revenue were primarily due to changes in an agreement with a significant OEM partner. WordPerfect Office revenues declined in the North American market in the fourth quarter of fiscal 2008, due to the bankruptcy of one of our major customers, as well as a significant decrease in OEM sales. The decline in WinZip revenue was attributable to lower Internet license sales in the U.S. market.

Revenues in EMEA increased by 8.5% to $79.2 million in fiscal 2008 from $72.9 million in fiscal 2007. The revenue growth in this region was driven by CorelDRAW Graphics Suite, WinZip, andiGrafx and was partially offset by WinDVD and Corel Paint Shop Pro Photo. In February 2008 we launched CorelDRAW Graphics Suite X4 and we continued to derive benefits from the success of this global launch. In addition, the product’s upward trend prior to the launch, and further expansion into Eastern Europe, in particular the Russian Federation, has further driven the increase in CorelDRAW Graphics Suite revenue. The increase in WinZip revenue was due primarily to increased Internet license sales, the release of new language versions during the past year, and some significant new license arrangements for the product. The increase in iGrafx is due to the continued growth at the enterprise business level. The decline in WinDVD was due to reduced OEM orders, and some one-time license orders that were received in fiscal 2007. The loss of a key distributor in the region has weakened DVD Creator sales. The decline in Paint Shop Pro Photo is attributable to the product launch being completed in fiscal 2007, and some weakening sales with a few key distributors towards the ends of fiscal 2008.

APAC revenues increased by 16.4% to $60.0 million in fiscal 2008 from $51.6 million in fiscal 2007. The comparative increase in revenues of $8.4 million for the year ending November 30, 2008 primarily relates to approximately $5.0 million of OEM revenue from InterVideo in the first quarter of fiscal 2007, which could not be recognized in accordance with acquisition accounting standards. Further, the increase in revenues was driven by WinDVD and Instant ON, which was partially offset by a decline in iGrafx. The increase in WinDVD revenues is attributable to two new distribution agreements which were entered into in latter fiscal 2008 with two OEMs. The increase in Instant On was primarily due to our benefiting from a new agreement with one of our significant

Japanese OEM distributors. The decline in iGrafx revenue was due to the exceptionally strong second and third quarter of fiscal 2007 when this product was adopted by several large businesses to meet Japanese financial control compliance guidelines enacted in 2007.

Cost of Revenues

	Year Ended
	November 30,		Percentage
	2007	2008	Change
	(Dollars in thousands)

Cost of product	$49,846	$61,453	23.3%
As a percent of product revenue	21.8%	25.4%
Cost of maintenance and services	796	528	(33.7)%
As a percent of maintenance and service revenue	3.6%	2.0%
Amortization of intangible assets	26,119	25,634	(1.9)%
As a percent of revenue	10.4%	9.6%

Cost of Product Revenues.  Cost of product revenues increased by 23.3% to $61.5 million in fiscal 2008 from $49.8 million in fiscal 2007. As a percentage of product revenues, cost of product revenues increased to 25.4% from 21.8%, for the year ended November 30, 2008. Our cost of products have increased in fiscal 2008 due to a change in the mix within the Digital Video product line where we have experienced a shift in revenue from our higher margin products to our lower margin products. We have also entered a few large revenue deals for WinDVD which had significant royalty cost rates. These factors were partially offset in fiscal 2008 by a $4.7 million reduction of a royalty contingency that had been established in connection with the acquisition of InterVideo.

Cost of Maintenance and Services Revenues.  Cost of maintenance and services revenues decreased to 2.0% of related revenues in fiscal 2008 compared to 3.6% in fiscal 2007. The increase in maintenance margins are primarily attributable to WinZip, for which we have experienced limited incremental costs to provide.

Amortization of Intangible Assets.  Amortization of intangible assets of $25.6 million for the year ending November 30, 2008 has decreased by $0.5 million compared to $26.1 million for the year ending November 30, 2007. There has been no significant change in our base of intangible assets in fiscal 2008. The expense has decreased as customer relationships are amortized over the period of which economic benefits are realized, and these benefits decrease on an annual basis.

Operating Expenses

Beginning in the first quarter of fiscal 2008, we re-classified some of our operating expenses related to our Information Technology group, so that costs of certain employees were better aligned with the functions they performed. As a result, for the year ended November 30, 2007, we have reduced our general and administrative costs by $2.7 million, increased our sales and marketing costs by $976,000, increased our research and development costs by $1.7 million, and increased our cost of products sold by $71,000.

	Year Ended
	November 30,		Percentage
	2007	2008	Change
	(Dollars in thousands)

Sales and marketing	$71,563	$76,791	7.3%
As a percent of revenue	28.6%	28.6%
Research and development	46,368	44,513	(4.0)%
As a percent of revenue	18.5%	16.6%
General and administrative	34,380	33,017	(4.0)%
As a percent of revenue	13.7%	12.3%
Restructuring	1,447	2,878	98.9%
As a percent of revenue	0.6%	1.1%
Acquired in-process research and development	7,831	—	(100.0)%
As a percent of revenue	3.1%	0.0%
InterVideo integration expenses	5,220	—	(100.0)%
As a percent of revenue	2.1%	0.0%

Sales and Marketing.  Sales and marketing expenses increased by 7.3% to $76.8 million in fiscal 2008 as compared to $71.6 million in fiscal 2007. For the year ended November 30, 2008, sales and marketing expenses as a percentage of revenue remained the same at 28.6%, as compared to the prior period. The increase in sales and marketing expenses was a result of additional payroll costs in the sales and marketing groups and extra marketing related to brand launches in the current year. We continue to expand our marketing efforts in emerging international markets as well as in EMEA. We also focused on increasing our marketing efforts in support of our Digital Media products. We expect these costs to stabilize in the next fiscal period as a result of our recent restructuring activity.

Research and Development.  Research and development expenses decreased by 4.0% to $44.5 million for the year ended November 30, 2008, as compared to $46.4 million for the year ended November 30, 2007. As a percentage of total revenues, research and development expenses decreased to 16.6% from 18.5% in fiscal 2008 as compared to fiscal 2007. The decrease in the current year was primarily attributable to the consolidation of our research and development workforce as a result of our past and current restructuring activities. In particular, our restructuring plan, developed in November 2007, resulted in the closure of our Minneapolis research and development location during the second quarter of fiscal 2008. We expect these costs to decrease in future periods in conjunction with the implemented restructuring plans.

General and Administrative.  General and administration expenses decreased by 4.0% to $33.0 million in the year ended November 30, 2008, from $34.4 million for the year ended November 30, 2007. As a percentage of total revenues, general and administration expenses decreased to 12.3% from 13.7% as compared to fiscal 2007. This decrease is due to the impact of restructuring plans undertaken in November 2007 and September 2008, and integration activities previously undertaken throughout 2007 after the acquisition of InterVideo. We expect these costs to decrease in future periods in conjunction with the implemented restructuring plans. The restructuring expenses have also resulted in a decrease in our facility charges in the current fiscal year. There was an increase in the amount of stock compensation expense of $680,000 for the year ended November 30, 2008 mainly associated with the accelerated vesting of our former Chief Executive Officer’s options and the options granted to our new interim Chief Executive Officer which fully vest over one year.

Restructuring:  We recorded $2.9 million of restructuring expenses during the year ended November 30, 2008. On September 10, 2008, management initiated a restructuring plan to streamline our global operations in order to become more operationally efficient and to increase our investment in key growth opportunities, including sales to emerging markets and our eCommerce program. As part of this effort, we have reduced our workforce by approximately 90 employees worldwide. This resulted in an expense of approximately $2.2 million in fiscal 2008. The remaining expenses related to restructuring plans adopted at the end of the fourth quarter of fiscal 2007 and the second quarter of fiscal 2008, to centralize much of our Digital Media operations in Greater China. This has resulted in the closure of our Minneapolis location at the end of the second quarter of fiscal 2008 as well as the termination of certain individuals.

These restructuring activities have resulted in a significant reduction in our sales and marketing, research and development and general and administrative expenses in the fourth quarter of fiscal 2008, as compared to the fourth quarter of fiscal 2007.

In the fourth quarter of fiscal 2007, our management initiated a restructuring plan to centralize much of the Company’s Digital Media operations in Greater China and Fremont, California. Additionally, further changes were made to staff to align and balance our global teams. This resulted in the closure of our Minneapolis location in fiscal 2008 as well as the termination of certain individuals. These restructuring charges were funded by our cash flow from operations. We expensed restructuring charges of $1.4 million in fiscal 2007, and $0.5 million in fiscal 2008, as a result of this plan.

InterVideo Integration Expense:  Integration costs relating to the acquisition of InterVideo totaling $5.2 million were recorded during the year ending November 30, 2007. These costs related to the integration of the InterVideo business into our existing operations, including travel costs, retention bonuses and other incremental costs for our employees who worked on the integration planning process.

Acquired in-process Research and Development.  Intangible assets acquired with InterVideo included $7.8 million of in-process research and development projects that, on the date of the acquisition, the related technology had not reached technological feasibility and did not have an alternate future use. As required by purchase accounting, this in-process research and development was expensed upon acquisition in the first quarter of fiscal 2007.

Other Expenses (Income)

	Year Ended
	November 30,
	2007	2008
	(Dollars in thousands)

Expenses associated with evaluation of strategic alternatives	$—	$2,728
Interest expense, net	16,254	14,252
Amortization of deferred financing fees	1,074	1,081
Other non-operating (income) expenses	(799)	1,784

Total non-operating expenses	$16,529	$19,845

Expenses Associated with Evaluation of Strategic Alternatives:  On March 28, 2008 the Company received an unsolicited proposal from CHLP, which is controlled by an affiliate of Vector Capital, the holder of approximately 69% of our outstanding common shares. CHLP had proposed to make an offer to acquire all of our outstanding common shares not currently held by CHLP at a price of US$11.00 cash per share. CHLP indicated that any such offer would be conditional upon, among other things, satisfactory confirmatory due diligence and our existing credit facility remaining in place following the consummation of any transaction.

The Board of Directors of the Company formed a Special Committee of the Board, which assisted it in evaluating and responding to the CHLP proposal. In addition, the Special Committee undertook a process to evaluate other strategic alternatives to maximize value for all shareholders. On August 18, 2008, CHLP withdrew its proposal and the Board disbanded the Special Committee. However, we continued to evaluate other strategic alternatives through the month of October, at which point negotiations with a third party were concluded with no transaction completed. The costs of the Special Committee and the evaluation of strategic alternatives were largely related to professional consulting services.

Interest (Income) Expense, Net.  Net interest expense decreased by $2.0 million in fiscal 2008 from $16.3 million in fiscal 2007. The decrease is due to the fact we did not use our credit line facility during this fiscal period and the increase in our gain on our unhedged interest swaps by $399,000 in fiscal 2008. During fiscal 2007, our credit line facility was drawn by as much as $43.0 million.

Amortization of Deferred Financing Fees.  The amortization of deferred financing fees remained the same for our fiscal year ended November 30, 2008 as compared to our fiscal year ended November 30, 2007. There has been no new credit facilities entered into during the year.

Other non-operating expense (income):  Other non-operating expenses, which are generally comprised of foreign exchange gains and losses, increased by $2.6 million from income of $0.8 million to an expense $1.8 million largely as a result of additional unfavorable foreign currency exchange losses throughout fiscal 2008. We were adversely affected by the strengthening of the US Dollar versus the Euro on our cash and account receivable balances denominated in Euros. Our losses on foreign currency exchange increased by $3.6 million from gains of

$862,000 to a loss of $2.7 million in fiscal 2008. The foreign currency translation losses are offset by a gain on sale of a long-term of investment of $822,000 which was earned in fiscal 2008.

Income Tax Expense (Recovery).  An income tax recovery of $136,000 was recognized for our fiscal year ended November 30, 2008 consisting of current tax expense of $4.4 million and deferred tax recovery of $4.5 million compared to a tax expense of $3.4 million for our fiscal year ended November 30, 2007 that included current tax expense of $3.5 million and a deferred tax recovery of $83,000.

The current tax provision relates mostly to foreign withholding taxes which are not creditable due to loss carryforwards. Management concluded that it is not more likely than not that the resulting foreign tax credits can be utilized. The current tax expense increased due to increased tax withholdings on Japanese OEM sales in that region. The current tax provision was offset by a deferred tax recovery, associated with the reduction of the valuation allowance against post-acquisition tax losses of InterVideo following the approval of a plan to realize these assets.

At the beginning of the third quarter of fiscal 2007, we received a notice of reassessment from the Ministry of Revenue of Ontario (the “Ministry”) for CDN$13.4 million. The Ministry reassessment disallows various deductions claimed on our tax returns for the 2000, 2001 and 2002 taxation years resulting in a potential disallowance of loss carryforwards and liabilities for tax and interest. In September 2007, we received further notice that the Ministry had applied tax losses and other attributes, which reduced the assessment from CDN$13.4 million to CDN$6.4 million. Subsequently, in November 2007, we received another notice of assessment regarding this issue, which increased the capital tax and interest owing for the 2000, 2001, and 2002 taxation years. This assessment was for CDN$7.5 million. We intend to vigorously defend against the assessment. While management believes that we have adequately provided for potential assessments, it is possible that an adverse outcome may lead to a deficiency in recorded income tax expense and may adversely affect liquidity. However, we believe that the positions taken in our tax returns are correct and believe the potential loss from the assessment will not have a material impact on our financial condition or results of operations. As of November 30, 2008, no amounts have been accrued.

Comparison of Fiscal Year Ended November 30, 2007 to Fiscal Year Ended November 30, 2006

Our consolidated financial statements for our fiscal year ended November 30, 2007 have been prepared in accordance with U.S. generally accepted accounting principles.

On December 12, 2006, we acquired all of the outstanding shares of InterVideo. Accordingly, because the financial information for the year ended November 30, 2006 does not include InterVideo operations, they are not directly comparable to the consolidated financial information presented for the year ended November 30, 2007. In the analysis, “Corel products” refers to the revenues and expenses related to the products which were owned by Corel prior to the acquisition of InterVideo.

The following table sets forth certain consolidated statements of operations data in dollars and expressed as a percentage of revenues for the periods indicated, as well as the percentage change on a year-over-year basis.

	November 30,				Percentage
	2006	2007	2006	2007	Change
	(Dollars in thousands)

Revenues
Product	$157,319	$228,274	88.8%	91.1%	45.1%
Maintenance and services	19,872	22,206	11.2	8.9	11.7

Total revenues	177,191	250,480	100.0	100.0	41.4

Cost of revenues
Cost of product(1)	21,339	49,846	13.6	21.8	133.6
Cost of maintenance and services(1)	1,142	796	5.7	3.6	(30.3)
Amortization of intangible assets	14,366	26,119	8.1	10.4	81.8

Total cost of revenues	36,847	76,761	20.8	30.6	108.3

Gross margin	140,344	173,719	79.2	69.4	23.8

Operating expenses
Sales and marketing	54,851	71,563	31.0		28.6		30.5
Research and development	25,883	46,368	14.6		18.5		79.1
General and administrative	24,285	34,380	13.7		13.7		41.6
Acquired in-process research and development	—	7,831	0.0		3.1		n/a
Integration expense	358	5,220	0.2		2.1		1358.1
Restructuring	810	1,447	0.5		0.6		78.6

Total operating expenses	106,187	166,809	59.9		66.6		57.1

Income from operations	34,157	6,910	19.3%		2.8%		(79.8)%

Other expenses (income)
Loss on debt retirement	8,292	—		*		*		*
Interest expense, net	11,331	16,254		*		*		*
Amortization of deferred financing fees	1,180	1,074		*		*		*
Other non-operating (income) expense	(565)	(799)		*		*		*

Income (loss) before income tax expense (recovery)	13,919	(9,619)		*		*		*
Income tax expense	4,668	3,443		*		*		*

Net income (loss)	$9,251	$(13,062)		*		*		*

(1)	Percentage reflects percentage of related revenues.

*	Not Meaningful

Revenues

	Year Ended November 30,		Percentage
	2006	2007	Change
	(Dollars in thousands)

Product	$157,319	$228,274	45.1%
As a percent of revenue	88.8%	91.1%
Maintenance and services	19,872	22,206	11.7%
As a percent of revenue	11.2%	8.9%
Total	177,191	250,480	41.4%

Total revenues for the year ended November 30, 2007 increased by 41.4% to $250.5 million from $177.2 million for the year ended November 30, 2006. Of this increase, $73.0 million was attributable to additional revenues generated from InterVideo products. There was an increase in total revenues from Corel products of $0.3 million in the current year. This increase was driven by growth of approximately $16.0 million, in WinZip, CorelDraw, iGrafx, and Corel Painter. These increases were largely offset by a decrease in WordPerfect revenues of $12.1 million and Digital Imaging revenues of $3.6 million from last year.

Product revenues for the year ended November 30, 2007 increased by 45.1% to $228.3 million from $157.3 million for the year ended November 30, 2006. Product revenues for Corel products decreased by $2.0 million or 1.3% to $155.3 million for the year ended November 30, 2007. This decline primarily reflects the decline in sales of WordPerfect and the decrease in sales of Digital Imaging products, which was partially offset by an increase in the sales of the rest of the portfolio of products, led by growth in WinZip, CorelDRAW, iGrafx and Corel Painter revenues. The decline in WordPerfect revenues for the year ended November 30, 2007 is due primarily to a decrease in point of sale royalties from one of our largest OEM customers, a decrease in enterprise license revenue and the latter part of the product lifecycle given the launch of WordPerfect Office X3 in the first quarter of the prior year. The decline in Digital Imaging revenue for the year ended November 30, 2007 are primarily attributable to lower POS and APOS (after Point of Sale) revenue for Snapfire at one of our largest OEM customers, a decrease in the level of upgrades from earlier versions of Paint Shop Pro Photo to Paint Shop Pro

Photo X1 and the repositioning of this brand as our higher end product relative to our acquired Photo Impact and Photo Express brands. A new version of Paint Shop Pro Photo was released in the fourth quarter of fiscal 2007, partially offsetting the decrease in sales for fiscal 2007. Revenues from our WinZip products increased due to new license sales and upgrades resulting from increased conversion of trial customers to license users through more aggressive in-product messaging. The increase in iGrafx revenues was attributable to significant new customer wins in the Japanese market, the overall competitiveness of our product portfolio and additional marketing and promotional initiatives undertaken in the current year. The increase in CorelDRAW revenues during the year ended November 30, 2007 was attributable to growth in the European market due to significant enterprise license agreements and additional promotion and marketing activity. CorelDRAWcontinued to experience growth in emerging markets such as Latin America. The increase in Corel Painter revenue during fiscal 2007 was due to continued worldwide growth in OEMs, e-Stores sales, and channel sales.

Maintenance and services revenues increased by 11.7% to $22.2 million for the year ended November 30, 2007. This increase was largely attributable to increased sales of WinZip’s maintenance program. As a percentage of total revenue, maintenance and services revenue declined to 8.9% in fiscal 2007 from 11.2%, as a result of the change in product mix due to the acquisition of InterVideo. The InterVideo family of products generates minimal amounts of maintenance and services revenue.

Total Revenues by Product Group

	Year Ended November 30,		Percentage
	2006	2007	Change
	(Dollars in thousands)

Graphics and Productivity	$137,741	$141,692	2.9%
As a percent of revenue	77.7%	56.6%
Digital Media	39,450	108,788	175.8%
As a percent of revenue	22.3%	43.4%

Graphics and Productivity revenues increased by $4.0 million or 2.9% to $141.7 million in fiscal 2007 from $137.7 million in fiscal 2006. There was a decline of $12.0 million in the sales of WordPerfect Office. The rest of the Graphics and Productivity portfolio of products increased by $16.0 million or 15.5% as compared to the year ending November 30, 2006. This was primarily driven by growth in WinZip, CorelDRAW, iGrafx and Corel Painter revenues. Revenues from our WinZip products have grown due to increased new license sales and upgrades resulting from increased conversion of trial customers to license users through more aggressive in-product messaging. The increase in iGrafx revenues was attributable to additional marketing and promotional initiatives undertaken in the current quarter, and new licensing deals in Japan. The increase in CorelDRAW is due to new licensing deals reached in EMEA. The increase in Corel Painter was due to continued worldwide growth in OEMs,e-Stores sales, and channel sales. The decline in WordPerfect revenues was due primarily to the decrease in point of sale royalties from one of our largest OEM customers, the decrease in enterprise license revenue, and the launch of WordPerfect Office X3 in the first quarter of the prior year.

Digital Media revenues increased by 175.8% to $108.8 million in fiscal 2007 from $39.5 million in fiscal 2006. The significant increase was due to the inclusion of $73.0 million of revenue in fiscal 2007 that resulted from products acquired with our acquisition of InterVideo on December 12, 2006. Excluding acquired Digital Media products, Corel’s Digital Imaging products decreased by 9.2% to $35.9 million in fiscal 2007, as compared to $39.5 million in fiscal 2006. The decrease in revenues was the result of lower conversion rates and lower point of sales and after point of sales (APOS) revenue at our largest OEM customer. Some of this decline was offset by the introduction of MediaOne, which was not sold in fiscal 2006, as we continued to acquire new OEM partners and started to realize the benefit of APOS revenue. Also, during the second half of the year, we continued to reposition Paint Shop Pro Photo as the high end, high value product in a portfolio of Digital Media products, which now also includes Photo Impact and MediaOne.

Total Revenues by Region

	Year Ended November 30,				Percentage
	2006	2007	2006	2007	Change
	(Dollars in thousands)

Americas	$104,447	$125,979	58.9%	50.3%	20.6%
EMEA	58,253	72,932	32.9	29.1	25.2
APAC	14,491	51,569	8.2	20.6	255.9

Total	$177,191	$250,480	100.0%	100.0%	41.4%

Revenues in the Americas increased by 20.6% to $126.0 million in fiscal 2007 compared to $104.4 million in fiscal 2006. The increase was principally driven by the revenues associated with our newInterVideo products, which generated sales of $28.7 million for the year ending November 30, 2007. Revenues for Corel products declined by 6.9% in fiscal 2007, due to lower WordPerfect and Digital Imaging revenues. WordPerfect decreased due to the decrease in point of sale royalties from one of our largest OEM customers, the decrease in enterprise license revenue, and the launch of WordPerfect Office X3 in the first quarter of the prior year. The decline in Digital Imaging revenues for fiscal 2007 was primarily attributable to lower POS revenue at one of our largest OEM customers and the repositioning of the Digital Imaging product as our higher-end product relative to our acquired Photo Impact brand and MediaOne. A new version of Paint Shop Pro Photo was released in the fourth quarter of fiscal 2007.

Revenues in EMEA increased by 25.2% to $72.9 million in fiscal 2007 from $58.3 million in fiscal 2006. The main reason for the increase was the revenues generated by our InterVideo products which totaled $10.3 million in fiscal 2007. Revenues from Corel products increased by 7.6% primarily due to increases in CorelDRAW Graphics Suite and WinZip product sales, which offset decreases in sales in WordPerfect and Digital Imaging product. CorelDRAW Graphics Suite revenues increased in EMEA due to continued advances made in the retail and enterprise market and the strengthening of the Euro relative to the US Dollar.

APAC revenues increased by 255.9% to $51.6 million in fiscal 2007. The increase was due largely to sales from InterVideo products of $34.0 million in fiscal 2007. Revenue growth in Corel products was 21.2% for the year ended November 30, 2007, due to revenue growth in WinZip and iGrafx. iGrafx growth was larger in this region due to licensing deals reached with one of our distribution partners initiated in the second quarter of fiscal 2007. Revenues from our WinZip products have grown significantly due to increased new license sales and upgrades resulting from increased conversion of trial customers to license users through more aggressive in-product messaging.

Cost of Revenues

	Year Ended
	November 30,		Percentage
	2006	2007	Change
	(Dollars in thousands)

Cost of product	$21,339	$49,846	133.6%
As a percent of product revenue	13.6%	21.8%
Cost of maintenance and services	1,142	796	(30.3)%
As a percent of maintenance and service revenue	5.7%	3.6%
Amortization of intangible assets	14,366	26,119	81.8%
As a percent of revenue	8.1%	10.4%

Cost of Product Revenues.  Cost of product revenues increased by 133.6% to $49.8 million in fiscal 2007 from $21.3 million in fiscal 2006. As a percentage of product revenues, cost of product revenues increased to 21.8% from 13.6%, for the year ended November 30, 2007. The increase in the period was largely attributable to the change in our product mix caused by the acquisition of InterVideo. InterVideo products generally have higher royalty content then Corel products.

Cost of Maintenance and Services Revenues.  Cost of maintenance and services revenues decreased to 3.6% of related revenues in fiscal 2007 compared to 5.7% in fiscal 2006. The increase in maintenance revenues was primarily attributable to WinZip’s higher maintenance revenues, for which we have experienced limited incremental costs to provide.

Amortization of Intangible Assets.  Amortization of intangible assets increased by $11.7 million to $26.1 million in the year ended November 30, 2007, from $14.4 million in the year ended November 30, 2006. This increase was due to the $15.5 million of amortization related to the intangible assets of $86.6 million acquired with InterVideo.

Operating Expenses

During the first quarter of fiscal 2008, we re-classified some of our fiscal 2007 operating expenses related to our Information Technology group, so that costs of certain employees were better aligned with the functions they performed. As a result, for the year ended November 30, 2007, we have reduced our general and administrative costs by $2.7 million, increased our sales and marketing costs by $976,000, increased our research and development costs by $1.7 million, and increased our cost of products sold by $71,000.

	Year Ended
	November 30,		Percentage
	2006	2007	Change
	(Dollars in thousands)

Sales and marketing	$54,851	$71,563	30.5%
As a percent of revenue	31.0%	28.6%
Research and development	25,883	46,368	79.1%
As a percent of revenue	14.6%	18.5%
General and administrative	24,285	34,380	41.6%
As a percent of revenue	13.7%	13.7%
Restructuring	810	1,447	78.6%
As a percent of revenue	0.5%	0.5%
Acquired in-process research and development	—	7,831	n/a
As a percent of revenue	0.0%	3.1%
InterVideo integration expenses	358	5,220	1358.1%
As a percent of revenue	0.2%	2.1%

Sales and Marketing.  Sales and marketing expenses increased by 30.5% to $71.6 million in fiscal 2007 as compared to $54.9 million in fiscal 2006. For the year, sales and marketing expenses as a percentage of revenue decreased to 28.6%, as compared to 31.0% for the prior period. The increase in sales and marketing expenses was as a result of additional costs associated with assuming InterVideo operations. The decline in expenses as a percentage of revenue from the prior year was due to our integration activities which have created cost synergies in the current period.

Research and Development.  Research and development expenses increased by 79.1% to $46.4 million for the year ended November 30, 2007, as compared to $25.9 million for the year ended November 30, 2006. As a percentage of total revenues, research and development expenses increased to 18.5% from 14.6% in fiscal 2007 as compared to fiscal 2006. The increase in research and development expenses was as a result of products acquired from InterVideo which are part of our Digital Media group of products. Further research and development investment is made in Digital Media due to relative maturity and growth potential of this sector.

General and Administrative.  General and administration expenses increased to $34.4 million in the year ended November 30, 2007, from $24.3 million for the year ended November 30, 2006. As a percentage of total revenues, general and administration expenses remained the same at 13.7% as compared to fiscal 2006. The increase in general and administration costs was due largely to the integration of InterVideo operations and resources as well as additional expenses incurred to be compliant with Sarbanes-Oxley.

Acquired in-process Research and Development.  Intangible assets acquired with InterVideo included $7.8 million of in-process research and development projects that, on the date of the acquisition, the related technology had not reached technological feasibility and did not have an alternate future use. As required by purchase accounting, this in-process research and development was expensed upon acquisition in the first quarter of fiscal 2007.

InterVideo Integration Expense:  Integration costs relating to the acquisition of InterVideo totaling $5.2 million have been recorded during the year ending November 30, 2007. These costs relate to the integration of the InterVideo business into our existing operations, including travel costs, retention bonuses, incremental employees engaged solely for integration activities, other incremental costs for our employees who worked on the integration planning process, consultants for integrating systems, and other one-time charges for integrating systems.

Restructuring.  In the fourth quarter of fiscal 2007, our management initiated a restructuring plan to centralize much of our Digital Media operations in Greater China and Fremont, California. Additionally, further changes have been made to staff to align and balance our global teams. This resulted in the planned closure of our Minneapolis location in fiscal 2008 as well as the termination of certain individuals. The total amount of the liabilities arising from this plan are estimated to be $2.2 million, of which $1.9 million relates to termination and related benefits, and $0.3 million relates to the closure of our Minneapolis facility. These charges were funded by our cash flow from operations. We expensed restructuring charges of $1.4 million in fiscal 2007 as a result of this plan. Further expenses of $0.5 million were recorded in fiscal 2008. We expect significant reductions in employee expenses in future periods as a result of the restructuring plan, however, some employees have been added in other locations to replace some of the individuals terminated.

For our fiscal year ended November 30, 2006, restructuring costs of $810,000 represent severance costs related to the realignment of our sales and marketing force in the Americas and reductions in our research and development team.

Non-Operating (Income) Expense

	Year Ended
	November 30,
	2006	2007
	(Dollars in thousands)

Loss on debt retirement	$8,292	$—
Interest expense, net	11,331	16,254
Amortization of deferred financing fees	1,180	1,074
Other non-operating (income) expenses	(565)	(799)

Total non-operating expenses	$20,238	$16,529

Loss on Debt Retirement.  We incurred a loss on debt retirement of $8.3 million in fiscal 2006 relating to the write-off of deferred financing costs as a result of our refinancing $130.0 million of credit facilities prior to maturity, as part of our initial public offering on May 2, 2006.

Interest (Income) Expense, Net.  Net interest expense increased by $4.9 million in fiscal 2007 from $11.3 million in fiscal 2006. The increase was due to the additional long-term debt of $70.0 million incurred as a result of our acquisition of InterVideo.

Amortization of Deferred Financing Fees.  The amortization of deferred financing fees decreased to $1.1 million for our fiscal year ended November 30, 2007 as compared to $1.2 million for our fiscal year ended November 30, 2006 as a result of the lower financing fees incurred under the senior credit facility entered into during our fiscal year ended November 30, 2006, as compared to those incurred with the Credit Suisse First Boston (“CSFB”) facility entered into during our fiscal year ended November 30, 2005.

Other non-operating income:  Other non-operating income, which is generally comprised of foreign exchange gains and losses, increased from $0.6 million to $0.8 million largely as a result of additional favorable foreign currency exchange gains in fiscal 2007 relating to the weakening of the US Dollar versus the Canadian Dollar and the Euro. Our gains on foreign currency exchange increased by $0.5 million from $0.4 million to $0.9 million in fiscal 2007.

Income Tax Expense.  Income tax expense of $3.4 million for our fiscal year ended November 30, 2007 consisted of current tax expense of $3.5 million and deferred tax recovery of $83,000 compared to a tax expense of $4.7 million for our fiscal year ended November 30, 2006 that included current tax expense of $3.4 million and a deferred tax expense of $1.3 million.

Current taxes for the years ending November 30, 2006 and 2007 included foreign withholding taxes plus taxes incurred by our foreign subsidiaries. Deferred taxes in fiscal 2007 relates to an additional $5.0 million valuation allowance against all deferred tax assets assumed in the InterVideo acquisition. In the third quarter, we determined that it was no longer more likely than not that the deferred tax assets would be realized, and accordingly a valuation allowance was recorded. This was offset by a reduction in our deferred income tax liability related to the amortization of intangible assets recorded on the acquisition of InterVideo. Deferred taxes in fiscal 2006 related to the tax benefits realized in Canada from the use of tax loss carryforwards, existing prior to our acquisition by Vector Capital, in post-acquisition periods, less deferred tax credits relating to WinZip operations in 2005.

We had current tax expense of $3.4 million on a loss before tax of $9.6 million due mostly to foreign withholding taxes which are not creditable due to the Canadian loss carryforwards and foreign taxes in jurisdictions which are profitable.

FINANCIAL CONDITION

Liquidity and Capital Resources

As of August 31, 2009, our principal sources of liquidity include cash and cash equivalents of $18.9 million and trade accounts receivable of $22.6 million.

At August 31, 2009, all of our cash and cash equivalents are held on deposit with banks. The largest proportion of our bank deposits are held in Canadian banking institutions which we believe to be secure in the current global economy due to historically strict regulations. We believe that we will be able to access the remaining balance of bank deposits outside of Canada as these deposits are with what we consider to be large, reputable banks. We have and will continue to make a series of short-term investments in term deposits and commercial paper. Our investment policy is to invest in low risk short-term investments which are investment grade commercial paper and term deposits. We have not had a history of any defaults on this commercial paper, nor do we expect any in the future given the grade and short term to maturity of these investments. At the current time we have no investments in commercial paper.

  Based on our current business plan, internal forecasts and the risks that are present in the current global economy, we believe that cash generated from operations and our existing cash balance, will be sufficient to meet our working capital and operating cash requirements over the next twelve months. In the past quarter, we generated $7.3 million of operating cash flows. Furthermore, as we have made a voluntary repayment of $20.0 million on our term loan in the third quarter, we are expecting our mandatory cash sweep payment for fiscal 2009, which would be due in March 2010, to be nil.

In fiscal 2008, the Company generated an increase in cash of $25.6 million, largely driven by our operating cash flows, increasing our cash and cash equivalents to $50.3 million. In the first nine months of fiscal 2009, the main driver of our decrease in cash of $31.4 million was loan repayments totaling $37.5 million, of which $17.5 million was a mandatory cash sweep payment and $20.0 million was voluntary payments made in the third quarter of fiscal 2009. Despite our reduced operating income in the current economy, we continue to generate positive cash flows from our operating activities.

Over the next 12 months our operating cash flows could decrease as we continue to face revenue uncertainty. To date, our revenue uncertainty has been largely offset by a reduction in our operating expenditures, including the additional cost reduction initiatives announced on April 2, 2009, our global restructuring plan implemented in May 2009, an elimination of salary increases for fiscal 2009, a reduction in expenditures such as the charges associated with the evaluation of strategic alternatives, a reduction in discretionary spending and a reduction in our capital expenditures. The benefits of our restructuring activities and our cost curtailment initiatives are evident in our operating expenditures for the nine months ending August 31, 2009, which have decreased by 25.3% from the same period in the prior year. We expect this level of reduced expenditures to continue for the remainder of fiscal 2009 and into fiscal 2010. We also have no significant liabilities for our defined pension benefit plan, our past restructuring activities, and do not expect significant cash flows from tax uncertainties and in particular our tax contingency with the province of Ontario.

We expect that our actions to reduce operating expenses will allow us to generate operating cash flows sufficient to sustain operations, to consider making further voluntary payments on our long term debt, and to offset, in whole or in part, the potential impact of a decrease in future revenues. We also believe the global positioning of our diverse group of products will reduce the revenue risks created by the uncertainty in the present economy.

We have a five-year $75.0 million revolving line of credit facility, of which approximately $69.0 million is unused as of August 31, 2009. Management believes based on our current market conditions, forecasts and our debt covenant restrictions, that limited amounts, if any, of the line of credit will be available to us over the next twelve months. Ultimately, we would need to obtain approval from our lenders for permitted transactions as defined in the credit agreement. Please see the section entitled “The Purchaser Group’s Reasons for the Tender Offer and the Consolidation” for additional discussion regarding our credit facility.

As of November 30, 2009 we are in full compliance with all debt covenants with our lenders. We are required to meet the following financial covenants:

•
a maximum total leverage ratio, which is defined as the ratio of total debt to trailing four quarter consolidated Adjusted EBITDA, as defined in the credit agreement, to be less than specified amounts over the term of the facility as follows:

Period	Ratio
November 30, 2008 through November 29, 2009	3.00
November 30, 2009 through November 29, 2010	2.75
November 30, 2010 through November 29, 2011	2.50
November 30, 2011, thereafter	2.25

•
a minimum fixed charge coverage ratio, which is defined as the ratio of trailing four quarter consolidated Adjusted EBITDA to fixed charges (fixed charges include interest paid, scheduled repayment of principal on long-term debt, capital expenditures and taxes paid) as follows:

Period	Ratio
Through to November 29, 2010	2.00
November 30, 2010 through November 29, 2011	2.25
November 30, 2011, thereafter	2.50

Due to the uncertainties presented by the current state of the global economy and its potential impact on our future financial performance, there is a risk that we may be in violation of certain debt covenants with our lenders over the next twelve months. However, due to our cash position and continued generation of operating cash flows, management has exercised its option to pre-pay a portion of our term loan debt, and will continue to evaluate making further payments over the next 12 months. These payments reduce our interest expense and our total amount of long-term debt, which eases our ability to meet the financial covenants under our senior credit facility.

Based on our current senior debt facility, a significant balloon payment will be required in fiscal 2012. We are unable to currently assess our ability to maintain our creditworthiness over this period, which would be required to refinance this payment at or prior to that date.

Working Capital

Our working capital deficiency at August 31, 2009 was $10.5 million, an increase of $7.7 million from the November 30, 2008 working capital deficiency of $2.8 million.

Current assets at August 31, 2009 were $47.8 million, a decrease of $46.7 million from the November 30, 2008 year-end balance of $94.5 million. The decrease is primarily due to a decrease in our cash and cash equivalents of $31.4 million, a decrease in our trade accounts receivable of $10.7 million, and a decrease in our deferred tax assets of $3.1 million. The decrease in our cash position is due to our cash sweep payment of $17.5 million made in March 2009 and our voluntary debt pre-payments of $20.0 million made the third quarter of 2009, offset by the cash we have generated from operations in the past nine months. The decrease in our trade accounts receivable is attributable to our decreasing revenues in the past two fiscal quarters and cash collection efforts. The deferred tax assets decreased by $3.1 million due to transactions related to the transfer of intellectual property in a prior quarter.

Current liabilities were $58.3 million at August 31, 2009, a decrease of $39.0 million from November 30, 2008. This is attributable to a $19.1 million reduction in the current portion of our long-term debt, a $17.0 million decrease in accounts payable and accrued liabilities and a $4.1 million decrease in deferred revenue. As we have made a voluntary cash payment of $20.0 million in the third quarter of fiscal 2009, we are no longer expecting to make a cash sweep payment for fiscal 2009 which would have been paid in February 2010. The decrease in accounts payable and accrued liabilities is attributable to our decreasing royalty payables which are caused by declining sales and the decrease in our organizational headcount which impacts various employee related accruals. The decrease in deferred revenues is caused by the timing of several maintenance renewals which historically take place in the fourth quarter, and partially by our declining revenue base.

Cash Flows

Cash provided by operations increased by $1.1 million to $7.3 million for the three months ended August 31, 2009, and decreased by $11.5 million to $8.1 million for the nine months ended August 31, 2009. The year to date decrease is primarily due to our decreasing income from operations caused by our declining revenues and gross margins as well as the timing of certain royalty payments.

Cash used by financing activities increased by $19.5 million and $37.0 million to $20.4 million and $39.0 million for the three and nine months ended August 31, 2009 as compared to the respective periods in fiscal 2008. This increase is attributable to our first cash sweep payment of $17.5 million which was made in March 2009 and a voluntary prepayment on our term debt of $20.0 million made in the third quarter of fiscal 2009. The repayment of our capital lease obligations have remained and will continue to remain consistent. We are no longer required to make any payments on our term debt until fiscal 2012.

Cash used in investing activities was $1.1 million in the nine months ended August 31, 2009, a significant decrease of $3.9 million over the cash used of $5.0 million in the nine months ended August 31, 2008. These cash flows pertain to capital purchases, and the decrease in capital spending is attributable to management’s decision to reduce spending in the current economic environment.

Off Balance Sheet Arrangements

In certain agreements with customers and distributors, including OEMs and online services companies, we provide indemnifications for third-party intellectual property infringement claims, and many of these indemnification obligations are not subject to monetary limits. We evaluate estimated losses for such indemnifications under SFAS No. 5, Accounting for Contingencies, as interpreted by Financial Accounting Standards Board (“FASB”) Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. We consider factors such as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, we have not encountered material costs as a result of such obligations and have not accrued any material liabilities related to such indemnifications in our financial statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States consistently applied throughout all periods. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to product returns, bad debts, long-lived assets, goodwill, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize revenues in accordance with Statement of Position (“SOP”) 97-2, “Software Revenues Recognition,” issued by the American Institute of Certified Public Accountants, SOP 98-9,“Modification of 97-2, Software Recognition with Respect to Certain Transactions” and Staff Accounting Bulletin (“SAB”) No. 101 “Revenues Recognition in Financial Statements,” issued by the SEC.

We record revenue when persuasive evidence of an arrangement exists, there are no significant uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable.

Our application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (“VSOE”) of fair value exists for those elements. VSOE is based on the associated price when the elements are sold separately. Some customers receive certain elements of our products over a period of time. In certain cases, these elements include post-delivery telephone support and the right to receive unspecified upgrades/enhancements on a when-and-if-available basis. When maintenance is sold separately we recognize revenues ratably over the contractual time period. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements and the fair value of the respective elements could materially affect the amount of earned and unearned revenues.

We sell maintenance contracts that include the right to unspecified upgrades of software licenses on a when-and-if-available basis and customer support. Sales of maintenance contracts are considered post contract support, and the fees are deferred and recognized as revenue ratably over the term of the maintenance arrangement, which is generally 12 or 24 months. Deferred revenue is not contingent upon any specific delivery of product since upgrades are only provided when-and-if-available.

We record product revenues from sales of our packaged software and license fees when legal title transfers, which is generally when the product ships or, in some cases, when products are delivered to retailers. We sell some of our products on consignment to resellers and retailers and recognize revenue for these consignment transactions only when the end-user sale has occurred.

We record revenue from our OEM customers based on the evidence of products sold by our OEM customers to end customers or to the OEMs sales channel partners. Under certain agreements where post contract support (“PCS”) is granted to OEMs for a period greater than a year, we recognize revenue ratably over the contractual PCS period. Typically, our OEM customers do not have the right to claim a credit or refund for returns from an OEMs sales channel partners or end customers back to the OEM.

End-user sales are made directly through our websites without upgrades. Web sales revenue is recognized, net of returns, upon the delivery of the product and the receipt of payment by credit card.

At the time of contract signing, we assess whether the fee associated with the revenues transactions is fixed or determinable based on the payment terms associated with the transaction. We consider the fee to be fixed or determinable if it is due within our normal payment terms, which are generally 30 to 90 days from invoice date.

We assess the probability of collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. If it is determined that collection of a fee is not reasonably assured, management defers the fee and recognizes revenues at the time collection becomes reasonably assured, which is generally upon receipt of cash.

Allowance for Product Returns and Rebate Programs

We allow returns of our packaged software from certain distributors and resellers for various reasons such as the release of new product versions that supersede older versions in channel inventory. Consequently we establish a return provision that is netted against revenues. In computing this provision, we use estimates and judgment based on our experience. These estimates are based on channel inventory levels, current and historical return rates, channel sell in and timing of new version and product introductions, and are in accordance with Statement of Financial Accounting Standards 48 (“FAS 48”), “Revenue Recognition when Right of Return Exists”. While our past estimates have been materially accurate, actual return rates could vary materially from our estimates. An increase in the return rate could result from changes in consumer demand or other factors. Should this variance occur, revenues could fluctuate significantly. Variances between estimated return rates and actual return rates are adjusted on a quarterly basis.

While we believe our accounting practice for establishing and monitoring our product return provision is adequate and appropriate, any adverse activity or unusual circumstances could result in an increase in reserve levels in the period in which such determinations are made and have a significant effect on revenues.

During fiscal 2008, due to the availability of improved provision related information, we changed the method for estimating the provision for product returns in order to improve on the accuracy of the amounts recorded as well as the timeliness of our financial statement preparation process. In accordance with Financial Accounting Standards No. 154, Accounting Changes and Error Corrections, we have determined that this is a change in estimation methodology and accordingly is a change in estimate as opposed to a change in accounting principle or error correction. The change in estimate has resulted in an increase in fiscal 2008 revenues of approximately $2.0 million and increased accounts receivable by $2.0 million as at November 30, 2008.

Accounting for Income Taxes

Effective December 1, 2007, we adopted FASB Interpretation No. 48 (“FIN 48”), which provides guidance for the recognition, derecognition and measurement in financial statements of tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns. FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that has greater than a fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance for classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 requires that a liability created for unrecognized tax benefits be presented as a separate liability and not combined with deferred tax liabilities or assets.

We have operations in a number of countries worldwide. Our income tax liability is therefore a consolidation of the tax liabilities we expect to have in various locations. Our tax rate is affected by the profitability of our operations in all locations, tax rates and taxation systems of the countries in which we operate our tax policies and the impact of certain tax planning strategies which we have implemented.

To determine our worldwide tax liability we make estimates of possible tax liabilities. Our tax filings, positions and strategies are subject to review under local or international tax audit and the outcomes of such reviews are uncertain. In addition, these audits generally take place years after the period in which the tax provision in question was provided and it may take a substantial amount of time before the final outcome of any audit is known. In prior years we have had to make adjustments to taxes to account for the resolution of certain tax audits. The adjustments have on occasion been significant and have been accounted for as changes in estimates. Future final tax outcomes could also differ materially from the amounts recorded in our financial statements. These differences could have a material effect on our financial position and our net income in the period such determination is made.

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have had substantial tax losses over the years and only a limited history of profitability, therefore we have recorded a valuation allowance against most tax assets. The deferred tax assets include the tax effect of $90.6 million of tax loss carryforwards of which C$51.0 million is due to expire in fiscal 2009. Given the large interest expense related to the acquisition of InterVideo and declining sales of WordPerfect it is unlikely that Corel will be able to realize the benefit of these losses. Other deferred tax assets include investment tax credits in Canada which depend on taxable income to utilize; given that there is no history of generating taxes it is unlikely that Corel will be able to realize the benefit of these investment tax credits. Therefore, we record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized.

As part of an initiative to reorganize the ownership of the digital media intellectual property, it is now more likely than not that we will be able to realize the benefit of certain Taiwanese tax attributes pertaining to loss carryforwards and investment tax credits. Therefore, we are removing the valuation allowance against $3.1 million of deferred tax assets resulting in a recovery of deferred tax expense of $1.4 million related to the post acquisition loss carryforwards and a reduction in goodwill of $1.7 million related to the pre-acquisition loss carryforwards and investment tax credits. We have reduced our deferred tax liabilities related to the Taiwanese intellectual property acquired in the purchase of InterVideo by $2.7 million in connection with the digital media reorganization, through a reduction in goodwill.

In 2008, we recorded a $1.8 million deferred tax expense related to the utilization of Taiwanese loss carryforwards which existed at the time of the InterVideo acquisition. In accordance with FAS 109, the change was recorded as a reduction to goodwill.

We provide for withholding taxes on the undistributed earnings of our foreign subsidiaries where applicable. The ultimate tax liability related to the undistributed earnings could differ materially from the liabilities recorded in our financial statements. These differences could have a material effect on our income tax liabilities and our net income.

In April 2005, WinZip sold its intellectual property and trademarks to a non-US affiliate in a taxable transaction. We did not recognize any gain on the transfer of the property based on an analysis of the fair market value of the assets transferred that was performed at the time of the transfer, and as a result did not accrue any income tax expense on the transfer. The assessment of fair market value is based on both subjective and objective factors and if applicable tax authorities disagree with the fair market value analysis, we could be subject to significant tax liabilities, penalties and interest.

Business Combinations

We account for acquisitions of businesses and technologies in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations (“FAS 141”). We allocate the purchase price to tangible assets, intangible assets, and liabilities based on fair values, with the excess of purchase price being allocated to goodwill.

Historically, our acquisitions have resulted in the allocation of a portion of the purchase price to goodwill, acquired intangible assets and consequent adjustments to our deferred taxes. In order to determine the fair value of these intangible assets, we make estimates and judgments based on assumptions about the future income producing capabilities of these assets and related future expected cash flows. We also make estimates about the useful life of those acquired intangible assets. Should different conditions prevail, we could record write-downs of intangible assets or changes in the estimate of useful life of those intangible assets, which would result in changes to amortization expense.

Acquired definite lived intangible assets are initially recorded at fair value based on the present value of the estimated net future income-producing capabilities of the software products acquired. A significant change to the initial value assigned to the definite lived intangible assets could result if different assumptions are used in determining the present value of the estimated net future income producing capabilities of the asset.

Acquired definite lived intangible assets are amortized over the future income producing period, which we consider to be the useful life, on a straight-line basis, with the exception of customer relationships which are amortized over the pattern in which we expect to generate economic benefits from the asset.

For business combinations made subsequent to or on December 1, 2009, we will follow the guidelines of FAS 141R.

Impairment of Goodwill

In accordance with Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets (“FAS 142”), goodwill is subject to annual impairment tests or on a more frequent basis if events or conditions indicate that goodwill may be impaired. Goodwill is tested for impairment at the beginning of the fourth quarter of each fiscal year. We also test goodwill for impairment more frequently if events or circumstances warrant. Corel as a whole is considered one reporting unit. We estimate the value of our reporting unit based on our market capitalization. If we determine that our carrying value exceeds our fair value, we would conduct the second step of the goodwill impairment test. The second step compares the implied fair value of the goodwill (determined as the excess fair value over the fair value assigned to our other assets and liabilities) to the carrying amount of goodwill. If the carrying amount of goodwill were to exceed the implied fair value of goodwill, an impairment loss would be recognized. Our goodwill balance of approximately $81.0 million arose from the acquisition of Jasc in fiscal 2004, which generated goodwill of approximately $9.9 million, and from the acquisition of InterVideo in fiscal 2007, which now has goodwill of approximately $71.1 million.

Management concluded that no triggers had been reached during the three months ended August 31, 2009 that would require us to perform additional impairment testing.

Long-lived Assets

We amortize our long-lived assets over the estimated useful life of the asset. We evaluate all of our long-lived assets, excluding goodwill, periodically for impairment in accordance with Statement of Financial Accounting Standards No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”). FAS 144 requires that long-lived assets be evaluated for impairment when events or changes in facts and circumstances indicate that their carrying value may not be recoverable. Events or changes in facts or circumstances can include a strategic change in business direction, decline or discontinuance of a product line, a reduction in our customer base or a restructuring. If one of these events or circumstances indicates that the carrying value of an asset may not be recoverable, or that our estimated amortization period was not appropriate, we would record an impairment charge against our long-lived assets. The amount of impairment would be measured as the difference between the carrying value and the fair value of the impaired asset as calculated using a net realizable value methodology. An impairment charge would be recorded as an operating expense in the period of the impairment and as a reduction in the carrying value of that asset.

At November 30, 2008, given the current disruption and uncertainty in the global economy, the significant decrease in our stock price over the last fiscal quarter, and our revenues being slightly lower then projected, we determined that the appropriate triggers had been reached for an impairment test on our definite lived intangible assets. Our definite lived intangible assets are licenses, technologies, trade names and customer relationships that we acquired with InterVideo, WinZip, and Jasc. The definite lived intangibles from these acquisitions have net book values as at November 30, 2008 of $47.4 million, $12.3 million and $6.0 million, respectively.

We performed our asset recoverability tests using undiscounted cash flows. We grouped the definite lived intangible assets at the lowest level for which we determined identifiable cash flows are largely independent of the cash flows of other assets and liabilities, and estimated the associated cash flows by the Graphics and Productivity and Digital Media product lines. Our cash flow analysis did not extend beyond four years, which is consistent with the remaining amortization period of the majority of intangibles. We used our internal forecasts for the next four years to derive revenues, including a projected decrease in revenues fiscal 2009. We included gross margins percentages consistent with those that had been achieved in fiscal 2008 and projected a reduction in operating expenses from fiscal 2008, reflective of the operating costs incurred in the final quarter of fiscal 2008, when we implemented restructuring activities and announced wage freezes for the upcoming fiscal year. These undiscounted cash flows supported the recoverability of our definite lived intangible assets.

In addition, we performed a sensitivity analysis on the cash flow forecasts which focused on revenues and cost of revenues, as we do not expect much variability in our operating costs. Given a 5% reduction in our revenues on an annual basis and a 5% reduction in gross margin, the resulting undiscounted cash flows continue to support the recoverability the definite lived intangible assets over the same period.

Due to the above considerations, which are based on our best available information, we have not recorded any impairment charge on our long-lived assets in fiscal 2008. However, given the current state of the economy, we expect to continue to perform asset recoverability tests in future periods.

Stock Option Accounting

In accordance with Statement of Financial Accounting Standards No. 123(R) Share Based Payment (“FAS 123(R)”) we estimate the fair value of our options for financial accounting purposes using the Black-Scholes model, which requires a number of subjective assumptions, including the expected life of the option, risk-free interest rate, dividend rate, forfeiture rate, future volatility of the price of our common shares and vesting period. The use of subjective assumptions could materially affect the fair value estimate. For a period of time prior to our initial public offering, there was no active market for our common shares. Since we have been public for less than the vesting period of our options, we do not consider the volatility of our share price to be representative of the estimated future volatility when computing the fair value of options granted. Accordingly, until such time that a representative volatility can be determined based on our share price, we will use a blended rate of our own share price volatility and the U.S. Dow Jones Software and Computer Services Index. We estimate the risk-free interest rate based on US Treasury benchmark bonds with an average yield of five to ten years. Since we do not have a sufficient level of experience relating to options granted and exercised subsequent to our IPO, we base our estimate of the expected life of the option using the simplified method based on the period for which our options can be exercised. We assess our forfeiture rate through an analysis of the turnover of our employees since we commenced issuing options in December 2003. The fair values of the options issued are being recognized as compensation expense over the applicable vesting period, which in the majority of options is for four years.

We began to issue restricted share units in fiscal 2007. We determine the fair value of our restricted share units based on our share price on the date the units are granted. The restricted share units have no characteristics which would require classification as debt, and as such they are not revalued in subsequent periods.

Based on equity awards outstanding as of November 30, 2008, we had unrecognized stock-based compensation totaling $8.5 million, and we expect to record approximately $5.0 million in stock-based compensation in our fiscal year ending November 30, 2009. To the extent we continue to grant equity awards in the future, the amounts of stock-based compensation recorded in future periods may be greater than these expectations. Stock-based compensation expense is reported in our Consolidated Statements of Operations, either as a cost of revenues, or with the operating expense which best reflects the award recipient’s duties in the organization.

Prior to our initial public offering in April 2006, we did not obtain contemporaneous valuations from an unrelated valuation specialist. Instead, a retrospective valuation was performed by management, with input from Vector Capital. Contemporaneous valuations were not obtained because we were a private company and options were granted on a frequent basis. Therefore, it was impractical to obtain a valuation at each grant date. We believe that management, as a result of their experience and Vector Capital as a private equity firm, have relevant experience valuing companies. Where there was more than one class of shares outstanding, the enterprise value was equally allocated to the “as-converted” common shares to arrive at a per share fair value.

Prior to our initial public offering, determining the fair value of our common shares required making complex and subjective judgments. Management used the income approach to estimate the value of the enterprise. The income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenues and costs. The enterprise value is then allocated to preferred and common shares using the probability-weighted expected return method. Under this method, management considered the specific rights and preferences of each share class, and the likelihood of future outcomes. Had management considered a different allocation method, the allocations between preferred and common shares would have been different.

In arriving at the fair value of our common shares, we made a number of estimates including a revenue growth rate and a marketability discount. We used a revenue growth rate that was based upon our financial results available at the valuation date and the expected industry growth rate. In addition, we used a marketability discount of 40% to reflect the fact that our common shares were not trading in a public market. This rate was based upon U.S. and Canadian case law and numerous independent pre-IPO “lack of marketability” studies.

Fair Value Measurements

As of December 1, 2007, the Company has adopted Financial Accounting Standards No. 157 (“FAS 157”) for the fair value measurement of recurring items. FAS 157 describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Our interest rate swaps represent our only material item impacted by the fair value measurement guidance of FAS 157. As of November 30, 2008, we have interest rate swaps totaling $134.5 million, which we use to mitigate the risk of increases in the one-month LIBOR exchange rate. We consider our interest rate swaps to be a Level 2 measurement under the FAS 157 hierarchy, as it is largely based on observable inputs over the life of the swaps in a liquid market.

The fair value of the interest rate swaps is calculated by comparing the stream of cash flows on the fixed rate debt versus the stream of cash flows that would arise under the floating rate debt. The floating and fixed rate cash flows are then discounted to the valuation date by using the one month LIBOR rate at the date of the valuation. In order to value the interest rate swaps, management used observable LIBOR rates. Linear interpolations was used to estimate the relevant rates along the zero coupon curve. To construct the zero coupon curves, we used cash rates up to three months inclusively, futures rates from three months to two years inclusively, and swap rates from two to thirty years. Through the implementation of FAS 157, the fair value of the interest rate swaps include a credit valuation adjustment. The credit adjusted valuation values the swaps using an adjusted LIBOR curve for discounting cash flows to take into account our and the counterparty’s credit risk. The credit spread used for the calculation was based on our debt ratings in November 2008.

The valuation of the interest rate swap can be sensitive to changes in the current and future one month LIBOR rates, which can have a material impact on the fair value of the derivative. However, as these swaps are used to manage our cash outflows, these changes will not impact our liquidity and capital resources. Furthermore, since the majority of our interest rate swaps are deemed as effective hedging instruments, these changes do not impact our income from operations, as they would be included in other comprehensive income.

Accelerated Debt Payments

On an annual basis, we are required to make a cash sweep payment to fund our principal balance on our term loans, based on excess cash flow as defined in our senior credit facility agreement. All cash sweep payments are classified on the balance sheet based on our ability and intent to refinance the obligation on a long-term basis, the existence of financing arrangements to allow short-term obligations to be refinanced, and the remoteness of the acceleration due date. Any cash sweep payments estimated to be payable within the next year are classified as a current liability on our consolidated balance sheet. We are currently not intending to refinance this cash sweep obligation and intend to make the payments as required.

Each quarter end, with the exception of the quarter ending on November 30, we estimate our cash sweep payment based on our excess cash flow forecasts for the entire fiscal period, based on our current revenue, expense, collection and payment projections. Excess cash flow is computed in accordance with our senior credit facility agreement. In computing our excess cash flow, we use estimates and judgment based on our experience. These estimates are based on current historical trends, including new product introductions. Actual excess cash flow could vary materially from our estimates. An increase or decrease in excess cash flow could result from changes in consumer demand or other factors. Should this variance occur, our required cash sweet payment could fluctuate significantly. Variances are considered and adjusted for on a quarterly basis.

We made a cash sweep payment of approximately $17.5 million on March 2, 2009.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of a loss that could affect our financial position resulting from adverse changes in the financial markets. Our primary risks relate to increases in interest rates and fluctuations in foreign currency exchange rates. Our market risk sensitive instruments were all entered into for non-trading purposes.

Interest Rate Risk

Our exposure to interest rate risk relates primarily to our long-term debt. We have significantly larger amounts of interest bearing debt as compared to interest bearing assets. The risk is associated with increases in the prime lending rate, as a significant portion of the debt has a floating rate of interest based on the LIBOR rate.

Given the amount of debt that we have, if LIBOR rates were to rise significantly, the resulting interest cost could materially affect the business. Our annual interest expense, after considering our interest rate swaps that are deemed as effective hedging instruments, would change by approximately $332,000 for each 0.5% change in interest rates based on debt outstanding as of November 30, 2008. In connection with the current debt facility, we use interest rate swaps to limit our exposure to changing interest rates and future cash outflows for interest. Interest rate swaps provide for us to pay an amount equal to a specified fixed rate of interest times a notional principal amount and to receive in return an amount equal to a variable rate of interest times the same notional amount.

As of August 31, 2009, the Company has two additional interest rate swaps with a notional amount of $25.5 million. The interest rate swaps qualify as derivatives and were not designated as a hedging instrument at the initiation of the swap, and as such, the Company has not applied hedge accounting. At the end of each period, the interest rate swaps are recorded in the consolidated balance sheet at fair value, either in other current assets or accrued liabilities, and any related gains or losses are recognized on the Company’s statement of operations within interest expense. The Company estimates that our liabilities for these interest rate swaps will be reduced by $525 over the next 12 months.

As of November 30, 2008, our interest rate swaps converted an aggregate notional principal amount of $134.5 million (or approximately 86% of our interest-bearing debt) from floating rate interest payments under our term loan facility to fixed interest rate obligations. The variable rate of interest is based on one-month LIBOR plus 4.00%. The fixed rates range from 8.93% to 9.49%. During our fiscal year ended 2008, we have recorded income of $7,000 as a result of recording a portion of these interest rate swaps at fair value. As of November 30, 2008, $90.0 million of these interest rate swaps have been designated as effective hedging instruments and any gains or losses on these items are recorded in other comprehensive income.

As of November 30, 2007, our interest rate swaps converted an aggregate notional principal amount of $109.5 million (or approximately 69% of our interest-bearing debt) from floating rate interest payments under our term loan facility to fixed interest rate obligations. The variable rate of interest was based on one-month LIBOR plus 4.00%. The fixed rates ranged from 8.93% to 9.49%. During our fiscal year ended 2007, we recorded a loss of $392,000 as a result of recording these interest rate swaps at fair value.

We assess the effectiveness of our interest rate swaps as defined in Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), on a quarterly basis. We have considered the impact of the current credit crisis in the United States and the downturn in the global economy in assessing the risk of counterparty default. We believe that it is still likely that the counterparty for these swaps will continue to act throughout the contract period, and as a result we continue to assess the swaps as effective hedging instruments. If there was to be a counterparty default during the life of the contract, there could be a material impact on future cash flows as well as interest expense recorded on our statement of operations. To the extent that the interest rate swaps continue to be in a liability position the impact would not be adverse.

The Company considers its interest rate swaps to be a Level 2 measurement under the FAS 157 hierarchy, as it is largely based on observable inputs over the life of the swaps in a liquid market. The fair value of the interest rate swaps is calculated by comparing the stream of cash flows on the fixed rate debt versus the stream of cash flows that would arise under the floating rate debt. The floating and fixed rate cash flows are then discounted to the valuation date by using the one month LIBOR rate at the date of the valuation. In order to value the interest rate swaps, management used observable LIBOR rates. Linear interpolation was used to estimate the relevant rates along the zero coupon curve. To construct the zero coupon curves, management used cash rates up to three months inclusively, futures rates from three months to two years inclusively, and swap rates from two to thirty years. The fair value of the interest rate swaps includes a credit valuation adjustment. The credit adjusted valuation values the swaps using an adjusted LIBOR curve for discounting cash flows to take into account our and the counterparty’s credit risk. The credit spread used for the calculation was based on the Company’s debt ratings in August 2009.

The valuation of the interest rate swap can be sensitive to changes in the current and future one month LIBOR rates, which can have a material impact on the fair value of the derivative. However, as these swaps are used to manage the Company’s cash outflows, these changes will not impact its liquidity and capital resources. Furthermore, since the majority of the interest rate swaps are deemed as effective hedging instruments, these changes do not impact income from operations, as they would be included in other comprehensive income.

The Company assesses the effectiveness of its interest rate swaps as defined in FAS 133 on a quarterly basis. The Company has considered the impact of the credit crisis in the United States in assessing the risk of counterparty default. The Company believes that it is still likely that the counterparty for these swaps will continue to act throughout the contract period, and as a result continues to deem the swaps as effective hedging instruments. A counterparty default risk is considered in the valuation of the interest rate swaps.

Management has assessed that its cash flow hedges have no ineffectiveness, as determined by the hypothetical derivate method. If the hedge of any of the interest rate swaps, was deemed ineffective, or extinguished by either counterparty, any accumulated gains or losses remaining in other comprehensive income would be fully recorded in interest expense during the period.

Foreign Currency Risk

Most of our employees are located in Canada and Taiwan. We incur a disproportionate percentage of costs in Canadian and Taiwanese dollars as compared to Canadian and Taiwanese dollar denominated revenues. In addition we have a disproportionate amount of revenues in Euro’s and Japanese Yen, as compared to costs in Euro’s and Japanese Yen. We are therefore exposed to loss if the Canadian and Taiwanese dollar appreciates against the U.S. dollar, and the Euro and the Japanese Yen depreciate against the U.S. dollar.

We manage our financial exposure to certain foreign exchange fluctuations with the objective of minimizing the impact of foreign currency exchange movements on our operations. We try to minimize the effect of changes in U.S. and Canadian dollar exchange rates on our business through the purchase of forward exchange contracts.

As of November 30, 2008, Corel had three U.S. dollar foreign exchange contracts outstanding of approximately $850,000 each, which were settled by January 5, 2009. A loss of $126,000 was recorded on these contracts for the year ending November 30, 2008.

As of November 30, 2007, Corel has two U.S. dollar foreign exchange contracts of $1.2 million, which were settled on December 10, 2007 and December 21, 2007. A loss of $138,000 was recorded on these contracts for the year ending November 30, 2007.

As we also operate internationally, a portion of our business outside North America is conducted in currencies other than the U.S. dollar. Accordingly, the results of our business may also be affected by fluctuations in the U.S. dollar against certain European and Asian currencies, in particular the Pound Sterling, the Yen and the Euro. Our exposure to these and other currencies is partially mitigated due to certain hedges naturally occurring in our business as we have decentralized sales, marketing and support operations in which most costs are local currency based.

Company Financial Projections

Certain Projections.  The Company does not as a matter of course make detailed public projections as to future operating performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates.  However, in connection with the due diligence review of the Company by the Purchaser prior to commencing the Tender Offer, the Company provided to the Purchaser non-public internal financial forecasts and certain other information regarding the Company’s anticipated future operations for the fourth quarter of fiscal 2009 and for fiscal 2010 and other matters.  A summary of this information is set forth below.  As of the date of this proxy statement, the Company has not updated the projections provided to the Purchaser, except as expressly stated herein.

The internal financial forecasts and other forward-looking information were prepared by management of the Company and have not been approved by the Board.  The internal financial forecasts and other forward-looking information were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles.  The financial projections do not comply with generally accepted accounting principles.  In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants.  The internal financial forecasts and other forward-looking information were prepared by employees of the Company without the assistance of the Purchaser or any of its affiliates.  The summary of these internal financial forecasts and other information is not being included in this proxy statement to influence your decision of how to vote your shares, but because these internal financial forecasts were made available by the Company to the Purchaser.

These internal financial forecasts and other information were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company and its management. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, the potential failure of the Company to develop competitive products; factors affecting pricing; fluctuations in demand and revenues; factors affecting operating expenses and potential unanticipated charges; the failure to retain key management and technical personnel of the Company; risks associated with pending or any future litigation; risks related to the Company’s ability to maintain compliance with the covenants in its credit facility; adverse reactions to the Offer by customers, suppliers and strategic partners and other risks and uncertainties described in the Company’s report on Form 10-K filed with the SEC for the fiscal year ended November 30, 2008 and the Company’s report on Form 10-Q for the period ended August 31, 2009. In addition, the internal financial forecasts and other information may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions upon which the financial forecasts and other information were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and conditions in the information technology and software markets, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company and its management. The internal financial forecasts and other information also reflect assumptions as to certain business decisions that are subject to change.

Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown.  The inclusion of these internal financial forecasts and other information in this proxy statement should not be regarded as an indication that any of the Purchaser, the Company or their respective affiliates, advisors officers, directors, partners, members or representatives considered or consider the internal financial forecasts to be predictive of actual future events, and the internal financial forecasts should not be relied upon as such.  None of the Purchaser, the Company or their respective affiliates, advisors, officers, directors, partners, members or representatives can give you any assurance that actual results will not differ from these projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Neither the Purchaser nor any of its affiliates, nor to the knowledge of the Purchaser, the Company, intends to make publicly available any update or other revisions to these projections.  None of the Purchaser, the Company or any of their respective affiliates, advisors, officers, directors, partners, members or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of the Company compared to the information contained in these projections or that the projections will be achieved. The Company has made no representation to the Purchaser or any of its affiliates concerning these projections.

	Three Months Ending November 30, 2009	Six Months Ending November 30, 2009(1)
	(projected) (in thousands of U.S. dollars)
Revenue
Digital Media	25,695	46,078
Graphics and Productivity	28,657	55,656
Total Revenue	54,352	101,734

Cost of Sales	14,186	(26,911)
Gross Profit	40,166	74,823

Operating Expenses(2)
Sales	4,400	8,534
Marketing	9,423	16,450
R&D	7,452	13,063
G&A	8,625	16,002
Profit Sharing	200	905
Total Operating Expenses	30,100	54,953

EBITDA(3)	10,066	19,870

Foreign Exchange/Other (Income)/Expense	–	161
Adjusted EBITDA(4)	10,066	19,709
________________
(1)	Projected results for the six months ending November 30, 2009 include actual results for the three months ended August 31, 2009 and projected results for the three months ending November 30, 2009.

(2)	Operating expenses exclude non-cash stock-based compensation expense, restructuring charges, depreciation and amortization and expenses associated with evaluation of strategic alternatives.

(3)
EBITDA consists of earnings before interest, taxes, depreciation and amortization, and also excludes non-cash stock-based compensation expense, restructuring charges and expenses associated with the evaluation of strategic alternatives.  This calculation is a measure that management uses in managing the Company’s business, but is not the same as the calculation of EBITDA provided for in the Company’s credit facility.

(4)	Adjusted EBITDA represents EBITDA, as defined above, less Foreign Exchange/Other (Income)/Expense.

Credit Facility.  In addition to the information summarized above, the Company provided projections to the Purchaser regarding the Company’s compliance with fixed charge coverage ratio and total leverage ratio at November 30, 2009 under its senior credit facility.

The fixed charge coverage ratio is defined in the credit facility as the ratio of (a) consolidated EBITDA for the period of four consecutive fiscal quarters then ending, to (b) the sum of (i) consolidated interest expense during such four consecutive fiscal quarter periods excluding any interest which according to its terms is not required to be paid in cash, (ii) scheduled repayments of principal of indebtedness for such four consecutive fiscal quarter periods whether or not actually paid during such period, (iii) capital expenditures during such four consecutive fiscal quarter periods, and (iv) amounts in respect of cash taxes arising during such four consecutive fiscal quarter periods actually paid during such periods.  At November 30, 2009, the fixed charge ratio required for compliance with the credit facility is at least 2.00:1, and the Company projects that at November 30, 2009, its fixed charge coverage ratio will be 2.24:1.

The total leverage ratio is defined as the ratio of the Company’s total debt to the trailing twelve month consolidated EBITDA at the measurement date.  At November 30, 2009, the leverage ratio required for compliance with the credit facility is no more than 2.75:1.  Prior to November 30, 2009, the Company prepaid approximately $13.0 million in principal, which resulted in cash and cash equivalents at the end of the fourth quarter of $20.1 million, which is below what the Company considers sufficient minimum cash and working capital to support the business.

In December 2009, the Company drew approximately $10.0 million under its revolving credit facility to fund working capital.  Based on its final operating results for the quarter, the Company may still require an equity infusion in the first quarter of 2010 to maintain its compliance at November 30, 2009.  Based on the additional borrowing, and the company’s expected operations, the Purchaser Group expects that the Company will fail its total leverage ratio at February 28, 2010, absent an equity infusion.

Additionally, unforeseen expenses not forecasted in the fourth quarter of 2009, such as transaction costs associated with the evaluation of strategic alternatives, settlement of outstanding litigation and restructuring expenses, if any, may cause the Company to fail its total leverage ratio even if the Company does make a $15 million prepayment of principal.  As an alternative to paying down principal, the Company is exploring the possibility of seeking an amendment to or waiver under the credit facility with respect to the leverage ratio.  In addition, the Company may seek to raise additional equity financing, up to $10 million of which may be counted as additional EBITDA for purposes of the credit facility under certain circumstances.

FY 2010 Planning.  The Company indicated to Vector that it had not yet prepared financial projections for 2010.  However, the Company indicated that for planning purposes it would assume that (i) WinDVD revenues would decline compared to FY 2009, (ii) that non-WinDVD revenues would increase 6-12% compared to FY 2009 and (iii) that operating expenses, excluding non-cash items and extraordinary charges, would remain flat with FY 2009.  Based on these assumptions, the Company expected to project EBITDA to be flat compared to FY 2009.

Price Range of Shares; Dividends

The Shares are listed and principally traded on the Nasdaq under the symbol “CREL.” The Shares are also listed and traded on the TSX under the symbol “CRE.” The following table sets forth for the periods indicated the intraday high and low sales prices per Share on the Nasdaq as reported in published financial sources:

	High	Low
Fiscal year ended November 30, 2008
First Quarter	11.55	6.94
Second Quarter	11.49	9.51
Third Quarter	11.39	8.03
Fourth Quarter	10.71	4.10
Fiscal year ended November 30, 2009
First Quarter	4.90	1.89
Second Quarter	3.06	1.35
Third Quarter	4.27	1.85
Fourth Quarter	4.99	2.55
Fiscal year ending November 30, 2010
First Quarter (through December 28, 2009)	4.01	3.92

Since its initial public offering in April 2006, the Company has not paid a cash dividend on the Shares. We currently intend that no dividends will be declared on the Shares prior to the Consolidation.

On October 27, 2009, the last trading day prior to the commencement date of the Tender Offer, the closing price of the Shares reported on Nasdaq was $3.18 per Share.  On December 28, 2009, the last trading date prior to the date of this proxy statement, the closing price of the Shares reported on Nasdaq was $3.96 per Share.

Auditors

The auditors of the Company are PricewaterhouseCoopers LLP.   PricewaterhouseCoopers LLP have served as auditors to the Company since March 1998.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the Shares and shows the number of Shares and percentage of outstanding Shares owned by:

•	each person who is known by us to own beneficially 5% or more of our Shares;

•	each member of our Board;

•	each of our current executive officers as well as two of the additional executive officers that resigned prior to year end; and

•	all members of our Board and our executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date of December 8, 2009, which in the case of the following table is February 6, 2010. Shares issuable pursuant to exercisable stock options are deemed to be outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. The percentage of beneficial ownership for the following table is based on 26,043,888 shares outstanding, as of December 8, 2008. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Common Shares		Percent of Class

Five Percent Shareholder
Vector Capital	25,316,282	(2)	97.1%
Executive Officers and Directors
Alexander Slusky	25,316,282	(2)	97.1%
Kris Hagerman	798,687	(3)	3.07%
Thomas Berquist		--	*
Douglas McCollam	18,750	(4)	*
Jeff Hastings	154,375	(5)	*
Amanda Bedborough	107,067	(6)	*
Daniel T. Ciporin	34,375	(7)	*
Amish Mehta(8)	23,122	(9)	*
Steven Cohen	23,122	(10)	*
Barry Tissenbaum		--	*

All directors and executive officers as a group (10 persons)	26,475,780	(11)	100	%(12)

*	Less than 1%.

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Corel Corporation, 1600 Carling Avenue, Ottawa, Ontario, Canada K1Z 8R7.

(2)
25,276,081 of these Shares are beneficially owned by Corel Holdings, L.P., a Cayman Islands limited partnership and 40,201 are beneficially owned by Alexander Slusky, except that Vector Capital Partners II International, Ltd., the general partner of Corel Holdings, may be deemed to have sole power to vote these Shares, and Alexander R. Slusky, the sole director of Vector Capital Partners II International, Ltd., may be deemed to have sole power to vote these Shares.  The sole general partner of Corel Holdings, L.P. is Vector Capital Partners II International Ltd., which is wholly owned by VCPII International LLC. The managing member of VCPII International LLC is Alexander Slusky. The address for Corel Holdings, L.P. is c/o Vector Capital, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105.

(3)	Consists of 798,687 Shares issuable upon the exercise of options that are exercisable within 60 days of December 8, 2009.

(4)
Consists of 18,750 Shares issuable upon the exercise of options that are exercisable within 60 days of December 8, 2009. Douglas McCollam, formerly our Chief Financial Officer, resigned and left the Company effective October 1, 2009.

(5)
Consists of 154,375 Shares, including Shares issuable upon the exercise of options that are exercisable within 60 days of December 8, 2009.  Jeff Hastings, formerly our President and General Manager, Digital Media, resigned and left the Company effective March 27, 2009.

(6)	Consists of 107,067 Shares, including Shares issuable upon the exercise of options that are exercisable within 60 days of December 8, 2009.

(7)	Consists of 34,375 Shares issuable upon the exercise of options that are exercisable within 60 days of December 8, 2009.

(8)
Mr. Mehta, a principal of Vector Capital, does not have voting or investment power over the Shares beneficially owned by Vector Capital. The address for Mr. Mehta is c/o Vector Capital, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105.

(9)	Consists of 23,122 Shares issuable upon the exercise of options that are exercisable within 60 days of December 8, 2009.

(10)	Consists of 23,122 Shares issuable upon the exercise of options that are exercisable within 60 days of December 8, 2009.

(11)
Includes 1,139,699 Shares, including Shares issuable upon the exercise of options that are exercisable within 60 days of December 8, 2009 and the 25,276,081 Shares of Vector Capital which are beneficially owned by Alexander Slusky.

(12)	Exceeds 100% when calculated in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the Consolidation is approved, we will no longer have public shareholders, and there will be no public participation in any future meeting of shareholders. However, if the Consolidation is not approved or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of shareholders. The deadline for submitting proposals for inclusion in the Company’s proxy statement relating to the 2010 annual meeting was November 30, 2009. Any shareholder proposal that was received after November 30, 2009 will not be considered timely for inclusion in the proxy materials. A shareholder proposal to be presented at the 2010 annual meeting but not submitted for inclusion in the Company’s proxy statement and form of proxy must be received by us not less than 30 nor more than 90 days prior to the date of the 2010 annual meeting, unless we give less than 40 days’ prior notice of the meeting, in which case notice of the shareholder proposal must be received by us by the close of business on the tenth day after the date notice of the 2010 annual meeting is first mailed to shareholders. A shareholder submitting such a proposal must comply with the requirements of our By-laws and any applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder.

SUMMARY OF PROCEDURE TO EXERCISE DISSENT RIGHT

Following is a summary of the procedure set out in Section 190 of the Canada Business Corporations Act (“CBCA”) to be followed by a shareholder who intends to dissent from the Special Resolution approving the Consolidation described in this proxy statement and who wishes to require the Company to acquire his Shares and pay him the fair value thereof, determined as of the close of business on the day before the Special Resolution is adopted.

Section 190 provides that a shareholder may only exercise the right to dissent with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the shareholder’s name. One consequence of this provision is that a shareholder may only exercise the right to dissent under Section 190 in respect of shares which are registered in that shareholder’s name. In many cases, shares beneficially owned by a person (a “Non-Registered Holder”) are registered either: (a) in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered RRSPs, RRIFs, RESPs, TFSAs and similar plans, and their nominees); or (b) in the name of a clearing agency or their nominee (such as CDS Clearing and Depository Services Limited (“CDS”) or the Depositary Trust Company (“DTC”)) of which the intermediary is a participant. Accordingly, a Non-Registered Holder will not be entitled to exercise the right to dissent under Section 190 directly (unless the shares are re-registered in the Non-Registered Holder’s name). A Non-Registered Holder who wishes to exercise the right to dissent should immediately contact the intermediary who the Non-Registered Holder deals with in respect of the shares and either: (a) instruct the intermediary to exercise the right to dissent on the Non-Registered Holder’s behalf (which, if the shares are registered in the name of CDS, DTC or other clearing agency, would require that the share first be re-registered in the name of the intermediary); or (b) instruct the intermediary to re-register the shares in the name of the Non-Registered Holder, in which case the Non-Registered Holder would have to exercise the right to dissent directly.

A registered shareholder who wishes to invoke the provisions of Section 190 of the CBCA must send to the Company a written objection to the Special Resolution (the “Notice of Dissent”) at or before the time fixed for the shareholders’ meeting at which the Special Resolution is to be voted on. The sending of a Notice of Dissent does not deprive a registered shareholder of his or her right to vote on the Special Resolution but a vote either in person or by proxy against the Special Resolution does not constitute a Notice of Dissent. A vote in favour of the Special Resolution will deprive the registered shareholder of further rights under Section 190 of the CBCA.

Within 10 days after the adoption of the Special Resolution by the shareholders, the Company is required to notify in writing each shareholder who has filed a Notice of Dissent and has not voted for the Special Resolution or withdrawn his or her objection (a “Dissenting Shareholder”) that the Special Resolution has been adopted. A Dissenting Shareholder shall, within 20 days after he or she receives notice of adoption of the Special Resolution or, if he or she does not receive such notice, within 20 days after he or she learns that the Special Resolution has been adopted, send to the Company a written notice (the “Demand for Payment”) containing his or her name and address, the number and class of shares in respect of which he or she dissents, and a demand for payment of the fair value of such shares. Within 30 days after sending his or her Demand for Payment, the Dissenting Shareholder shall send the certificates representing the shares in respect of which he or she dissents to the Company or its transfer agent (CIBC Mellon Trust Company). the Company or the transfer agent shall endorse on the share certificates notice that the holder thereof is a Dissenting Shareholder under Section 190 of the CBCA and shall forthwith return the share certificates to the Dissenting Shareholder.

If a Dissenting Shareholder fails to send the Notice of Dissent, the Demand for Payment or his or her share certificates, he or she may lose his or her right to make a claim under Section 190 of the CBCA.

After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a holder of the shares in respect of which he or she has dissented other than the right to be paid the fair value of such shares as determined under Section 190 of the CBCA, unless: (a) the Dissenting Shareholder withdraws his or her Demand for Payment before the Company makes a written offer to pay (the “Offer to Pay”); (b) the Company fails to make a timely Offer to Pay to the Dissenting Shareholder and the Dissenting Shareholder withdraws his or her Demand for

Payment; or (c) the directors of the Company revoke the Special Resolution relating to the Consolidation, in which cases the Dissenting Shareholder’s rights as a shareholder are reinstated.

Not later than seven days after the later of the effective date of the Consolidation and the day the Company receives the Demand for Payment, the Company shall send, to each Dissenting Shareholder who has sent a Demand for Payment, an Offer to Pay for the shares of the Dissenting Shareholder in respect of which he or she has dissented in an amount considered by the directors of the Company to be the fair value thereof, accompanied by a statement showing how the fair value was determined. Every Offer to Pay made to Dissenting Shareholders for shares of the same class shall be on the same terms. The amount specified in an Offer to Pay which has been accepted by a Dissenting Shareholder shall be paid by the Company within 10 days after it has been accepted, but an Offer to Pay lapses if the Company has not received an acceptance thereof within 30 days after the Tender Offer to Pay has been made.

If an Offer to Pay is not made by the Company or if a Dissenting Shareholder fails to accept an Offer to Pay, the Company may, within 50 days after the effective date of the Consolidation or within such further period as a court may allow, apply to the court to fix a fair value for the shares of any Dissenting Shareholder. If the Company fails to so apply to the court, a Dissenting Shareholder may apply to the court for the same purpose within a further period of 20 days or within such further period as the court may allow. A Dissenting Shareholder is not required to give security for costs in any application to the court. An application to the court by either the Company or the Dissenting Shareholder must be in the Province of Ontario or in the province in which the Dissenting Shareholder resides if the Company carries on business in that province.

On an application to the court, the Company shall give to each Dissenting Shareholder notice of the date, place and consequences of the application and of such shareholder’s right to appear and be heard in person or by counsel. All such Dissenting Shareholders shall be joined as parties to any such application to the court to fix a fair value and shall be bound by the decision rendered by the court in the proceedings commenced by such application. The court is authorized to determine whether any other person is a Dissenting Shareholder who should be joined as a party to such application.

The court shall fix a fair value for the shares of all Dissenting Shareholders and may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the effective date of the Consolidation until the date of payment of the amount ordered by the court. The fair value fixed by the court may be more or less than the amount specified in an Offer to Pay. The final order of the court in the proceedings commenced by an application by the Company or a Dissenting Shareholder shall be rendered against the Company and in favour of each Dissenting Shareholder who has not accepted an Offer to Pay.

The above is only a summary of the dissenting shareholder provisions of the CBCA, which are technical and complex. The full text of Section 190 of the CBCA is attached as Appendix B to this Proxy statement. It is suggested that a shareholder of the Company wishing to exercise a right to dissent should seek legal advice, as failure to comply strictly with the provisions of the CBCA may result in the loss or unavailability of the right to dissent.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC and with Canadian securities regulatory authorities. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov or on SEDAR at www.sedar.com. You also may obtain free copies of the documents we file with the SEC and with Canadian securities regulatory authorities by going to the Investor Relations page of our corporate website at http://investor.corel.com/SEC.cfm. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

The  Company has filed a Schedule 13E-3 with the SEC with respect to the Consolidation and "going-private" transaction.  As permitted by the SEC, this proxy statement omits certain information contained in the Schedule  13E-3.  The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above.  Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.  The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements or other information concerning us, including the Company’s financial statements and management’s discussion and analysis, without charge, by written or telephonic request directed to Corel Corporation, 1600 Carling Avenue Ottawa, Ontario Canada K1Z 8R7 Attn: Vice President & General Counsel, Vice President, Business Development, on the Investor Relations page of our corporate website at http://investor.corel.com/SEC.cfm or from the SEC through the SEC’s website or SEDAR at the addresses provided above. Any information which appears on Corel’s website does not constitute a part of this proxy statement and is not incorporated by reference. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Financial information is provided in the Company's audited comparative financial statements and related management's discussion and analysis for its fiscal year ended November 30, 2008.  Copies of the foregoing documents and this proxy statement are also available without charge on SEDAR at www.sedar.com.  Additional information relating to the Company is also available on SEDAR at www.sedar.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 29, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Tuesday, January 26, 2010.

The proxy statement and the proxy card are available at: http://investor.corel.com/special-meeting-proxy.cfm

DESIGNATED DIRECTORS’ APPROVAL

The contents of this proxy statement and its sending to shareholders of the Company have been approved by the Designated Directors of the Company.

DATED at Mountain View, California this 29th day of December, 2009.

By:	/s/ Kris Hagerman
Kris Hagerman
Chief Executive Officer

APPENDIX A

SPECIAL RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.
The Articles of Corel Corporation (the “Company”) be amended to effect a consolidation of the issued and outstanding common shares of the Company (the “Shares”) on the basis of one post-consolidation common share of the Company (a “New Common Share”) for each 871,589 pre-consolidation Shares (the “Consolidation”); provided however, that:

a.
holders of Shares on the date that the certificate of amendment is issued to give effect to the Consolidation (the “Effective Date”) shall not be entitled to receive a certificate for any fractional New Common Share following the Consolidation, and such holders shall not be entitled to exercise any of the rights of shareholders in respect of any fractional New Common Share.  On the Effective Date, such holders shall have only the right to receive a cash payment equal to U.S.$4.00 in respect of each pre-Consolidation Share held immediately prior to the Effective Date, such payment (the “Consideration”) to be made without interest as soon as practicable after the Effective Date upon presentation and surrender to the Company or the depositary designated by the Company (the “Depositary”) for cancellation of the certificates representing such pre-Consolidation Shares;

2.
any one director or officer of the Company be and is hereby authorized and directed, for and on behalf of the Company, to execute and deliver all such documents and to do all such other acts and things as he or she may determine to be necessary or advisable to give effect to this Special Resolution (including, without limitation, the delivery of articles of amendment in the prescribed form to the Director appointed under the Act), the execution of any such document or the doing of any such other act or thing being conclusive of such determination; and

3.	notwithstanding the foregoing, the directors may revoke this Special Resolution before it is acted upon without further approval or notice to the shareholders.

A-1

APPENDIX B

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

Right to dissent

190. (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c) amalgamate otherwise than under section 184;

(d) be continued under section 188;

(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f) carry out a going-private transaction or a squeeze-out transaction.

Further right

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares

(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment

(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

Share certificate

(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to pay

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same terms

(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

(19) On an application to a court under subsection (15) or (16),

(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

APPENDIX C

OPINION OF GENUITY CAPITAL MARKETS

Strictly Private and Confidential

November 15, 2009

The Designated Directors of Corel Corporation
c/o Corel Corporation
1600 Carling Avenue
Ottawa, ON K1Z 8R7

To the Designated Directors:

Genuity Capital Markets (“Genuity”) understands that on October 28, 2009, Corel Holdings, L.P. (the “Offeror”), an affiliate of Vector Capital Partners II International, Ltd. and VCPII International LLC. (and together with their respective affiliates, “Vector”), commenced an offer to purchase (as amended, the “Offer”) all of the outstanding common shares (the “Shares”) of Corel Corporation (the “Company”) for US$3.50 per Share upon the terms and subject to the conditions set forth in the offer to purchase (as amended, the “Offer to Purchase”) and the related letter of transmittal, each contained in the Tender Offer Statement on Schedule TO filed by the Offeror on October 28, 2009. Genuity also understands that on November 12, 2009 the Offeror amended the Offer and filed an amendment to its Tender Offer Statement on Schedule TO to increase the consideration payable in the Offer to US$4.00 per Share (the “Consideration”). We note that the Offer to Purchase provides that following consummation of the Offer, the Offeror will enter into one or more transactions to enable the Offeror, or an affiliate of the Offeror, to acquire all Shares not acquired pursuant to the Offer (the “Subsequent Transaction” and together with the Offer, the “Transactions”).

You have requested our opinion (the “Opinion”) as to whether the Consideration to be received by holders of Shares (other than the Offeror and any of its affiliates) pursuant to the Offer is adequate from a financial point of view to such holders.

Engagement

Genuity was formally engaged by the Designated Directors of the Board of Directors of the Company through an agreement between the Company and Genuity (the “Engagement Agreement”) effective October 19, 2009. The Engagement Agreement provides the terms upon which Genuity has agreed to act as the Designated Directors’ financial advisor in connection with the Offer, including the provision of the Opinion. The terms of the Engagement Agreement provide that Genuity is to be paid a fee for its services as a financial advisor, including fees on delivery of the Opinion and incentive fees that are contingent on certain events. In addition, Genuity is to be reimbursed for certain of its out-of-pocket expenses and to be indemnified by the Company in certain circumstances.

Relationship with Interested Parties

Genuity and its affiliates are engaged in investment banking and financial advisory services, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of its business, Genuity acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Genuity conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or the Offer.

Credentials of Genuity Capital Markets

Genuity is an independent investment bank providing a full range of corporate finance, merger and acquisition, financial restructuring, institutional sales and trading, and equity research services. Genuity has professionals and offices across Canada, as well as in the United States. The Opinion expressed herein represents the opinion of Genuity and the form and content herein have been approved for release by a committee of its principals, each of whom is experienced in merger, acquisition, divestiture and Opinion matters.

Scope of Review

In connection with the Opinion, Genuity reviewed, analyzed, considered, and relied upon (without attempting to verify independently the completeness or accuracy thereof), among other things: the Schedule TO, including the Offer to Purchase and related letter of transmittal contained therein; the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 filed on November 12, 2009 and the amendment thereto, in the form approved by you on the date of the Opinion; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the fiscal years ending November 30, 2007 and 2008; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; representations contained in a certificate addressed to Genuity, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Opinion is based; and certain information, financial models, forecasts, projections and estimates for the Company (collectively, the “Forward Looking Financial Information” or “FOFI”). We also have held discussions with members of the senior management of the Company regarding their assessment of the Offeror’s strategic rationale for the Transactions and the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed: public information relating to the business, operations, financial performance and stock trading history of selected public companies considered by Genuity to be relevant; public information with respect to comparable transactions considered by Genuity to be relevant; and certain other corporate, industry and financial market information, investigations and analyses as Genuity considered necessary or appropriate in the circumstances.

Genuity has assumed the accuracy and fair presentation of, and has relied upon, without independent verification, the audited financial statements of the Company and the reports of the relevant auditors thereon.

Assumptions and Limitations

Genuity has not prepared a formal valuation or appraisal of the Company or any of its securities or assets and the Opinion should not be construed as such. Genuity has, however, conducted such analyses as it considered necessary in the circumstances. In addition, the Opinion is not, and should not be construed as, advice as to the price at which any securities of the Company may trade at any future date. Genuity was similarly not engaged to review any legal, tax or accounting aspects of the transaction contemplated by the Offer. Without limiting the generality of the foregoing, Genuity has not reviewed and is not opining upon the tax treatment under the Offer to stockholders.

Our opinion does not address the relative merits of the Offer as compared to any strategic alternatives that may be available to the Company. The Opinion addresses only the adequacy from a financial point of view, as of the date hereof, of the Consideration proposed to be paid to the holders of Shares (other than the Offeror and any of its affiliates) pursuant to the Offer. We do not express any view on, and the Opinion does not address, the adequacy of any other term or aspect of the Offer. In addition, we do not express any view on, and the Opinion does not address, the adequacy of the Consideration or any other term or aspect of the Offer to, or any consideration received in connection therewith by, the Offeror, any of its affiliates, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the adequacy of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Offer.

Genuity has relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations, whether in written, electronic or oral form, obtained by it from public sources or provided to it by or on behalf of the Company and its senior management, associates, affiliates, consultants, agents and advisors or otherwise (collectively, the “Information”) and Genuity has assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make that Information not misleading. The Opinion is conditional upon such completeness, accuracy and fair presentation of the Information including as to the absence of any undisclosed material change. Subject to the exercise of professional judgment and except as expressly described herein, Genuity has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information. With respect to the FOFI used in the analysis supporting the Opinion, Genuity has noted that projecting future results of any company is inherently subject to uncertainty and have assumed that such Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company, as to the matters covered thereby and in rendering the Opinion Genuity expresses no view as to the reasonableness of such FOFI or the assumptions on which it is based.

Senior officers of the Company have represented to Genuity in a certificate delivered as of the date hereof, among other things, that (a) the Information provided by or on behalf of the Company or any of its agents or representatives to Genuity for the purpose of preparing the Opinion was, at the date the Information was provided to Genuity, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Information not misleading in light of the circumstances under which the Information was provided; (b) to the extent that any of the Information is historical, there have been no material changes in any material facts or new material facts relating to the Company since the respective dates thereof which have not been disclosed to Genuity or updated by more current information not provided to Genuity by the Company and there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, and no material change has occurred in the Information or any part thereof which would have or which could reasonably be expected to have a material effect on the Opinion; and (c) since the dates on which the Information was provided to Genuity, no material transaction has been entered into by the Company or any of its subsidiaries, and the Company has no material plans and management of the Company is not aware of any circumstances or developments that could reasonably be expected to have a material effect on the assets, liabilities, financial condition, prospects or affairs of the Company and that has not been disclosed to Genuity.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, as they were reflected in the Information and as they have been represented to Genuity in discussions with management of the Company and we assume no responsibility for updating, revising or reaffirming the Opinion based on circumstances, developments, or events occurring after the date hereof. In its analyses and in preparing the Opinion, Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Genuity or any party involved in the Offer. Genuity has also assumed that all draft documents referred to under “Scope of Review” above are accurate reflections, in all material respects, of the final form of such documents.

The Opinion has been provided for the use of the Designated Directors in connection with their evaluation of the Offer and, except as contemplated herein or in the Engagement Agreement, may not be used by any other person or relied upon by any other person and may not be quoted from, publicly disseminated or otherwise communicated to any other person without the express prior written consent of Genuity. The Opinion is given as of the date hereof and Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to Genuity’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Genuity reserves the right to change, modify or withdraw the Opinion.

Genuity believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an Opinion is a complex process and is not reasonably susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion is not to be construed as a recommendation to the Company’s stockholders as to whether to tender their Shares to the Offer.

Fairness Conclusion

Based upon and subject to the foregoing and such other matters as we consider relevant, Genuity is of the opinion that, as of the date hereof, the Consideration proposed to be paid to the holders of Shares (other than the Offeror and any of its affiliates) pursuant to the Offer is fair, from a financial point of view, to such holders.

Yours very truly,

GENUITY CAPITAL MARKETS

APPENDIX D

OPTIONS HELD BY MEMBERS OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF COREL CORPORATION

Name	Title	Grant Date	Grant Price	Option Outstanding
Kris Hagerman	CEO	5/8/2008	$10.87	326,760
		7/24/2009	2.20	1,887,708
Total				2,214,468

Thomas Berquist	CFO	9/6/2009	$2.82	314,618
Total				314,618

Amanda Bedborough	EVP International Operations	12/1/2003	$1.17	34,160
		12/17/2004	1.17	4,269
		12/1/2003	1.17	5,531
		12/1/2004	1.17	40,562
		4/24/2007	13.03	20,000
		3/6/2008	10.10	30,000
		7/24/2009	2.20	314,618
		4/24/2007	0.00	10,000
Total				459,140

Alex Slusky	Director	10/1/2005	$1.17	17,079
		10/1/2005	1.17	12,809
		4/24/2007	13.03	15,000
		7/24/2009	2.20	50,000
Total				94,888

Daniel Ciporin	Director	5/9/2007	$13.17	50,000
		7/24/2009	2.20	50,000
Total				100,000

Steven Cohen	Director	10/1/2005	$1.17	12,809
		4/24/2007	13.03	15,000
		7/24/2009	2.20	50,000
Total				77,809

Barry Tissenbaum	Director	5/5/2009	$1.93	25,000
		7/24/2009	2.20	25,000
Total				50,000

Amish Mehta	Director	1/19/2006	$15.69	12,809
		4/24/2007	13.03	15,000
		7/24/2009	2.20	50,000
Total				77,809

D-1

APPENDIX E

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF COREL CORPORATION FOR THE FISCAL YEAR ENDED NOVEMBER 30, 2008

Independent Auditors’ Report

To the Shareholders of Corel Corporation:

We have completed integrated audits of Corel Corporation’s 2008 and 2007 consolidated financial statements, an audit of its internal control over financial reporting as of November 30, 2008, and an audit of its 2006 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated Financial statements

We have audited the accompanying consolidated balance sheets of Corel Corporation as at November 30, 2008 and November 30, 2007, and the related consolidated statements of operations, cash flows and changes in shareholders’ deficit for each of the years in the three year period ended November 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at November 30, 2008 and November 30, 2007, and the results of its operations and its cash flows for each of the years in the three year period ended November 30, 2008 in accordance with accounting principles generally accepted in the United States of America.

Internal control over financial reporting

We have also audited Corel Corporation’s internal control over financial reporting as at November 30, 2008 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at November 30, 2008 based on criteria established in Internal Control — Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants
February 6, 2009
Ottawa, Ontario

COREL CORPORATION

CONSOLIDATED BALANCE SHEETS
(In thousands, U.S. dollars)

		As of November 30,
	Note	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	3	$50,260	$24,615
Restricted cash		159	217
Accounts receivable
Trade, net	4	33,241	41,092
Other		2,932	118
Inventory	6	1,562	729
Income taxes recoverable	12	785	1,470
Deferred tax assets	12	3,138	—
Prepaids and other current assets		2,456	3,276

Total current assets		94,533	71,517
Capital assets	8	10,549	8,971
Intangible assets	8,9	67,029	92,010
Goodwill	9,10	82,343	88,643
Deferred financing and other long-term assets	2,7	4,942	5,696

Total assets		$259,396	$266,837

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	11	$64,376	$67,290
Due to related parties	5	341	—
Income taxes payable	12	1,226	723
Deferred revenue		15,190	15,707
Current portion of long-term debt	13	19,095	2,249
Current portion of obligation under capital leases	14	621	767

Total current liabilities		100,849	86,736
Deferred revenue		2,404	2,365
Income taxes payable	12	12,960	11,693
Deferred income tax liabilities	12	13,059	20,754
Long-term debt	13	137,264	156,359
Accrued pension benefit obligation	15	261	1,116
Obligation under capital leases	14	962	2,114

Total liabilities		267,759	281,137

Commitments and contingencies	14
Shareholders’ deficit
Share capital:
Corel Common Shares (par value: none; authorized: unlimited; issued and outstanding: 25,823 and 25,457 shares, respectively)	16	43,992	40,652
Additional paid-in capital	16	9,198	5,926
Accumulated other comprehensive loss		(4,151)	(721)
Deficit		(57,402)	(60,157)

Total shareholders’ deficit		(8,363)	(14,300)

Total liabilities and shareholders’ deficit		$259,396	$266,837

See Accompanying Notes to the Consolidated Financial Statements

COREL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, U.S. dollars, except per share data)

		Year Ended November 30,
	Note	2008	2007	2006

Revenues
Product		$241,960	$228,274	$157,319
Maintenance and services		26,270	22,206	19,872

Total revenues	19	268,230	250,480	177,191

Cost of revenues
Cost of product		61,453	49,846	21,339
Cost of maintenance and services		528	796	1,142
Amortization of intangible assets		25,634	26,119	14,366

Total cost of revenues		87,615	76,761	36,847

Gross margin		180,615	173,719	140,344

Operating expenses
Sales and marketing		76,791	71,563	54,851
Research and development		44,513	46,368	25,883
General and administration		33,017	34,380	24,285
Acquired in-process research and development	9	—	7,831	—
InterVideo integration expense	9	—	5,220	358
Restructuring	17	2,878	1,447	810

Total operating expenses		157,199	166,809	106,187

Income from operations		23,416	6,910	34,157
Other expenses (income)
Loss on debt retirement	13	—	—	8,292
Interest income		(459)	(724)	(978)
Interest expense		14,711	16,978	12,309
Amortization of deferred financing fees		1,081	1,074	1,180
Expenses associated with evaluation of strategic alternatives	21	2,728	—	—
Other non-operating expense (income)		1,784	(799)	(565)

Income (loss) before income taxes		3,571	(9,619)	13,919

Income tax expense (recovery)	12
Current		4,397	3,526	3,411
Deferred		(4,533)	(83)	1,257

Total Income tax expense (recovery)		(136)	3,443	4,668

Net income (loss)		$3,707	$(13,062)	$9,251

Other comprehensive loss, net of taxes of $nil		(3,430)	(675)	(131)

Comprehensive income (loss)		$277	$(13,737)	$9,120

Net income (loss) per Corel common share:	18
Basic		$0.14	$(0.52)	$0.41
Fully diluted		$0.14	$(0.52)	$0.40
Weighted average number of Corel common shares:
Basic		25,631	24,951	22,410
Fully diluted		26,189	24,951	23,156

See Accompanying Notes to the Consolidated Financial Statements

COREL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, U.S. dollars)

		Year Ended November 30,
	Note	2008	2007	2006

Cash flow from operating activities
Net income (loss)		$3,707	$(13,062)	$9,251
Depreciation and amortization		4,458	3,477	1,609
Amortization of deferred financing fees		1,081	1,074	1,180
Amortization of intangible assets		25,634	26,119	14,366
Stock-based compensation	16	6,301	5,488	3,232
Provision for bad debts		1,092	252	195
Deferred income taxes		(4,533)	(83)	876
Unrealized foreign exchange loss on forward exchange contracts		126	147	150
Acquired in-process research and development	9	—	7,831	—
Loss on disposal of fixed assets		196	102	—
Loss on early retirement of debt	13	—	—	8,292
Gain on sale of investments		(822)	—	—
Loss (gain) on interest rate swap recorded at fair value		(7)	392	810
Net gain from defined benefit pension plan		(184)	—	—
Change in operating assets and liabilities	20	(1,544)	(5,238)	(3,736)

Cash provided by operating activities		35,505	26,499	36,225

Cash flow from financing activities
Restricted cash		58	500	249
Proceeds from operating line of credit		—	48,000	—
Repayments of operating line of credit		—	(48,000)	—
Proceeds from long-term debt	13	—	70,000	90,000
Repayments of long-term debt	13	(2,249)	(2,149)	(150,323)
Repayments of capital lease obligations		(1,084)	(315)	—
Payments on deferred purchase price		—	—	—
Financing fees incurred		—	(1,685)	(5,259)
Proceeds from public offering, net of costs of $5,176		—	—	69,132
Proceeds from exercise of stock options		311	5,406	—
Dividends		—	—	(7,500)
Other financing activities		(96)	51	(184)

Cash provided by (used in) financing activities		(3,060)	71,808	(3,885)

Cash flow from investing activities
Proceeds on disposal of investments		475	—	—
Purchase of InterVideo, net of cash acquired	9	—	(120,912)	—
Purchase of capital assets and licences		(7,100)	(3,848)	(1,906)

Cash used in investing activities		(6,625)	(124,760)	(1,906)

Effect of exchange rate changes on cash and cash equivalents		(175)	38	(150)
Increase (decrease) in cash and cash equivalents		25,645	(26,415)	30,284
Cash and cash equivalents, beginning of period		24,615	51,030	20,746

Cash and cash equivalents, end of period		$50,260	$24,615	$51,030

Supplemental disclosures:
Cash paid for interest		13,817	16,488	9,613
Cash paid for income taxes		3,973	3,208	5,526
Share consideration on acquisitions		—	—	35,138
Purchases of capital assets under capital lease	14	—	3,074	—

See Accompanying Notes to the Consolidated Financial Statements

COREL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
(In thousands, U.S. dollars)

				Accumulated
				Other	Additional	Retained	Total
		Corel Common		Comprehensive	Paid in	Earnings	Shareholders’
	Note	Shares		Loss	Capital	(Deficit)	Deficit

Balances at November 30, 2006		24,535	$30,722	$(46)	$4,612	$(47,095)	$(11,807)

Net loss						$(13,062)	$(13,062)
Other comprehensive loss		—	—	$(675)	—	—	$(675)

Stock based compensation	16	—	—	—	$5,488	—	5,488
Acquisition of InterVideo options	9	—	—	—	$719	—	719
Options exercised, net of issue costs	16	922	$9,930	—	$(4,893)	—	5,037

Balances at November 30, 2007		25,457	$40,652	$(721)	$5,926	$(60,157)	$(14,300)

Net income		—	—	—	—	3,707	3,707
Other comprehensive loss		—	—	$(3,430)	—	—	$(3,430)
Stock based compensation	16	—	—	—	$6,301	—	6,301
Adjustment to Retained Earnings upon implementation of FIN 48	12	—	—	—	—	$(952)	$(952)

Options exercised	16	366	$3,340	—	$(3,029)	—	311

Balances at November 30, 2008		25,823	$43,992	$(4,151)	$9,198	$(57,402)	$(8,363)

The components of total other comprehensive loss for the years ended November 30, 2008, 2007 and 2006 are as follows:

	2008	2007	2006

Actuarial gain recognized for defined benefit plan (note 15)	$506	$931	$—
Loss on interest rate swaps designated as hedges (note 2)	(3,614)	(1,821)	—
Unrealized losses on securities (note 7)	(322)	215	(131)

Other comprehensive income (loss)	$(3,430)	$(675)	$(131)

See Accompanying Notes to the Consolidated Financial Statements

COREL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, U.S. dollars, unless otherwise stated)

1.	Nature of Operations

Founded in 1985, Corel Corporation (“Corel” or the “Company”) is a global packaged software company with products for the Graphics and Productivity market and the Digital Media market. At November 30, 2008, the Company’s significant Graphics and Productivity products include CorelDRAW Graphics Suite, WinZip, WordPerfect Office Suite, iGrafx Flow Charter , Corel Painter, Corel DESIGNER Techinical Suite, and its significant Digital Media products include WinDVD, Corel PaintShop Pro Photo, DVD Movie Factory, VideoStudio, Photo Impact and MediaOne ..

2.	Summary of Significant Accounting Policies

Basis of consolidation

The consolidated financial statements include the accounts of Corel and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated.

Estimates and assumptions

The preparation of these financial statements is in conformity with US GAAP and requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements, and the disclosures made in the accompanying notes. Examples of estimates include the provisions for sales returns and bad debts, estimates related to loss contingencies; estimates associated with annual goodwill impairment tests, assumptions used to determine the fair value of interest rate swaps, estimates used to determine the cash sweep payments required under our term loan agreement and estimates of deferred income tax assets and liabilities. We also use estimates when assessing impairments in the carrying values of purchased intangible assets, equipment and other long-lived assets and in determining their remaining economic lives. In addition, we use assumptions when employing the Black-Scholes valuation model to estimate the fair value of options. Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from these estimates.

During fiscal 2008, due to the availability of improved provision related information, the Company changed the methodology for estimating the provision for product returns in order to improve on the accuracy of the amounts recorded as well as the timeliness of its financial statement preparation process. In accordance with Statement In accordance with financial accounting standards No. 154 —Accounting Changes and Error Corrections, (“FAS 154”), the Company has determined that this is a change in estimation methodology and accordingly is a change in estimate. The change in estimate has resulted in an increase in fiscal 2008 revenues of approximately $2.0 million and increased accounts receivable by $2.0 million as at November 30, 2008. The effect of this change in estimate was to increase both our basic and fully diluted earnings per share by $0.07, from $0.07 to the $0.14 currently reported on our statement of operations.

Business combinations

Corel accounts for business acquisitions using the purchase method of accounting and records definite lived intangible assets separate from goodwill. Intangible assets are recorded at their fair value based on estimates as at the date of acquisition. Goodwill is recorded as the residual amount of the purchase price less the fair value assigned to the individual assets acquired and liabilities assumed as at the date of acquisition.

Software revenue recognition

The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants (“AICPA”), SOP 98-9, “Modification of 97-2, Software Recognition with Respect to Certain Transactions” and Staff Accounting Bulletin (“SAB”) No. 101 and No. 104 “Revenue Recognition in Financial Statements,” issued by the Securities and Exchange Commission (“SEC”).

The Company records revenue when persuasive evidence of an arrangement exists, there are no significant uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable.

The Company’s application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (“VSOE”) of fair value exists for those elements. The Company’s VSOE is based on the associated price when the elements are sold separately. Some customers receive certain elements of the Company’s products over a period of time. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements and the fair value of the respective elements could materially affect the amount of earned and unearned revenue.

The Company sells maintenance contracts that include the right to unspecified upgrades of software licenses on a when-and-if-available basis and customer support. Sales of maintenance contracts are considered post contract support, and the fees are deferred and recognized as revenue ratably over the term of the maintenance arrangement, which is generally 12 or 24 months. Deferred revenue is not contingent upon any specific delivery of product since upgrades are only provided when-and-if-available.

The Company recognizes revenues from the sale of its packaged software when legal title transfers, which is generally when the product ships or, in the case of certain agreements, when products are delivered to retailers. The Company sells some of its products on consignment to resellers and retailers and recognizes revenue for these consignment transactions only when the end-user sale has occurred.

Under the Company’s revenue recognition policy for OEM customers, the Company recognizes revenue based on the evidence of products sold by our OEM customers to end customers or to the OEM’s sales channel partners. Under certain agreements where post contract support (“PCS”) is granted to OEM for a period greater than a year, revenue is recognized ratably over the contractual PCS period. Typically, the Company’s OEM customers do not have the right to claim a credit or refund for returns from OEM’s sales channel partners or end customers back to the OEM. However, in the few instances where Corel has granted its OEM customers with the right to claim a refund or credit to a certain capped percentage of the contract amount, the Company defers revenue based on the contractual return cap until it is able to establish a reasonable returns estimate based on historical return activity, that is specific to the respective sales channel, product line or country.

End-user sales are made directly through the Company’s websites without upgrades. Websales revenue is recognized, net of returns, upon the delivery of the product and the receipt of payment by credit card.

At the time of contract signing, the Company assesses whether the fee associated with the revenue transactions is fixed or determinable based on the payment terms associated with the transaction and considers the fee to be fixed or determinable if it is due within the Company’s normal payment terms, which are generally 30 to 90 days from invoice date.

The Company assesses collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. If it is determined that collection of a fee is not reasonably assured, management defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.

Cost of Revenues

Royalty costs are recorded as a cost of revenue at the times revenues are recognized on the products for which the royalty relates. Manufacturing oversight, technical support, amortization, and shipping and handling costs associated with product delivery, are expensed as incurred and included in cost of revenues.

Allowance for product returns and rebate programs

In accordance with Financial Accounting Standards Board (“FAS”) 48, the Company reduces product revenues from distributors and retailers for estimated returns based on historical returns experience and other factors, such as the volume and price mix of products in the retail channel, return rates for prior releases of the product, trends in retailer inventory and economic trends that might impact customer demand for its products (including the competitive environment and the timing of new releases of its product). The Company also reduces product revenue for the estimated redemption of rebates on certain current product sales. The Company estimates provisions for distributor and retailer sales incentive rebates based on distributors and retailers actual performance against the terms and conditions of rebate programs. The Company estimates and provides for end user rebates based on the terms and conditions of the specific promotional rebate program, actual sales during the promotion, the amount of redemptions received and historical redemption trends by product and by type of promotional program.

Certain customer agreements require payment by the Company of marketing development funds, co-operative advertising fees, rebates or similar charges. The Company accounts for such fees in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-09 as a reduction in revenue, unless there is an identifiable benefit and the fair value of the charges can be reasonably estimated in which case the Company records these transactions as marketing expense. Commissions paid to third-party sales representatives are included in sales and marketing expenses.

Allowance for doubtful accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company regularly reviews the accounts receivable and management uses its judgment to assess the collectibility of specific accounts. As part of the review, management considers historical bad debts, changes in customer payments and current economic trends. Based on this assessment, an allowance is maintained that represents what is believed to be ultimately uncollectible from such customers. Changes in these factors result in adjustments to the allowance for doubtful accounts which are accounted for as changes in estimates.

Other comprehensive income (loss)

Other comprehensive income (loss) is the change in equity of a business enterprise from non-shareholder transactions affecting shareholders’ deficit that are not included in net income (loss) on the consolidated statement of operations and is reported as a separate component of shareholders’ deficit. Other comprehensive income (loss) includes any unrealized gains or losses on available-for-sale securities, actuarial gains or losses on our defined pension benefit plans, and marked to market gains or losses incurred on our interest rate swaps that are designated as effective cash flow hedges under Statement of Financial Accounting Standards No 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”).

Foreign currency translation

The functional currency of the Company and its subsidiaries is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are re-measured to U.S. dollars using the exchange rates at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are measured in U.S. dollars using historical exchange rates. Revenues and expenses are measured using the actual exchange rates prevailing on the date of the transactions. Gains and losses resulting from re-measurement are recorded in the Company’s Consolidated Statement of Operations as a component of other non-operating expense (income). The gains (losses) on foreign exchange were ($2,691), $862, and $413 for the years ending November 30, 2008, 2007, and 2006 respectively.

Cash equivalents

Cash equivalents are investments that are highly liquid and have terms to maturity of three months or less at the time of acquisition. Cash equivalents typically consist of commercial paper, term deposits and banker’s acceptances issued by banks and corporate debt. Cash and cash equivalents are carried at cost, which approximates their fair value.

Restricted cash

As of November 30, 2008 and 2007, $150 is held in-trust at a law firm to pay legal fees and expenses of the former Board of Directors, as required by the acquisition agreement reached between Vector Capital and Corel Corporation dated August 28, 2003, whereby Vector capital acquired Corel. Any unused funds will be returned to Corel in 2009. As of November 30, 2008 and 2007, $9 and $67, respectively, represented cash deposits for leased premises.

Investments

Investments are made up of equity securities classified as available-for-sale. Available-for-sale securities do not qualify for accounting under the equity method because Corel’s ownership interest in such investees is less than 20% and the Company does not have the ability to exercise significant influence on the investees.

All available-for-sale securities are recorded at fair value. Any unrealized gains and losses are reported as part of other comprehensive income (loss). Realized gains and losses are included in other non-operating expense (income). The Company assesses whether declines in investments are other then temporary. This assessment is determined by considering current market conditions and the financial position, earnings. and the future liquidity of the company that has been invested in. If it is determined that the decline is other then temporary the loss is recorded in the consolidated statement of operations in other expenses.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, forward exchange contracts and accounts receivable.

The Company’s cash and cash equivalents are denominated predominantly in U.S. dollars and are primarily on deposit with Canadian financial institutions. Cash and cash equivalent deposits may exceed federally insured limits. As of November 30, 2008, approximately 68% of the Company’s cash and cash equivalents are held on deposit with banks, and the remaining amount is held in commercial paper. The largest proportion of its bank deposits are held in Canadian banking institutions. The Company has historically made short-term investments in term deposits and commercial paper. There has been no history of any defaults on the Company’s commercial paper transactions. All commercial paper on hand at November 30, 2008, has been repaid, and subsequently reinvested.

When assessing credit risk the Company considers whether the credit risk exists at both the individual and group level. Consideration is given to the activity, region and economic characteristics when assessing if there exists a group concentration risk. As at November 30, 2008 the Company has one individual customer (2007 — one) with balances greater then 10% of the total accounts receivable. This customer owed $4,303 (2007 — $5,634) or approximately 12.8% (2007 — 13.7%) of the total accounts receivable balance.

Interest rate risk

The Company’s exposure to interest rate risk relates primarily to its long-term debt. The Company has significantly larger amounts of interest bearing debt as compared to interest bearing assets. The risk is associated with increases in the prime lending rate, as a significant portion of the debt has a floating rate of interest based on prime.

Given the amount of debt that the Company has which is not hedged, if lending rates were to rise significantly, the resulting interest cost could materially affect the business. In connection with the current debt facility (note 13), the Company uses interest rate swaps to limit its exposure to changing interest rates and future cash outflows for interest. Interest rate swaps provide for the Company to pay an amount equal to a specified fixed rate of interest times a notional principal amount and to receive in return an amount equal to a variable rate of interest times the same notional amount.

Fair value of financial instruments

The carrying amounts for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and amounts due to related parties approximates fair value due to the short maturity of these instruments.

The Company determines the fair value of its operating line of credit and long-term debt based on market information and a review of prices and terms available at the fiscal year-end for similar obligations.

The carrying amount of 86% of the long-term debt, which is the portion that equals the notional amounts of the outstanding interest rate swaps, combined with the fair value of the interest rate swaps approximate fair value because the Company has interest rate swaps which are marked to market as at November 30, 2008. The remaining long-term debt which was not hedged, has a fair value of $21.9 million.

The carrying amount of the capital leases, which is based on amortized cost, is not materially different from fair value.

Fair value measurements

In September 2006, FASB released FAS 157, “Fair Value Measurements” (“FAS 157”) and is effective for fiscal years beginning after November 15, 2007, which is the year ending November 30, 2008 for the Company. FASB 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. In November 2007, FASB agreed to a one-year deferral associated with the effective date for nonfinancial assets and liabilities that are recognized or disclosed at fair value on a nonrecurring basis. The Company is currently assessing the deferred portion of the pronouncement. As of December 1, 2007, the Company has adopted FAS 157 for the fair value measurement of recurring items.

FAS 157 describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The following is a summary of our items measured at fair value using FAS 157 as of November 30, 2008:

		Quoted
	Fair Value of	Prices in Active	Significant
	Assets	Market for	Other	Significant
	(Liabilities) at	Identical Assets	Observable	Unobservable
	November 30,	(Liabilities)	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)

Long-term investments(1)	$96	$96	$—	$—
Forward exchange contracts(2)	(126)	—	(126)	—
Interest rate swaps(3)	(6,630)	—	(6,630)	—

(1)	The fair value of our long-term investments is based on the closing market prices of the investments.

(2)
The fair value of our forward exchange contracts is based on foreign currency exchange rates as of November 30, 2008. The fair value of our interest rate swap agreements is based on the present value of expected future cash flows based on observable future LIBOR rates

(3)	using linear interpolation, inclusive of the risk of non-performance, using a discount rate appropriate for the duration.

Accelerated Debt Payments

All cash sweep payments are classified on the balance sheet based on the Company’s ability and intent to refinance the obligation on a long-term basis and the existence of financing arrangements to allow short-term obligations to be refinanced. The Company is not currently intending to refinance its short term obligation and intends to make the payment as required. As such, the estimated cash sweep obligations due over the next 12 months have been classified as current liabilities.

Forward exchange contracts

Corel manages a portion of its financial exposure to certain foreign exchange fluctuations with the objective of minimizing the impact of foreign currency exchange movements on its operations.

To meet this objective Corel enters into foreign exchange contracts from time to time for terms of less than one year. Contracts are with major Canadian chartered banks, and therefore non-performance by a counter party is considered unlikely. As of November 30, 2008 Corel had three U.S dollar foreign exchange contracts of approximately $850 each outstanding, which were settled by January 5, 2009. An unrealized loss of $126 was recorded on this contract for the year ending November 30, 2008.

As of November 30, 2007, Corel had two U.S dollar foreign exchange contracts of $1,200 each, which were settled on December 10, 2007 and December 21, 2007. A loss of $138 was recorded on these contracts for the year ending November 30, 2007.

In accordance with the provisions of financial accounting statement no, 133 — Accounting for Derivative Instruments and Hedgind Activities, (“FAS 133”), Corel’s forward exchange contracts qualify as derivative instruments. These contracts are not designated as hedging instruments under FAS 133. These contracts are marked-to-market at the end of each reporting period and resulting gains or losses are recorded as other non-operating expense (income) in the Company’s consolidated statement of operations and the related liability is included in accrued liabilities in the consolidated balance sheet. The Company does not use derivative instruments for speculative purposes.

Interest rate swaps

As of November 30, 2008, the Company has $134.5 million of interest rate swaps which convert an aggregate notional principal amount of $134.5 million (or approximately 86% of its interest-bearing debt) from floating rate interest payments under its term loan facility to fixed interest rate obligations. Of this amount, $90.0 million have been designated as effective hedging instruments under FAS 133 and as such any changes in the value of these swaps is recorded in other comprehensive income. The Company also has $44.5 million of interest rate swaps that are not designated as effective hedging instruments under FAS 133, and as such any changes in the value of these swaps is recorded in interest expense. The Company does not use derivative instruments for speculative purposes.

As of November 30, 2008, the Company has three interest rate swaps with a notional amount of $44.5 million as required under its senior credit facility. The interest rate swaps qualify as a derivative and were not designated as a hedging instrument at the initiation of the swap, and as such, the Company has not applied hedge accounting. At the end of each period, the interest rate swaps are recorded in the consolidated balance sheet at fair value, either in other current assets or accrued liabilities, and any related gains or loses are recognized on the Company’s statement of operations within interest expense. The variable rate of interest is based on three-month LIBOR plus 4.00%. The fixed rates range from 8.62% to 8.76%. During fiscal 2008 and fiscal 2007, the Company recorded income of $7 and a loss of $392, respectively, to reflect the fair value for those interest rate swaps that have not been designated as hedges.

During fiscal 2007 and fiscal 2008, the Company entered into additional interest rate swaps for $50.0 million and $40.0 million, respectively, with its principal lender to reduce the risk of changes in cash flows associated with interest payments due to changes in one-month LIBOR. The interest rate swaps expire in January 2012, which is concurrent to the period which the senior credit extends. The objective of the swaps is to hedge the risk of changes in cash flows associated with the first future interest payments on floating rate debt with a notional amount of $90.0 million which is subject to changes in the one-month LIBOR rate, and therefore the cash flow from the derivative is expected to offset any changes in the first interest payments on floating rate debt with a notional amount of $90.0 million due to changes in one-month LIBOR. This is a hedge of specified cash flows. As a result, these interest rate swaps are derivatives and were designated as hedging instruments at the initiation of the swaps. The Company has applied cash flow hedge accounting in accordance with FAS 133. At the end of each period, the interest rate swaps are recorded in the consolidated balance sheet at fair value, in either other current assets if it is an asset position, or in accrued liabilities if it is in a liability position. Any related increases or decreases in the fair value are recognized on the Company’s balance sheet within accumulated other comprehensive income.

The Company assesses the effectiveness of its interest rate swaps as defined in FAS 133, on a quarterly basis. The Company has considered the impact of the current credit crisis in the United States in assessing the risk of counterparty default. The Company believes that it is still likely that the counterparty for these swaps will continue to act throughout the contract period, and as a result continues to deem the swaps as effective hedging instruments. A counterparty default risk is considered in the valuation of the interest rate swaps.

Management has assessed that its cash flow hedges have no ineffectiveness, as determined by the hypothetical derivate method. Accordingly, during the years ending November 30, 2008 and November 30, 2007, the Company has recorded its mark-to-market losses of $3.6 million and $1.8 million, respectively, to other comprehensive income. As of November 30, 2008, the accrued mark to market loss on these swaps is $5.4 million. Of this loss in other comprehensive income, approximately $2.5 million is expected to be re-classified into earnings during the fiscal period ending November 30, 2009. If the Company partially or fully extinguishes the floating rate debt payments being hedged or were to terminate the interest rate swap contract, a portion or all of the gains or losses that have accumulated in other comprehensive income would be recognized in earnings at that time. Prospective and retrospective assessments of the ineffectiveness of the hedge have been and will be made at the end of each fiscal quarter.

If the hedge of any of our interest rate swaps, was deemed ineffective, or extinguised by either counterparty, any accumulated gains or losses remaining in other comprehensive income would be fully recorded in interest expense during the period.

Inventory

Inventory of product components is valued at the lower of average cost and replacement cost. Finished goods are valued at the lower of average cost and net realizable value.

Long-lived assets

Long-lived assets are recorded at cost. Amortization of licenses commences with the market release of the associated software products and versions. Depreciation and amortization are calculated using the following rates and bases:

Capital assets
Furniture and fixtures	20-33.3% per year declining balance
Computer equipment — general	Three years straight line
Computer equipment — research and development	20-50% per year declining balance
Computer equipment under capital lease — general	Three years straight line
Leasehold improvements	Straight line over the term of the lease
Intangible assets
Licenses	Straight line over their useful lives, generally three to seven years
Acquired technologies	Straight line over the remaining economic life, generally estimated to be two to seven years

Tradenames	Straight line over estimated life of five to seven years
Customer relationships	The pattern in which the economic benefits are expected to be realized, over an estimated life of seven years.
Non-competition agreement	Straight line over two years, the term of the agreement

Capital assets held under capital lease are depreciated on the same basis as noted in the above table. The rates used do not result in the amortization period on these assets to exceed the terms of the associated lease.

The carrying values of long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exist includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset to the net carrying value of the asset. If the estimated undiscounted future cash flows associated with the asset are less than the carrying value, an impairment loss will be recorded based on the estimated fair value.

Goodwill

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value assigned to the individual assets acquired and liabilities assumed. The Company does not amortize goodwill, but instead tests goodwill for impairment on September 1 of each year and, if necessary, records any impairment in accordance with FAS 142, “Goodwill and Other Intangible Assets”.

A two-step test is performed to assess goodwill for impairment. First, the fair value of each reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value. The implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference is recorded. The Company has one reporting unit.

Software development costs

Product development costs are charged to expense as incurred until technological feasibility is attained. The Company’s internally developed software costs include application and tools development, testing, translation and localization costs incurred in production of software to be licensed to customers. Technological feasibility is attained when the Company’s software has completed system testing and has been determined viable for its intended use. The time between the attainment of technological feasibility and completion of software development is traditionally short, and to date, such costs have not been material. Accordingly, the Company did not capitalize any development costs in fiscal 2008, 2007 and 2006.

The Company capitalizes software acquired through business combinations and technology purchases only if the related software under development has reached technological feasibility or if there are alternative future uses for the technology. The amortization expense is separately classified and disclosed as a component of cost of revenue.

Deferred financing charges

Deferred financing charges arise when the Company arranges long-term debt financing and are amortized over the term of the associated debt using the effective interest rate method. In fiscal 2006 and 2007, the Company entered into new debt facilities. Additions to deferred financing charges in fiscal 2008, 2007 and 2006 were $nil, $1,685, and $5,259 respectively. During fiscal 2008, 2007 and 2006, the related amortization expense was $1,081, $1,074 and $1,180, respectively.

Income taxes

The Company accounts for income taxes under the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The Company records a valuation allowance to reduce its deferred tax assets to an amount for which realization is more likely than not.

The Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on December 1, 2007. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions have met a “more-likely-than-not” threshold of being sustained by the applicable tax authority. Tax benefits related to tax positions not deemed to meet the “more-likely-than-not” threshold are not permitted to be recognized in the financial statements. Upon adoption of FIN 48, the Company has elected an accounting policy that continues to classify accrued interest and penalties related to liabilities for income taxes in income tax expense.

Investment tax credits

Investment tax credits, which are earned as a result of qualifying research and development expenditures, are recognized and applied to reduce income tax expense in the year in which the expenditures are made and their realization is reasonably assured.

Stock-based compensation

Stock-based compensation cost is measured at the date of grant, based on the fair value of the award, and is recognized as an expense on a straight-line basis over the employee’s requisite service period with an equal amount recorded as additional paid in capital until such time as the fair value has been fully recognized. The Company accounts for forfeitures using an estimated rate when determining the fair value of the award.

Advertising costs

Advertising costs are expensed as incurred but do not include expenses related to coupon programs, which are applied against revenues. Advertising costs were $19,859, $19,233, and $18,951 for the years ending November 30, 2008, 2007 and 2006, respectively.

Defined employee benefit plans

The Company maintains a defined benefit pension plan in Taiwan for which current service costs are charged to operations as they accrue based on services rendered by employees during the year. Pension benefit obligations are determined by independent actuaries using management’s best estimate assumptions, with accrued benefits prorated on service. Obligations are recorded under the corridor method in accordance with Statement of Financial Accountings Standard No 158, “Employers Accounting for Defined Benefit Pension and Other Post Retirement Plans” (“FAS 158”). Any curtailment gains or losses are recorded in the period in which an employee is terminated, and is allocated to either operating expenses or other comprehensive income in accordance with FAS 158. The Company uses a November 30 measurement date.

Leases

Leases are classified as capital or operating depending on the terms and conditions of the contracts. The costs of assets acquired under capital leases are amortized on a straight-line basis over their estimated useful lives. Obligations recorded under capital leases are reduced by lease payments net of imputed interest.

Cash flows from lease termination penalties are discounted to their present value, and fully expensed at the inception of the penalty.

Earnings per share

The Company computes the basic earnings (loss) per share by using the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is based upon the weighted average common shares outstanding for the period plus dilutive potential common shares, including unvested stock options and restricted share units, calculated under the treasury stock method. Any stock options which have an exercise price greater than the market price at the balance sheet date are not considered as dilutive potential common shares.

Recent accounting pronouncements

In March 2008, the FASB released FAS 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, which for the Company is the interim period ending February 28, 2009. This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation, in order to better convey the purpose of derivative use in terms of the risks that the Company is intending to manage. Management is currently assessing and evaluating the new disclosure requirements for our derivative instruments, and in particular our hedges on our term loans.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) Business Combinations (SFAS No. 141(R)). SFAS No. 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest at their fair values as of the acquisition date. SFAS No. 141(R) also requires that acquisition-related costs be recognized separately from the acquisition. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008, which for the Company is the fiscal year beginning December 1, 2009.

In May 2008, the FASB issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) 142-3, Determination of the Useful Life of Intangible Assets, which is effective for fiscal years beginning after December 15, 2008 and for interim periods within those years, which for the Company is the fiscal year beginning December 1, 2009. FSP FAS 142-3 provides guidance on the renewal or extension assumptions used in the determination of the useful life of a recognized intangible asset. The intent of FSP FAS 142-3 is to better match the useful life of the recognized intangible asset to the period of the expected cash flows used to measure its fair value. The Company does not expect FSP FAS 142-3 to have a material effect on its consolidated financial statements.

3.	Cash and Cash Equivalents

The components of cash and cash equivalents for the periods presented are as follows:

	November 30, 2008	November 30, 2007

Cash on deposit with banks
Canadian institutions	$20,122	$5,169
American institutions	6,451	10,434
Other	7,679	4,775
Commercial paper	15,983	—
Term deposits	—	4,188
Other	25	49

Cash and Cash Equivalents	$50,260	$24,615

4.	Accounts Receivables and Allowance for Doubtful Accounts

The Company’s trade receivables are recorded in the balance sheet at the outstanding principal amount adjusted for any allowances for doubtful accounts and provisions for rebates and returns.

The components of trade receivables for the periods presented are as follows:

	November 30, 2008	November 30, 2007

Gross accounts receivable	$40,306	$49,576
Allowance for doubtful accounts	(1,357)	(1,366)
Provisions for returns and rebates	(5,708)	(7,118)

Trade receivables	$33,241	$41,092

5.	Related Party Transactions

In connection with certain transaction advisory work performed on the Company’s behalf, the Company paid Vector Capital, the majority shareholder of the Company, transaction fees, consulting fees and reimbursements for expenses of $479, $172 and $115 in fiscal 2008, 2007 and 2006, respectively. As of November 30, 2008 and 2007, there were amounts payable to Vector Capital of $341 and nil, respectively. The amounts payable to Vector Capital are unsecured and do not have any repayment terms.

6.	Inventory

The components of inventory for the periods presented are as follows:

	November 30, 2008	November 30, 2007

Product components	$844	$310
Finished goods	718	419

Inventory	$1,562	$729

7.	Investments

The investments balance is a component of deferred financing and other long-term assets on the balance sheet.

Any unrealized gains and losses on the available-for-sale securities are included in accumulated other comprehensive income on the balance sheet. The Company has assessed that the declines in the fair value of investments are temporary. The following chart summarizes the Company’s gross unrealized gains and losses on the available-for-sale securities:

	Year Ended November 30,
	2008	2007	2006

Equity securities:
Fair value	$96	$418	$203
Gross unrealized gains	96	418	203
Unrealized gains (losses) included in comprehensive income	(322)	215	(131)
Realized gain on sale of securities	—	—	—

8.	Long-Lived Assets

The components of long-lived assets for the periods presented are as follows:

	November 30, 2008		November 30, 2007
		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization

Capital Assets
Furniture and fixtures	$2,262	$1,354	$2,321	$1,118
Computer equipment — general	12,827	6,988	8,287	4,891
Computer equipment — research and development	1,299	899	1,299	797
Computer equipment under capital lease — general	2,861	799	3,074	294
Leasehold improvements	2,028	688	1,372	282

	21,277	10,728	16,353	7,382

Less: Accumulated amortization	10,728		7,382

Net book value	$10,549		$8,971

	November 30, 2008		November 30, 2007
		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization

Intangible Assets
Licenses	$6,573	$5,114	$4,036	$2,176
Acquired technologies	115,108	70,704	116,378	55,324
Trade names	32,368	16,183	32,348	10,956
Customer relationships	10,999	6,018	10,999	3,295

	165,048	98,019	163,761	71,751

Less: Accumulated amortization	98,019		71,751

Net book value	$67,029		$92,010

At November 30, 2008, given the current disruption and uncertainty in the global economy, the significant decrease in the Company’s stock price over the last fiscal quarter, and the Company’s revenues being lower than projected, it was determined that the appropriate triggers had been reached for an impairment test of all intangible assets. The Company performed asset recoverability tests, using undiscounted cash flows based on internal projections for revenues and expenses. The Company concluded that the undiscounted cash flows exceeded the carrying value of all intangible assets tested, and therefore, no impairment was recorded.

The following table sets forth the Company’s estimated future amortization charges with respect to intangible assets for the five succeeding fiscal years.

Estimated
Amortization
Expense

2009	24,865
2010	18,596
2011	17,032
2012	5,842
2013	694

Total	$67,029

9.	Acquisitions

InterVideo Acquisition

On December 12, 2006, Corel completed the acquisition of 100% of the voting equity of InterVideo, a provider of Digital Media authoring and video playback software with a focus on high-definition and DVD technologies, for cash of approximately $198.6 million. In 2005, InterVideo acquired a majority interest in Ulead, a leading developer of video imaging and DVD authoring software for desktop, server, mobile and Internet platforms. As part of the Company’s acquisition of InterVideo, the remaining voting equity interest in Ulead was acquired by the Company on December 28, 2006 for cash of approximately $21.7 million.

The acquisition expanded the Company’s presence in the Digital Media software market by increasing its portfolio of Digital Media and DVD video products. With the addition of InterVideo, Corel has extended its presence in Asian markets, such as China, Taiwan and Japan.

The acquisition of InterVideo was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“FAS 141”) “Business Combinations”. Assets acquired and liabilities assumed were recorded at their estimated fair values as of December 12, 2006, and the results of InterVideo have been included in the Company’s consolidated operations from that date.

Purchase Price

The total purchase price of the acquisition is as follows:

Cash consideration — InterVideo acquisition	$198,624
Cash consideration — acquisition of remaining interest in Ulead	21,731
Fair value of stock options assumed	3,503
Deferred stock-based compensation	(2,784)
Direct transaction costs	3,751
Restructuring costs	3,490

Total purchase price	$228,315

Fair value of stock options assumed

Under the terms of the acquisition agreement, each InterVideo stock option that was outstanding and unexercised at the date of acquisition are, once vested, exercisable for Corel Common Shares at a ratio of 1 to 0.918 which was determined by the relative market value of Corel and InterVideo common shares at the date of closing.

These options have a per share exercise price equal to the original exercise price of InterVideo options divided by the Option Exchange Ratio. There were InterVideo stock options outstanding at December 12, 2006 which, once vested, are exercisable into 1,700,717 Corel shares. The estimated fair value of these outstanding options was $3.5 million as determined using the Black Scholes option pricing model (“Black Scholes model”) with the following assumptions:

Expected option life (years)	3 to 7
Volatility	16.1% to 36.1%
Risk free interest rate	4.77% to 4.80%
Forfeiture rate	36.79% to 45.11%
Dividend yield	Nil

The stock price used in the valuation was $10.60, which was the average of closing prices for Corel common shares for a range of trading days (August 23, 2006 through August 31, 2006) around the announcement date (August 28, 2006) of the transaction. The risk-free interest rate used in the valuation was the zero-coupon yield implied from U.S. Treasury securities with equivalent remaining terms. The Company did not anticipate paying any cash dividends in the foreseeable future and therefore an expected dividend yield of zero was used in the valuation. Corel estimated the expected term of unvested options by taking the average of the vesting term remaining and the contractual term of the option. The volatility used in the model was based on the blended rate of the Company’s own stock price and the US Dow Jones Software and Computer Services Index.

Deferred stock-based compensation

Deferred stock-based compensation represents the portion of the estimated fair value, measured as of December 12, 2006, of unvested InterVideo stock options. The fair value of unvested options exchanged was estimated at $2.8 million using the Black Scholes model. The stock price used in the valuation is $14.16, which was the closing price of Corel shares on December 11, 2006, the last trading day before the close of the acquisition. The risk-free interest rate used in the valuation was the zero-coupon yield on December 12, 2006 implied from U.S. Treasury securities with equivalent remaining terms. The Company did not anticipate paying any cash dividends in the foreseeable future and therefore an expected dividend yield of zero was used in the valuation. Corel estimated the expected term of unvested options by taking the average of the vesting term remaining and the contractual term of the option. The volatility used in the model was based on the blended rate of the Company’s own stock price and the US Dow Jones Software and Computer Services Index. The fair value of stock options assumed has been included in additional paid-in capital.

The assumptions used to value deferred stock-based compensation are as follows:

Expected term (in years)	4 to 7
Volatility	19.7 to 34.2%
Risk free interest rate	4.45 to 4.49%
Forfeiture rate	36.79 to 45.11%
Dividend yield	Nil

The deferred stock-based compensation is being amortized to expenses over the remaining vesting periods of the underlying options.

Direct transaction costs

Direct transaction costs of $3.8 million include investment banking, legal and accounting fees, and other external costs directly related to the acquisition.

Restructuring costs

In conjunction with the acquisition, management initiated a restructuring plan (“InterVideo plan”) and incurred restructuring charges related to this plan. The InterVideo plan included the reduction of headcount across all functions, the closure of certain facilities and the termination of certain redundant operational contracts. The total restructuring costs were estimated at $3.5 million.

As of November 30, 2007, all of the headcount reductions had been planned, identified and completed, and all facility closures had been planned and identified. Payments continued to be made until May 2008 in relation to lease costs for the portion of our Eden Prairie, Minnesota office which is no longer occupied.

A summary of restructuring activities related to the acquisition of InterVideo that were included as part of the purchase price allocation follows:

	Estimated Costs at Completion of Purchase Price Allocation on November 30, 2007	Cash Payments	Change in Estimates	Balance as at November 30, 2008

Termination benefits	$2,118	$2,118	—	$—
Cost of closing redundant facilities	1,372	834	422	116

Total	$3,490	$2,952	$422	$116

Pursuant to Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”, all restructuring charges related to the InterVideo acquisition were recognized as a part of the purchase price allocation and accrued for as of November 30, 2007. Cash flows from lease termination penalties are discounted to their present value.

During the year ending November 30, 2008, the Company entered into a new sublease agreement, which resulted in a $396 reduction in the previous estimate, and a reduction to our operating expenses.

Purchase Price Allocation

Under the purchase method of accounting, the total purchase price was allocated to InterVideo’s net tangible and intangible assets based on their estimated fair values as at December 12, 2006. The excess of the purchase price over the value of the net tangible and identifiable intangible assets was recorded as goodwill. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions made by management. The allocation of the purchase price is as follows:

Amount

Cash, cash equivalents, and short-term investments	$106,691
Working capital	(26,966)
Capital and other long-term assets	4,056
Identifiable definite lived intangible assets	86,577
Deferred tax liability	(20,836)

Net assets acquired	149,522
Total purchase price	228,315

Goodwill from InterVideo acquisition	78,793

In the year ending November 30, 2008, the Company realized benefits of approximately $4.7 million related to the settlement of a dispute involving InterVideo for less then the amount estimated in the purchase price allocation.

In the year ending November 30, 2008, goodwill from this acquisition was reduced by $6.3 million related to the recognition of deferred tax assets and the reduction of deferred tax liabilities related to certain Taiwanese tax attributes (refer to note 12).

Identifiable definite lived intangible assets:

Approximately $86.6 million was allocated to definite lived intangible assets acquired, including $7.8 million related to in-process research and development (“IPR&D”). IPR&D represents new projects that, on the date of acquisition, the related technology had not reached technological feasibility and did not have an alternate future use. All IPR&D has been expensed at the date of acquisition. The values assigned to identifiable definite lived intangible assets are as follows:

	Assigned Value	First Year Amortization	Estimated Weighted Average Life (in years)

Acquired existing technologies	$57,520	$10,874	4.8
In-process research and development	7,831	—	—
Customer relationships	10,651	3,045	5.4
Trade names	10,575	2,115	5.0

Total	$86,577	$16,034

To determine the fair value of intangible assets, management used the income approach, specifically the present value of the operating cash flows generated, to determine the fair value of existing technologies, customer relationships, and the trade names.

Deferred Tax Liability

Approximately $25.8 million was estimated as the deferred tax liability arising from the difference between the value assigned to acquired technologies, customer relationships and trade names and their related tax value. As of the date of acquisition, the fair value of the InterVideo deferred tax assets was approximately $5.0 million, for which a full valuation allowance was applied in the year ending November 30, 2007 (refer to note 12).

InterVideo Integration Expense

Integration costs relating to the acquisition of InterVideo totaling $5.2 million and $358 have been recorded for the years ending November 30, 2007 and November 30, 2006, respectively. These costs relate to the integration of the InterVideo business into our existing operations, including travel costs, retention bonuses, incremental employees engaged solely for integration activities, other incremental costs for Corel employees who worked on the integration planning process, consultants for integrating systems, and other one-time charges for integrating systems.

10.	Goodwill

Changes in the carrying amount of goodwill were as follows:

Balance, November 30, 2006	$9,850
Addition on acquisition of InterVideo (note 9)	78,793

Balance, November 30, 2007	$88,643
Reduction of deferred tax liabilities related to Taiwan assumed in the InterVideo acquisition (note 12)	(2,761)
Recognition of deferred tax assets pertaining to tax loss carryforwards assumed in the Intervideo acquisition (note 12)	(3,539)

Balance, November 30, 2008	$82,343

At November 30, 2008, given the current disruption and uncertainty in the global economy, the significant decrease in the Company’s stock price over the last fiscal quarter, and its revenues being slightly lower then projected, the Company determined that the appropriate triggers had been reached to perform an impairment test beyond the annual goodwill impairment test. Based on the testing performed, there is no impairment in our goodwill as of November 30, 2008.

All goodwill identified above is non-deductible for income tax purposes.

11.	Accounts Payable and Accrued Liabilities

The components of accounts payable and accrued liabilities for the periods presented are as follows:

	November 30,	November 30,
	2008	2007

Accrued payroll	$11,605	$15,773
Accrued interest	240	130
Trade accounts payable	8,372	13,769
Accrued royalties	30,345	26,816
Unrealized losses on interest rate swaps	6,630	3,035
Other accrued liabilities	7,184	7,767

Accounts payable and accrued liabilities	$64,376	$67,290

12.	Income Taxes

The Company adopted the provisions of FIN 48 on December 1, 2007. As a result of the adoption of FIN 48, the Company’s cumulative-effect adjustment resulted in an increase in non-current income tax liabilities of $952 with a corresponding increase to the December 1, 2007 deficit balance of $952. As of December 1, 2007 the Company had $32.4 million of unrecognized tax benefits which, if recognized, $12.6 million would impact the effective tax rate. At December 1, 2007, the Company accrued approximately $1.3 million for the potential payment of interest and penalties. For fiscal year ended November 30, 2008, the Company had $1.9 million of potential interest and penalties which represents an increase of $680.

Using the recognition and measurement criteria in FIN 48 during the year ended November 30, 2008, the total amount of unrecognized tax benefits and related interest decreased by approximately $3,546, of which $316 relates to the lapse of applicable statute of limitations.

It is reasonably possible that the amount of unrecognized tax benefits, inclusive of related interest, will change in the next twelve months. At November 30, 2008, the estimated decrease in the amount of unrecognized tax benefits relating to transfer pricing, business deductions, loss carryforwards, and various credits for the next 12 months is expected to be $1,694 due to the reasonable possibility that audits will be closed or the statute of limitations will expire in various jurisdictions.

The Company or its subsidiaries file income tax returns in Canada, the United States, Taiwan and various other foreign jurisdictions. These tax returns are subject to examination by local taxing authorities provided the tax years remain open to audit under the relevant statute of limitations. The tax years 2000 to 2007 remain open to examination by some of the major taxing jurisdictions to which the Company is subject. Included below is a summary of the periods open to examination by major tax jurisdiction.

Tax Years
Country	Open for Examination

Canada	2000 through 2008
United States of America	2005 through 2008
Taiwan	2003 through 2008

Income (loss) before income taxes includes foreign income of $6,060 in fiscal 2008, $1,798 in fiscal 2007, and $10,957 in fiscal 2006.

The provision for income taxes consists of the following:

	Year Ended November 30,
	2008	2007	2006

Current:
Canadian	$—	$—	$736
Foreign	4,397	3,526	2,675

	4,397	3,526	3,411

Deferred:
Canadian	—	—	381
Foreign	(4,533)	(83)	876

	(4,533)	(83)	1,257

Income tax expense	$(136)	$3,443	$4,668

A reconciliation of income tax at the statutory rate to the Company’s effective tax rate is as follows:

	Year Ended November 30,
	2008	2007	2006

Income (loss) before income taxes	$3,571	$(9,619)	$13,919
Expected statutory rate	33.5%	36.1%	36.1%

Expected tax expense (recovery)	1,196	(3,472)	5,025

Losses not previously benefited	(12,387)	(529)	(601)
Foreign tax rate differences	(9,385)	(9,248)	(3,258)
Change in valuation allowance	14,400	8,770	876
Non-deductible expenses and non-taxable income	3,145	5,919	1,922
Change in estimates	(1,498)	(1,759)	—
Withholding tax on foreign income	4,383	3,519	685
Other	10	243	19

Reported income tax expense	$(136)	$3,443	$4,668

Significant deferred tax assets and liabilities were as follows, as of the dates indicated:

	November 30,	November 30,
	2008	2007

Deferred tax assets (liabilities):
Net operating losses carried forward	$29,006	$75,282
Book and tax differences on assets	44,037	53,915
Other	34,082	37,716

Total deferred tax assets	107,125	166,913
Basis difference in InterVideo intangible assets (note 8)	(13,059)	(20,754)
Valuation allowance for tax assets	(103,987)	(166,913)

Net deferred tax liability, presented as a current deferred tax asset of $3,138 (2007 — $nil) and a long term deferred tax liability of $13,059 (2007 — $20,754)	$(9,921)	$(20,754)

The deferred income tax liability of $13.1 million arises from the difference between the carrying value of the InterVideo intangible assets acquired and their tax basis. A balance of $25.8 million was estimated as the deferred tax liability arising from the difference between the value assigned to acquired technologies, customer relationships and trade names and their related tax value at the date of acquisition which has decreased to $13.1 million as a result of amortization recorded against these intangibles in fiscal 2007 and fiscal 2008 and adjustments related to the re-organization of digital media intellectual property.

As of November 30, 2008, the Company has tax loss carryforwards of $90.6 million, which expire during the years 2009 to 2028. Approximately $17.1 million of these losses are restricted to amounts that may be claimed each year based on U.S. tax loss limitations. During fiscal 2008 approximately $64.0 million of tax loss carry forwards expired and CDN$51.0 million will expire in fiscal 2009. The Company also has investment tax credits of approximately $14.4 million which expire during the years 2009 to 2014.

In 2008, the Company utilized approximately $7.0 million of Taiwanese loss carryforwards which existed at the time of the InterVideo acquisition. A deferred tax asset was recorded with a full valuation allowance on the acquisition of InterVideo related to these pre-acquisition loss carryforwards. The goodwill amount on the InterVideo acquisition was higher as a result of the valuation allowance. On the utilization of the pre-acquisition loss carryforwards the goodwill related to the InterVideo acquisition was reduced by $1.8 million and a deferred tax expense for the same amount was recorded.

As part of an initiative to reorganize the ownership of the digital media intellectual property, it is now more likely than not that the Company will be able to realize the benefit of these Taiwanese tax attributes. Therefore, the Company is removing the valuation allowance against $3.1 million of deferred tax assets resulting in a recovery of deferred tax expense of $1.4 million related to the post acquisition loss carryforwards and a reduction in goodwill of $1.7 million related to the pre-acquisition loss carryforwards and investment tax credits.

The Company has reduced its deferred tax liability related to the Taiwanese intellectual property acquired in the purchase of InterVideo, by $2.7 million in connection with the digital media reorganization. This has resulted in an offsetting reduction in goodwill.

At the beginning of the third quarter of fiscal 2007, the Company received a notice of reassessment from the Ministry of Revenue of Ontario (the “Ministry”) for CDN$13.4 million. The Ministry reassessment disallows various deductions related to transactions with a foreign related party claimed on our tax returns for the 2000, 2001 and 2002 taxation years resulting in a potential disallowance of loss carryforwards and liabilities for tax and interest.

In September 2007, Corel received further notice that the Ministry had applied tax losses and other attributes which reduced the assessment from CDN$13.4 million to CDN$6.4 million.

Subsequently, in November 2007, the Company received another notice of assessment regarding this issue, which increased the capital tax and interest owing for the 2000, 2001, and 2002 taxation years. This reassessment was for CDN$7.5 million. The Company has not provided any amount in income tax payable in respect of these reassessments as it has and continues to vigorously defend against the reassessment. The Company has filed a Notice of Objection for the denied deductions and is in the process of preparing a Notice of Objection for the capital tax issue. Although the Company believes that it will prevail in the appeals process, the ultimate liability for the tax and interest may differ from the amount recorded in our financial statements. While the Company believes that they have adequately provided for potential assessments, it is possible that an adverse outcome may lead to a material deficiency in recorded income tax expense and may adversely affect liquidity. As of November 30, 2008, no amounts have been accrued.

13.	Long-term Debt

On an annual basis, the Company may be required to make a cash sweep payment to fund its principal balance, based on excess cash flow as defined in the senior credit facility agreement. The Company is not obligated to make total cash sweep payments over the period of the term loan in excess of $40.0 million or 25% of the initial debt. The Company was not required to make a payment during the first quarter of fiscal 2008. A cash sweep payment will be required in February 2009 and has been estimated to be approximately $17.5 million and is included in the current portion of long-term debt.

The components of long-term debt are as follows:

	November 30, 2008			November 30, 2007
	Current	Long-term	Total	Current	Long-term	Total

Term loan	$19,095	$137,264	$156,359	$1,596	$156,359	$157,955
Promissory note	—	—	—	653	—	653

Total	$19,095	$137,264	$156,359	$2,249	$156,359	$158,608

Line of credit	$75,000			$75,000
Outstanding balance — Letter of Credit	5,608			5,608

Available line of credit	$69,392			$69,392

The entire amount of the line of credit may not be available to the Company as certain debt covenants and ratios need to be maintained in order to access funds.

The future debt payments on long-term debt as of November 30, 2008, are as follows:

	Principal	Interest	Total

2009	19,095	11,723	30,818
2010	1,596	10,590	12,186
2011	1,596	9,622	11,218
2012	134,072	3,133	137,205

Total	$156,359	$35,068	$191,427

Term Loan

On May 2, 2006, the Company entered into a $165.0 million senior credit facility consisting of a $90.0 million term loan with a six-year maturity and a $75.0 million revolving line of credit with a five-year term as part of its debt restructuring, which included repayments of $150.3 million on its then existing credit facilities. Proceeds from this refinancing were used to repay the Company’s existing debt at that time. As a result, the Company incurred a loss on debt retirement of $8.3 million. On December 12, 2006, this facility was amended as the Company completed its acquisition of InterVideo and Ulead. The acquisition was partially financed through an amendment to the credit facility for an additional $70.0 million of term loan borrowings. In addition there was a $43.0 million draw on our revolving line of credit and the remainder from cash of the combined company. During the year ended November 30, 2007 the Company repaid $43.0 million of the revolving line of credit. There was no balance outstanding on the line of credit as of November 30, 2008 and 2007, with the exception of a letter of credit in the amount of $5.6 million.

The credit facility agreement requires the Company to make fixed quarterly principal repayments of 0.25% of the original principal amount on the term loan, or $225 from June 2006 to December 2006 and $400 from January 2007 through to December 2011, with the balance of the loan due in April 2012. The term loan and revolving line of credit bear interest at floating rates tied to either the Alternate Base Rate (“ABR”, which equal the higher of (i) the federal funds rate plus 50 basis points, and (ii) the prime rate) plus 2.25% until December 2006 and ABR plus 3.00% thereafter or Adjusted LIBOR plus 3.25% until December 2006 and Adjusted LIBOR plus 4.00% thereafter. On an annual basis, beginning the first quarter of fiscal 2008, the Company is required to make a cash sweep payment to fund its principal balance, based on excess cash flow as defined in the agreement. The Company is required to make a payment for the fiscal 2008 cash sweep during the first quarter of fiscal 2009 in the amount of $17.5 million. No cash sweep payments have been required to be made under the agreement up to November 30, 2008. The Company incurs standby charges at a rate of 0.75% on the unused line of credit, which amounted to $510 for the year ending November 30, 2008.

In addition to the above loans, the facility also provides the Company with a $25.0 million letter of credit and a $5.0 million Swingline commitment. The applicable interest rate on any borrowings is based on a leverage ratio pricing grid. As at November 30, 2008, a balance of $5.6 million was outstanding on the letter of credit for Ontario tax and interest owing based on a notice of re-assessment received from the Ministry of Revenue of Ontario. As at November 30, 2008, no balance was outstanding on the Swingline commitment.

In connection with the senior credit facility, the Company obtained interest rate protection by entering into interest rate swaps with its principal lender with a total notional amount of $134.5 million. The variable rate of interest is based on one-month or three-month LIBOR plus 4.00%. The fixed rates range from 8.19% to 9.49%.

The borrowings under the senior credit facility are collateralized by a pledge of all the Company’s assets, including subsidiary stock. Under the terms of the credit agreement the Company is subject to restrictive covenants, such as restrictions on additional borrowing, distributions and business acquisitions/divestitures. It also includes the following financial covenants:

•
a maximum total leverage ratio, which is defined as the ratio of total debt to trailing four quarter consolidated Adjusted EBITDA, as defined in the credit agreement, to be less than specified amounts over the term of the facility as follows:

Period	Ratio

Through to November 29, 2007	3.50
November 30, 2007 through November 29, 2008	3.25
November 30, 2008 through November 29, 2009	3.00
November 30, 2009 through November 29, 2010	2.75
November 30, 2010 through November 29, 2011	2.50
November 30, 2011, thereafter	2.25

•
a minimum fixed charge coverage ratio, which is defined as the ratio of trailing four quarter consolidated Adjusted EBITDA to fixed charges (fixed charges include interest paid, scheduled repayment of principal on long-term debt, capital expenditures and taxes paid and witheld) as follows:

Period	Ratio

Through to Nov 29, 2010	2.00
November 30, 2010 through November 29, 2011	2.25
November 30, 2011, thereafter	2.50

As of November 30, 2008, Corel was in compliance with all debt covenants.

Promissory Note

On November 30, 2005, the Company signed a promissory note in regards to the release from its naming rights agreement for a sporting and entertainment venue. Under the terms of the note, the Company agreed to repay CDN$2,621 to Capital Sports Properties Inc., which was recorded as other operating expense in fiscal 2005. Payments of CDN$600 were made in fiscal 2008 and the note has been fully re-paid as of November 30, 2008.

14.	Commitments and Contingencies

Operating leases

The Company rents office space in North America, Europe, and Asia under various operating leases, which contain different renewal options. The leases begin to expire in 2009.

On August 9, 2007 management entered into a new lease agreement for the rental of office space at our corporate head office in Ottawa. The agreement extends over the period of January 1, 2008 through December 31, 2017. The committed amount for basic rent over this period is CDN$13.1 million. As part of this lease agreement the Company received leasehold improvement incentives of CDN$987.

At November 30, 2008, the minimum unaccrued commitments for our rental properties under long-term agreements are as follows:

Operating
Leases

2009	$4,574
2010	4,522
2011	4,289
2012	3,960
2013	3,187
2014 and thereafter	6,373

$26,905

The Company recorded lease expenses of $5,901, $6,790 and $5,225 for fiscal 2008, 2007, and 2006, respectively. During fiscal 2008 the Company recorded $310 of sublease rental income. Prior to this fiscal period, sublease rental income was insignificant.

Obligations under Capital Leases

In fiscal 2007, the Company entered into various capital leases totaling $2,981. The leases expire on various dates between June 2010 and July 2012, at which time the Company has the right, but not the obligation, to purchase the equipment. Minimum lease payments for capital leases in aggregate and for the next five years are as follows:

Capital
Leases

2009	720
2010	602
2011	285
2012	147

Total minimum lease payments	$1,754
Interest included in minimum payments at rates varying between 6.94% to 7.89%	171

Present value of minimum lease payments	1,583
Less current portion	621

Obligation under capital lease long-term	$962

Customer Indemnification

The Company has entered into licensing agreements with customers that include intellectual property indemnification clauses. These clauses are typical in the software industry and require the Company to compensate customers for certain liabilities and damages incurred as a result of third party intellectual property claims arising from these transactions. The Company has not made any significant indemnification payment as a result of these clauses and, in accordance with FASB Interpretations No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), has not accrued any amounts in relation to these indemnification clauses.

Legal Proceedings

The Company is currently, and from time to time, involved in certain legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of its business, including assertions from third parties that it may be infringing patents or other intellectual property rights of others and from certain of our customers that they are entitled to indemnification from us in respect of claims that they are infringing such third party rights through the use or distribution of our products. The Company’s management evaluates the exposure to these claims and proceedings individually and in the aggregate and provides for potential losses and legal costs on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable. The ultimate outcome of any litigation is uncertain and, regardless of outcome, litigation can have an adverse impact on the business because of defense costs, negative publicity, diversion of management resources and other factors. Failure to obtain any necessary license or other rights on commercially reasonable terms, or otherwise, or litigation arising out of intellectual property claims could materially adversely affect the business.

In addition, some of our agreements with customers and distributors, including OEMs and online services companies, require us to indemnify these parties for third-party intellectual property infringement claims, and many of these indemnification obligations are not subject to monetary limits. The existence of these indemnification provisions could increase our cost of litigation and could significantly increase our exposure to losses from an adverse ruling.

During fiscal 2007 the Company received an invoice from a supplier of InterVideo relating to the period prior to the acquisition date of December 12, 2006. The Company performed an audit on this invoice and the Company disputed some of the items invoiced. In the prior fiscal year, the Company accrued for what it believed to be an appropriate settlement. This accrual was included in the purchase price allocation. The Company resolved the dispute prior to the issuance of its financial statements for fiscal 2008 for $4.7 million less than what was originally accrued. This reduction was recorded as a reduction of costs of revenues in fiscal 2008.

At November 30, 2008, the Company was a defendant in the Victor Company of Japan, Ltd (“JVC”) v. Corel Corporation, InterVideo, Inc., Cyberlink Corp. et al., patent infringement proceeding. JVC filed a patent infringement action on January 15, 2008, against Corel and others in the United States District Court for the Western District of Texas (Austin Division), alleging infringement of U.S. Patents: 6,493,383 issued on December 10, 2002; 6,522,692 issued February 18, 2003; 6,542,543 issued April 1, 2003; 6,570,920 issued May 27, 2003; 6,141,491 issued October 31, 2000; and 5,535,008 issued July 9, 1996. JVC alleges certain Corel video playback applications infringe the patents. The Company believes it has meritorious defenses to JVC’s claims and intends to defend the litigation vigorously. The ultimate outcome of the litigation, however, is uncertain. Any potential loss is indeterminable at this time.

15.	Employee pension plans

Defined contribution and retirement savings plan

The Company has a retirement savings plan for its Canadian employees, and also operates various other defined contribution benefit plans for some non-Canadian employees. While the specifics of each plan are different in each country, the Company contributes amounts related to the level of employee contributions. These contributions are subject to maximum limits and vesting provisions, and can be discontinued at the Company’s discretion.

The pension costs in fiscal 2008, 2007, and 2006 were $795, $719, and $1,026, respectively.

Defined pension benefit plan

Corel sponsors a defined benefit pension plan (the “Benefit Plan”) for a group of its Taiwanese employees. Corel assumed the obligations of the Benefit Plan as a result of its acquisition of InterVideo on December 12, 2006.

No employees hired subsequent to July 1, 2005 are eligible for the Benefit Plan as per the regulations of the Taiwan government. Employees hired prior to July 1, 2005 could elect to join this defined pension benefit plan under the Taiwan Labor Standard Law, articles 53, 55, and 56.

The funding status of the Benefit Plan and the change in the fair value of plan assets and benefit obligations, as per the November 30, 2008 and 2007 actuarial valuation measurement date, was as follows:

	2008	2007

Fair value as of December 1, 2007 and 2006, respectively	$1,111	$—
Fair value on acquisition date of December 12, 2006	—	967
Actual return on plan assets	45	26
Employer contributions	102	118
Other	(88)	—

Fair value of plan assets at November 30	$1,170	$1,111

Projected benefit obligation at December 1, 2007 and 2006 respectively	$2,227	$—
Projected benefit obligation on acquisition date of December 12, 2006	—	3,015
Service cost	43	59
Interest cost	60	84
Actuarial gain	(501)	(931)
Curtailment gains	(281)	—
Other	(117)	—

Projected benefit obligation at November 30	$1,431	$2,227

Unfunded balance at November 30 (non-current)	$261	$1,116

The weighted average assumptions used to determine benefit obligations costs for the years ended November 30, 2008 and 2007 were:

	2008	2007

Average increase in compensation levels	4.00%	4.50%
Discount rate	2.75%	2.75%

The accumulated benefit obligation as at November 30, 2008 and 2007 is $568 and $922, respectively.

Other Comprehensive Income

The Company’s benefit plan recorded a pre-tax net experience gain of $470 and a curtailment gain of $66, offset by amortization of net experience gains of $30, in accumulated other comprehensive income for the year ended November 30, 2008. The experience gain recognized for the year ending November 30, 2008 is attributable to the decrease in the average increase in compensation levels decreasing from 4.50% to 4.00% and a reduction of the Taiwanese workforce eligible for the Benefit Plan subsequent to restructuring and integration activities. Curtailment gains are related to the reduction of the Taiwanese workforce during our InterVideo integration activities. Net experience gains of $23 will be amortized from accumulated other comprehensive income and recognized as components of net periodic benefit cost (credit) during fiscal 2009.

The Company’s Benefit Plan had a pre-tax net experience gain of $931 in accumulated other comprehensive income for the year ended November 30, 2007. The experience gain recognized for the year ending November 30,

2007 is attributable to the decrease in the average increase in compensation levels decreasing from 6.00% to 4.50% and a reduction of the Taiwanese workforce eligible for the Benefit Plan subsequent to the acquisition.

Pension Benefit Expense (Income)

Corel’s net pension and post-retirement benefit costs were as follows for the years-ending November 30, 2008 and November 30, 2007 were:

	2008	2007

Service cost	$43	$59
Interest cost	60	84
Expected return on plan assets	(45)	(26)
Curtailment gains	(212)	—
Amortization and Deferrals	(30)	—

Net periodic costs (gains) for the year ending November 30	$(184)	$117

The weighted average assumptions used to calculate net benefit cost were as follows for the fiscal years ended November 30, 2008 and 2007:

	2008	2007

Discount rate	2.75%	2.75%
Average increase in compensation levels	4.50%	6.00%
Expected long-term return on assets	2.75%	2.75%

As required by Taiwanese law, the Company’s plan assets are deposited in Bank of Taiwan in the form of cash, where Bank of Taiwan is the assigned funding vehicle for statutory retirement benefits. The expected long-term rate of return on assets for the plan reflects the expected returns for the bank accounts held with the government of Taiwan in which the plan invests and its expected volatility.

In fiscal 2009, Corel expects to contribute approximately $90 to its Benefit Plan. Corel estimates that the future benefits payable will be $nil for each of the next five fiscal years.

16.	Shareholders’ Equity

The authorized share capital of Corel consists of an unlimited number of Corel Preferred Shares, without par value, issuable in series, none of which series have been authorized and an unlimited number of Corel Common Shares.

Corel Common Shares

The holders of the Company’s Common Shares are entitled to one vote for each share held at any meeting of shareholders. Subject to the prior rights of the holders of the Company’s preferred shares, the holders of the Company’s common shares are entitled to receive dividends as and when declared by the Board of Directors. Subject to the prior payment to the holders of the preferred shares, in the event of the Company’s liquidation, dissolution or winding-up or other distribution of assets among shareholders, the holders of the common shares are entitled to share pro rata in the distribution of the balance of the Company’s assets. There are no preemptive, redemption, purchase or conversion rights attaching to the Common Shares.

At November 30, 2008, there was an unlimited number of voting Corel Common Shares authorized, and 25,822,665 shares outstanding.

Corel preferred shares

At November 30, 2008 and 2007, there are unlimited amount of preferred shares authorized. There are nil shares issued and outstanding. The Company’s preferred shares may be issued in one or more series. The board of directors may amend the articles of incorporation to fix the authorized number of preferred shares in, and to determine the designation of the shares of, each series and to create, define and attach rights and restrictions to the shares of each series, subject to the rights and restrictions attached to the preferred shares as a class.

The preferred shares are entitled to preference over the Corel Common Shares with respect to the payment of dividends and the distribution of assets, whether voluntary or involuntary, or in the event of any other distribution of assets amongst shareholders for the purpose of winding-up the Company’s affairs, and each series of preferred shares may also be given those preferences over the common shares and other series of preferred shares.

When the Company does not pay cumulative dividends in full with respect to a series of its preferred shares, the shares of all series of preferred shares will participate ratably with respect to the accumulated dividends in accordance with the amounts that would be payable on those shares if all the accumulated dividends were paid in full. Where amounts payable are not paid in full on the Company’s winding-up, or on the occurrence of any other event as a result of which the holders of the shares of all series of the preferred shares are entitled to a return of capital, the shares of all series of preferred shares will participate ratably in a return of capital in respect of the preferred shares as a class in accordance with the amounts that would be payable on the return of capital if all amounts so payable were paid in full.

Share Option Plans

The following table shows total stock-based compensation expense included in the consolidated statement of operations:

	Year Ended November 30,
	2008	2007	2006

Cost of products	$23	$47	$26
Cost of maintenance and services	8	9	8
Sales and marketing	1,873	1,465	770
Research and development	983	1,168	306
General and administration	3,414	2,799	2,122

Total stock-based compensation expense	$6,301	$5,488	$3,232

The Company estimates the fair value of its options for financial accounting purposes using the Black-Scholes option pricing model (“Black Scholes Model”), which requires the input of subjective assumptions including the expected life of the option, risk-free interest rate, dividend rate, future volatility of the price of the Company’s common shares, forfeiture rate and vesting period. Changes in subjective input assumptions can materially affect the fair value estimate. Prior to the Company’s public offering in April 2006 there was no active market for the Company’s common shares. Since the Company has been public for less than the vesting period of its options, the Company does not consider the historic volatility of the Company’s share price to be representative of the estimated future volatility when computing the fair value of options granted. Accordingly, until such time that a representative volatility can be determined based on the Company’s share price, in this case once Corel has been a public company for a period equal to the estimated life of our options, the Company will use a blended rate of its own share price volatility and the US Dow Jones Software and Computer Services Index. Up to the second quarter of fiscal 2007, the Company did not use its own share price volatility in a blended rate computation, as the Company was either a private company or had been a public company for less than one year. The expected life of the option is calculated under the simplified method as the Company does not have an extended history of options issued and subsequently exercised as a public company. The majority of options that have been exercised were issued when the Company was a private entity, and the grant price was not reflective of the Company’s share price since it went public in May 2006. The risk-free interest rate used in the model is the zero-coupon yield implied from U.S. Treasury securities with equivalent remaining terms.

The Company determines the fair value of its restricted share units based on the share price of its stock on the date the units are granted. The restricted share units have no characteristics which would require a revaluation in subsequent periods.

The fair value of all options granted during fiscal 2008, 2007 and 2006 was estimated as of the date of grant using the following weighted average assumptions:

	Year Ended November 30,
	2008	2007	2006

Expected option life (years)	7	7	7
Volatility	29.60%	31.25%	36.13%
Risk free interest rate	3.20%	4.60%	4.33%
Dividend yield	Nil	Nil	Nil
Forfeiture rate	16.50%	16.46%	16.82%

As of November 30, 2008, there was $8,508 of unrecognized compensation cost, related to equity incentive plans, adjusted for estimated forfeitures, related to non-vested stock-based payments granted to Corel employees. This will be recognized over a weighted average period of 1.72 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. Additionally, as of November 30, 2008, there was $181 of unamortized deferred compensation, related to the acquisition of InterVideo, which will be recognized over a period of 2.03 years.

2006 Equity Incentive Plan

The 2006 Equity Incentive Plan (“2006 Plan”) was adopted by the Board of Directors in February 2006. The 2006 Plan provides for the grant of options to employees and employees of the Company’s subsidiaries, and restricted shares, share appreciation rights, restricted share units, performance share units, deferred share units, phantom shares and other share-based awards (“options”) to the Company’s employees, consultants and directors, and employees, consultants and directors of the Company’s subsidiaries and affiliates. In May 2007 and in May 2008, the Board of Directors authorized an additional 2,000,000 common shares available for issuance under the 2006 Plan. Corel has 6,249,505 remaining common shares authorized for issuance under the 2006 Plan.

The exercise price of options is determined at the date of the grant. Options generally vest equally over four years, with certain grants having a vesting period of less than four years. The only significant exception in our current outstanding options are 326,760 options granted to our interim chief executive officer in May 2007, which vest over one year in accordance with the length of his employment agreement.

Under the 2006 Plan, once employees resign they are unable to exercise any unexercised options and all unexercised options are forfeited. If any employees are terminated, they have 90 days from their termination date to exercise any options that were exercisable at their final date of employment.

Options granted under the 2006 Plan have an exercise price ranging from $8.92 to $14.29, with the exception of 73,806 options granted in the WinZip acquisition which have an exercise price of $1.15. Outstanding options assumed in the acquisition of InterVideo (note 8) have an exercise price ranging from $10.07 to $18.41, with the exception of 7.7% of options which have an exercise price ranging from $0.50 to $6.03. There were no capitalized stock-based compensation costs at November 30, 2008. Option activity is presented below:

	Year Ended November 30, 2008
			Weighted
		Weighted	Average
		Average	Grant
		Exercise	Date Fair
	Options	Price	Value

Outstanding at beginning of period	2,714,465	$12.60	$4.66
Options granted	928,081	10.31	3.12
Options exercised	(32,052)	5.00	5.36
Options forfeited	(826,463)	12.99	4.34

Outstanding at end of period	2,784,031	$11.81	$4.21

Exercisable at end of period	1,100,619	$12.19	$4.26

Options vested during the year	669,056		$4.94

Weighted average remaining life of the outstanding options	8.34 Years
Weighted average remaining life of the exercisable options	7.68 Years
Total intrinsic value of the exercisable options	$127
Total intrinsic value of the outstanding options	$182

	Year Ended
	November 30,
	2008	2007	2006

Intrinsic value of options exercised	142	1,460	20
Fair value of shares vested	3,306	2,267	291

During fiscal 2008 and fiscal 2007, the Company has issued 59,000 and 110,000 units of restricted share, respectively, to senior officers of the Company under the 2006 Plan. These units vest equally over four years with the exception of 50,000 units which will vest over two years. All units will be fully vested by September 22, 2012. The units expire ten years after the grant date. Restricted share unit activity for fiscal 2008 is presented below:

	Year Ended November 30, 2008
		Weighted
		Average
		Grant
		Date Fair
	Options	Value

Outstanding at beginning of period	$102,500	$13.26
Restricted share units granted	59,000	9.78
Restricted share units converted to common shares	(55,000)	13.45
Restricted share units forfeited	Nil	N/A

Outstanding at end of period	106,500	$11.24

Exercisable at end of period	10,000	$10.10

Restricted share units vested during the year	62,500	$13.52

Weighted average remaining life of the outstanding restricted share units	9.23 Years
Weighted average remaining life of the exercisable restricted share units	9.27 Years
Total intrinsic value of the exercisable restricted share units	42
Total intrinsic value of the outstanding restricted share units	$450

	Year Ended November 30,
	2008	2007	2006

Intrinsic value of restricted share units exercised	553	95	n/a
Fair value of restricted share units vested	845	105	n/a

2003 Share Option and Phantom Share Unit Plan

On December 1, 2003, the Board of Directors approved the Stock Option and Phantom Share Unit Plan (“2003 Plan”). The 2003 Plan is administered by a Committee (“the Committee”), appointed by the Board of Directors. The Committee has sole and absolute discretion to grant Units, which consist of a stock option (“option”) together with a Phantom Share Unit (“PSU”), to eligible persons. All employees and officers of Corel were eligible persons. Options are no longer granted under this plan.

Upon exercise of the stock option component, the Company would deliver to the optionee common shares. A PSU allows the holder to receive a payment equal to the fair market value of a common share at the exercise date, less the exercise price of the PSU, under certain conditions. Exercise of the PSU can only occur at the approval of the Committee. Therefore, Corel has determined that the PSU does not constitute a liability and has no value. If the option component is exercised, the PSU component will be terminated and may not be exercised. If the PSU component is exercised, the option component will be terminated and may not be exercised. The exercise price is determined at the date of the grant, and shall be the same for both components of the Unit. Units vest equally over four years on the anniversary of the grant date, and generally expire ten years after the grant date. The stock option components of the Units cannot be exercised prior to an initial public offering (“IPO”), unless authorized by the Committee.

If any employees cease to be eligible for the 2003 Plan as a result of resignation, they have 30 days after the termination date to exercise any Units that were exercisable on the termination date. If any employees cease to be eligible for the 2003 Plan as a result of termination, they have 90 days after the termination date to exercise any Units that were exercisable on the termination date.

In fiscal 2005, performance awards in respect of 149,830 common shares were issued to senior executives under the 2003 Plan, which entitles them to receive Units upon attaining identified performance goals. Vesting conditions are based solely on the satisfaction of performance conditions. No performance awards have been issued since 2005. As of November 30, 2008 the performance conditions for each of the 149,830 units have been fully met, with the exception of 10,580 units for which the performance conditions were not met and were subsequently forfeited. These awards are accounted for as equity grants with reversal of recognized compensation cost if the award fails to vest. Included in stock-based compensation expense for these performance awards are $25, $51 and $574 for the years ending November 30, 2008, 2007 and 2006, respectively.

All units granted up to November 2005, which represent 90.0% of the outstanding units, have an exercise price of $1.17. Units granted between November 2005 and March 2006, which represent 10.0% of the units outstanding, have an exercise price ranging from $13.82 to $17.57. Unit activity for fiscal 2008 is presented below:

	Year Ended
	November 30, 2008		Weighted
		Weighted	Average
		Average	Grant
		Exercise	Date Fair
	Units	Price	Value

Outstanding at beginning of period	813,940	$2.31	$7.24
Units granted	Nil	n/a	n/a
Units exercised	(286,079)	1.17	8.06
Units forfeited	(23,362)	9.82	6.20

Outstanding at end of period	504,499	$2.61	$5.35

Exercisable at end of period	468,464	$2.24	$5.14

Units vested during the year	207,624		$7.43

Weighted average remaining life of the outstanding units	5.88 Years
Weighted average remaining life of exercisable units	5.81 Years
Total intrinsic value of exercisable units	$1,327
Total intrinsic value of outstanding units	$1,389

	Year Ended November 30,
	2008	2007	2006

Intrinsic value of units exercised	2,541	4,760	415
Fair value of units vested	1,542	2,346	1,897

17.	Restructuring Charges

In September 2008, management initiated a restructuring plan to streamline the Company’s global operations in order to become more operationally efficient and to increase its investment in key growth opportunities, including sales to emerging markets and its eCommerce program. As part of this effort, the Company has reduced its workforce by approximately 90 employees worldwide. The total costs that will arise from this global restructuring are estimated to be $2.4 million, of which $2.2 million was expensed in fiscal 2008. Approximately $200 of costs will be expensed in the next fiscal period as they are related to certain individuals who will be retained by the Company into fiscal 2009.

In April 2008, the Company adopted a restructuring plan, largely focused on centralizing research and development activities, as well as some administrative activities. The total costs related to this plan were $440, and have been fully expensed in the year ending November 30, 2008.

In November 2007, management adopted a restructuring plan (“Digital Media Plan”) to centralize much of the Company’s Digital Media operations in Greater China and Fremont, California. Further changes have been made to staff to align and balance our global teams. This resulted in the planned closure of the Company’s Minneapolis location in fiscal 2008 as well as the termination of certain individuals. The total cost related to the Digital Media Plan was $1,920. These expenses were recorded in the years ending November 30, 2008 and November 30, 2007, in the amounts of $473 and $1,447 respectively. No further termination benefit expenses or facility closure charges will be recorded from this restructuring.

In fiscal 2006, Corel incurred restructuring charges of $810 as the Company initiated a realignment of its sales and marketing teams and its research and development teams after completing an internal review of its future requirements. The only costs associated with this realignment were one-time termination benefits.

As of November 30, 2008, all of the headcount reductions have been identified and the affected employees have been notified. All facility closures have been identified and completed. Any changes from our initial estimates will be recorded against fiscal 2009 earnings.

A summary of our restructuring activities, that are accrued as of November 30, 2008 is as follows:

		Costs of Closing
	Termination	Redundant
	Benefits	Facilities	Total

Balance accrued as of December 1, 2007	$1,184	$263	$1,447
Activity during the year ended November 31, 2008
Additional restructuring charges	3,308	15	3,323
Changes in estimates	(201)	(244)	(445)
Cash payments	(3,780)	(34)	(3,814)

Balance accrued as of November, 2008	$511	$ nil	$511

18.	Earnings (loss) per share

For the fiscal years ending November 30, 2008 and November 30, 2006, the dilutive impact of the outstanding options for common shares were 558,000 and 746,000, respectively. For the year ended November 30, 2007 the Company reported a loss; had there been income, the impact of the potentially dilutive instruments would have been limited to the outstanding options for common shares, the impact of which would have been 842,000.

19.	Segment Reporting

The Company has assessed its business in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information”(“FAS 131”). As of November 30, 2008, the Company has determined that it operates in one business operating and reportable segment, the packaged software segment.

Corel’s packaged software segment derives its revenues from two product lines, identified by the markets which they serve: Graphics and Productivity and Digital Media.

The Company’s Chief Executive Officer is the chief decision maker who evaluates the performance of the segment based on product net revenues and aggregate cost of goods sold and operating expenses of the packaged software segment.

The Company’s operations outside Canada and the United States include wholly-owned subsidiaries in Europe, the Asia-Pacific region and Latin America. Operations in Canada and the United States are responsible for the design and development of all the products, as well as product distribution. Net revenues are attributed to each region based on the location of the customer. The majority of the revenues in North America are derived from customers in the United States.

The net book value of capital assets held in Canada as at November 30, 2008 and November 30, 2007 is $6.7 million and $5.9 million, respectively. For geographic regions other than Canada, the net book value of capital assets held as at November 30, 2008 and November 30, 2007 is $3.8 million and $3.1 million, respectively.

The net book value of intangible assets held in Canada as at November 30, 2008 and November 30, 2007 is $7.6 million and $12.1 million, respectively. For geographic regions other than Canada, the net book value of property, plant and equipment held as at November 30, 2008 and November 30, 2007 is $59.4 million and $79.9 million, respectively.

Revenues by product and region and details regarding major external customers are disclosed in the following table:

	Year Ended November 30,
	2008	2007	2006

By product:
Graphics and Productivity	$149,513	$141,692	$137,741
Digital Media	118,717	108,788	39,450

	$268,230	$250,480	$177,191

By geographic region:
Americas
Canada	$6,931	$10,122	$8,682
United States	116,453	111,116	91,571
Other	5,653	4,741	4,194
Europe, Middle East, Africa (EMEA)	79,164	72,932	58,253
Asia-Pacific
Japan	42,920	36,164	8,753
Other	17,109	15,405	5,738

	$268,230	$250,480	$177,191

20.	Changes in operating assets and liabilities

The following table outlines the details of the changes in operating assets and liabilities reflected on the statement of cash flows:

	Year Ended November 30,
	2008	2007	2006

Accounts receivable	4,292	(8,532)	500
Due to/from related parties	341	(167)	73
Inventory	(833)	1,534	(188)
Prepaids and other current assets	172	413	43
Accounts payable and accrued liabilities	(6,622)	(2,314)	(3,389)
Income taxes	1,584	654	(1,669)
Deferred revenue	(478)	3,174	894

Total	$(1,544)	$(5,238)	$(3,736)

21.	Expenses Associated with Evaluation of Strategic Alternatives

On March 28, 2008 the Company received an unsolicited proposal from Corel Holdings, L.P. (“CHLP”) (which is controlled by an affiliate of Vector Capital) the holder of approximately 69% of the Company’s outstanding common shares. CHLP proposed to make an offer to acquire all of Company’s outstanding common shares not currently held by CHLP at a price of US$11.00 cash per share (“Proposal”). CHLP indicated that any such offer would be conditional upon, among other things, satisfactory confirmatory due diligence and the Company’s existing credit facility remaining in place following the consummation of any transaction.

The Board of Directors of the Company formed a Special Committee of the Board, which assisted it in evaluating and responding to the CHLP proposal. In addition, the Special Committee undertook a process to evaluate other strategic alternatives to maximize value for all shareholders. The Company assumed expenses associated with the Special Committee review.

On August 18, 2008, the Company announced that CHLP had informed the Company that it withdrew its Proposal in order to facilitate pursuit by the Company of other alternatives for maximizing value for all of the Company’s shareholders. In light of the withdrawal of the CHLP Proposal and the Board’s desire to oversee evaluation of the potential strategic alternatives directly, the Board unanimously determined that there was no longer a need for the Special Committee. On October 22, 2008, the Company announced that discussions with a third party regarding a potential sale of Corel have ceased.

The Company incurred $2,728 of various professional service costs associated with the evaluation of these strategic alternatives. These items have been classified as a non-operating expense.

22.	Prior Period Balances

   In 2008, the Company re-classified some of its operating expenses related to its Information Technology group, so that costs of certain employees were better aligned with the functions they performed. As a result, for the year ended November 30, 2007, the Company has reduced its general and administrative costs by $2,703, increased its sales and marketing costs by $976, increased its research and development costs by $1,656, and increased its cost of products sold by $71.

APPENDIX F

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF COREL CORPORATION FOR THE THREE AND NINE MONTHS ENDED AUGUST 31, 2009

Corel Corporation
Consolidated Balance Sheets
(In thousands of US dollars or shares)
(Unaudited)

		August 31,	November 30,
	Note	2009	2008
Assets
Current assets:
Cash and cash equivalents		$18,902	$50,260
Restricted cash		9	159
Accounts receivable
Trade, net of allowance for doubtful accounts of $809 and $1,357, respectively		22,587	33,241
Other		1,950	2,932
Inventory	3	1,149	1,562
Income taxes recoverable		155	785
Deferred tax assets		—	3,138
Prepaids and other current assets		3,054	2,456

Total current assets		47,806	94,533
Capital assets		8,545	10,549
Intangible assets		48,237	67,029
Goodwill	4	80,993	82,343
Deferred financing and other long-term assets		4,136	4,942

Total assets		$189,717	$259,396

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable and accrued liabilities		$40,774	$57,746
Due to related parties		335	341
Income taxes payable	5	1,568	1,226
Deferred revenue		11,137	15,190
Current portion of long-term debt	6	—	19,095
Current portion of interest rate swaps	10	3,778	3,096
Current portion of obligations under capital lease		739	621

Total current liabilities		58,331	97,315
Deferred revenue		1,841	2,404
Income taxes payable		10,987	12,960
Deferred income taxes	5	7,687	13,059
Long-term debt		117,768	137,264
Accrued pension benefit obligation		220	261
Interest rate swaps	10	2,410	3,534
Obligations under capital lease		517	962

Total liabilities		199,761	267,759

Commitments and contingencies	7
Shareholders’ deficit
Share capital:
Common Shares (par value: none; authorized: unlimited; issued and outstanding: 25,905 and 25,823 shares, respectively)		44,800	43,992
Additional paid-in capital		11,800	9,198
Accumulated other comprehensive loss		(4,110)	(4,151)
Deficit		(62,534)	(57,402)

Total shareholders’ deficit		(10,044)	(8,363)

Total liabilities and shareholders’ deficit		$189,717	$259,396

See Accompanying Notes to the Consolidated Financial Statements

Corel Corporation
Consolidated Statements of Operations
(In thousands of U.S. dollars or shares, except per share data)
(Unaudited)

		Three Months Ended		Nine Months Ended
		August 31,		August 31,
	Note	2009	2008	2009	2008
Revenues
Product		$41,712	$59,725	$136,067	$179,336
Maintenance and services		5,669	6,503	17,896	19,480

Total revenues	13	47,381	66,228	153,963	198,816

Cost of revenues
Cost of products		12,688	15,218	42,585	44,453
Cost of maintenance and services		164	113	374	412
Amortization of intangible assets		6,152	6,418	18,471	19,250

Total cost of revenues		19,004	21,749	61,430	64,115

Gross margin		28,377	44,479	92,533	134,701

Operating expenses
Sales and marketing		13,738	17,941	43,780	58,373
Research and development		7,940	10,610	26,336	34,417
General and administration		5,120	8,378	17,544	25,829
Restructuring	9	(28)	293	1,585	918

Total operating expenses		26,770	37,222	89,245	119,537

Income from operations		1,607	7,257	3,288	15,164

Other expenses (income)
Interest income		(24)	(123)	(113)	(342)
Interest expense		2,785	3,663	8,897	11,103
Amortization of deferred financing fees		271	270	813	810
Expenses associated with evaluation of strategic alternatives		—	992	—	1,697
Other non-operating (income) expense		165	1,034	(733)	(328)

Income (loss) before taxes		(1,590)	1,421	(5,576)	2,224
Income tax (recovery) provision	5	(2,119)	(177)	(444)	(274)

Net income (loss)		$529	$1,598	$(5,132)	$2,498

Other comprehensive income (loss)
Unrealized (loss) gain on securities, net of taxes		(11)	(23)	35	(58)
Amortization of actuarial gain recognized for defined benefit plan		(6)	(1)	(16)	21
Gain (loss) on interest rate swaps designated as hedges, net of taxes	10	548	(624)	22	(1,313)

Other comprehensive income (loss) income, net of taxes		531	(648)	41	(1,350)

Comprehensive income (loss)		$1,060	$950	$(5,091)	$1,148

Net income (loss) per share:
Basic		$0.02	$0.06	$(0.20)	$0.10
Fully Diluted	11	$0.02	$0.06	$(0.20)	$0.10
Weighted average number of shares:
Basic		25,899	25,704	25,873	25,570
Fully diluted	11	26,138	26,248	25,873	26,192

See Accompanying Notes to the Consolidated Financial Statements

Corel Corporation
Consolidated Statement of Cash Flows
(in thousands of U.S. dollars)
(Unaudited)

		Three Months Ended		Nine Months Ended
		August 31,		August 31,
	Note	2009	2008	2009	2008
Cash flows from operating activities
Net income (loss)		$529	$1,598	$(5,132)	$2,498
Depreciation and amortization		1,075	1,022	3,374	3,417
Amortization of deferred financing fees		271	270	813	810
Amortization of intangible assets		6,152	6,418	18,471	19,250
Stock-based compensation	8	1,001	1,839	3,361	4,954
(Recovery of) provision for bad debts		(28)	146	(57)	379
Change in tax uncertainties		(2,245)	(62)	(1,973)	494
Deferred income taxes		(744)	(1,233)	(884)	(3,700)
Unrealized gain on forward exchange contracts		—	—	(45)	—
Loss on disposal of fixed assets		—	19	18	67
Gain on sale of investment		—	—	—	(822)
Defined benefit pension plan costs		(2)	—	20	—
(Gain) loss on interest rate swap recorded at fair value	10	(200)	(193)	(419)	50
Change in operating assets and liabilities	12	1,496	(3,605)	(9,491)	(7,861)

Cash flows provided by operating activities		7,305	6,219	8,056	19,536

Cash flows from financing activities
Reduction in restricted cash		150	2	150	58
Repayments of long-term debt		(20,346)	(755)	(38,591)	(1,850)
Repayments of capital lease obligations		(177)	(318)	(543)	(657)
Proceeds from exercise of stock options		14	231	49	485
Other financing activities		(27)	—	(77)	—

Cash flows used in financing activities		(20,386)	(840)	(39,012)	(1,964)

Cash flows from investing activities
Purchase of long-lived assets		(14)	(1,657)	(1,067)	(4,956)

Cash flows used in investing activities		(14)	(1,657)	(1,067)	(4,956)

Effect of exchange rate changes on cash and cash equivalents		(130)	—	665	(94)

Increase (decrease) in cash and cash equivalents		(13,225)	3,722	(31,358)	12,522
Cash and cash equivalents, beginning of period		32,127	33,415	50,260	24,615

Cash and cash equivalents, end of period		$18,902	$37,137	$18,902	$37,137

Supplementary Disclosure
Cash paid for income taxes		$130	$1,041	$1,920	$3,689
Cash paid for interest		$2,926	$3,594	$9,071	$10,593

See Accompanying Notes to the Consolidated Financial Statements

Corel Corporation
Notes to the Consolidated Financial Statements
(All amounts in thousands of U.S. dollars, unless otherwise stated)
(Unaudited)

1. Unaudited Interim Financial Information

The interim financial information is unaudited and includes all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of our financial position at August 31, 2009 and our results of operations and cash flows for the three and nine months ended August 31, 2009 in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated balance sheet as of November 30, 2008 was derived from the audited consolidated financial statements at that date, but, in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”), does not include all of the information and notes required by US GAAP for complete financial statements. Operating results for the three and nine months ended August 31, 2009 are not necessarily indicative of results that may be expected for the entire fiscal year. The financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Financial Results and the Audited Consolidated Financial Statements for the Fiscal Year Ended November 30, 2008 and notes thereto contained in Appendix E to this proxy statement.

2. Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements have been presented in United States (US) dollars. The Company’s accounting polices are consistent with those presented in our annual consolidated financial statements as at November 30, 2008, except as noted below.

Estimates and assumptions

The preparation of these financial statements is in conformity with US GAAP, which requires management to make certain estimates that affect the reported amounts in the consolidated financial statements, and the disclosures made in the accompanying notes. Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from these estimates.

Derivative Instruments and Hedging Activities

In March 2008, the FASB released FAS 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” This Statement is effective for the Company during this interim period. This Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation, in order to better convey the purpose of derivative use in terms of the risks that the Company is intending to manage. Management assessed and evaluated the new disclosure requirements for its derivative instruments, and in particular the hedges on its term loans. The only significant derivative instrument held by the Company is its interest rate swaps used to hedge the cash flows for interest on its long-term debt. These are disclosed in accordance with FAS 161, in note 9 to these consolidated financial statements.

Fair value of financial instruments

In April 2009, the FASB issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) 107-1 (FSP FAS 107-1), Interim Disclosures about Fair Value of Financial Instruments, which is effective for interim and annual periods ending after June 15, 2009, which for the Company, is this interim period ending August 31, 2009. FSP FAS 107-1 applies to all financial instruments within the scope of FAS 107, and requires entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments, in both interim financial statements as well as annual financial statements. The Company has adopted this provision and updated its disclosures in these consolidated financial statements.

The carrying amounts for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and amounts due to related parties approximates fair value due to the short maturity of these instruments.

The carrying amount of 98% of the long-term debt, which is the portion that equals the notional amounts of the outstanding interest rate swaps, combined with the fair value of the interest rate swaps included in liabilities approximate fair value because the Company has interest rate swaps which are marked to market as at August 31, 2009. The remaining long-term debt which is not hedged has a balance of $2.3 million, which approximates the fair value based on terms that would be available to us under current market conditions.

The carrying amount of the capital leases, which is based on amortized cost, is not materially different from fair value.

The following is a summary of our items:

	Fair Value of Assets (Liabilities) at August 31, 2009	Quoted Prices in Active Market for Identical Assets (Liabilities) (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Long-term investments (1)	$131	$131	$—	$—
Interest rate swaps (2)	(6,188)	—	(6,188)	—

(1)	The fair value of our long-term investments is based on the closing market prices of the investments.

(2)	For basis of measurement please refer note 9 of these notes to the consolidated financial statements.

Subsequent Events

In May 2009, the FASB issued FAS No. 165 Subsequent Events (“FAS 165”). The objective of FAS 165 is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. It sets forth the period after the balance sheet date for which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure. FAS 165 is effective for any interim or annual financing periods ending after June 15, 2009. Therefore, the Company has adopted the requirements of FAS 165 in the current interim period. This has not resulted in any significant changes in the Company’s recognition or disclosure of subsequent events.

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141 (revised 2007) Business Combinations (FAS No. 141(R)). FAS No. 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any non-controlling interest at their fair values as of the acquisition date. FAS No. 141(R) also requires that acquisition-related costs be recognized separately from the acquisition. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008, which for the Company is the fiscal year beginning December 1, 2009.

In May 2008, the FASB issued FSP FAS 142-3 (FSP FAS 142-3), Determination of the Useful Life of Intangible Assets, which is effective for fiscal years beginning after December 15, 2008 and for interim periods within those years, which for the Company is the fiscal year beginning December 1, 2009. FSP FAS 142-3 provides guidance on the renewal or extension assumptions used in the determination of the useful life of a recognized intangible asset. The intent of FSP FAS 142-3 is to better match the useful life of the recognized intangible asset to the period of the expected cash flows used to measure its fair value. The Company does not expect the adoption of FSP FAS 142-3 to have a material effect on its consolidated financial statements.

In September 2006, the Financial Accounting Standards Board released FAS 157, “Fair Value Measurements” and was effective for fiscal years beginning after November 15, 2007, which was the year ending November 30, 2008 for the Company. At that time we adopted the non-deferred items of FAS 157. FAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. In November 2007, FASB agreed to a one-year deferral of the effective date for nonfinancial assets and liabilities that are recognized or disclosed at fair value on a nonrecurring basis. The Company will adopt the items that have been deferred in its financial statements for the year ending November 30, 2009 and is currently assessing the impact the adoption of the above deferred items will have on its financial statements.

In June 2009, the FASB issued FAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (“FAS 166”). The objective of FAS 166 is to better reflect the effects of a transfer on financial position, financial performance and cash flows and to eliminate the concept of a special purpose entity. FAS 166 clarifies whether a transferor has surrendered control and defines participating interest to establish specific conditions for reporting a transfer. FAS 166 applies to the first annual reporting period starting after November 15, 2009 and interim periods within that financial year, which for the company is the interim period ending February 29, 2010. The Company does not anticipate this will have a material impact on its financial statements.

3. Inventory

The components of inventory are as follows:

	August	November
	31, 2009	30, 2008
Product components	$354	$844
Finished goods	795	718

Inventory	$1,149	$1,562

4. Goodwill

During the fiscal quarter ended May 31, 2009, the Company reduced its goodwill related to the InterVideo acquisition by $1,350. This was related to the transfer of intellectual property which was not subject to Taiwanese tax as a result of a pre-acquisition tax basis that was not recognized. This transfer was part of a tax plan that has now been completed.

5. Income Taxes

For the three months ended August 31, 2009, the Company recorded a tax recovery of $2,119 on a loss before income taxes of $1,590. The current tax recovery was $1,375 and the deferred tax recovery was $744. The current tax recovery relates to the reversal of certain tax uncertainties which are now outside of the potential examination period, which has resulted in a decrease in non-current taxes payable. This recovery was offset by withholding taxes which are not creditable due to loss carryforwards and income taxes in foreign jurisdictions. The deferred tax recovery of $744 relates to the amortization of the intellectual property acquired with InterVideo.

For the nine months ended August 31, 2009, the Company recorded a tax recovery of $444 on a loss before income taxes of $5,576. The current tax provision was $440 which was offset by a deferred tax recovery of $884. The current tax provision relates mostly to withholding taxes which are not creditable due to loss carryforwards and income taxes in foreign jurisdictions, which is partially offset by the reversal of certain tax uncertainties in the third quarter of fiscal 2009. The net deferred tax recovery of $884,000 consists of a deferred tax recovery of $2,234 related to the amortization of the intellectual property acquired with InterVideo, which has been partially offset by deferred tax expense of $1,350 related to the transfer of intellectual property to Taiwan as a result of revising the estimated amount of pre-acquisition losses to be utilized upon the transfer.

For the three and nine months ended August 31, 2008, the Company recorded a tax recovery of $177 and $274 on income before income taxes of $1,421 and $2,224, respectively. The current tax provision was $1,056 and $3,426, for the three and nine month period ended August 31, 2008, respectively, which related mostly to withholding taxes which are not creditable due to loss carryforwards and income taxes in foreign jurisdictions. The current tax provision was offset by a deferred tax recovery of $1,233 and $3,700, for the respective periods, which related to the amortization of the intangible assets acquired with InterVideo.

At the beginning of the third quarter of fiscal 2007, the Company received a notice of reassessment from the Ministry of Revenue of Ontario (the “Ministry”) for CDN$13.4 million. The Ministry reassessment disallows various deductions related to transactions with a foreign related party claimed on our tax returns for the 2000, 2001 and 2002 taxation years resulting in a potential disallowance of loss carryforwards and liabilities for tax and interest. In September 2007, Corel received further notice that the Ministry had applied tax losses and other attributes which reduced the assessment from CDN$13.4 million to CDN$6.4 million. Subsequently, in November 2007, the Company received another notice of assessment regarding this issue, which increased the capital tax and interest owing for the 2000, 2001, and 2002 taxation years. This notice of reassessment amended the original assessment to CDN$7.5 million. The Company has not provided any amount of income tax payable in respect of these reassessments as it has and continues to vigorously defend against these reassessments. The Company has filed Notice of Objections for the denied deductions and for the capital tax issue. Although the Company believes that it will prevail in the appeals process, the ultimate liability for the tax and interest may differ from the amount recorded in our financial statements. While the Company believes that they have adequately provided for potential assessments, it is possible that an adverse outcome may lead to a material deficiency in recorded income tax expense, reduced net income and adversely affect liquidity. As of August 31, 2009, no potential losses have been accrued. The Company has obtained a letter of credit of CDN$6.9 million through its $75.0 million line of credit with its principal lender, to cover the balance of the current reassessment from the Ministry of Ontario.

6. Long-Term Debt

Due to the Company’s voluntary repayment of $20.0 million in the third quarter of fiscal 2009 the Company estimates that no mandatory cash sweep payment due under our senior credit facility will be required for fiscal 2009. If a payment were required it would be due in March 2010.

7. Commitments and Contingencies

The Company is currently, and from time to time, involved in certain legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of its business, including assertions from third parties that it may be infringing patents or other intellectual property rights of others and from certain of our customers that they are entitled to indemnification from us in respect of claims that they are infringing such third party rights through the use or distribution of our products. The ultimate outcome of any litigation is uncertain and, regardless of outcome, litigation can have an adverse impact on the business because of defense costs, negative publicity, diversion of management resources and other factors. Failure to obtain any necessary license or other rights on commercially reasonable terms, or otherwise, or litigation arising out of intellectual property claims could materially adversely affect the business.

In addition, some of the Company’s agreements with customers and distributors, including Operating Equipment Manufacturers (“OEMs”) and online services companies, require the Company to indemnify these parties for third-party intellectual property infringement claims, and many of these indemnification obligations are not subject to monetary limits. The existence of these indemnification provisions could increase the Company’s cost of litigation and could significantly increase its exposure to losses from an adverse ruling.

At August 31, 2009, the Company was a defendant in the Victor Company of Japan, Ltd (“JVC”) v. Corel Corporation, InterVideo, Inc., patent infringement proceeding. JVC filed a patent infringement action on January 15, 2008, against Corel and others in the United States District Court for the Western District of Texas (Austin Division), alleging infringement of certain US patents. JVC alleges certain Corel video applications infringe the patents. Earlier this year, Cyberlink Corp. and JVC entered into a confidential settlement, and the complaint against Cyberlink Corp. was dismissed. On July 27, 2009 the court issued its Markman ruling on claim construction. On August 31, 2009 the court issued a scheduling order setting trial for October of 2010. The Company believes it has meritorious defenses to JVC’s claims, is situated differently than Cyberlink Corp. and intends to continue to defend the litigation vigorously. The ultimate outcome of the litigation, however, is uncertain and any potential loss that may arise is indeterminable at this time.

8. Stock-Based Compensation

Stock option plans

The following table shows total stock-based compensation expense included in the consolidated statement of operations:

	Three Months		Nine Months
	Ended August 31,		Ended August 31,
	2009	2008	2009	2008
Cost of products	$3	$4	$10	$19
Cost of maintenance and services	2	2	6	6
Sales and marketing	302	459	1,249	1,358
Research and development	160	232	503	767
General and administration	534	1,142	1,593	2,804

Total stock-based compensation expense	$1,001	$1,839	$3,361	$4,954

The Company estimates the fair value of its options for financial accounting purposes using the Black-Scholes option pricing model (“Black-Scholes Model”), which requires the input of subjective assumptions including the expected life of the option, risk-free interest rate, dividend rate, future volatility of the price of the Company’s common shares, forfeiture rate and vesting period. Changes in subjective input assumptions can materially affect the fair value estimate. Prior to the Company’s public offering in April 2006 there was no active market for the Company’s common shares. Since the Company has been public for less than the vesting period of its options, the Company does not consider the historic volatility of the Company’s share price to be representative of the estimated future volatility when computing the fair value of options granted. Accordingly, until such time that a representative volatility can be determined based on the Company’s share price, in this case once Corel has been a public company for a period equal to the estimated life of our options, which will be in April 2012, the Company will use a blended rate of its own share price volatility and the US Dow Jones Software and Computer Services Index. Up to the second quarter of fiscal 2007, the Company did not use its own share price volatility in a blended rate computation, as the Company was either a private company or had been a public company for less than one year. The expected life of the option is calculated under the simplified method as the Company does not have an extended history of options issued and subsequently exercised as a public company. The majority of options that have been exercised were issued when the Company was a private entity, and the grant price was not reflective of the Company’s share price since it went public in April 2006. The risk-free interest rate used in the model is the zero-coupon yield implied from U.S. Treasury securities with equivalent remaining terms.

There were 3,919,253 options granted during the three months ended August 31, 2009, of which 3,604,635 were granted under the 2006 Equity Incentive Plan and 314,618 were granted to an executive officer as an inducement Under the 2006 plan 1,887,708 options were granted to our Chief Executive Officer, and the remaining amount was granted to other executive officers and directors of the Company. The fair value, estimated using the Black-Scholes Model, of all options granted during the three months ended August 31, 2009, was estimated as of the date of grant using the following weighted average assumptions:

Expected option life (years)	5.84
Volatility	45.67%
Risk free interest rate	2.84%
Forfeiture rate	24.00%
Dividend yield	Nil

There were no options granted for the three months ended August 31, 2008.

As of August 31, 2009, there was $8.3 million of unrecognized compensation cost for the Company’s equity incentive plans, related to non-vested stock-based payments granted to Corel employees. Total unrecognized compensation cost has been adjusted for changes in estimated forfeitures.

2006 Equity Incentive Plan

Corel has 6,208,880 remaining common shares authorized for issuance under the 2006 Equity Incentive Plan. Option activity under the 2006 Equity Incentive Plan for the three and nine month periods ended August 31, 2009 is presented below:

	2006 Equity Incentive Plan
			Weighted
		Weighted	Average
		Average	Grant
		Exercise	Date Fair
	Options	Price	Value
Balance at November 30, 2008	2,784,031	$11.81	$4.21
Granted	Nil	n/a	n/a
Exercised	Nil	n/a	n/a
Forfeited	(238,942)	12.30	4.03

Outstanding balance at February 28, 2009	2,545,089	$11.76	$4.23
Granted	25,000	1.93	0.68
Exercised	Nil	n/a	n/a
Forfeited	(70,643)	12.73	4.13

Outstanding balance at May 31, 2009	2,499,446	$11.63	$4.20
Granted	3,604,635	2.20	0.75
Exercised	Nil	n/a	n/a
Forfeited	(117,042)	9.67	3.28

Outstanding balance at August 31, 2009	5,987,039	$5.99	$2.14

Exercisable at August 31, 2009	1,600,280	$11.73	$4.23

Weighted average remaining life of the outstanding options	9.00 Years
Total intrinsic value of exercisable options	$81
Weighted average remaining life of the exercisable options	7.48 Years

Restricted stock unit activity under the 2006 equity incentive plan, for the three and nine month periods ended August 31, 2009 is presented below:

		Weighted
		Average
		Grant Date
		Fair
	Units	Value
Outstanding balance at November 30, 2008	106,500	$11.24
Restricted stock units converted to common shares	(11,875)	11.78
Forfeited	(5,000)	10.10

Outstanding balance at February 28, 2009	89,625	$11.23
Restricted stock units converted to common shares	(28,125)	12.64

Outstanding balance at May 31, 2009	61,500	$10.58
Restricted stock units converted to common shares	(625)	13.00

Outstanding balance at August 31, 2009	60,875	$10.56

Exercisable at August 31, 2009	1,250	$10.75

Weighted average remaining life of the outstanding restricted stock units	8.69 Years
Weighted average remaining life of the exercisable restricted stock units	8.82 Years
Total intrinsic value of the exercisable restricted stock units	$3

Inducements to New Executive Officers

In July 2009 the Company granted options to a new executive officer. These grants were issued from treasury and were not issued under the 2006 Equity Incentive Plan.

These options offer the same terms, conditions and benefits as those issued under the 2006 Equity Incentive Plan:

Inducement Grants
	Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Initial grant at July 24, 2009	314,618	$2.20	$0.77

Outstanding balance at August 31, 2009	314,618	$2.20	$0.77

Exercisable at August 31, 2009	Nil	n/a	n/a

Weighted average remaining life of the outstanding options	9.90 Years
Total intrinsic value of exercisable options	n/a
Weighted average remaining life of the exercisable options	n/a

2003 Share Option and Phantom Share Unit Plan

In the three months ended August 31, 2009, no options were granted as this plan is no longer eligible for grant distribution. Unit activity for the three and nine month periods ended August 31, 2009 is presented below:

	The 2003 Plan
		Weighted	Weighted
		Average	Average
		Exercise	Grant Date
	Options	Price	Fair Value

Outstanding balance at November 30, 2008	504,499	$2.61	$5.35
Exercised	(29,220)	1.17	6.51
Forfeited	(15,336)	1.63	7.90

Outstanding balance at February 28, 2009	459,943	$2.74	$5.13
Exercised	(985)	1.17	4.18
Forfeited	(2,286)	6.97	4.76

Outstanding balance, May 31, 2009	456,672	$2.72	$5.13
Exercised	(11,927)	1.17	4.99
Forfeited	(1,918)	7.49	5.57

Outstanding balance, August 31, 2009	442,827	$2.74	$5.13

Exercisable at August 31, 2009	433,664	$2.57	$5.08

Weighted average remaining life of the outstanding options	5.11 Years
Total intrinsic value of exercisable options	$595
Weighted average remaining life of the exercisable options	5.08 Years

9. Restructuring Charges

In April 2009, management initiated a restructuring plan to reduce its workforce by approximately 80 people. The total costs that arose from this global restructuring were $1.4 million, of which the entire amount was expensed in the second quarter of fiscal 2009. All costs related to this plan have been expensed.

In the third quarter of fiscal 2008, the Company incurred restructuring expense of $293 related to the termination of an executive and charges for various other employees from prior restructuring plans in November 2007 and April 2008.

A summary of the Company’s restructuring activities, that are accrued as of August 31, 2009 are as follows:

	Three Months	Nine Months
	Ended August	Ended August
	31, 2009	31, 2009

Opening balance — Accrued Termination Benefits	$440	$511
Additional restructuring charges	—	1,640
Changes in estimates	(28)	(55)
Cash payments	(275)	1,959

Accrued Termination Benefits as of August 31, 2009	$137	$137

10. Derivative Instruments

Cash Flow Hedges Designated as Effective Hedging Instruments

Instrument	Notional Amount	Maturity Date	Fair Value at August 31, 2009	Fair Value at May 31, 2009	Gain (loss) in OCI for three months ending August 31, 2009	Balance in accrued liabilities and accumulated OCI as at August 31, 2009

Interest Rate Swap	$40,000	May 31, 2011	$(1,937)	$(2,148)	$211	$1,937
Interest Rate Swap	50,000	October 31, 2011	(3,475)	(3,812)	337	3,475

Total	$90,000		$(5,412)	$(5,960)	$548	$5,412

Cash Flow Hedges not Designated as a Hedging Instrument

					Gain (loss) in
					Interest Expense	Balance in
					for period	Accrued
			Fair Value at	Fair Value at	ending	liabilities as at
	Notional		August 31,	May 31,	August 31,	August 31,
Instrument	Amount	Maturity Date	2009	2009	2009	2009
Interest Rate Swap	21,000	January 2, 2010	(479)	(652)	173	479
Interest Rate Swap	4,500	January 2, 2011	(297)	(324)	27	297

Total	$25,500		$(776)	$(976)	$200	$776

In connection with its current long-term debt facility, the Company uses interest rate swaps to limit its exposure to changing interest rates and future cash outflows for interest. Interest rate swaps provide for the Company to pay an amount equal to a specified fixed rate of interest times a notional principal amount and to receive in return an amount equal to a variable rate of interest times the same notional amount. As of August 31, 2009, the Company has $115.5 million of interest rate swaps which convert an aggregate notional principal amount of $115.5 million (or approximately 98% of its interest-

bearing debt). The fixed rate of the interest rate swaps range from 8.19% to 9.49%. The Company does not use its interest rate swaps for speculative purposes.

During fiscal 2007 and fiscal 2008, the Company entered into interest rate swaps for $50.0 million and $40.0 million, respectively, with its principal lender to reduce the risk of changes in cash flows associated with interest payments due to changes in one-month LIBOR. The interest rate swaps expire prior to the period which the senior credit extends. The objective of the swaps is to hedge the risk of changes in cash flows associated with the first future interest payments on floating rate debt with a notional amount of $90.0 million which is subject to changes in the one-month LIBOR rate, and therefore the cash flow from the derivative is expected to offset any changes in the first interest payments on floating rate debt with a notional amount of $90.0 million due to changes in one-month LIBOR. This is a hedge of specified cash flows. As a result, these interest rate swaps are derivatives and were designated as hedging instruments at the initiation of the swaps. The Company has applied cash flow hedge accounting in accordance with FAS 133. At the end of each period, the interest rate swaps are recorded in the consolidated balance sheet at fair value, in either other current assets if it is an asset position, or in accrued liabilities if it is in a liability position. Any related increases or decreases in the fair value are recognized on the Company’s balance sheet within accumulated other comprehensive income. Of the loss in other comprehensive income, approximately $3.3 million is expected to be re-classified into earnings over the next twelve months.

As of August 31, 2009, the Company has two additional interest rate swaps with a notional amount of $25.5 million. The interest rate swaps qualify as derivatives and were not designated as a hedging instrument at the initiation of the swap, and as such, the Company has not applied hedge accounting. At the end of each period, the interest rate swaps are recorded in the consolidated balance sheet at fair value, either in other current assets or accrued liabilities, and any related gains or losses are recognized on the Company’s statement of operations within interest expense. The Company estimates that our liabilities for these interest rate swaps will be reduced by $525 over the next 12 months.

The Company considers its interest rate swaps to be a Level 2 measurement under the FAS 157 hierarchy, as it is largely based on observable inputs over the life of the swaps in a liquid market. The fair value of the interest rate swaps is calculated by comparing the stream of cash flows on the fixed rate debt versus the stream of cash flows that would arise under the floating rate debt. The floating and fixed rate cash flows are then discounted to the valuation date by using the one month LIBOR rate at the date of the valuation. In order to value the interest rate swaps, management used observable LIBOR rates. Linear interpolation was used to estimate the relevant rates along the zero coupon curve. To construct the zero coupon curves, management used cash rates up to three months inclusively, futures rates from three months to two years inclusively, and swap rates from two to thirty years. The fair value of the interest rate swaps includes a credit valuation adjustment. The credit adjusted valuation values the swaps using an adjusted LIBOR curve for discounting cash flows to take into account our and the counterparty’s credit risk. The credit spread used for the calculation was based on the Company’s debt ratings in August 2009.

The valuation of the interest rate swap can be sensitive to changes in the current and future one month LIBOR rates, which can have a material impact on the fair value of the derivative. However, as these swaps are used to manage the Company’s cash outflows, these changes will not impact its liquidity and capital resources. Furthermore, since the majority of the interest rate swaps are deemed as effective hedging instruments, these changes do not impact income from operations, as they would be included in other comprehensive income.

The Company assesses the effectiveness of its interest rate swaps as defined in FAS 133 on a quarterly basis. The Company has considered the impact of the credit crisis in the United States in assessing the risk of counterparty default. The Company believes that it is still likely that the counterparty for these swaps will continue to act throughout the contract period, and as a result continues to deem the swaps as effective hedging instruments. A counterparty default risk is considered in the valuation of the interest rate swaps.

Management has assessed that its cash flow hedges have no ineffectiveness, as determined by the hypothetical derivate method. If the hedge of any of the interest rate swaps, was deemed ineffective, or extinguished by either counterparty, any accumulated gains or losses remaining in other comprehensive income would be fully recorded in interest expense during the period.

11. Loss per Share

For the three months ending August 31, 2009, the dilutive impact of the outstanding options for common shares is 239. The impact of the potential exercise of Corel options is anti-dilutive for the nine month period ending August 31, 2009. Had there been income for the nine month period ending August 31, 2009, the impact of these potentially dilutive instruments would have been to increase diluted common shares by 250. For the three and nine months ending August 31, 2008, the dilutive impact of the outstanding options for common shares was 544, and 622, respectively.

12. Change in Operating Assets and Liabilities

	Three months ended		Nine months ended
	August 31		August 31
	2009	2008	2009	2008
Accounts receivable	$6,478	$(134)	$11,361	$10,076
Inventory	(11)	(328)	413	(531)
Prepaids and other current assets	465	578	(570)	(596)
Accounts payable and accrued liabilities	(5,661)	(4,189)	(17,141)	(14,232)
Due to related parties	1	—	(6)	—
Accrued interest	(34)	230	96	219
Taxes payable	728	409	972	451
Deferred revenue	(470)	(171)	(4,616)	(3,248)

Total change in operating assets and liabilities	$1,496	$(3,605)	$(9,491)	$(7,861)

13. Segment Reporting

The Company has determined that it operates in one business operating and reportable segment, the packaged software segment. The Company does manage revenue based on two product line categories: Graphics and Productivity and Digital Media. Revenues by product and region are disclosed in the following table:

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2009	2008	2009	2008
By product category:
Graphics and Productivity	$26,998	$37,913	$84,233	$113,357
Digital Media	20,383	28,315	69,730	85,459

	$47,381	$66,228	$153,963	$198,816

By geographic region:
Americas
Canada	$1,349	$2,424	$4,056	$5,465
United States	22,288	28,932	68,502	86,736
Other	1,278	1,644	3,523	4,489
Europe, Middle East, Africa (EMEA)	11,314	18,151	37,683	58,728
Asia Pacific (APAC)
Japan	8,044	11,333	26,019	32,200
Other	3,108	3,744	14,180	11,198

	$47,381	$66,228	$153,963	$198,816

14. Comparative Balances

Certain prior year balances have been re-classified in order to conform to the current year presentation

LETTER OF TRANSMITTAL
for Surrender of Common Shares
of
Corel Corporation

This Letter of Transmittal, properly completed and duly executed together with all other required documents, must accompany certificates representing common shares, no par value (the “Shares”), of Corel Corporation (“Corel” or the “Corporation”) surrendered in connection with the consolidation of such Shares (the “Consolidation”), which Consolidation has been, or is being, submitted for approval at the Special Meeting of shareholders of Corel to be held on Tuesday, January 26, 2010, and at any adjournment or postponement thereof. Capitalized terms used, but not defined, in this Letter of Transmittal which are defined in the Proxy Statement (the “Proxy Statement”) dated December 29, 2009, which accompanies this Letter of Transmittal, shall have the same meanings herein as given to them in the Proxy Statement.

The Depositary is:

CIBC Mellon Trust Company

By Mail:	By Hand or Overnight Mail:
CIBC Mellon Trust Company	CIBC Mellon Trust Company
P.O. Box 1036	199 Bay Street
Adelaide Street Postal Station	Commerce Court West
Toronto, Ontario M5C 2K4	Securities Level
Toronto, Ontario M5L 1G9

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

ALL QUESTIONS REGARDING THE CONSOLIDATION SHOULD BE DIRECTED TO THE CORPORATION AT: COREL CORPORATION, 1600 CARLING AVENUE, OTTAWA, ONTARIO, CANADA, K1Z 8R7, ATTENTION: VICE PRESIDENT & GENERAL COUNSEL, VICE PRESIDENT, BUSINESS DEVELOPMENT.

DESCRIPTION OF SHARES SURRENDERED
Name(s) & Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on Share Certificate(s))	Shares Surrendered (Attach additional list if necessary)
	Certificate Number(s)*	Total Number of Shares Represented by Certificate(s)	Number of Shares Surrendered

Total Shares

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THE PROXY STATEMENT AND THIS LETTER OF TRANSMITTAL MAY BE MADE TO OR OBTAINED FROM THE CORPORATION AT: COREL CORPORATION, 1600 CARLING AVENUE, OTTAWA, ONTARIO, CANADA, K1Z 8R7, ATTENTION: VICE PRESIDENT & GENERAL COUNSEL, VICE PRESIDENT, BUSINESS DEVELOPMENT.

You must sign this Letter of Transmittal in the appropriate space provided below, with signature guarantee if required, and complete the Substitute W-9 set forth below, if required.

In order to receive the Consideration, shareholders (other than Dissenting Shareholders and the Purchaser) must duly complete, execute and deliver to the Depositary this Letter of Transmittal together with the certificate(s) representing Shares and such other additional documents as are set out in the Instructions below. If the Consolidation is not completed, certificates delivered hereunder and all other ancillary documents will be returned to the undersigned in accordance with the Instructions given below.

Certificates for all physically delivered Shares, as well as a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the front page of this Letter of Transmittal on or prior to the sixth anniversary of the effective date of the Consolidation in order for the shareholder to receive the Consideration.

Non-registered shareholders (shareholders whose Shares are registered in the name of an intermediary, such as a securities broker, investment dealer, bank, financial institution, trustee or custodian, or in the name of a clearing agency (such as CDS Clearing and Depository Services Limited or the Depository Trust & Clearing Corporation) of which the intermediary is a participant) must contact their nominee holder to arrange for the surrender of their Shares. Such shareholders should carefully follow the instructions that they receive from their intermediary in order to ensure that their Shares are surrendered and that they receive the Consideration. For more information, non-registered shareholders should contact their intermediary.

By reason of the use by the undersigned of an English language Letter of Transmittal, the undersigned and both of you shall be deemed to have required that any contract in connection with the delivery of the Shares pursuant to the Consolidation through this Letter of Transmittal, as well as all documents related thereto, be drawn exclusively in the English language. En raison de l’utilisation d’une lettre d’envoi en langue anglaise par le soussign´e, le soussign´e et les destinataires sont pr´esum´es avoir requis que tout contrat attest´e par ceci et son acceptation au moyen de la pr´esente lettre d’envoi, de mˆeme que tous les documents qui s’y rapportent, soient r´edig´es exclusivement en langue anglaise.

Ladies and Gentlemen:

The undersigned hereby delivers to CIBC Mellon Trust Company the above above-described Shares in connection with the Consolidation as described in the Proxy Statement in exchange for the Consideration (being US$4.00 per Share, without interest), subject only to the approval at the Special Meeting, or any adjournment or postponement thereof, of the Consolidation and the filing of any applicable articles of amendment of the Corporation in respect of the Consolidation. The undersigned authorizes and directs CIBC Mellon Trust company to issue the check(s) for the Consolidation to which the undersigned is entitled in respect of the Shares represented by the above-listed Share certificate(s) pursuant to the Proxy Statement and to mail the check(s) to the address indicated below or, if no instructions are given, in the name and to the address, if any, of the undersigned as the same appears on the share register maintained by the Corporation.

The undersigned acknowledges and agrees that no certificates for fractional New Common Shares will be issued to shareholders who hold less than 871,589 Shares, and that such shareholders (other than Dissenting Shareholders) shall have only the right to receive the Consideration in respect of each pre-Consolidation Share held on the effective date of the Consolidation, in accordance with the procedures described in the Proxy Statement.

The undersigned agrees that all questions as to validity, form, eligibility (including timely receipt) and acceptance of any Shares surrendered in connection with the Consolidation shall be determined by the Corporation in its sole discretion and that such determination shall be final and binding and acknowledges that there is no duty or obligation upon the Corporation, the Depositary or any other person to give notice of any defect or irregularity in any such surrender of shares and no liability will be incurred by any of them for failure to give any such notice.

The undersigned hereby represents and warrants that (a) the undersigned has full power and authority to execute this Letter of Transmittal and surrender the Shares deposited herewith and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Shares to any other person; (b) the undersigned or the person on whose behalf the enclosed certificate(s) for Shares are being surrendered has good title to and is the owner of such shares free and clear of all liens, restrictions, charges, encumbrances, claims, equities and rights of others whatsoever; (c) the surrender of the enclosed certificate(s) for Shares complies with applicable securities laws; and (d) information inserted by the undersigned into this Letter of Transmittal is accurate..

The undersigned acknowledges and agrees that failure to surrender any certificates which prior to the effective date of the Consolidation represented issued and outstanding Shares, with all other instruments required by this Letter of Transmittal, on or prior to the sixth anniversary of the effective date of the Consolidation will cease to represent any claim or interest of any kind or nature against the Company or the Depositary.

The undersigned will, upon request, execute and deliver any additional documents deemed by the Depositary or the Corporation to be necessary or desirable to complete the sale, assignment and transfer of the Shares surrendered hereby (and all such other Shares or securities). All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Unless otherwise indicated under “Special Payment Instructions,” please issue the check for the Consideration in the name(s) of the undersigned. Similarly, unless otherwise indicated under “Special Delivery Instructions,” please mail the check for the Consideration to the undersigned at the address shown below the undersigned’s signature(s). In the event that both “Special Payment Instructions” and “Special Delivery Instructions” are completed, please issue the check for the Consideration and mail said check to the person(s) so indicated.

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 1, 4, 5, 6 and 7)
To be completed ONLY if the check for the Consideration (without interest and less applicable withholding taxes) is to be issued in the name of someone other than the undersigned. Issue Check(s) to:

Name:
(Please Print)

Address:

(Zip Code)

Taxpayer Identification Number

SPECIAL DELIVERY INSTRUCTIONS (See Instructions 1, 4, 5, 6 and 7)

To be completed ONLY if the check for the Consideration (less any applicable withholding tax) is to be mailed to someone other than the undersigned or to the undersigned at an address other than that shown below the undersigned’s signature(s).

Mail Check  to:

Name:
(Please Print)

Address:

(Zip Code)

SIGN HERE (Please also complete Substitute Form W-9 below, if applicable)

Signature(s) of Shareholder(s)

Dated _______________, 20__

Name(s)

(Please Print)
Capacity (full title)

Address

(Zip Code)
Area Code and Telephone Number

(Must be signed by registered holder(s) exactly as name(s) appear(s) on share certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

Guarantee of Signature(s) (If required; see Instructions 1 and 4) (For use by Eligible Institutions only. Place medallion guarantee in space below)

Name of Firm

Address

(Zip Code)
Authorized Signature

Name
(Please Print)

Area Code and Telephone Number

Dated ______________________, 20__

PAYER’S NAME:

SUBSTITUTE FORM W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification No.	Part I Taxpayer Identification No.— For All Accounts
Enter your taxpayer identification number in the appropriate box. For most individuals and sole proprietors, this is your social security number.  For other entities, it is your employer identification number. If awaiting a TIN, write “Applied For” in the space at the right and complete the Certificate of Awaiting Taxpayer Identification Number below. If you do not have a number, see “How to Obtain a TIN” in the enclosed Guidelines.

Note: If the account is in more than one name, see the chart in the enclosed Guidelines to determine what number to enter.

Social Security Number
OR

Employee Identification Number
Check appropriate box:  ☐ Individual/Sole Proprietor    ☐ Corporation    ☐ Partnership
☐ Limited liability company:  Enter tax classification (D = disregarded entity, C = corporation, P = partnership) ►  ______________
☐ Other (specify)  _________________________________________________________________
☐ Exempt Payee
Part II Certification — Under penalties of perjury, I certify that:
(1) The number shown on this form is my correct taxpayer identification number or I am waiting for a number to be issued to me;
(2) I am not subject to backup withholding either because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3) I am a U.S. citizen or other U.S. person.
Certification Instructions — You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

SIGNATURE ___________________________________________________________ DATE __________________, 20__

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE
“APPLIED FOR” IN PART I OF THIS SUBSTITUTE FORM W-9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part II of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), 28% of all payments made to me pursuant to the Consolidation shall be retained until I provide a taxpayer identification number to the Payor and that, if I do not provide my taxpayer identification number within sixty (60) days, such retained amounts shall be remitted to the IRS as backup withholding.

Signature ___________________________________________________________  Date _____________________, 20__

NOTE:  FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28% ON ANY PAYMENTS MADE TO YOU PURSUANT TO THE CONSOLIDATION. PLEASE REVIEW ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

INSTRUCTIONS

1.      Guarantee of Signatures.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a Canadian Schedule I chartered bank, a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc., Medallion Signature Program (MSP).  Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of he Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority, Inc. or banks and trust companies in the United States (an “Eligible Institution”). Signatures on this Letter of Transmittal need not be guaranteed (i) if this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered herewith and such holder(s) have not completed the box entitled “Special Payment Instructions” on this Letter of Transmittal or (ii) if such Shares are surrendered for the account of an Eligible Institution. See Instruction 4.

2.           Delivery of Letter of Transmittal and Shares.  Certificates for all physically delivered Shares, as well as a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the front page of this Letter of Transmittal on or prior to the sixth anniversary of the effective date of the Consolidation in order for the shareholder to receive the Consideration.

The method used to deliver the foregoing is at the option and risk of the holder and delivery will be deemed effective only when such documents are actually received by the Depositary. The Corporation recommends that the necessary documentation be hand delivered to the Depositary at the address specified on the front page of this Letter of Transmittal and a receipt obtained therefor; otherwise the use of registered mail with return receipt requested, and with proper insurance obtained, is recommended. Non-registered shareholders should contact their nominee holder for assistance in delivering the surrendered Shares.

3.           Inadequate Space.  If the space provided herein is inadequate, the certificate numbers and/or the number of Shares should be listed on a separate duly executed schedule attached hereto.

4.           Signatures on Letter of Transmittal; Stock Powers and Endorsements.  If this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the certificates without alteration or any change whatsoever.

If any of the Shares surrendered hereby is held of record by two or more persons, all such persons must sign this Letter of Transmittal.

If any of the Shares surrendered hereby are registered in different names on different certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered hereby, no endorsements of certificates or separate stock powers are required unless payment of the Consideration is to be made, or Shares not surrendered or not accepted for payment are to be returned, in the name of any person other than the registered holder(s). Signatures on any such certificates or stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares surrendered hereby, certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates for such Shares. Signature(s) on any such certificates or stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Corporation of the authority of such person so to act must be submitted.

5.           Stock Transfer Taxes.  Except as otherwise provided in this Instruction 5, the Corporation will pay any stock transfer taxes with respect to the Consideration. If, however, payment is to be made to, or Shares not surrendered or not accepted for payment are to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the surrender of Shares pursuant to the Consolidation, then the amount of any stock transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted herewith.

6.           Special Payment and Delivery Instructions.  If the check for the Consideration is to be issued, in the name of a person other than the person(s) signing this Letter of Transmittal or if the check or any certificates for Shares not surrendered or not purchased are to be mailed to someone other than the person(s) signing this Letter of Transmittal or to the person(s) signing this Letter of Transmittal at an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed.

7.           Substitute Form W-9.  Under the U.S. federal income tax laws, unless certain certification requirements are met, the Depositary may be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made to certain shareholders pursuant to the Consolidation. In order to avoid such backup withholding, each surrendering shareholder, and, if applicable, each other payee, must provide the Depositary with such shareholder’s or payee’s correct taxpayer identification number and certify that such shareholder or payee is not subject to such backup withholding by completing the Substitute Form W-9 set forth above. In general, if a shareholder or payee is an individual, the taxpayer identification number is the social security number of such individual. If the shareholder or payee does not provide the Depositary with its correct taxpayer identification number, the shareholder or payee may be subject to a $50 penalty imposed by the Internal Revenue Service. Certain shareholders or payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Depositary that a foreign individual qualifies as an exempt recipient, such shareholder or payee must submit to the Depositary the appropriate properly completed Internal Revenue Service form (generally Form W-8BEN), signed under penalties of perjury, attesting to that individual’s exempt status. Such form can be obtained from the Depositary or the Internal Revenue Service (www.irs.gov/formspubs/index.html). For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if Shares are held in more than one name), consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Failure to complete the Substitute Form W-9 will not, by itself, cause Shares to be deemed invalidly surrendered but may require the Depositary to withhold 28% of the amount of any payments made pursuant to the Consolidation. Backup withholding is not an additional tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the Internal Revenue Service. Failure to complete and return the Substitute Form W-9 may result in backup withholding of 28% of any payments made to you pursuant to the Consolidation. Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional details.

8.           Mutilated, Lost, Stolen or Destroyed Certificates.  If the certificate(s) representing Shares to be surrendered have been mutilated, lost, stolen or destroyed, shareholders should (i) complete this Letter of Transmittal and check the appropriate box above and (ii) contact the Corporation’s transfer agent, CIBC Mellon Trust Company, immediately by calling 1-800-387-0825 or 416-643-5500. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen certificates have been followed.

9.           Questions or Requests for Assistance or Additional Copies.  Questions or requests for assistance or additional copies of the Proxy Statement and this Letter of Transmittal may be obtained (at the Corporation’s expense) from the Corporation at Corel Corporation, 1600 Carling Avenue, Ottawa, Ontario, Canada, K1Z 8R7, Attention: Vice President & General Counsel, Vice President, Business Development.

GUIDELINES FOR CERTIFICATION OF TAXPAYER
IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer — Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

	For this type of account	Give the SOCIAL SECURITY number of:
1.	An individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4.	a.The usual revocable savings trust (grantor is also trustee)	The grantor-trustee (1)
	b.So-called trust account that is not a legal or valid trust under state law	The actual owner (1)
5.	Sole proprietorship or disregarded entity owned by an individual	The owner (3)

	For this type of account	Give the EMPLOYER IDENTIFICATION number of:
6.	Disregarded entity not owned by an individual	The owner
7.	A valid trust, estate, or pension trust	The legal entity (4)
8.	Corporate or LLC electing corporate status on Form 8832	The corporation
9.	Association, club, religious, charitable, educational or other tax-exempt organization	The organization
10.	Partnership or multi-member LLC	The partnership
11.	A broker or registered nominee	The broker or nominee
12.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s social security number.

(3)
You must show your individual name and you may also enter your business or “DBA” name on the second name line.  You may use either your social security number or employer identification number (if you have one), but the IRS encourages you to use your social security number.

(4)
List first and circle the name of the trust, estate or pension trust. (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note:	If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

How to Obtain a TIN

If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (“IRS”) and apply for a number.  These forms can also be obtained from the IRS website (www.irs.gov/formspubs/index.html).

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on all payments include the following:

1.
An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an individual retirement plan, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

2.	The United States or any of its agencies or instrumentalities.

3.	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

4.	A foreign government or any of its political subdivisions, agencies or instrumentalities.

5.	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6.	A corporation.

7.	A foreign central bank of issue.

8.	A dealer in securities or commodities required to register in the United States, the District of Columbia or a possession of the United States.

9.	A futures commission merchant registered with the Commodity Futures Trading Commission.

10.	A real estate investment trust.

11.	An entity registered at all times during the tax year under the Investment Company Act of 1940.

12.	A common trust fund operated by a bank under section 584(a) of the Code.

13.	A financial institution.

14.	A middleman known in the investment community as a nominee or custodian.

15.	A trust exempt from tax under section 664 or described in section 4947 of the Code.

The chart below shows two of the types of payments that may be exempt from backup withholding. The chart applies to the exempt recipients listed above, 1 through 15.

IF the payment is for …	THEN the payment is exempt for ...
Interest and dividend payments	• All exempt recipients except for 9
Broker transactions	• Exempt recipients 1 through 13; also, a person who regularly acts as a broker and who is registered under the Investment Advisers Act of 1940

Exempt payees should file the Substitute Form W-9 to avoid possible erroneous backup withholding.  ENTER YOUR NAME ON THE APPROPRIATE LINE AND CHECK THE APPROPRIATE BOX FOR YOUR STATUS, THEN CHECK THE “EXEMPT PAYEE” BOX, SIGN AND DATE THE FORM, AND RETURN IT TO THE PAYER. Foreign payees who are not subject to backup withholding should complete the appropriate IRS Form W-8 and return it to the payer.

Privacy Act Notice

Section 6109 of the Code requires most recipients of dividend, interest or other payments to give their correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. It may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. It may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, and to federal law enforcement and intelligence agencies to combat terrorism.

Payees must provide payers with their taxpayer identification numbers whether or not they are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish Taxpayer Identification Number — If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding — If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

COREL CORPORATION

(incorporated under the laws of Canada)

PROXY

PROXY, solicited by Management at the request of the Board of Directors of Corel Corporation, for the Special Meeting of Shareholders of Corel Corporation to be held on Tuesday, January 26, 2010 at Osler, Hoskin & Harcourt LLP, 1 First Canadian Place, 63rd Floor, Toronto, Ontario Canada, at 10:00 a.m. (EST).

The undersigned shareholder of Corel Corporation (the “Company”) hereby appoints Kris Hagerman, or failing him Thomas Berquist (or in lieu thereof. . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . .), as proxy of the undersigned, with the power of substitution, to attend and vote on behalf of the undersigned at the Special Meeting of Shareholders (the “Meeting”) of the Company to be held on Tuesday, January 26, 2010, and at any adjournments thereof, on the following matters:

A.           The Consolidation (mark only one of “FOR”, “AGAINST”, OR “ABSTAIN”)

0 FOR OR 0 AGAINST OR 0 ABSTAIN from voting on the Special Resolution to effect the Consolidation (as defined in the accompanying Proxy Statement).

In addition, the undersigned appoints such person as proxy to vote and act as aforesaid upon any amendments or variations to the matters identified in the Proxy Statement and on all other matters that may properly come before the Meeting. The shares represented by this proxy will be voted as directed by the shareholder. In the absence of such directions, shares represented by proxies received by Management will be voted FOR the Special Resolution.

Name of Shareholder: _________________________________________________________________

Number of Common Shares of Corel Corporation: _____________________________________________________

Date: __________________________ , 20___

_____________________________________
Signature of Registered Shareholder

NOTES:

1.	If this proxy is not dated in the space provided, it will be deemed to bear the date on which it was mailed to the shareholders by management of the Company.

2.	An individual shareholder or their duly authorized attorney must sign this proxy in exactly the same manner as the shares are registered.
If the shareholder completing this proxy is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed.
If the shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his or her name printed below his or her signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.
In many cases, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the sections entitled “Summary Term Sheet—The Special Meeting—Voting and Proxies” and “The Special Meeting—Proxies and Revocation” in the accompanying proxy statement and carefully follow the instructions of their securities dealer or other intermediary.
3.
To be valid, this proxy must be signed and mailed to CIBC Mellon Trust Company P.O. Box 721, Agincourt, Ontario M1S 0A1 or by hand or overnight mail, CIBC Mellon Trust Company 320 Bay St, Banking Hall Level, Toronto, Ontario M5H 4A6 not later than the close of business on or before 48 hours (excluding Saturdays, Sundays and holidays) prior to the convening of the Special Meeting or the commencement of any reconvened meeting.

4.
Every shareholder has the right to appoint a person (who need not be a shareholder of the Company) to represent him or her at the Meeting other than the management representatives designated in this proxy. If you wish to appoint a person other than the Management representatives herein, please insert the name of your chosen proxyholder in the space provided and deliver the completed proxy to CIBC Mellon Trust Company as set out above.

5.
All shareholders should refer to the accompanying proxy statement and the sections entitled “Summary Term Sheet—The Special Meeting” and “The Special Meeting” in the accompanying proxy statement for further information regarding completion and use of this proxy and other information pertaining to the Meeting.

6.
If a share is held by two or more persons (for example, joint ownership, trustees, executors, etc.) any one of them present or represented by proxy at the Meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.